EXHIBIT 10.20

EXECUTION VERSION

SUBSCRIPTION AGREEMENT

by and among

TENCENT MUSIC ENTERTAINMENT GROUP,

TENCENT MUSIC ENTERTAINMENT HONG KONG LIMITED,

SPOTIFY TECHNOLOGY S.A.

and

SPOTIFY AB

DATED AS OF DECEMBER 8, 2017

i

EXHIBITS

EXHIBIT A	Form of Spotify Investor Agreement
EXHIBIT B	Form of TME Investor Agreement
EXHIBIT C	Form of Restated Articles
EXHIBIT D	Form of Shareholders Agreement
EXHIBIT E	Form of Cayman Islands Counsel Legal Opinion
EXHIBIT F	Form of Closing Certificate of TME
EXHIBIT G	Form of Luxembourg Counsel Legal Opinion
EXHIBIT H	Form of Closing Certificate of Spotify

Index of Defined Terms

2015&2016 TME Financial Statements	19
Acquired Spotify Shares	12
Acquired TME Shares	11
Affiliate	2
Agreement	1
Anticorruption Laws	2
Audited Spotify Financial Statements	28
Basket	40
beneficial owner	2
beneficial ownership	2
beneficially own	2
Beneficiary Certificates	3
Business Day	3
Change in Recommendation	35
Closing	12
Closing Date	12
Confidentiality Agreement	35
Contract	3
Control Document	18
Control Documents	18
Convertible Notes	3
De Minimis Amount	40
Direct Claim	42
Effect	9
Enforceability Limitations	15
EUR or €	3
Exchange Act	3
Expert	43
Fully Diluted	3
Fundamental Representations	38
Governing Documents	4
Government Official	5
Governmental Body	5
Governmental Consent	18
ICC	49
IFRS	5
Indemnified Party	5
Indemnifying Party	5
Injunction	37
Intellectual Property Rights	5
Interim TME Financial Statements	19
Knowledge of Spotify	5
Knowledge of TME	5
Law	5
Lien	5
Losses	5
Losses Estimate	43

OFAC	6
OFAC Sanctioned Person	6
OFAC Sanctions	6
Open Source Software	6
Order	6
Ordinary Course of Business	6
Other Transaction Agreements	1
Participation Rights Issuance	14
Parties	1
Party	1
Per Share Value	43
Per TME Share Price	11
Permits	6
Permitted Lien	6
Person or person	7
PRC	7
Related Party	7
Representatives	7
Required Shareholder Approval	7
Required Shareholders	8
Restated Articles	8
Spotify Indemnified Party	39
SAFE	22
SDN List	6
Secretary	6
Securities Act	8
Shareholders Agreement	8
Significant Subsidiary	8
Spotify	1
Spotify AB	1
Spotify Agent	31
Spotify Business	8
Spotify Disclosure Letter	25
Spotify Financial Statements	28
Spotify Group Companies	8
Spotify Investor Agreement	1
Spotify Material Adverse Effect	9
Spotify Parties	1
Spotify Securities	9
Spotify Shares	9
Spotify Shares Issuance	12
Spotify Shares Purchase Price	12
Spotify Termination Date	46
Spotify Top-Up Options	9
Subsidiary	9
Tax	10
Tax Benefit	41

v

Tax Return	10
Taxes	9
Taxing Authority	10
Tencent Hong Kong	2
Tencent Hong Kong Secondary Purchase	2
Third Party Claim	41
TME	1
TME Agent	23
TME Board Recommendation	16
TME Business	10
TME Disclosure Letter	14
TME Equity Offering	10
TME Financial Statements	19
TME Group Companies	10
TME Hong Kong	1
TME Indemnified Party	39
TME Investor Agreement	1

TME Label Agreements	10
TME Material Adverse Effect	10
TME Parties	1
TME Securities	11
TME Shareholders Meeting	34
TME Shares	11
TME Shares Issuance	11
TME Shares Purchase Price	11
TME Termination Date	46
Top-Up TME Shares	14
U.S. Dollars or $	11
U.S. GAAP	11
U.S. Person	11
Unaudited Spotify Financial Statements	28
Voting Agreement	1
Willful Breach	11

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Agreement”) is made as of December 8, 2017, by and among Tencent Music Entertainment Group, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“TME”), Tencent Music Entertainment Hong Kong Limited, a company incorporated under the laws of Hong Kong and a wholly-owned Subsidiary of TME (“TME Hong Kong” and, together with TME, the “TME Parties”), Spotify Technology S.A., a public limited company (société anonyme) incorporated under the laws of Luxembourg, having its registered office at 42-44 avenue de la Gare, L-1610 Luxembourg, and registered with the Luxembourg Trade and Companies Register under number B 123 052 (“Spotify”), and Spotify AB, a corporation incorporated under the laws of Sweden and a wholly-owned Subsidiary of Spotify (“Spotify AB” and, together with Spotify, the “Spotify Parties”). Each of the TME Parties and the Spotify Parties is sometimes referred to herein, individually, as a “Party” and, collectively with the other Parties, as the “Parties.”

RECITALS

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, TME desires to issue to Spotify AB, and Spotify AB desires to subscribe for, the Acquired TME Shares;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Spotify desires to issue to TME Hong Kong, and TME Hong Kong desires to subscribe for, the Acquired Spotify Shares;

WHEREAS, upon consummation of the issuance by TME to Spotify AB of the Acquired TME Shares, the Parties intend to enter into an Investor Agreement in the form attached as Exhibit A hereto (the “Spotify Investor Agreement”), which sets out the Parties’ respective rights and obligations with respect to Spotify AB’s investment in TME;

WHEREAS, upon consummation of the issuance by Spotify to TME Hong Kong of the Acquired Spotify Shares, the Parties intend to enter into an Investor Agreement in the form attached as Exhibit B hereto (the “TME Investor Agreement”), which sets out the Parties’ respective rights and obligations with respect to TME Hong Kong’s investment in Spotify;

WHEREAS, concurrently with the execution of this Agreement, Spotify has entered into a Voting and Support Agreement, dated as of the date hereof (the “Voting Agreement” and, together with the Spotify Investor Agreement and the TME Investor Agreement, the “Other Transaction Agreements”), with TME and certain shareholders of TME, pursuant to which, subject to the terms thereof, the shareholders of TME which are parties thereto have agreed, among other things to vote the TME Shares held by them in favor of the approval of this Agreement and the transactions contemplated hereby and the adoption of the Restated Articles and to execute and deliver the Shareholders Agreement;

WHEREAS, in connection with the transactions contemplated by this Agreement, TME intends to declare a distribution to its existing shareholders of a total of 255,185,879 TME Shares (the “TME Shares Distribution”) and, after giving effect to the waiver by Min River Investment Limited (“Min River”) and Spotify AB of their respective rights to participate in the

TME Shares Distribution, intends to distribute a total of 88,726,036 TME Shares to the shareholders of TME (other than Min River and Spotify AB) in the TME Shares Distribution (the “Distribution to Other Shareholders”);

WHEREAS, following the consummation of the transactions contemplated by this Agreement, TME Hong Kong will transfer to Image Frame Investment (HK) Limited, a company incorporated under the laws of Hong Kong and a wholly-owned Subsidiary of Tencent Holdings Limited (“Tencent Hong Kong”), a certain portion of the Acquired Spotify Shares; and

WHEREAS, in connection with the transactions contemplated by this Agreement, Tencent Hong Kong intends to purchase from one or more holders of the Convertible Notes additional Spotify Shares, which will be issued to such holder(s) upon conversion of, or in exchange for, a portion of the Convertible Notes held by such holder(s) (such purchase, the “Tencent Hong Kong Secondary Purchase”).

NOW THEREFORE, in consideration of the mutual representations, warranties, agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I

DEFINITIONS

For purposes of this Agreement, capitalized terms used herein but not defined elsewhere in this Agreement shall have the meanings set forth in this Article I.

“Affiliate” of any Person shall mean, as of any date, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person. For purposes of this Agreement, a Person shall be deemed to “control” another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, for purposes of this Agreement, (i) none of the Spotify Parties or any of their respective Affiliates shall be deemed to be an Affiliate of the TME Parties or any of their respective Affiliates, and (ii) none of the TME Parties or any of their respective Affiliates shall be deemed to be an Affiliate of the Spotify Parties or any of their respective Affiliates.

“Anticorruption Laws” shall mean Laws governing bribery and corruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78a et seq. (1997 and 2000)), the UK Bribery Act 2010 and the anti-bribery and anticorruption Laws in the PRC (including the Criminal Law and Anti-Unfair Competition Law of the PRC).

“beneficial owner” and words of similar import (including “beneficially own” and “beneficial ownership”) shall have the meaning assigned to such terms in Rule 13d-3 promulgated under the Exchange Act (or any comparable successor rule thereto).

“Beneficiary Certificates” shall mean any beneficiary certificates issued or to be issued by Spotify pursuant to the articles of association of Spotify and giving the holder(s) thereof additional voting power (without any economic rights attached thereto) in Spotify.

“Business Day” shall mean any day of the year other than (i) any Saturday or Sunday or (ii) any other day on which banks located in New York City, New York, United States of America, London, United Kingdom, Stockholm, Sweden, Luxembourg, Grand Duchy of Luxembourg, Hong Kong S.A.R., Shenzhen, PRC or the Cayman Islands are closed for business.

“Contract” shall mean any written or, if binding, oral contract, lease, easement, license, contract, commitment, agreement, arrangement or understanding (other than any Permits).

“Convertible Notes” shall mean the Convertible Senior Notes issued by Spotify on April 1, 2016 with an aggregate original principal amount of US$1 billion.

“EUR” or “€” shall mean the currency of the European Union.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fully Diluted” shall mean, with respect to the share capital of TME or Spotify, as applicable, the sum of (i) all shares of capital stock of such Person issued and outstanding as of the Closing, plus (ii) all shares of capital stock of such Person issuable upon exercise of all options, warrants and other rights to purchase or otherwise acquire shares of capital stock of such Person granted, issued and outstanding as of the Closing, plus (iii) all shares of capital stock issuable upon conversion, exchange or exercise of any securities of such Person that are convertible into, exchangeable or exercisable for shares of capital stock of such Person granted, issued and outstanding as of the Closing, and plus (iv) all restricted shares of such Person granted, issued and outstanding as of the Closing; provided, however, that (A) with respect to any convertible debt securities of such Person, the shares of capital stock issuable upon conversion of such securities shall be included in the calculation of the Fully Diluted share capital of such Person if the price per share of capital stock of such Person into which such securities are convertible as of the Closing (regardless of whether such securities are convertible at that time) is greater than or equal to the applicable conversion price of such securities, in which case the number of shares of capital stock to be included in the calculation of the Fully Diluted share capital of such Person in respect of such convertible debt securities will be calculated by dividing the total principal amount (plus any accrued payment-in-kind interest) of such securities by the applicable conversion price and (B) with respect to any options or warrants of such Person, the number of shares of capital stock of such Person to be included in the calculation of the Fully Diluted share capital in respect of such options or warrants shall be the product of (x) a fraction, the numerator of which is the excess (if any) of the price per share of capital stock of such Person as of the Closing over the weighted average exercise price per share of capital stock of such Person as of the Closing for all such options and warrants (regardless of whether such options and/or warrants are exercisable at that time), and the denominator of which is the price per share of capital stock of such Person as of the Closing and (y) the total number of shares of capital stock of such Person issuable upon exercise of all such options and warrants;

provided, further, that with respect to Spotify, neither the Spotify Top-Up Options, nor the Convertible Notes (including any accrued payment-in-kind interest), nor any Beneficiary Certificates shall be included for purposes of calculating the Fully Diluted share capital of Spotify. Notwithstanding anything to the contrary, solely for the purposes of the calculation of the Fully Diluted share capital of Spotify as of the Closing, the price per share of capital stock of Spotify as of the Closing and the number of Acquired Spotify Shares under this Agreement, the Spotify Shares Purchase Price shall be equal to the TME Shares Purchase Price. For purposes of this definition, (1) the price per share of capital stock of TME as of the Closing shall be equal to the Per TME Share Price and (2) the price per share of capital stock of Spotify as of the Closing shall be calculated by dividing the Spotify Shares Purchase Price by the total number of Acquired Spotify Shares. For illustrative purposes, Article I of each of the TME Disclosure Letter and the Spotify Disclosure Letter sets forth an agreed sample calculation, as of the dates specified therein, of the Fully Diluted share capital of TME, the number of Acquired TME Shares, the Fully Diluted share capital of Spotify, the number of the Acquired Spotify Shares and the price per share of capital stock of Spotify; provided, that such sample calculation is provided for reference only and shall not constitute any representation, warranty or covenant of any Party (for the avoidance of doubt, such sample calculation in Article I of the respective disclosure letters is intended solely to assist the Parties in calculating any of the foregoing amounts at the time of Closing and shall not be deemed to supplement, modify or supersede any of the provisions of this Agreement, including Article II). For purposes of calculating the Fully Diluted share capital of TME under this Agreement (including, as of the dates specified therein, in the sample calculation and as of the Closing), the Parties agree that the total number of shares of capital stock of TME to be included in the calculation of the Fully Diluted share capital of TME with respect to the options referred to as “Ultimate Options” in Article I of each of the TME Disclosure Letter and the Spotify Disclosure Letter shall be 8,589,474, which number is based on the good faith estimate of TME as of the date hereof; provided, however, that if, as of the Closing, the total number of shares of capital stock of TME issuable upon exercise of such Ultimate Options exceeds 10,736,843, then the total number of shares of capital stock of TME to be included in the calculation of the Fully Diluted share capital of TME with respect to such Ultimate Options shall be determined in accordance with clause (B) of this definition of “Fully Diluted” (it being understood and agreed that (x) the number of shares of capital stock of TME issuable upon exercise of such Ultimate Options as finally determined pursuant to the terms and conditions of the Contracts relating to such Ultimate Options may not be 8,589,474 but will also not exceed 10,736,843, and (y) in the event that the finally determined number of shares of capital stock of TME issuable upon exercise of such Ultimate Options is not 8,589,474, so long as such number does not exceed 10,736,843, neither the number of the Acquired TME Shares nor the number of the Acquired Spotify Shares, in each case, as finally determined as of the Closing Date, shall change, and no Party shall incur any liability under this Agreement, as a result of such difference).

“Governing Documents” of any Person shall mean the memorandum of association, articles of association, articles of organization, business license, certificate of incorporation or formation or organization, bylaws, partnership agreement, limited partnership agreement, limited liability company agreement or other operating agreement, shareholders’ agreement or other similar governing documents of such Person or relating to the shares of capital stock of such Person.

“Government Official” shall mean any current or former official, officer, employee or representative, or any Person acting in an official capacity for or on behalf, of any Governmental Body or any political party, or any candidate for political office.

“Governmental Body” shall mean any foreign, domestic, multinational, federal, territorial, state or local government or governmental authority, quasi-governmental authority, government owned or government controlled (in whole or in part) enterprise, public international organization (such as the United Nations or the Red Cross), regulatory body, court, tribunal, commission, board, bureau, agency, instrumentality, or any regulatory, administrative or other department, or agency, or any political or other subdivision of any of the foregoing.

“IFRS” shall mean the International Financial Reporting Standards promulgated by the International Accounting Standards Board as in effect from time to time.

“Indemnified Party” shall mean either a Spotify Indemnified Party or a TME Indemnified Party, as the context requires.

“Indemnifying Party” shall mean either TME or Spotify, as the context requires.

“Intellectual Property Rights” shall mean inventions, patents, trade secrets, copyrights (including copyright in software), trademarks, service marks and domain names, in each case, whether registered or unregistered.

“Knowledge of Spotify” shall mean the actual knowledge of Daniel Ek and Barry McCarthy, after due inquiry with the relevant individuals with respect to the matters in question.

“Knowledge of TME” shall mean the actual knowledge of Kar Shun Cussion Pang, James Gordon Mitchell, Min Hu, and Brent Richard Irvin, after due inquiry with the relevant individuals with respect to the matters in question.

“Law” shall mean any law, statute, code, regulation, ordinance or rule, in each case, enacted or promulgated by any Governmental Body, or any Order or other legally enforceable requirement of a Governmental Body, in each case, as amended, restated, supplemented or modified from time to time.

“Lien” shall mean any mortgage, lien, deed of trust, pledge, charge, hypothecation, security interest, easement, encumbrance, encroachment, servitude, option, right of first refusal, right of first offer, adverse ownership claim, restriction on transfer of title or voting or similar restrictions, whether imposed by Contract, Law, equity or otherwise, except for (i) restrictions on transfer generally arising under applicable securities Laws, (ii) with respect to any Lien on the Acquired TME Shares, the Top-Up TME Shares or Acquired Spotify Shares, as applicable, the restrictions set forth in the Spotify Investor Agreement and the TME Investor Agreement, respectively, and (iii) Permitted Liens.

“Losses” shall mean any and all damages, losses, liabilities, obligations, responsibilities, encumbrances, penalties, payments, judgments, awards, settlements, claims, demands, taxes, assessments, fines, interest, costs, fees and expenses (including reasonable attorneys’ fees and disbursements and all amounts paid in investigation, preparation, defense, settlement or collection of any of the foregoing); provided, however, that Losses shall not include punitive or exemplary damages or any incidental or consequential damages, lost profits or other similar damages or losses, except to the extent such damages or losses are awarded to or recovered by a third party in connection with a Third Party Claim; provided, further, that Losses shall not be limited to matters asserted by third parties against any Person entitled to be indemnified pursuant to Article VII, but shall include any and all Losses incurred or suffered by such Person in the absence of a Third Party Claim and shall take into account such Person’s ownership or investment in TME or Spotify, as applicable, including any Loss or diminution in value thereof (it being understood that such Person shall be precluded from seeking to argue that the amount of Losses indemnifiable hereunder shall be subject to the application of a multiple of any relevant financial measure).

“OFAC Sanctioned Person” shall mean any government, country, corporation or other entity, group or individual with whom or which the OFAC Sanctions prohibit a U.S. Person from engaging in transactions, and includes any individual or corporation or other entity that appears on the current OFAC list of Specially Designated Nationals and Blocked Persons (the “SDN List”). For ease of reference, and not by way of limitation, OFAC Sanctioned Persons other than governments and countries can be found on the SDN List on OFAC’s website at www.treas.gov/offices/enforcement/ofac/sdn.

“OFAC Sanctions” shall mean any sanctions program administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) under authority delegated to the Secretary of the Treasury (the “Secretary”) by the President of the United States or provided to the Secretary by statute, and any order or license issued by, or under authority delegated by, the President or provided to the Secretary by statute in connection with a sanctions program thus administered by OFAC. For ease of reference, and not by way of limitation, OFAC Sanctions programs are described on OFAC’s website at www.treas.gov/ofac.

“Open Source Software” shall mean software that is distributed as “free software,” “open source software,” “copy left,” or under substantially similar licensing and distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), Common Public License (CPL), BSD Licenses, MIT and Apache Licenses.

“Order” shall mean any award, decision, decree, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, entered into or rendered by any Governmental Body.

“Ordinary Course of Business” shall mean the ordinary course of business for a business such as the Spotify Business or the TME Business, as applicable.

“Permits” shall mean licenses, concessions, authorizations, certificates, variances, permits, approvals, franchises, exemptions, clearances, consents, authorizations and other rights issued by any Governmental Body.

“Permitted Lien” shall mean, with respect to any Person, (i) Liens for which (and to the extent) adequate reserves (as determined in accordance with the accounting principles and standards applicable to such Person) have been established on the latest balance sheet of such Person included in the Interim TME Financial Statements or the Unaudited Spotify Financial Statements, as applicable; (ii) Liens imposed by any Governmental Body for taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves (as determined in accordance with the accounting principles and standards applicable to such Person) have been established on the latest balance sheet of such Person included in the Interim TME Financial Statements or the Unaudited Spotify Financial Statements, as applicable, (iii) Liens with respect to any leased or owned real property which does not, or will not, individually or in the aggregate, materially interfere with the use or ownership of such real property, (iv) Liens incurred in connection with hedging and similar arrangements in the Ordinary Course of Business, (v) Liens incurred by such Person in connection with pledges or deposits in respect of workers’ compensation, unemployment insurance and other social security legislation in the Ordinary Course of Business of such Person, (vi) deposits by such Person to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business of such Person, (vii) Liens incurred by such Person securing obligations or liabilities of such Person which do not impair the continued use of the assets, rights or properties of such Person and (viii) Liens imposed by, or arising under, the Control Documents.

“Person” or “person” shall mean any individual, corporation, business trust, proprietorship, firm, partnership, limited partnership, limited liability partnership, limited liability company, trust, association, joint venture, Governmental Body or other entity.

“PRC” shall mean the People’s Republic of China, and for the purposes of this Agreement, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Related Party” shall mean (i) with respect to Spotify, (A) any Affiliate of Spotify (other any Subsidiary of Spotify), (B) any equityholder who holds more than five percent (5%) of the equity interests of, or any officer, employee, manager or director of, any Affiliate of Spotify (other than any Subsidiary of Spotify), (C) any equityholder (other than Spotify or any of its Subsidiaries) who holds more than five percent (5%) of the equity interests in, or any officer, employee, manager or director of, any of the Spotify Group Companies or (D) any immediate family member of any of the foregoing and (ii) with respect to TME, (A) any Affiliate of TME (other any Subsidiary of TME), (B) any equityholder who holds more than five percent (5%) of the equity interests of, or any officer, employee, manager or director of, any Affiliate of TME (other than any Subsidiary of TME), (C) any equityholder (other than TME or any of its Subsidiaries) who holds more than five percent (5%) of the equity interests in, or any officer, employee, manager or director of, any of the TME Group Companies or (D) any immediate family member of any of the foregoing.

“Representatives” shall mean, with respect to any Person, such Person’s directors, managers, officers, employees and advisors (including financial advisors, attorneys, accountants and consultants); provided, however, that for the avoidance of doubt (i) a shareholder, member, partner or other equity holder of such Person or (ii) a music record label or other music rights holder, in each case, shall not be deemed, and shall not constitute, a “Representative” for purposes of this Agreement.

“Required Shareholder Approval” shall mean (i) the approval (by vote or written consent) of this Agreement and the transactions contemplated hereby by the holders of at least sixty-six and seven-tenths percent (66.7%) of the issued and outstanding TME Shares and (ii) the adoption of the Restated Articles by special resolution in accordance with the Governing Documents of TME.

“Required Shareholders” shall mean the holders of at least seventy-five percent (75%) of the issued and outstanding TME Shares (which holders must include Min River).

“Restated Articles” shall mean the Third Amended and Restated Memorandum and Articles of Association of TME, substantially in the form attached hereto as Exhibit C, to be adopted by the shareholders of TME on or prior to the Closing Date (it being understood and agreed that the Restated Articles adopted by the shareholders of TME can be different from the form of Exhibit C attached hereto so long as such changes do not adversely affect the rights and obligations of any Spotify Party relative to the Restated Articles in the form of Exhibit C attached hereto or under the Other Transaction Agreements).

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shareholders Agreement” shall mean the Second Amended and Restated Shareholders Agreement, substantially in the form attached hereto as Exhibit D, to be entered into by TME and the other parties thereto on or prior to the Closing Date (it being understood and agreed that the Shareholders Agreement entered into by TME and the other parties can be different from the form of Exhibit D attached hereto so long as such changes do not adversely affect the rights and obligations of any Spotify Party relative to the Shareholders Agreement in the form of Exhibit D attached hereto or under the Other Transaction Agreements).

“Significant Subsidiary” shall mean, as of the date of determination, (i) with respect to Spotify, any Subsidiary of Spotify whose total consolidated assets or total consolidated revenue as of the latest quarterly or year-end financial statements are greater than ten percent (10%) of the total assets or ten percent (10%) of the total revenue, as applicable, of Spotify and its Subsidiaries, taken together, at such date, determined in accordance with IFRS and (ii) with respect to TME, any Subsidiary of TME whose total consolidated assets or total consolidated revenue as of the latest quarterly or year-end financial statements are greater than ten percent (10%) of the total assets or ten percent (10%) of the total revenue, as applicable, of TME and its Subsidiaries, taken together, at such date, determined in accordance with U.S. GAAP.

“Spotify Business” shall mean the business of the Spotify Group Companies, as conducted or as proposed to be conducted, in each case, as of the date hereof.

“Spotify Group Companies” shall mean Spotify and its Significant Subsidiaries. Section 1 of the Spotify Disclosure Letter sets forth a complete list of the Spotify Group Companies as of the date of hereof.

“Spotify Material Adverse Effect” shall mean any event, circumstance, occurrence, fact, condition, change, development or effect (each, an “Effect”) that, individually or together with any Effect(s), has had or would reasonably be expected to have a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, or results of operations of the Spotify Group Companies, taken as a whole, but excluding any Effect arising from (i) general changes in market or industry conditions or the economic or competitive environment in which any Spotify Group Company operates; provided, that any Effect set forth in clause (i) may be taken into account in determining whether a Spotify Material Adverse Effect has occurred if and to the extent such Effect, individually or in the aggregate, has or would reasonably be expected to have a materially disproportionate impact on the Spotify Group Companies, taken as a whole, relative to the other participants in the industries in which the Spotify Group Companies conduct their businesses, or (ii) the first listing of equity securities of Spotify (or a holding company or any Spotify Group Company) on an internationally recognized stock exchange or similar market place of recognized national standing (excluding, for the avoidance of doubt, private secondary markets or similar).

“Spotify Securities” shall mean shares of capital stock of Spotify, warrants, options, convertible securities, exchangeable securities or similar rights or instruments of Spotify exercisable, exchangeable or convertible into, or requiring the issuance, allotment or delivery of shares of capital stock of Spotify or granting other rights in respect of shares of capital stock of Spotify, including the Spotify Shares.

“Spotify Shares” shall mean the common shares, €0.025 par value per share, of Spotify.

“Spotify Top-Up Options” shall mean options outstanding as of the date hereof to subscribe for additional Spotify Shares granted (i) together with the issuance of Spotify Shares to certain shareholders of Spotify on December 13, 2012, (ii) together with the issuance of Spotify Shares to certain shareholders of Spotify on December 19, 2013 or January 17, 2014, (iii) together with the issuance of Spotify Shares to certain Persons on April 28, 2015, (iv) together with the issuance of Spotify Shares to certain Persons on June 10, 2015, (v) together with the issuance of Spotify Shares to certain Persons on June 24, 2015, (vi) together with the issuance of Spotify Shares to certain Persons on July 15, 2015; and in each case, together with the related offering of Spotify Shares to the current shareholders of Spotify and, in each case, on the terms and conditions set forth in the form option agreements provided to TME prior to the date hereof and the terms set forth on Section 4.03(a) and Section 4.03(e) of the Spotify Disclosure Letter.

“Subsidiary” shall mean, with respect to any Person, any other Person, whether incorporated or unincorporated, (i) of which more than fifty percent (50%) of either the equity interests in, or the voting control of, such other Person is, directly or indirectly through Subsidiaries or otherwise, beneficially owned by such first Person (including through a “variable interest entity” or similar arrangement), (ii) of which such first Person is the general partner or managing member, or (iii) whose financial results are consolidated with the net revenues of such first Person and are recorded on the books of such first Person for financial reporting purposes in accordance with applicable accounting standards.

“Tax” or “Taxes” shall mean any tax, customs, levies, duties, charges, governmental fee or other like assessment or charge of any kind whatsoever together with any interest, surcharges, penalty, addition to tax or additional amount imposed by any Taxing Authority responsible for the imposition of any such tax.

“Tax Return” shall mean all returns, declarations, reports, statements, estimates, information statements and other forms and documents (including all schedules, exhibits, and other attachments thereto and amendments thereof) required to be filed with any Taxing Authority in connection with the calculation, determination, assessment or collection of, any Taxes.

“Taxing Authority “ shall mean any Governmental Body having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

“TME Business” shall mean the business of the TME Group Companies, as conducted or as proposed to be conducted, in each case, as of the date hereof.

“TME Equity Offering” shall mean the equity financing proposed by TME on or around the date hereof with respect to an issuance of up to 119,394,895 TME Shares by TME (excluding the Acquired TME Shares).

“TME Group Companies” shall mean TME and its Significant Subsidiaries. Section 1 of the TME Disclosure Letter sets forth a complete list of the TME Group Companies as of the date hereof.

“TME Label Agreements “ shall mean each of (i) Music Services Cooperation Agreement, dated as of October 18, 2016, by and between TME Hong Kong and Warner Music China (Hong Kong) Limited and (ii) 2016 Term Sheet (Digital Content Collaboration Arrangement – for Mainland China), dated as of September 13, 2016 and as amended on December 5, 2017, by and between Tencent Music Entertainment (Shenzhen) Co., Ltd. and Beijing Starbright Technical Services Company Limited.

“TME Material Adverse Effect” shall mean any Effect that, individually or together with any Effect(s), has had or would reasonably be expected to have a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, or results of operations of the TME Group Companies, taken as a whole, but excluding any effect arising from (i) general changes in market or industry conditions or the economic or competitive environment in which any TME Group Company operates; provided, that any Effect set forth in clause (i) may be taken into account in determining whether a TME Material Adverse Effect has occurred if and to the extent such Effect, individually or in the aggregate, has or would reasonably be expected to have a materially disproportionate impact on the TME Group Companies, taken as a whole, relative to the other participants in the industries in which the TME Group Companies conduct their businesses, or (ii) the first listing of equity securities of TME (or a holding company or any TME Group Company) on an internationally recognized stock exchange or similar market place of recognized national standing (excluding, for the avoidance of doubt, private secondary markets or similar).

“TME Securities” shall mean shares of capital stock of TME, warrants, options, convertible securities, exchangeable securities or similar rights or instruments of TME exercisable, exchangeable or convertible into, or requiring the issuance, allotment or delivery of shares of capital stock of TME or granting other rights in respect of shares of capital stock of TME, including the TME Shares.

“TME Shares” shall mean the ordinary shares, $0.000083 par value per share, of TME.

“U.S. Dollars” or “$” shall mean the currency of the United States of America.

“U.S. GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time, consistently applied.

“U.S. Person” shall mean any U.S. citizen, permanent resident alien, or entity organized under the laws of the United States (including foreign branches), except that with respect to the Cuban Assets Control Regulations, “U.S. Person” shall also mean any corporation or other entity that is owned or controlled by a U.S. citizen, permanent resident alien, or entity organized under the laws of the United States, without regard to where it is organized or doing business.

“Willful Breach” shall mean a material breach of this Agreement which has resulted from either (i) intentional fraud or (ii) a deliberate act or a deliberate failure to act with actual knowledge at the time of such act or failure to act that the act or failure to act constituted, would or would reasonably be expected to result in, a material breach of this Agreement.

Article II

ISSUANCE AND SUBSCRIPTION OF SHARES

SECTION 2.01 Issuance and Subscription of Acquired TME Shares.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, TME shall issue to Spotify AB, and Spotify AB shall subscribe for, a number of duly authorized, validly issued, fully paid and non-assessable TME Shares that represents, as of the Closing, 8.91616% of the Fully Diluted share capital of TME after giving effect to such issuance and assuming the consummation of the issuance pursuant to the TME Equity Offering and the Distribution to Other Shareholders of an aggregate of 208,120,931 TME Shares, free and clear of all Liens and Permitted Liens (the “Acquired TME Shares”).

(b) In consideration for the Acquired TME Shares and any Top-Up TME Shares that may be issued in accordance with Section 2.05, at the Closing, Spotify AB shall pay, in the manner set forth in Section 2.04(c), TME an aggregate amount in cash (the “TME Shares Purchase Price”) equal to the product of (i) the total number of the Acquired TME Shares and (ii) $4.0363, representing the cash purchase price per Acquired TME Share (the “Per TME Share Price”); provided, that in no event shall the TME Shares Purchase Price exceed $1,200,000,000 provided, further, that the TME Shares Purchase Price shall not change regardless of whether any Top-Up TME Shares are issuable or issued in accordance with Section 2.05.

(c) The issuance by TME, and the subscription by Spotify AB, of the Acquired TME Shares pursuant to this Section 2.01 shall be referred to herein as the “TME Shares Issuance.”

SECTION 2.02 Issuance and Subscription of Acquired Spotify Shares.

(a) Upon the terms and subject to the conditions of this Agreement, at the Closing, Spotify shall issue to TME Hong Kong, and TME Hong Kong shall subscribe for, a number of duly authorized, validly issued, fully paid and non-assessable Spotify Shares that represents, as of the Closing, 4.91706% of the Fully Diluted share capital of Spotify after giving effect to such issuance, free and clear of all Liens and Permitted Liens (the “Acquired Spotify Shares”).

(b) In consideration for the Acquired Spotify Shares, at the Closing, TME Hong Kong shall pay, in the manner set forth in Section 2.04(c), Spotify an aggregate amount in cash (the “Spotify Shares Purchase Price) equal to the TME Shares Purchase Price. Notwithstanding anything to the contrary set forth in this Agreement, in no event shall the purchase price per Acquired Spotify Share implied by the Spotify Shares Purchase Price be less than the par value per Acquired Spotify Share.

(c) The issuance by Spotify, and the subscription by TME Hong Kong, of the Acquired Spotify Shares pursuant to this Section 2.02 shall be referred to herein as the “Spotify Shares Issuance.”

SECTION 2.03 Closing The consummation of the TME Shares Issuance and the Spotify Shares Issuance (the “Closing”) shall take place on the first Business Day after satisfaction or, to the extent permitted by applicable Law, waiver by the applicable Party of all of the conditions set forth in Article VI (other than those conditions that, by their nature, are to be satisfied at the Closing) or such other date, time(s) or place(s) as the Parties shall mutually agree in writing or as required by applicable Law. For the avoidance of doubt, the consummation of the TME Shares Issuance and the Spotify Shares Issuance shall be deemed to have occurred simultaneously, and the Closing shall not occur if any Party fails to deliver any of the items, agreements, documents or other instruments required under Section 2.04, unless waived in writing by the Party entitled to receive such items, agreements, documents or other instruments. The date on which the Closing actually occurs is referred to herein as the “Closing Date”.

SECTION 2.04 Closing Deliverables.

(a) At the Closing, TME shall deliver (or cause to be delivered) to Spotify AB all of the following:

(i) an excerpt from the register of members of TME, evidencing Spotify AB’s ownership of the Acquired TME Shares, certified by the registered office provider of TME;

(ii) a written opinion of the Cayman Islands counsel to TME, dated as of the Closing Date and addressed to Spotify AB in the form attached hereto as Exhibit E;

(iii) a certificate, dated as of the Closing Date, duly executed by a duly authorized representative of TME and addressed to Spotify AB in the form attached hereto as Exhibit F;

(iv) the TME Investor Agreement, duly executed by TME Hong Kong, TME, Tencent Hong Kong and Tencent;

(v) the Spotify Investor Agreement, duly executed by TME and Tencent; and

(vi) such other documents and instruments as the Parties shall deem reasonably necessary to consummate the transactions contemplated hereby.

(b) At the Closing, Spotify shall deliver (or cause to be delivered) to TME Hong Kong all of the following:

(i) an excerpt from the shareholders’ register of Spotify evidencing the registration of TME Hong Kong’s ownership of the Acquired Spotify Shares, certified by representatives of Arendt & Medernach SA or of LWM S.A., in their respective capacities as counsel to Spotify or registered office provider of Spotify, in each case, in Luxembourg, Grand Duchy of Luxembourg;

(ii) a written opinion of Luxembourg counsel to Spotify, dated as of the Closing Date and addressed to TME Hong Kong in the form attached hereto as Exhibit G;

(iii) a certificate, dated as of the Closing Date, duly executed by a duly authorized representative of Spotify and addressed to TME Hong Kong in the form attached hereto as Exhibit H;

(iv) the TME Investor Agreement, duly executed by Spotify, D.G.E. Investments LTD and Rosello Company Limited;

(v) the Spotify Investor Agreement, duly executed by Spotify and Spotify AB; and

(vi) such other documents and instruments as the Parties shall deem reasonably necessary to consummate the transactions contemplated hereby.

(c) The Parties hereby agree that, at the Closing, the TME Shares Purchase Price shall be paid and delivered by Spotify AB to TME, and the Spotify Shares Purchase Price shall be paid and delivered by TME Hong Kong to Spotify, by causing the TME Parties to instruct and direct (and TME Parties hereby so instruct and direct) Spotify AB to pay and deliver an aggregate amount in cash equal to the TME Shares Purchase Price to Spotify by wire transfer of immediately available funds to an account designated by Spotify, which payment shall be deemed to have been made:

(i) first, by Spotify AB to TME in full satisfaction of the TME Shares Purchase Price;

(ii) secondly, by TME to TME Hong Kong as a capital contribution, a shareholder loan or a combination thereof; and

(iii) thirdly, by TME Hong Kong to Spotify in full satisfaction of the Spotify Shares Purchase Price.

SECTION 2.05 Issuance of Top-Up TME Shares If following the Closing, as a result of the TME Equity Offering, TME is required, pursuant to the exercise of contractual participation or similar rights (including any “most-favored nation” rights triggered by the TME Equity Offering), in each case, contained in any TME Label Agreement by any party thereto prior to the later of (i) the date that is six (6) months after the Closing Date and (ii) the date that is one month prior to the completion of the first listing of equity securities of TME (or a holding company or any TME Group Company) on an internationally recognized stock exchange or similar market place of recognized national standing (excluding, for the avoidance of doubt, private secondary markets or similar), to issue, and if TME so issues, any TME Shares under any TME Label Agreement (each such issuance, a “Participation Rights Issuance”), TME shall substantially concurrently with such Participation Rights Issuance issue to Spotify AB that number of additional TME Shares (the “Top-Up TME Shares”) (if any) that, together with the Acquired TME Shares and the aggregate number of Top-Up TME Shares previously issued to Spotify AB pursuant to this Section 2.05 (if any), would represent 8.91616% of the Fully Diluted share capital of TME as of the Closing (after giving effect to such issuance, the issuance(s) of Top-Up TME Shares previously issued to Spotify AB pursuant to this Section 2.05, the TME Shares Issuance and assuming the consummation of the Participation Rights Issuance and the issuance pursuant to the TME Equity Offering and the Distribution to Other Shareholders of an aggregate of 208,120,931 TME Shares); provided, that TME shall not be required to issue Top- Up TME Shares to the extent the aggregate number of the TME Shares issued pursuant to the TME Equity Offering, the Distribution to Other Shareholders and any Participation Rights Issuances is less than 208,120,931 TME Shares (the “TME Issuance Cap”) but shall be required to issue Top-Up TME Shares in respect of any TME Shares issued pursuant to a Participation Rights Issuance if (and solely to the extent that), after giving effect to such Participation Rights Issuance, the total number of TME Shares issued pursuant to the TME Equity Offering, Distribution to Other Shareholders and any Participation Rights Issuances exceeds the TME Issuance Cap; provided, further, that any issuance of TME Shares pursuant to the TME Equity Offering shall not constitute a Participation Right Issuance. Upon the issuance of the Top-Up TME Shares, TME shall deliver to Spotify AB an excerpt from the register of members of TME, evidencing Spotify AB’s ownership of the Top-Up TME Shares, certified by the registered office provider of TME.

Article III

REPRESENTATIONS AND WARRANTIES OF TME

Except as set forth in the correspondingly numbered Sections of the TME Disclosure Letter delivered in connection with this Agreement (the “TME Disclosure Letter”)

(provided, however, that disclosure of any fact or item in the TME Disclosure Letter shall, should the existence of such fact or item be relevant to any other Section of this Article III, be deemed disclosed with respect to such other Section of this Article III, but only to the extent that such relevance is reasonably apparent on the face of such disclosure), TME hereby represents and warrants to the Spotify Parties as follows:

SECTION 3.01 Corporate Organization.

(a) Each TME Group Company is duly organized, validly existing and, where applicable, in good standing under the Laws of its jurisdiction of organization and has all requisite company power and authority to own, lease, operate or otherwise use its assets, rights and properties and to conduct its business as it is currently conducted.

(b) Section 3.01(b) of the TME Disclosure Letter sets forth a true, complete and correct list of each Governing Document of TME to which Spotify or Spotify AB will become subject upon the consummation of the TME Shares Issuance. A true, correct and complete copy of each Governing Document set forth in Section 3.01(b) of the TME Disclosure Letter has been made available to the Spotify Parties by TME.

(c) None of the TME Group Companies has filed (or has had filed against it) any petition for its winding-up, is insolvent under the Laws of its jurisdiction of organization, or has made any assignment in favour of its creditors, nor has any petition for receivership or any administration order been presented in respect of such TME Group Company. None of the TME Group Companies has initiated any proceedings with respect to a compromise or arrangement with its creditors or for its dissolution, liquidation or reorganization or the winding-up or cessation of the business currently conducted. No receiver or administrative receiver or liquidator has been appointed in respect of any TME Group Company or any of its material properties, rights or assets.

SECTION 3.02 Authority. Each of the TME Parties has all requisite power and authority to execute, deliver and perform this Agreement and the Other Transaction Agreements, and subject to receipt of the Required Shareholder Approval and the execution and delivery of the Shareholders Agreement by the Required Shareholders, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Other Transaction Agreements, the performance by each of the TME Parties of its obligations hereunder and thereunder and the consummation by each of the TME Parties of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary corporate and other similar actions on the part of each TME Party (including by the board of directors or similar governing body of such TME Party), and no other corporate or other similar action or proceedings on the part of either TME Party is necessary to authorize and approve the execution, delivery and performance of this Agreement and the Other Transaction Agreements or the consummation of the transactions contemplated hereby and thereby, subject to receipt of the Required Shareholder Approval and the execution and delivery of the Shareholders Agreement by the Required Shareholders. This Agreement has been, and the Other Transaction Agreements will be, duly and validly executed and delivered by each TME Party, and when executed and delivered by such TME Party (assuming due authorization, execution and delivery by the other parties hereto or thereto), constitute valid and binding obligations of such TME Party, enforceable against such TME Party in accordance with their respective terms, except as enforcement may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws in effect which affect creditors’ rights generally or (ii) principles of equity including legal or equitable limitations on the availability of specific remedies (such limitations in the foregoing clauses (i) and (ii), the “Enforceability Limitations”). The board of directors of TME has resolved to recommend the approval of this Agreement and the transactions contemplated hereby and the adoption of the Restated Articles to the shareholders of TME (the “TME Board Recommendation”). The Voting Agreement has been executed and delivered by holders (which holders shall include Min River) of at least seventy-five percent (75%) of the issued and outstanding TME Shares as of the date hereof.

SECTION 3.03 Capitalization.

(a) Section 3.03(a) of the TME Disclosure Letter sets forth, as of the date hereof, the issued share capital of TME, the number of issued and outstanding TME Securities and, on a collective basis for certain categories of holders of TME Securities, the ownership thereof; provided, however, that the representations set forth in this Section 3.03(a) shall not apply to any Contracts between shareholders to which TME is not a party. TME has no class of shares of capital stock authorized other than the TME Shares. The maximum number of shares of capital stock of TME issuable upon the exercise of the options referred to as “Ultimate Options” in Article I of the TME Disclosure Letter is 10,736,843. The maximum number of TME Shares to be issued pursuant to the TME Equity Offering and the Distribution to Other Shareholders is 208,120,931. In the TME Equity Offering, (i) the price per TME Share offered to any music label right holder, singer or artist will not be lower than US$2.6909 and (ii) the price per TME Share offered to any other investor will not be lower than US$4.0363; provided that the number of TME Shares to be issued in the TME Equity Offering at a price less than $4.0363 will not exceed 50% of the aggregate number of TME Shares issued in the TME Equity Offering. On the date of this Agreement, TME has received from Min River an executed copy of a waiver (the “Min River Waiver”) by Min River (a copy of which has been provided to Spotify), effective as of the Closing, of Min River’s right to receive TME Shares in the TME Shares Distribution pursuant to the terms of such waiver.

(b) The shares of the TME Group Companies other than TME are owned as set forth in Section 3.03(b) of the TME Disclosure Letter. All shares of the TME Group Companies have been duly authorized and validly issued and are fully paid and, where applicable, non-assessable.

(c) The shares of the TME Group Companies (other than TME) are not subject to any Lien, there is no Contract to give or create any Lien in respect of any shares of any TME Group Company (other than TME), and no claim has been made by any Person to hold or be entitled to any Lien in respect of any shares of any TME Group Company (other than TME). The material properties, rights and assets of the TME Group Companies are not subject to any Liens, there is no Contract to give or create any Lien in respect of the material properties, rights and assets of the TME Group Companies, and no claim has been made by any Person (including by any Person entitled to Liens arising by operation of Law) to hold or be entitled to any Lien in respect of the material properties, rights and assets of the TME Group Companies.

(d) No TME Group Company has any indebtedness, financial liabilities or financial obligations of any nature, except for indebtedness, financial liabilities or financial obligations (i) reflected or reserved in the TME Financial Statements, (ii) incurred after September 30, 2017 in the Ordinary Course of Business, or (iii) that would not constitute a TME Material Adverse Effect.

(e) Except as disclosed in Section 3.03(e) of the TME Disclosure Letter or as contemplated by the TME Shares Distribution and the waiver as described in Section 3.03(a), there are no Contracts of any character whatsoever relating to, or securities or rights convertible or exchangeable for, or calling for, the issuance, allotment or delivery of any TME Securities or any securities in any TME Group Company or rights to exercise voting rights or any other similar right, which bind any TME Group Company.

(f) The Acquired TME Shares will, when issued to Spotify AB at the Closing pursuant to this Agreement, (i) have been duly authorized, validly issued, fully paid and, where applicable, non-assessable and (ii) represent 8.91616% of the Fully Diluted share capital of TME as of the Closing after giving effect to the TME Shares Issuance and assuming the consummation of the issuance pursuant to the TME Equity Offering and the Distribution to Other Shareholders of an aggregate of 208,120,931 TME Shares. Upon the entry of Spotify AB as holder of the Acquired TME Shares in TME’s register of members in the manner contemplated by Section 2.04, Spotify AB will be the legal owner of, and have good, valid and marketable title to, the Acquired TME Shares, free and clear of all Liens and Permitted Liens.

(g) TME Hong Kong is a wholly owned Subsidiary of TME and no Person other than TME owns any capital stock of TME Hong Kong.

(h) The Top-Up TME Shares (if any) will, when issued to Spotify AB pursuant to this Agreement, (i) have been duly authorized, validly issued, fully paid and, where applicable, non-assessable and (ii) together with the Acquired TME Shares and the aggregate number of Top-Up TME Shares previously issued to Spotify AB pursuant to Section 2.05 (if any), represent 8.91616% of the Fully Diluted share capital of TME as of the Closing (after giving effect to the issuance of Top-Up TME Shares, the Participation Rights Issuance(s), the TME Shares Issuance and assuming the consummation of the issuance pursuant to the TME Equity Offering and the Distribution to Other Shareholders of an aggregate of 208,120,931 TME Shares). Upon the entry of Spotify AB as holder of the Top-Up TME Shares in TME’s register of members in the manner contemplated by Section 2.05, Spotify AB will be the legal owner of, and have good, valid and marketable title to, the Top-Up TME Shares, free and clear of all Liens and Permitted Liens.

(i) Except as disclosed in Section 3.03(i) of the TME Disclosure Letter, no anti-dilution right, pre-emptive right, right of participation, right of first refusal, right of first offer or similar right of any Person will become exercisable as a result of (i) the TME Shares Issuance, (ii) the Distribution to Other Shareholders or (iii) the TME Equity Offering.

SECTION 3.04 No Governmental Authorization; Non-Contravention.

(a) No consent, permit, approval or authorization or action by or in respect of, or notice, filing or registration with, any Governmental Body (a “Governmental Consent”) is or will be required in connection with the execution, delivery and performance by the TME Parties of this Agreement and the Other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby, except for such Governmental Consents the failure of which to obtain, make or give does not constitute a TME Material Adverse Effect.

(b) Assuming receipt of the Required Shareholder Approval and the execution and delivery of the Shareholders Agreement, the execution, delivery and performance of this Agreement and the Other Transaction Agreements by the TME Parties and the consummation of the transactions contemplated hereby and thereby do not and will not (i) conflict with, violate or result in a breach of any provision of the Governing Documents of either TME Party, (ii) violate or constitute a breach of or default (with notice or lapse of time, or both), permit termination, modification or acceleration, or cause the forfeiture of any right, under any provision of any material Contract by which any TME Group Company is bound or to which any TME Group Company is subject, or (iii) conflict with or violate any Law applicable to any TME Group Company, or by which any of its properties, rights or assets are bound or affected, or result in the creation of, or require the creation of, any Lien upon any properties, rights or assets of any TME Group Company, except, in the case of clauses (ii) and (iii), for any such items that would not constitute a TME Material Adverse Effect.

SECTION 3.05 Control Documents.

(a) Section 3.05(a) of the TME Disclosure Letter sets forth a true, complete and correct list of all Contracts that enable TME to effect control over, and consolidate with its financial statements the financial statements of, all of the Subsidiaries of TME of which TME does not, directly or indirectly, own of record any shares of capital stock, equity interests or partnership interests (each, a “Control Document” and collectively, the “Control Documents”).

(b) The execution, delivery and performance by the TME Parties of this Agreement and the Other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not conflict with, constitute a default under, or violate, any of the Control Documents.

(c) Each party to the Control Documents had, when each such Control Document was executed and delivered, all requisite power and authority to execute, deliver and perform each Control Document and to consummate the transactions contemplated thereby. The execution and delivery of each Control Document, the performance of the applicable obligations thereunder and the consummation of the transactions contemplated thereby were, prior to the execution and delivery thereof, duly and validly authorized and approved by all necessary corporate and other similar actions on the part of each party to such Control Document, and no other corporate or other similar action or proceedings on the part of any party to such Control Document was necessary to authorize and approve the execution, delivery and performance of such Control Document or the consummation of the transactions contemplated thereby. Each Control Document has been duly and validly executed and delivered by such party and constitutes a valid and binding obligation of such party.

(d) None of the TME Parties has received any written, or to the Knowledge of TME, any oral inquiries, notifications or any other form of official correspondence from any Governmental Body challenging or questioning the legality or enforceability of any of the Control Documents. There are no disputes, disagreements, claims or any proceedings of any nature brought by any Governmental Body or any other Person, pending or, to the Knowledge of TME, threatened against or affecting any of the TME Group Companies that challenge the validity or enforceability of any Control Document

(e) To the Knowledge of TME, no party to any Control Document has materially breached, or is in material breach of or material default under, any of the terms or provisions of such Control Document. To the Knowledge of TME, none of the parties to any Control Document has sent or received any written communication regarding the termination of, or the intention not to renew, any Control Document, and no such termination or non-renewal has been threatened by any of the parties to such Control Document.

SECTION 3.06 TME Financial Statements.

(a) Section 3.06(a) of the TME Disclosure Letter includes true, complete and correct copies of the unaudited consolidated balance sheets of TME as of December 31, 2016 and December 31, 2015 and the related statements of comprehensive income, changes in shareholders’ equity and cash flows for the years then ended (including the related notes and schedules thereto, the “2015&2016 TME Financial Statements”). The 2015&2016 TME Financial Statements (i) have been prepared in accordance with the books and records of TME and its Subsidiaries, (ii) were prepared in accordance with U.S. GAAP consistently applied, except as otherwise set forth in the notes thereto and (iii) fairly present, in all material respects, the financial position of TME and its Subsidiaries as of the respective dates thereof and for the respective periods indicated therein, subject to normal recurring year-end audit adjustments, the effects of which are not, individually or in the aggregate, material.

(b) Section 3.06(b) of the TME Disclosure Letter includes true, complete and correct copies of the unaudited consolidated balance sheets of TME as of September 30, 2017 and the related statements of operations and cash flows for the nine (9) months ended September 30, 2017 (the “Interim TME Financial Statements and, together with the 2015&2016 TME Financial Statements, including the related notes and schedules thereto, the “TME Financial Statements “). The Interim TME Financial Statements have been prepared in good faith on the basis of the TME Group Companies’ books of accounts without the intention to deceive or mislead.

(c) TME maintains a system of internal controls over financial reporting accounting controls sufficient, in all material respects, to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP, (ii) that receipts and expenditures of TME are being made in accordance with authorization of management and directors of TME, and (iii) regarding prevention or detection of unauthorized acquisition, use or disposition of TME’s assets that could have a material effect on its financial statements.

(d) There are no liabilities or obligations of any nature (whether known or unknown, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, or as guarantor or otherwise) of the TME Group Companies required to be reflected on (or disclosed in the notes to) a balance sheet of TME prepared in accordance with U.S. GAAP other than any such liabilities, or obligations which (i) are adequately reflected or reserved against in the TME Financial Statements (or the notes thereto), (ii) have been incurred in the Ordinary Course of Business since September 30, 2017, (iii) have not had, and would not be reasonably expected to have, individually or in the aggregate, a TME Material Adverse Effect or (iv) arise out of or in connection with this Agreement and the transactions contemplated hereby (excluding, for the avoidance of doubt, the TME Equity Offering and the Tencent Hong Kong Secondary Purchase).

(e) Since December 31, 2016, (i) TME Business has been conducted in the Ordinary Course of Business in all material respects, and (ii) there has not been any TME Material Adverse Effect.

SECTION 3.07 Intellectual Property.

(a) To the Knowledge of TME, the TME Group Companies own or have a valid right to use all Intellectual Property Rights, database rights, and design rights required for the TME Business as currently conducted, except as would not constitute a TME Material Adverse Effect.

(b) As of the date hereof, (i) all of the registered Intellectual Property Rights owned by the TME Group Companies are in full force and effect and there are no defects in the TME Group Companies’ title to, or right to use, any such registered Intellectual Property Rights and (ii) other than licenses granted by the TME Group Companies, there are no Liens (or obligations to grant Liens) on the Intellectual Property Rights owned by the TME Group Companies, except, in the case of clauses (i) and (ii), as would not constitute a TME Material Adverse Effect.

(c) Subject to intra-group licenses and except in accordance with the Contracts set forth in Section 3.07(c) of the TME Disclosure Letter or in the Ordinary Course of Business, no TME Group Company has granted any material licenses or assignments under or in respect of any Intellectual Property Rights, database rights, or design rights owned by such TME Group Company.

(d) To the Knowledge of TME, there is no unauthorized use of any Intellectual Property Rights, database rights, or design rights owned by any TME Group Company that infringes, misappropriates, invalidates or dilutes any right comprised in such Intellectual Property Rights, database rights, or design rights to the extent of having a TME Material Adverse Effect. None of the TME Group Companies has received any written notice of the alleged infringement, misappropriation of or conflict with any Intellectual Property Rights, database rights, design rights or moral rights owned by any third party, except for notices involving matters that, if they were resolved unfavorably to any TME Group Company, would not constitute a TME Material Adverse Effect.

(e) Each TME Group Company has taken reasonable steps in accordance with industry standard practices to protect the security of its trade secrets and its software, databases, systems, networks, and Internet sites and information stored or contained therein or transmitted thereby from unauthorized or improper access. To the Knowledge of TME, there has been no unauthorized or improper access to or use of the foregoing that constitutes a TME Material Adverse Effect.

(f) There has been no material interruption that constituted a TME Material Adverse Effect at any time during the twenty-four (24) months prior to the date hereof as a result of any defect relating to any information technology systems or applications (including the technical platform and client software) required for the TME Business as currently conducted.

(g) To the Knowledge of TME, all of the source code for any proprietary software necessary to operate the material information technology systems and applications that the TME Group Companies have developed (including the technical platform and all of the client software) is in the possession or control of the TME Group Companies. To the Knowledge of TME, there are no material escrow arrangements with respect to such source code other than those that have been made available to the Spotify Parties.

(h) The TME Group Companies take commercially reasonable efforts designed to ensure that no Open Source Software has been combined with software developed by or for the TME Group Companies (either by employees or independent contractors) and licensed, conveyed or made available by the TME Business in a way that requires that such software be, in a manner that constitutes a TME Material Adverse Effect, (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works, (iii) redistributable at no charge or (iv) to the Knowledge of TME, otherwise licensed or distributed.

(i) Except as would not constitute a TME Material Adverse Effect, (i) to the Knowledge of TME, the TME Group Companies have complied with all applicable Laws relating to privacy and data security, and with their published privacy policies in effect at the time, with respect to the collection, use, disclosure and transfer of personally identifiable information, (ii) the TME Group Companies use commercially reasonable technical and organizational measures to protect personally identifiable information against unauthorized access, disclosure, use, modification or other misuse or misappropriation, and (iii) to the Knowledge of TME, there has been no unauthorized or accidental access, acquisition, disclosure, intrusion or breach of security of personally identifiable information maintained by or on behalf of the TME Group Companies that has not been reported to the affected individuals or any Governmental Body if such reporting was required by any applicable Laws relating to privacy or security personally identifiable information, nor are there any currently pending or outstanding complaints, notices to, or claims asserted by any Person (including any Governmental Body) regarding the collection, use, transmission, disclosure or sharing of personally identifiable information by the TME Group Companies.

(j) This Section 3.07 and Section 3.08 constitute the sole and exclusive representations and warranties of the TME Group Companies with respect to the infringement, violation or misappropriation of or conflict with any third-party Intellectual Property Rights.

SECTION 3.08 Litigation. None of the TME Group Companies is engaged in any ongoing litigation or arbitration proceedings, whether as plaintiffs or defendants, which, if decided against the applicable TME Group Company, would constitute a TME Material Adverse Effect.

SECTION 3.09 Real Property. No TME Group Company has ever owned any real property.

SECTION 3.10 Compliance with Laws and Permits.

(a) All material Permits necessary to enable the TME Group Companies to conduct the TME Business have been obtained and are valid and subsisting and each TME Group Company has in all material respects complied with all such Permits.

(b) Each TME Group Company has, to the Knowledge of TME, conducted its business in compliance in all material respects with all applicable Laws.

(c) Without limiting the generality of Section 3.10(a) and Section 3.10(b), except as disclosed in Section 3.10(c) of the TME Disclosure Letter, to the Knowledge of TME, each record or beneficial direct or indirect holder of shares of capital stock of TME who is a resident of the PRC, if any, has completed and maintained all required registrations with, and obtained all required approvals from, the applicable Governmental Body of the PRC in connection with his or her ownership or holding of securities of TME, including completing the registration and filing (including any amendment thereto) with the competent State Administration of Foreign Exchange (the “SAFE”) pursuant to the Circular of the State Administration of Foreign Exchange on Relevant Issues relating to the Administration of Foreign Exchange concerning Fund Raising Outbound Investment and Round-Trip Investment through Offshore Special Purpose Vehicles by Domestic Residents
and its implementing, supplemental or replacement rules issued from time to time by the SAFE and other Governmental Bodies of the PRC.

SECTION 3.11 Tax Representations.

(a) All material Tax Returns required to be filed by, or on behalf of, any TME Group Company have been filed with the appropriate Taxing Authorities in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns were, at the time of such filing, in material compliance with all applicable Laws.

(b) To the Knowledge of TME, all Taxes assessed, which have become due and payable by the TME Group Companies, irrespective of the period to which they relate, prior to the date hereof, have been fully and timely paid (subject to any applicable extensions or grace periods) or adequate provisions for such Taxes have been made on the latest balance sheet included in the Interim TME Financial Statements.

(c) No TME Group Company has received any written notice from any Taxing Authority in a jurisdiction in which such TME Group Company does not file Tax Returns to the effect that it is or may be subject to taxation by, or required to file any Tax Return in, such jurisdiction.

(d) Each TME Group Company which is required to be registered is registered for the purposes of VAT in each jurisdiction in which it is required to be registered, has complied in all material respects with all legislation concerning VAT and has made and kept up to date records, invoices and other documents appropriate for the purposes of such legislation.

SECTION 3.12 Sufficiency of Assets. The properties, rights and assets (tangible and intangible and including, without limitation, licensed rights) of the TME Group Companies are, and as of the Closing will be, all of the properties, rights and assets (tangible and intangible) necessary and sufficient to conduct and operate the TME Business substantially in the manner conducted as of the date hereof and as it will be conducted as of the Closing Date in all material respects.

SECTION 3.13 Employment Matters. No labor dispute exists or, to the Knowledge of TME, is threatened with respect to any of the employees of the TME Group Companies which would constitute a TME Material Adverse Effect. The TME Group Companies are in compliance, and have complied, with all applicable Laws relating to employment and employment practices, terms and conditions of employment, and collective bargaining, except where the failure to be in compliance does not constitute a TME Material Adverse Effect.

SECTION 3.14 Transaction with Affiliates. There is no Contract other than on arm’s length terms between any of the TME Group Companies, on the one hand, and any Related Party of TME, on the other hand.

SECTION 3.15 Anticorruption Compliance. In the past five (5) years, TME and, to the Knowledge of TME, its controlled Affiliates and their respective directors, managers, officers, employees, agents and all other Persons acting for or on behalf of TME or any of its controlled Affiliates (each, a “TME Agent”) have not taken any action in violation of any applicable Anticorruption Laws which would reasonably be expected, individually or in the aggregate, to be material to the TME Group Companies, taken as a whole. In the past five (5) years, none of TME or, to the Knowledge of TME, any of its controlled Affiliates, or any of their respective directors, managers, officers, employees, agents or other Persons acting for or on behalf of TME or any of its controlled Affiliates has, directly or indirectly, (i) offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to any Government Official or to any Person under circumstances where TME or any TME Agent knew or had reason to believe that all or a portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any Government Official, in each case for the purpose of (A) improperly influencing any act or decision of such Government Official in his or her official capacity; (B) improperly inducing such Government Official to perform or omit to perform any activity related to his or her legal duties; (C) securing any improper advantage; or (D) improperly inducing such Government Official to influence or affect any act or decision of any Governmental Body, in each case, in order to assist TME or any TME Agent in obtaining or retaining business for or with, or in directing business to, TME or any other Person; (ii) used any corporate funds or assets for unlawful contributions, gifts, entertainment, expenses or other unlawful conduct relating to political activity; (iii) made, offered, promised, authorized, solicited, or received any bribe, rebate, payoff, influence payment, kickback or other similar payment, whether directly or indirectly, to or from any private commercial entity for the purpose of gaining an improper business advantage in violation of applicable Anticorruption Laws; or (iv) taken any action that would constitute a violation of, or cause TME to be in violation of, or failed to take any action in violation of, any applicable Anticorruption Law. In the past five (5) years, none of TME or, to the Knowledge of TME, any of TME’s controlled Affiliates or any of their respective directors, managers, officers, employees or agents have received any written notices alleging any violation of any applicable Anticorruption Law or conducted any internal investigations with respect to any actual or alleged violation of any applicable Anticorruption Law which would reasonably be expected, individually or in the aggregate, to be material to the TME Group Companies, taken as a whole.

SECTION 3.16 Compliance with Sanctions Laws. In the past five (5) years, none of TME or any of TME’s Subsidiaries or, to the Knowledge of TME, any of their respective directors, managers, officers, employees, agents or other third parties acting on behalf of TME or any of TME’s Subsidiaries has taken any action or made any omission in violation of any applicable Law relating to (A) economic sanctions or embargoes, including any applicable OFAC Sanctions or (B) money laundering or (C) terrorism, in each of cases (A) through (C), which action or omission would reasonably be expected, individually or in the aggregate, to be material to the TME Group Companies, taken as a whole. None of TME or any of TME’s Subsidiaries is (A) an OFAC Sanctioned Person or (B) a Person that is subject to any sanctions of the European Union, the PRC or the Cayman Islands by Order of Her Majesty in Council. Neither TME nor any of its Subsidiaries has received any notice, and no proceeding or claim is pending or, to the Knowledge of TME, threatened, alleging that TME or any of TME’s Subsidiaries is not, or has not been in the past five (5) years, in compliance with the Laws referred to in the immediately preceding sentence.

SECTION 3.17 Securities Matters. The Acquired Spotify Shares are being acquired by TME Hong Kong for its own account and not with a view to, or for the offer or sale in connection with, any public distribution or sale, within the meaning of the Securities Act, of the Acquired Spotify Shares or any interest therein. TME Hong Kong has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of its investment in the Acquired Spotify Shares, and TME Hong Kong is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Acquired Spotify Shares. TME acknowledges that the Acquired Spotify Shares have not been registered under the Securities Act or any other applicable securities Laws and understands and agrees that TME Hong Kong may not sell or dispose of any of the Acquired Spotify Shares, except pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and any other applicable securities Laws.

SECTION 3.18 Investment Company. TME is not an “Investment Company” or directly or indirectly controlled by or acting on behalf of any Person which is an “Investment Company” within the meaning of the U.S. Investment Company Act of 1940, as amended.

SECTION 3.19 Brokers. Except as set forth on Section 3.19 of the TME Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any TME Group Company.

SECTION 3.20 Non-Reliance on Estimates. The Spotify Parties have made available to the TME Parties, and may continue to make available, certain estimates, projections and other forecasts for the business of Spotify and certain plan and budget information. Without limiting the representations and warranties set forth in Article IV in any respect, each TME Party acknowledges and agrees that (i) these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other, (ii) there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, (iii) the TME Parties are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), (iv) neither TME Party is relying on any estimates, projections, forecasts, plans or budgets furnished by any Spotify Group Company or its Affiliates and their respective Representatives or the accuracy or completeness thereof, and (v) each TME Party shall not, and shall cause its Affiliates and their respective Representatives not to, hold any such Person liable with respect thereto, except as set forth in this Agreement.

SECTION 3.21 No Other Representations or Warranties. Each TME Party acknowledges that, except for the representations and warranties of Spotify contained in Article IV, the Spotify Parties are not making and have not made, and no other Person is making or has made on behalf of any Spotify Party, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby, and any such other representations and warranties are expressly disclaimed.

Article IV

REPRESENTATIONS AND WARRANTIES OF SPOTIFY

Except as set forth in the correspondingly numbered Sections of the Spotify Disclosure Letter delivered in connection with this Agreement (the “Spotify Disclosure Letter”) (provided, however, that disclosure of any fact or item in the Spotify Disclosure Letter shall, should the existence of such fact or item be relevant to any other Section of this Article IV, be deemed disclosed with respect to such other Section of this Article IV, but only to the extent that such relevance is reasonably apparent on the face of such disclosure), Spotify hereby represents and warrants to the TME Parties as follows:

SECTION 4.01 Corporate Organization.

(a) Each Spotify Group Company is duly organized, validly existing and, where applicable, in good standing under the Laws of its jurisdiction of organization and has all requisite company power and authority to own, lease, operate or otherwise use its assets, rights and properties and to conduct its business as it is currently conducted.

(b) Section 4.01(b) of the Spotify Disclosure Letter sets forth a true, complete and correct list of each Governing Document of Spotify to which TME or TME Hong Kong will become subject upon the consummation of the Spotify Shares Issuance. A true, correct and complete copy of each Governing Document set forth in Section 4.01(b) of the TME Disclosure Letter has been made available to the TME Parties by Spotify.

(c) None of the Spotify Group Companies has filed (or has had filed against it) any petition for its winding-up, is insolvent under the Laws of its jurisdiction of organization, or has made any assignment in favour of its creditors, nor has any petition for receivership or any administration order been presented in respect of such Spotify Group Company. None of the Spotify Group Companies has initiated any proceedings with respect to a compromise or arrangement with its creditors or for its dissolution, liquidation or reorganization or the winding- up or cessation of the business currently conducted. No receiver or administrative receiver or liquidator has been appointed in respect of any Spotify Group Company or any of its material properties, rights or assets.

SECTION 4.02 Authority. Each of the Spotify Parties has all requisite power and authority to execute, deliver and perform this Agreement and the Other Transaction Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Other Transaction Agreements, the performance by each of the Spotify Parties of its obligations hereunder and thereunder and the consummation by each of the Spotify Parties of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary corporate and other similar actions on the part of each Spotify Party (including by the board of directors or similar governing body of such Spotify Party), and no other corporate or other similar action or proceedings on the part of either Spotify Party is necessary to authorize and approve the execution, delivery and performance of this Agreement and the Other Transaction Agreements or the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and the Other Transaction Agreements will be, duly and validly executed and delivered by each Spotify Party, and when executed and delivered by such Spotify Party (assuming due authorization, execution and delivery by the other parties hereto or thereto), constitute valid and binding obligations of such Spotify Party, enforceable against such Spotify Party in accordance with their respective terms, except as enforcement may be limited by the Enforceability Limitations.

SECTION 4.03 Capitalization.

(a) Section 4.03(a) of the Spotify Disclosure Letter sets forth, as of November 13, 2017, the issued share capital of Spotify, the number of issued and outstanding Spotify Securities and, on a collective basis for certain categories of holders of Spotify Securities, the ownership thereof; provided, however, that the representations set forth in this Section 4.03(a) shall not apply to any Contracts between shareholders to which Spotify is not a party. Spotify has no class of shares of capital stock authorized other than the Spotify Shares.

(b) The shares of the Spotify Group Companies other than Spotify are owned as set forth in Section 4.03(b) of the Spotify Disclosure Letter. All shares of the Spotify Group Companies have been duly authorized and validly issued and are fully paid and, where applicable, non-assessable.

(c) The shares of the Spotify Group Companies (other than Spotify) are not subject to any Lien, there is no Contract to give or create any Lien in respect of any shares of any Spotify Group Company (other than Spotify), and no claim has been made by any Person to hold or be entitled to any Lien in respect of any shares of any Spotify Group Company (other than Spotify). The material properties, rights and assets of the Spotify Group Companies are not subject to any Liens, there is no Contract to give or create any Lien in respect of the material properties, rights and assets of the Spotify Group Companies, and no claim has been made by any Person (including by any Person entitled to Liens arising by operation of Law) to hold or be entitled to any Lien in respect of the material properties, rights and assets the Spotify Group Companies.

(d) No Spotify Group Company has any indebtedness, financial liabilities or financial obligations of any nature, except for indebtedness, financial liabilities or financial obligations (i) reflected or reserved in the Spotify Financial Statements, or (ii) incurred after September 30, 2017 in the Ordinary Course of Business, or (iii) that would not constitute a Spotify Material Adverse Effect.

(e) Except as disclosed in Section 4.03(e) of the Spotify Disclosure Letter, there are no Contracts of any character whatsoever relating to, or securities or rights convertible or exchangeable for, or calling for, the issuance, allotment or delivery of any Spotify Securities or any securities in any Spotify Group Company or rights to exercise voting rights or any other similar right, which bind any Spotify Group Company.

(f) The Acquired Spotify Shares will, when issued to TME Hong Kong at the Closing pursuant to this Agreement, (i) have been duly authorized, validly issued, fully paid and, where applicable, non-assessable and (ii) represent 4.91706% of the Fully Diluted share capital of Spotify as of the Closing after giving effect to the issuance of the Acquired Spotify Shares. Upon the entry of TME Hong Kong as holder of the Acquired Spotify Shares in the shareholders’ register of Spotify in the manner contemplated by Section 2.04, TME Hong Kong will be the legal owner of, and have good, valid and marketable title to, the Acquired Spotify Shares, free and clear of all Liens and Permitted Liens.

(g) Spotify AB is a wholly owned Subsidiary of Spotify and no Person other than Spotify owns any capital stock of Spotify AB.

(h) No anti-dilution right, pre-emptive right, right of participation, right of first refusal, right of first offer or similar right of any Person will become exercisable as a result of (i) the Spotify Shares Issuance, (ii) the issuance of Spotify Shares upon the conversion or exchange, as applicable, of the Convertible Notes in connection with the Tencent Hong Kong Secondary Purchase, or (iii) the issuance of a total of 11,786 Spotify Shares in connection with an acquisition identified to TME prior to the date hereof, except, in the case of clause (i), as set forth in Section 4.03(h) of the Spotify Disclosure Letter.

SECTION 4.04 No Governmental Authorization; Non-Contravention.

(a) No Governmental Consent is or will be required in connection with the execution, delivery and performance by the Spotify Parties of this Agreement and the Other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby, except for such Governmental Consents the failure of which to obtain, make or give does not constitute a Spotify Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement and the Other Transaction Agreements by the Spotify Parties and the consummation of the transactions contemplated hereby and thereby do not and will not (i) conflict with, violate or result in a breach of any provision of the Governing Documents of either Spotify Party, (ii) violate or constitute a breach of or default (with notice or lapse of time, or both), permit termination, modification or acceleration, or cause the forfeiture of any right, under any provision of any material Contract by which any Spotify Group Company is bound or to which any Spotify Group Company is subject, or (iii) conflict with or violate any Law applicable to any Spotify Group Company, or by which any of its properties, rights or assets are bound or affected, or result in the creation of, or require the creation of, any Lien upon any properties, rights or assets of any Spotify Group Company, except, in the case of clauses (ii) and (iii), for any such items that would not constitute a Spotify Material Adverse Effect.

SECTION 4.05 Spotify Financial Statements.

(a) Section 4.05(a) of the Spotify Disclosure Letter includes true, complete and correct copies of the audited consolidated statement of financial position of Spotify as of December 31, 2016 and the related consolidated statements of income, changes in equity and cash flow for the year then ended (the “Audited Spotify Financial Statements”). The Audited Spotify Financial Statements have been prepared in accordance with applicable Laws and applicable IFRS as in effect as of December 31, 2016, and fairly present, in all material respects, the financial position and results of operations of the Spotify Group Companies as of and for the period ending on December 31, 2016.

(b) Section 4.05(b) of the Spotify Disclosure Letter includes true, complete and correct copies of the unaudited consolidated statement of financial position of Spotify as of September 30, 2017 and the related consolidated statements of operations and cash flow for the nine months ended September 30, 2017 (the “Unaudited Spotify Financial Statements” and, together with the Audited Spotify Financial Statements, including the related notes and schedules thereto, the “Spotify Financial Statements”). The Unaudited Spotify Financial Statements have been prepared in good faith on the basis of the Spotify Group Companies’ books of accounts without the intention to deceive or mislead.

(c) Since December 31, 2016, (i) the Spotify Business has been conducted in the Ordinary Course of Business in all material respects, and (ii) there has not been any Spotify Material Adverse Effect.

SECTION 4.06 Intellectual Property.

(a) To the Knowledge of Spotify, the Spotify Group Companies own or have a valid right to use all Intellectual Property Rights, database rights, and design rights required for the Spotify Business as currently conducted, except as would not constitute a Spotify Material Adverse Effect.

(b) As of the date hereof, (i) all of the registered Intellectual Property Rights owned by the Spotify Group Companies are in full force and effect and there are no defects in the Spotify Group Companies’ title to, or right to use, any such registered Intellectual Property Rights and (ii) other than licenses granted by the Spotify Group Companies, there are no Liens (or obligations to grant Liens) on the Intellectual Property Rights owned by the Spotify Group Companies, except, in the case of clauses (i) and (ii), as would not constitute a Spotify Material Adverse Effect.

(c) Subject to intra-group licenses and except in accordance with the Contracts set forth in Section 4.06(c) of the Spotify Disclosure Letter or in the Ordinary Course of Business, no Spotify Group Company has granted any material licenses or assignments under or in respect of any Intellectual Property Rights, database rights, or design rights owned by such Spotify Group Company.

(d) To the Knowledge of Spotify, there is no unauthorized use of any Intellectual Property Rights, database rights, or design rights owned by any Spotify Group Company that infringes, misappropriates, invalidates or dilutes any right comprised in such Intellectual Property Rights, database rights, or design rights to the extent of having a Spotify Material Adverse Effect. None of the Spotify Group Companies has received any written notice of the alleged infringement, misappropriation of or conflict with any Intellectual Property Rights, database rights, design rights or moral rights owned by any third party, except for notices involving matters that, if they were resolved unfavorably to any Spotify Group Company, would not constitute a Spotify Material Adverse Effect.

(e) Each Spotify Group Company has taken reasonable steps in accordance with industry standard practices to protect the security of its trade secrets and its software, databases, systems, networks, and Internet sites and information stored or contained therein or transmitted thereby from unauthorized or improper access. To the Knowledge of Spotify, there has been no unauthorized or improper access to or use of the foregoing that constitutes a Spotify Material Adverse Effect.

(f) There has been no material interruption that constituted a Spotify Material Adverse Effect at any time during the twenty-four (24) months prior to the date hereof as a result of any defect relating to any information technology systems or applications (including the technical platform and client software) required for the Spotify Business as currently conducted.

(g) To the Knowledge of Spotify, all of the source code for any proprietary software necessary to operate the material information technology systems and applications that the Spotify Group Companies have developed (including the technical platform and all of the client software) is in the possession or control of the Spotify Group Companies. To the Knowledge of Spotify, there are no material escrow arrangements with respect to such source code other than those that have been made available to the TME Parties.

(h) The Spotify Group Companies take commercially reasonable efforts designed to ensure that no Open Source Software has been combined with software developed by or for the Spotify Group Companies (either by employees or independent contractors) and licensed, conveyed or made available by the Spotify Business in a way that requires that such software be, in a manner that constitutes a Spotify Material Adverse Effect, (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works, (iii) redistributable at no charge or (iv) to the Knowledge of Spotify, otherwise licensed or distributed.

(i) Except as would not constitute a Spotify Material Adverse Effect, (i) to the Knowledge of Spotify, the Spotify Group Companies have complied with all applicable Laws relating to privacy and data security, and with their published privacy policies in effect at the time, with respect to the collection, use, disclosure and transfer of personally identifiable information, (ii) the Spotify Group Companies use commercially reasonable technical and organizational measures to protect personally identifiable information against unauthorized access, disclosure, use, modification or other misuse or misappropriation, and (iii) to the Knowledge of Spotify, there has been no unauthorized or accidental access, acquisition, disclosure, intrusion or breach of security of personally identifiable information maintained by or on behalf of the Spotify Group Companies that has not been reported to the affected individuals or any Governmental Body if such reporting was required by any applicable Laws relating to privacy or security personally identifiable information, nor are there any currently pending or outstanding complaints, notices to, or claims asserted by any Person (including any Governmental Body) regarding the collection, use, transmission, disclosure or sharing of personally identifiable information by the Spotify Group Companies.

(j) This Section 4.06 and Section 4.07 constitute the sole and exclusive representations and warranties of the Spotify Group Companies with respect to the infringement, violation or misappropriation of or conflict with any third-party Intellectual Property Rights.

SECTION 4.07 Litigation. None of the Spotify Group Companies is engaged in any ongoing litigation or arbitration proceedings, whether as plaintiffs or defendants, which, if decided against the applicable Spotify Group Company, would constitute a Spotify Material Adverse Effect.

SECTION 4.08 Real Property. No Spotify Group Company has ever owned any real property.

SECTION 4.09 Compliance with Laws and Permits.

(a) All material Permits necessary to enable the Spotify Group Companies to conduct the Spotify Business have been obtained and are valid and subsisting and each Spotify Group Company has in all material respects complied with all such Permits.

(b) Each Spotify Group Company has, to the Knowledge of Spotify, conducted its business in compliance in all material respects with all applicable Laws.

SECTION 4.10 Tax Representations.

(a) All material Tax Returns required to be filed by, or on behalf of, any Spotify Group Company have been filed with the appropriate Taxing Authorities in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns were, at the time of such filing, in material compliance with all applicable Laws.

(b) To the Knowledge of Spotify, all Taxes assessed, which have become due and payable by the Spotify Group Companies, irrespective of the period to which they relate, prior to the date hereof, have been fully and timely paid (subject to any applicable extensions or grace periods) or adequate provisions for such Taxes have been made on the balance sheet included in the Unaudited Spotify Financial Statements.

(c) No Spotify Group Company has received any written notice from any Taxing Authority in a jurisdiction in which such Spotify Group Company does not file Tax Returns to the effect that it is or may be subject to taxation by, or required to file any Tax Return in, such jurisdiction.

(d) Each Spotify Group Company which is required to be registered is registered for the purposes of VAT in each jurisdiction in which it is required to be registered, has complied in all material respects with all legislation concerning VAT and has made and kept up to date records, invoices and other documents appropriate for the purposes of such legislation.

SECTION 4.11 Employment Matters. No labor dispute exists, or to the Knowledge of Spotify, is threatened with respect to any of the employees of the Spotify Group Companies which would constitute a Spotify Material Adverse Effect. The Spotify Group Companies are in compliance, and have complied, with all applicable Laws relating to employment and employment practices, terms and conditions of employment, and collective bargaining, except where the failure to be in compliance does not constitute a Spotify Material Adverse Effect.

SECTION 4.12 Sufficiency of Assets. The properties, rights and assets (tangible and intangible and including without limitation, licensed rights) of the Spotify Group Companies are, and as of the Closing will be, all of the properties, rights and assets (tangible and intangible) necessary and sufficient to conduct and operate the Spotify Business substantially in the manner conducted as of the date hereof and as it will be conducted as of the Closing Date in all material respects.

SECTION 4.13 Transaction with Affiliates. There is no Contract other than on arm’s length terms between any of the Spotify Group Companies, on the one hand, and any Related Party of Spotify, on the other hand.

SECTION 4.14 Anticorruption Compliance. In the past five (5) years, Spotify and, to the Knowledge of Spotify, its controlled Affiliates and their respective directors, managers, officers, employees, agents and all other Persons acting for or on behalf of Spotify or any of its controlled Affiliates (each, a “Spotify Agent”) have not taken any action in violation of any applicable Anticorruption Laws which would reasonably be expected, individually or in the aggregate, to be material to the Spotify Group Companies, taken as a whole. In the past five (5)

years, none of Spotify or, to the Knowledge of Spotify, any of its controlled Affiliates or any of their respective directors, managers, officers, employees, agents or other Persons acting for or on behalf of Spotify or any of its controlled Affiliates has, directly or indirectly, (i) offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to any Government Official or to any Person under circumstances where Spotify or any Spotify Agent knew or had reason to believe that all or a portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any Government Official, in each case for the purpose of (A) improperly influencing any act or decision of such Government Official in his or her official capacity; (B) improperly inducing such Government Official to perform or omit to perform any activity related to his or her legal duties; (C) securing any improper advantage; or (D) improperly inducing such Government Official to influence or affect any act or decision of any Governmental Body, in each case, in order to assist Spotify or any Spotify Agent in obtaining or retaining business for or with, or in directing business to, Spotify or any other Person; (ii) used any corporate funds or assets for unlawful contributions, gifts, entertainment, expenses or other unlawful conduct relating to political activity; (iii) made, offered, promised, authorized, solicited, or received any bribe, rebate, payoff, influence payment, kickback or other similar payment, whether directly or indirectly, to or from any private commercial entity for the purpose of gaining an improper business advantage in violation of applicable Anticorruption Laws; or (iv) taken any action that would constitute a violation of, or cause Spotify to be in violation of, or failed to take any action in violation of, any applicable Anticorruption Law. In the past five (5) years, none of Spotify or, to the Knowledge of Spotify, any of Spotify’s controlled Affiliates or any of their respective directors, managers, officers, employees or agents have received any written notices alleging any violation of any applicable Anticorruption Law or conducted any internal investigations with respect to any actual or alleged violation of any applicable Anticorruption Law which would reasonably be expected, individually or in the aggregate, to be material to the Spotify Group Companies, taken as a whole.

SECTION 4.15 Compliance with Sanctions Laws. In the past five (5) years, none of Spotify or any of Spotify’s Subsidiaries or, to the Knowledge of Spotify, any of their respective directors, managers, officers, employees, agents or other third parties acting on behalf of Spotify or any of Spotify’s Subsidiaries has taken any action or made any omission in violation of any applicable Law relating to (A) economic sanctions or embargoes, including any applicable OFAC Sanctions or (B) money laundering or (C) terrorism, in each of cases (A) through (C), which action or omission would reasonably be expected, individually or in the aggregate, to be material to the Spotify Group Companies, taken as a whole. None of Spotify or any of Spotify’s Subsidiaries is (A) an OFAC Sanctioned Person or (B) a Person that is subject to any sanctions of the European Union, the PRC or the Cayman Islands by Order of Her Majesty in Council. Neither Spotify nor any of its Subsidiaries has received any notice, and no proceeding or claim is pending or, to the Knowledge of Spotify, threatened, alleging that Spotify or any of Spotify’s Subsidiaries is not, or has not been in the past five (5) years, in compliance with the Laws referred to in the immediately preceding sentence.

SECTION 4.16 Securities Matters. The Acquired TME Shares and the Top-Up TME Shares (if any) are being acquired by Spotify AB for its own account and not with a view to, or for the offer or sale in connection with, any public distribution or sale, within the meaning of the Securities Act, of the Acquired TME Shares and the Top-Up TME Shares (if any) or any

interest therein. Spotify AB has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of its investment in the Acquired TME Shares and the Top-Up TME Shares (if any), and Spotify AB is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Acquired TME Shares and the Top-Up TME Shares (if any). Spotify acknowledges that the Acquired TME Shares and the Top-Up TME Shares (if any) have not been registered under the Securities Act or any other applicable securities Laws and understands and agrees that Spotify AB may not sell or dispose of any of the Acquired TME Shares and the Top-Up TME Shares (if any), except pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and any other applicable securities Laws.

SECTION 4.17 Investment Company. Spotify is not an “Investment Company” or directly or indirectly controlled by or acting on behalf of any Person which is an “Investment Company” within the meaning of the U.S. Investment Company Act of 1940, as amended.

SECTION 4.18 Brokers. Except as set forth on Section 4.18 of the Spotify Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Spotify Group Company.

SECTION 4.19 Non-Reliance on Estimates. The TME Parties have made available to the Spotify Parties, and may continue to make available, certain estimates, projections and other forecasts for the business of TME and certain plan and budget information. Without limiting the representations and warranties set forth in Article III in any respect, each Spotify Party acknowledges and agrees that (i) these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other, (ii) there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, (iii) the Spotify Parties are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), (iv) neither Spotify Party is relying on any estimates, projections, forecasts, plans or budgets furnished by any TME Group Company or its Affiliates and their respective Representatives or the accuracy or completeness thereof, and (v) each Spotify Party shall not, and shall cause its Affiliates and their respective Representatives not to, hold any such Person liable with respect thereto, except as set forth in this Agreement.

SECTION 4.20 No Other Representations or Warranties. Each Spotify Party acknowledges that, except for the representations and warranties of TME contained in Article III, the TME Parties are not making and have not made, and no other Person is making or has made on behalf of any TME Party, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby, and any such other representations and warranties are expressly disclaimed.

Article V

COVENANTS

SECTION 5.01 Conduct of Business of TME Prior to Closing. Except as (i) required by applicable Law, (ii) expressly required or permitted by this Agreement, (iii) set forth in Section 5.01 of the TME Disclosure Letter or (iv) otherwise consented to in writing by Spotify, from the date hereof until the earlier of (A) the termination of this Agreement in accordance with its terms and (B) the Closing, TME shall, and shall cause each TME Group Company to, conduct the TME Business in the Ordinary Course of Business in all material respects. Without limiting the generality of the foregoing, from the date hereof until the earlier of (x) the termination of this Agreement in accordance with its terms and (y) the Closing, TME shall not offer, sell or issue any TME Securities other than in connection with transactions reallocating TME Shares outstanding between holders of options to purchase TME Shares and holders of TME Shares that do not change the number of TME Shares outstanding as of the date of this Agreement; provided, that such transactions shall not prevent or materially delay the consummation of the transactions contemplated by this Agreement and the Other Transaction Agreements; provided, further, that TME shall not effect any such transaction that, at any time prior to the receipt of the Required Shareholder Approval, would result in the shareholders of TME which are parties to the Voting Agreement no longer owning at least seventy-five percent (75%) of the then issued and outstanding TME Shares.

SECTION 5.02 Conduct of Business of Spotify Prior to Closing. Except as (i) required by applicable Law, (ii) expressly required or permitted by this Agreement, (iii) set forth in Section 5.02 of the Spotify Disclosure Letter or (iv) otherwise consented to in writing by TME, from the date hereof until the earlier of (A) the termination of this Agreement in accordance with its terms and (B) the Closing, Spotify shall, and shall cause each Spotify Group Company to, conduct the Spotify Business in the Ordinary Course of Business in all material respects. Without limiting the generality of the foregoing, from the date hereof until the earlier of (x) the termination of this Agreement in accordance with its terms and (y) the Closing, Spotify shall not offer, sell or issue any Spotify Securities other than (1) Spotify Shares upon the exercise of options to purchase Spotify Shares that have been granted and are issued and outstanding as of the date hereof and are set forth in item 3 of Annex 4.03(a) of the Spotify Disclosure Letter or (2) in the Ordinary Course of Business; provided, that such offering, sale or issuance of Spotify Securities shall not prevent or materially delay the consummation of the transactions contemplated by this Agreement and the Other Transaction Agreements.

SECTION 5.03 TME Shareholders Meeting.

(a) TME shall, in accordance with its applicable Governing Documents, duly call and give notice of, and convene as promptly as practicable following the date of this Agreement, a meeting of its shareholders for the purpose of obtaining the Required Shareholder Approval (the “TME Shareholders Meeting”). TME shall (i) include the TME Board Recommendation in the meeting notice, (ii) recommend at the TME Shareholders Meeting that the shareholders of TME approve this Agreement and the transactions contemplated hereby and adopt the Restated Articles and (iii) use its reasonable best efforts to obtain and solicit the Required Shareholder Approval.

(b) Subject to applicable fiduciary duties, the board of directors of TME shall not (i) withdraw, qualify or modify, in any manner adverse to any Spotify Party, the TME Board Recommendation, (ii) authorize, approve, recommend or otherwise declare advisable any proposal or action that could reasonably be expected to interfere, prevent or materially delay the consummation of the transactions contemplated by this Agreement and the Other Transaction Agreements, or (iii) fail to include the TME Board Recommendation in the meeting notice for the TME Shareholders Meeting (each of the actions referred to in clauses (i) through (iii) above, a “Change in Recommendation”). Notwithstanding any Change in Recommendation, unless this Agreement has been terminated in accordance with its terms, TME shall submit the approval of this Agreement and the transactions contemplated hereby and the adoption of the Restated Articles for a vote by the shareholders of TME at the TME Shareholders Meeting.

SECTION 5.04 Reasonable Best Efforts. During the period from the date of this Agreement until the earlier of (i) the termination of this Agreement in accordance with its terms and (ii) the Closing, each of the TME Parties and the Spotify Parties shall (and each of TME and Spotify shall cause their respective Subsidiaries to) (A) use its reasonable best efforts to do or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary and reasonably advisable under applicable Laws or otherwise to consummate and make effective (and in any event prior to the Spotify Termination Date) the transactions contemplated by this Agreement and the Other Transaction Agreements on a timely basis, including using reasonable best efforts to give such notices and obtain all other authorizations, consents, orders and approvals of all Governmental Bodies and other third parties that may become necessary to consummate the transactions contemplated by this Agreement and the Other Transaction Agreements and (B) not take any action that could reasonably be expected to interfere, prevent or materially delay the consummation of the transactions contemplated by this Agreement and the Other Transaction Agreements.

SECTION 5.05 Shareholders Agreement. Prior to the Closing, TME shall cause the Shareholders Agreement to be executed and delivered by the Required Shareholders.

SECTION 5.06 Confidentiality. The Parties hereby agree and acknowledge that that certain letter agreement, dated July 17, 2017, by and among Spotify, Spotify AB, TME and Tencent Holdings Limited (as amended on November 9, 2017, the “Confidentiality Agreement”) shall hereby be amended to continue in full force and effect until the earlier of the Closing and the termination of this Agreement in accordance with Section 8.01, at which time (i) if this Agreement shall have been terminated, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms and (ii) if the Closing shall have occurred, the Confidentiality Agreement shall automatically terminate except with respect to the parties’ non- disclosure obligations set forth therein, which shall continue in full force and effect until the second (2nd) anniversary of this Agreement.

SECTION 5.07 Tencent Hong Kong Secondary Purchase. As of the date hereof, the board of directors of Spotify shall have approved the amendment or exchange of one or more of the Convertible Notes to permit the conversion of a portion thereof into, or the exchange of a portion thereof for, at least 120,000 Spotify Shares to be issued to the holder(s) of such Convertible Notes for purposes of consummating the Tencent Hong Kong Secondary Purchase. Spotify hereby agrees, subject to, and concurrently with, the consummation of the

Tencent Hong Kong Secondary Purchase, to (i) amend one or more of the Convertible Notes to permit the conversion of the applicable portion thereof into, or exchange the applicable portion of the Convertible Notes for, at least 120,000 Spotify Shares to be issued to the holder(s) of such Convertible Notes for purposes of consummating the Tencent Hong Kong Secondary Purchase, (ii) issue the number of Spotify Shares into or for which the applicable portion of the Convertible Notes was converted or exchanged and (iii) update the shareholders’ register of Spotify to reflect the issuance of such Spotify Shares upon such conversion or exchange. Upon the consummation of the Tencent Hong Kong Secondary Purchase, Spotify shall update the shareholders’ register of Spotify to reflect the transfer of the Spotify Shares into or for which the applicable portion of the Convertible Notes was converted or exchanged by the holder of such Convertible Notes to Tencent Hong Kong pursuant to the Tencent Hong Kong Secondary Purchase. Without limiting the foregoing, Spotify shall use its reasonable best efforts to assist and cooperate with Tencent Hong Kong to consummate the Tencent Hong Kong Secondary Purchase.

SECTION 5.08 TME Equity Offering and TME Shares Distribution.

(a) Spotify AB hereby irrevocably waives, effective as of the Closing and conditioned on the effectiveness of the Min River Waiver, any right that it may have to receive TME Shares pursuant to the TME Shares Distribution (or any other distribution, right, consideration or asset in lieu thereof); provided that such waiver shall be exclusively limited to Spotify AB’s right to receive TME Shares in the TME Shares Distribution and shall in no event apply to any subsequent or other dividends or other distributions declared, paid or made by TME. TME shall not distribute or issue to any shareholder or any other Person in connection with the TME Shares Distribution any of the TME Shares otherwise distributable to (i) Min River in the absence of the Min River Waiver or (ii) Spotify AB in the absence of the waiver set forth in this Section 5.08(a).

(b) TME shall consummate the Distribution to Other Shareholders promptly following the Closing.

(c) Immediately following the Closing, TME Hong Kong shall transfer to Tencent Hong Kong 50% of the Acquired Spotify Shares pursuant to, and TME and TME Hong Kong shall otherwise fully perform their obligations under, the share transfer agreement between TME, TME Hong Kong and Tencent Hong Kong (an executed copy of which has been provided to Spotify). Spotify hereby consents to such transfer and waives any notice requirement, including under Section 2.04 of the TME Investor Agreement, with respect to such transfer. Spotify shall update its shareholders’ register to reflect such transfer upon notice of its consummation.

Article VI

CONDITIONS TO CLOSING

SECTION 6.01 Conditions to Obligations of Each Party. The respective obligations of each Party to consummate the TME Shares Issuance and the Spotify Shares Issuance shall be subject to the satisfaction or waiver (to the extent permitted by applicable Law) by each Party, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Body shall have enacted, issued, promulgated, enforced or entered any Law which is then in effect (whether temporary, preliminary or permanent) and has the effect of enjoining, restraining, prohibiting or otherwise making the consummation of the transactions contemplated by this Agreement illegal (an “Injunction”).

(b) The Required Shareholder Approval shall have been obtained.

(c) The Restated Articles shall have been duly adopted by TME and shall be in full force and effect as of the Closing.

(d) The Shareholders Agreement shall have been duly executed and delivered by the Required Shareholders and shall be in full force and effect as of the Closing.

SECTION 6.02 Conditions to Obligations of the TME Parties. The obligations of the TME Parties to consummate the TME Shares Issuance and the Spotify Shares Issuance shall be subject to the satisfaction or, to the extent permitted by applicable Law, waiver by TME, at or prior to the Closing, of each of the following additional conditions:

(a)(i) The representations and warranties of Spotify contained in Section 4.01, Section 4.02, Section 4.03(a), Section 4.03(f), Section 4.03(g), Section 4.05(c) and Section 4.18 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except for such representations and warranties set forth therein that expressly speak as of a specified date, in which case such representations and warranties shall be true and correct in all respects as of such specified date), and (ii) the other representations and warranties of Spotify contained in Article IV (A) that are qualified by materiality, Spotify Material Adverse Effect or similar materiality qualification contained therein shall be true and correct in all respects, and (B) that are not qualified by materiality, Spotify Material Adverse Effect or similar materiality qualification contained therein, shall be true and correct in all material respects, in each case of clauses (A) and (B), as of the date of this Agreement and as of the Closing Date (except for such representations and warranties set forth therein that expressly speak as of a specified date, in which case such representations and warranties shall be, in the case of clause (A), true and correct in all respects and, in the case of clause (B), true and correct in all material respects, in each case as of such specified date). TME shall have received a certificate, dated as of the Closing Date, signed by an authorized representative of Spotify to the foregoing effect.

(b) The Spotify Parties shall have performed and complied in all material respects with all agreements, covenants and obligations contained in this Agreement that are required to be performed or complied with by them at or prior to the Closing. TME shall have received a certificate, dated as of the Closing Date, signed by an authorized representative of Spotify to the foregoing effect.

SECTION 6.03 Conditions to Obligations of the Spotify Parties. The obligations of the Spotify Parties to consummate the TME Shares Issuance and the Spotify Shares Issuance shall be subject to the satisfaction or, to the extent permitted by applicable Law, waiver by Spotify, at or prior to the Closing, of each of the following additional conditions:

(a)(i) The representations and warranties of TME contained in Section 3.01, Section 3.02, Section 3.03(a), Section 3.03(f), Section 3.03(g), Section 3.03(h), Section 3.06(e)

and Section 3.19 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except for such representations and warranties set forth therein that expressly speak as of a specified date, in which case such representations and warranties shall be true and correct in all respects as of such specified date), and (ii) the other representations and warranties of TME contained in Article III (A) that are qualified by materiality, TME Material Adverse Effect or similar materiality qualification contained therein shall be true and correct in all respects, and (B) that are not qualified by materiality, TME Material Adverse Effect or similar materiality qualification contained therein shall be true and correct in all material respects, in each case of clauses (A) and (B), as of the date of this Agreement and as of the Closing Date (except for such representations and warranties set forth therein that expressly speak as of a specified date, in which case such representations and warranties shall be, in the case of clause (A), true and correct in all respects and, in the case of clause (B), true and correct in all material respects, in each case as of such specified date). Spotify shall have received a certificate, dated as of the Closing Date, signed by an authorized representative of TME to the foregoing effect.

(b) The TME Parties shall have performed and complied in all material respects with all agreements, covenants and obligations contained in this Agreement that are required to be performed or complied with by them at or prior to the Closing. Spotify shall have received a certificate, dated as of the Closing Date, signed by an authorized representative of TME to the foregoing effect.

Article VII

INDEMNIFICATION

SECTION 7.01 Survival.

(a) The representations and warranties set forth in Article III and in Article IV shall survive the Closing for a period of eighteen (18) months following the Closing; provided, however, that the representations and warranties set forth in Section 3.01 (Corporate Organization), Section 3.02 (Authority), Section 3.03(a) (Capitalization), Section 3.03(f) (Title to Acquired TME Shares), Section 3.03(h) (Title to Top-Up TME Shares), Section 4.01 (Corporate Organization), Section 4.02 (Authority), Section 4.03(a) (Capitalization) and Section 4.03(f) (Title to Acquired Spotify Shares) (collectively, the “Fundamental Representations”) shall each survive indefinitely.

(b) All covenants and agreements of the Parties made in this Agreement which by their terms are required to be performed, in whole or in part, by such Person following the date of this Agreement shall each survive in accordance with their respective terms, and any claims for indemnification in respect of any breach of such covenants or agreements shall each survive the date of this Agreement until the expiration of the applicable statute of limitations (as that may have been extended).

(c) The Parties agree that (i) in this Article VII they intend to shorten, in the case of the limited survival periods specified in this Section 7.01, the applicable statute of limitations period with respect to certain claims, (ii) notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of the applicable survival period specified in this Section 7.01 for such representation, warranty, covenant or agreement and (iii) any claims for indemnification for which notice is not timely made for purposes of this Article VII shall be expressly barred and are hereby waived; provided that, if any claim for indemnification asserted within any such survival period as herein provided shall have been timely made for purposes of this Article VII, the representation, warranty, covenant or agreement that is the subject of such claim, to the extent of such claim only, shall survive until such claim has been fully and finally resolved in accordance with the terms of this Agreement.

SECTION 7.02 Indemnification.

(a) Subject to the provisions of this Article VII, from and after the Closing TME shall, to the extent permitted by applicable Law, indemnify, defend and hold harmless the Spotify Parties, their respective Affiliates and their and their respective Affiliates’ respective officers, directors, equity holders, employees, agents, attorneys and other representatives and their respective successors and permitted assigns (each, an “Spotify Indemnified Party”) from and against, and reimburse each Spotify Indemnified Party for, any and all Losses actually incurred or suffered by any Spotify Indemnified Party to the extent arising out of any of the following, without duplication:

(i) any breach of any representation or warranty made by TME in this Agreement or in any certificate delivered by TME pursuant to Section 6.03(a); and

(ii) any breach of, or failure by, the TME Parties to perform, any of their respective covenants, agreements or obligations set forth in this Agreement.

(b) Subject to the provisions of this Article VII, from and after the Closing Spotify shall, to the extent permitted by applicable Law, indemnify, defend and hold harmless the TME Parties, their respective Affiliates and their and their respective Affiliates’ respective officers, directors, equity holders, employees, agents, attorneys and other representatives and their respective successors and permitted assigns (each, an “TME Indemnified Party”) from and against, and reimburse each TME Indemnified Party for, any and all Losses actually incurred or suffered by any TME Indemnified Party to the extent arising out of any of the following, without duplication:

(i) any breach of any representation or warranty made by Spotify in this Agreement or in any certificate delivered by Spotify pursuant Section 6.02(a); and

(ii) any breach of, or failure by, the Spotify Parties to perform, any of their respective covenants, agreements or obligations set forth in this Agreement.

SECTION 7.03 Limitations on Indemnification.

(a) No individual claim (or series of related claims arising from substantially the same underlying facts, events or circumstances) pursuant to Section 7.02(a)(i) or Section 7.02(b)(i) by a Spotify Indemnified Party or TME Indemnified Party, as applicable, may be asserted (and no Spotify Indemnified Party or TME Indemnified Party shall be entitled to indemnification with respect to any such claim (or series of related claims arising from substantially the same underlying facts, events or circumstances)) unless the aggregate amount of Losses that would be payable with respect to such claim (or series of related claims arising from substantially the same underlying facts, events or circumstances) exceeds an amount equal to $500,000 (the “De Minimis Amount”), and any such individual claim (or series of related claims arising from substantially the same underlying facts, events or circumstances) for amounts less than the De Minimis Amount shall not be applied to or considered for purposes of determining whether the Basket has been satisfied or whether any of the caps set forth in this Section 7.03 have been satisfied.

(b) Except in the case of a breach of any Fundamental Representation, no Indemnifying Party shall have any liability or obligation to any Spotify Indemnified Party or TME Indemnified Party, as applicable, under Section 7.02(a)(i) or Section 7.02(b)(i) unless and until the aggregate Losses incurred by all Spotify Indemnified Parties or TME Indemnified Parties, as applicable, thereunder exceed $12,000,000 (the “Basket”), in which case, any Indemnified Party shall be entitled to make a claim against the Indemnifying Party for any Losses from dollar one (but, for the avoidance of doubt, excluding any claims or series of related claims arising from substantially the same underlying facts, events or circumstances that do not exceed the De Minimis Amount).

(c) The maximum aggregate liability of (i) TME to any Spotify Indemnified Party under Section 7.02(a)(i) (other than for breaches of the Fundamental Representations) and (ii) Spotify to any TME Indemnified Party under Section 7.02(b)(i) (other than for any breaches of the Fundamental Representations), in each case, shall be an amount equal to $500,000,000.

(d) Without limiting Section 7.03(c), the maximum aggregate liability of (i) TME to any Spotify Indemnified Party under Section 7.02(a) and (ii) Spotify to any TME Indemnified Party under Section 7.02(b), in each case, shall be an amount equal to the TME Shares Purchase Price.

(e) For purposes of applying the indemnification remedies provided in this Article VII, when calculating the amount of any Losses relating thereto, in each case, the representations and warranties made by the Indemnifying Party in this Agreement shall be considered and applied without regard to any reference as to materiality, TME Material Adverse Effect, Spotify Material Adverse Effect or similar materiality qualifications set forth therein.

(f) The amount for which any Indemnifying Party shall be liable with respect to any Loss incurred by any Indemnified Party shall be reduced (i) to the extent that such Indemnified Party shall theretofore have actually realized any proceeds (net of any costs or expenses expended by such Indemnified Party in seeking such proceeds, including the present value of any increases in insurance premiums) recovered from third parties (including insurers) with respect to such Loss or any of the events, conditions, facts or circumstances resulting in such Loss and (ii) by the amount of any net Tax Benefit realized by such Indemnified Party (provided, however, that such Tax Benefit is actually recognized in the tax year prior to or in which the Loss is incurred). If an Indemnified Party shall have received or shall have had paid on its behalf an indemnity payment with respect to a Loss pursuant to this Article VII and shall subsequently receive, directly or indirectly, such proceeds, then such Indemnified Party shall promptly (and in any event within five (5) Business Days after receipt of such proceeds) pay to the Indemnifying Party the net amount of such proceeds or, if less, the amount of the indemnity payment that such Indemnified Party received or has had paid on its behalf pursuant to this Article VII. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements other than this Agreement for any Losses to the same extent such Party would if such Losses were not subject to indemnification, compensation or reimbursement hereunder.

(g) An Indemnified Party shall be deemed to recognize a “Tax Benefit” with respect to a taxable year only if, and to the extent that, such Indemnified Party’s liability for income taxes in such taxable year, calculated by excluding any tax deductions or tax credits attributable to the Loss with respect to which it has been indemnified, exceeds the Indemnified Party’s actual liability for income taxes in such taxable year.

(h) For purposes of applying the indemnification remedies provided in this Article VII, a breach of any representation or warranty made by TME or Spotify shall not give rise to any indemnification claim hereunder to the extent, in the case of a breach of a representation or warranty made on the date of this Agreement, such breach results solely from the enactment of any Tax Law with retroactive effect after the date hereof and, in the case of a breach of a representation or warranty made as of the Closing Date, such breach results solely from the enactment of any Tax Law with retroactive effect after the Closing Date.

SECTION 7.04 Claims Procedure.

(a) Notification by the Indemnified Party. If any Indemnified Party becomes aware of any fact, matter or circumstance that may give rise to a claim for indemnification under this Article VII, the Indemnified Party shall (at its own expense) as soon as reasonably practicable thereafter notify the Indemnifying Party in writing of any claim in respect of which indemnity may be sought under this Article VII, including any pending or threatened claim or demand by a third party that the Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement (each, a “Third Party Claim”), setting out in reasonable detail the provisions under this Agreement on which such claim is based, the basis thereof (including, where the claim is the result of a Third Party Claim, reasonably available evidence of the Third Party Claim) and setting out in reasonable detail its estimate of the amount of Losses to the extent known and quantifiable which are, or are to be, the subject of the claim; provided, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent that the Indemnifying Party is actually prejudiced by such failure.

(b) Cooperation by the Indemnified Party. The Indemnified Party shall reasonably cooperate with and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in defending against a Third Party Claim, if the Indemnifying Party elects to assume the defense pursuant to Section 7.04(c), at the Indemnifying Party’s expense.

(c) Assumption of Defense of a Third Party Claim. Upon receipt of a written notice of a claim for indemnity from an Indemnified Party pursuant to Section 7.04(a) in respect of a Third Party Claim, the Indemnifying Party may, by notice to the Indemnified Party delivered within fifteen (15) Business Days of the receipt of such notice of such Third Party Claim (or such lesser number of days set forth in such notice as may be required by court proceedings in the event of a litigated matter), assume the defense and control of any Third Party Claim, with its own counsel (reasonably acceptable to the Indemnified Party) and at its own expense, but shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense; provided, that notwithstanding the foregoing, the Indemnified Party shall be entitled to retain or assume, as applicable, the defense and control of any Third Party Claim and hire its own counsel (and the reasonable fees and expenses of such counsel shall be borne by the Indemnifying Party) if (i) after assuming the defense and control of such Third Party Claim, the Indemnifying Party fails to actively and diligently pursue such Third Party Claim (after the Indemnified Party has notified the Indemnifying Party of such failure and the Indemnifying Party does not cure such failure within twenty (20) Business Days following receipt of such notice) or the Indemnifying Party withdraws from such defense or (ii) such Third Party Claim does not involve only monetary damages, is a criminal or quasi-criminal action or seeks any material injunction or other material equitable relief against any Indemnified Party; provided, further, that if the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and, in the reasonable judgment of counsel to the Indemnified Party, the representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, then the Indemnified Party shall be entitled to participate in the defense with one separate counsel (and one additional separate local counsel in each applicable jurisdiction) at the expense of the Indemnifying Party. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, any Third Party Claim, unless such settlement, compromise, discharge or entry of any judgment only involves the payment of monetary damages and does not involve any finding or admission of any violation of Law or admission of any wrongdoing by the Indemnified Party and does not involve injunctive or other equitable relief, and the Indemnifying Party shall obtain, as a condition of any settlement, compromise, discharge, entry of judgment (if applicable), or other resolution, a complete and unconditional release of each Indemnified Party from any and all liabilities in respect of such Third Party Claim.

(d) The Indemnified Party shall not settle, compromise or consent to the entry of any judgment with respect to any claim or demand for which it is seeking indemnification from the Indemnifying Party hereunder or admit to any liability with respect to such claim or demand without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed).

(e) Direct Claims. Any action by an Indemnified Party on account of any Losses which do not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than sixty (60) days after the Indemnified Party becomes aware of such Direct Claim; provided that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent that the Indemnifying Party is actually prejudiced by such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, the basis thereof and set forth the estimated amount, if reasonably obtainable and quantifiable, of the Losses that have been or may be suffered by the

Indemnified Party (the “Losses Estimate”). The Indemnifying Party shall have thirty (30) days after the receipt of such notice to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have accepted such claim, in which case the Indemnifying Party shall be obligated to pay the Indemnified Party for such Direct Claim. If the Indemnifying Party contests the payment of the Losses Estimate, then the Indemnifying Party and the Indemnified Party shall use good faith efforts to arrive at a mutually acceptable resolution of such dispute within the next thirty (30) days. If a mutually acceptable resolution cannot be reached between the Indemnifying Party and the Indemnified Party within such 30-day period, then the applicable Person shall thereupon be entitled to pursue such remedies as may be available to it under this Agreement. Upon a reasonable request by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim hereby agrees to consult with the Indemnifying Party and use commercially reasonable efforts to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim; provided, that any costs, expenses or fees incurred in connection therewith shall be deemed to be Losses.

SECTION 7.05 Satisfaction of Indemnification Obligations.

(a) Upon the final determination of the Indemnifying Party’s obligation to indemnify any Indemnified Party for any Losses pursuant to this Article VII, the Indemnifying Party shall be required, at the sole and exclusive election of Spotify (if TME is the Indemnifying Party) or TME (if Spotify is the Indemnifying Party), to either (i) make a cash payment to the Indemnified Party (or another Person designated by Spotify or TME, as applicable, in its sole and absolute discretion) by wire transfer of immediately available funds or (ii)(A) if TME is the Indemnifying Party, cause TME Hong Kong to sell, transfer, assign, convey and deliver to Spotify (or another Person designated by Spotify in its sole and absolute discretion) all or a portion of any Spotify Securities owned beneficially or of record by the Indemnifying Party or its controlled Affiliates in exchange and as consideration for the satisfaction of TME’s indemnification obligation for such Losses and (B) if Spotify is the Indemnifying Party, cause Spotify AB to sell, transfer, assign, convey and deliver to TME (or another Person designated by TME in its sole and absolute discretion) all or a portion of any TME Securities owned beneficially or of record by the Indemnifying Party or its controlled Affiliates in exchange and as consideration for the satisfaction of Spotify’s indemnification obligation for such Losses (it being understood that the Indemnified Party shall have the right to elect to have its Losses indemnified by a cash payment, the sale, transfer, assignment, conveyance and delivery of Spotify Securities or TME Securities, as applicable, or a combination thereof, in each case, to satisfy the aggregate amount of Losses that the Indemnified Party is entitled to be indemnified for hereunder).

(b) For purposes of this Section 7.05, the number of Spotify Securities or TME Securities, as applicable, to be sold, transferred, assigned, conveyed and delivered to Spotify and TME, respectively, shall be calculated by dividing (i) the amount of the Indemnified Party’s Losses for which it is finally determined the Indemnified Party is entitled to indemnification under Section 7.02 and with respect to which the Indemnified Party has elected to repurchase Spotify Securities or TME Securities, as applicable, from the Indemnifying Party, by (ii)(A) if the Spotify Securities or TME Securities, as applicable, are publicly traded on a national securities exchange in the United States or a non-U.S. securities exchange, the volume weighted average of the price per Spotify Security or TME Security, as applicable, for the ninety (90) trading days ending on (and including) the trading day prior to the day of the final determination of the applicable indemnification claim in accordance with this Section 7.05, as obtained from Bloomberg L.P. (or, if not reported therein, from another authoritative source) and (B) if the Spotify Securities or TME Securities, as applicable, are not so publicly traded, the per share value of the Spotify Securities or TME Securities, as applicable (the “Per Share Value”) as of the day prior to the day of the final determination of the applicable Indemnifying Party’s obligation to indemnify any Indemnified Party for any Losses pursuant to this Article VII, determined by an internationally recognized valuation firm that is independent from the Indemnifying Party and the Indemnified Party and that shall be selected by the Indemnified Party and reasonably acceptable to the Indemnifying Party (the “Expert”), which determination shall, absent manifest error, be conclusive, final, non-appealable and binding upon the Indemnifying Party and the Indemnified Party. The Indemnifying Party shall bear the fees and expenses of the Expert, and such fees and expenses shall be added to the amount of the Indemnified Party’s Losses referred to in the foregoing clause (i) for purposes of determining the number of Spotify Securities or TME Securities, as applicable, to be sold, transferred, assigned, conveyed and delivered to the Indemnified Party pursuant to this Section 7.05. The Indemnifying Party and the Indemnified Party shall provide reasonable cooperation to the Expert in determining the Per Share Value pursuant to this Section 7.05. Any sale, transfer, assignment, conveyance and delivery of any Spotify Securities or TME Securities, as applicable, under this Agreement shall be consummated promptly and in any event no later than ten (10) Business Days after the later of (x) the applicable claim for indemnification has been finally determined and (y) if applicable, the determination of the Per Share Value by the Expert.

(c) Any claim, action, suit, arbitration or proceeding by or before any Governmental Body and the liability for and amount of damages therefor, shall be deemed to be “finally determined” for purposes of this Article VII when the Parties have so determined by mutual agreement or, if disputed, when a final non-appealable Order has been entered into with respect to such claim, action, suit, arbitration or proceeding.

SECTION 7.06 Tax Treatment of Indemnification. The Parties agree to treat any indemnification made pursuant to this Article VII as an adjustment to the TME Shares Purchase Price or the Spotify Shares Purchase Price, as applicable, unless otherwise required by applicable Law.

SECTION 7.07 Exclusive Remedy. From and after the Closing, except in the case of a Willful Breach, the Parties hereby acknowledge and agree that, (i) the indemnification provisions of this Article VII shall be the sole and exclusive remedies of the Indemnified Parties with respect to any and all Losses arising from this Agreement or the transactions contemplated hereby, (ii) except as set forth in, and without limiting the provisions of, this Article VII and Section 9.14 (Specific Performance), neither TME Parties nor the Spotify Parties shall be liable or responsible in any manner whatsoever (whether for indemnification or otherwise) to any Indemnified Party for any breach of any representation or warranty of TME or Spotify made in this Agreement or any breach, nonfulfillment or default in the performance of any covenant or agreement of the TME Parties or the Spotify Parties in this Agreement and (iii) anything herein to the contrary notwithstanding, no breach of any representation or warranty of TME or Spotify made in this Agreement, or breach, nonfulfillment or default in the performance of any covenant or agreement of the TME Parties or the Spotify Parties in this Agreement shall give rise to any right on the part of any Indemnified Party, after the consummation of the transactions contemplated by this Agreement and the Other Transaction Agreements, to rescind this Agreement, any of the Other Transaction Agreements or any of the transactions contemplated hereby or thereby or to any further indemnification rights or monetary claims of any nature whatsoever in respect thereof (whether by contract, common law, Law or otherwise), all of which the Parties hereby waive. Nothing in this Section 7.07 shall limit any Party’s right to seek and obtain any equitable relief to which such Party may be entitled pursuant to Section 9.14 (Specific Performance).

SECTION 7.08 Contingent Liabilities. No Indemnifying Party shall be liable under this Article VII in respect of any Loss which is contingent unless and until such contingent Loss becomes an actual liability and is due and payable; provided, that a notice of a Third Party Claim or Direct Claim may be delivered hereunder prior thereto.

SECTION 7.09 No Waiver of Contractual Representations and Warranties. The Parties agree that the Indemnified Parties’ rights to indemnification under this Article VII for the representations and warranties set forth herein are part of the basis of the bargain contemplated by this Agreement, and the Indemnified Parties’ rights to indemnification shall not be affected or waived in any respect by virtue of (and the Spotify Parties and the TME Parties shall be deemed to have relied upon the representations and warranties set forth herein notwithstanding) any knowledge on the part of the Spotify Parties of any inaccuracy of any of the representations or warranties of TME and on the part of the TME Parties of any inaccuracy of any of the representations or warranties of Spotify, in each case, set forth in this Agreement, regardless of whether such knowledge was obtained through such Party’s own investigation or through disclosure by the other Party or any other Person, and regardless of whether such knowledge was obtained before or after execution and delivery of this Agreement.

SECTION 7.10 No Duplication. Any Losses subject to indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses.

SECTION 7.11 No Offset. No Indemnifying Party shall have any right to set off any payment due under this Agreement or any other agreement by or among the Parties (or their respective Affiliates) against any other payments to be made pursuant to this Agreement, any such other agreement or otherwise.

Article VIII

TERMINATION

SECTION 8.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Parties;

(b) by either TME by written notice to Spotify or by Spotify by written notice to TME, in the event that any Governmental Body having competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Injunction which shall have become final and non-appealable;

(c) by either TME by written notice to Spotify or by Spotify by written notice to TME, in the event that the Required Shareholder Approval shall not have been obtained at the TME Shareholders Meeting;

(d) by Spotify by written notice to TME, in the event that the Closing shall not have occurred on or before December 19, 2017 (New York time) (the “Spotify Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.01(d) shall not be available to Spotify if any Spotify Party’s breach of, or failure to fulfill, any of its obligations under this Agreement has been the primary cause of, or primarily resulted in, the failure to consummate the Closing by the Spotify Termination Date;

(e) by TME by written notice to Spotify, in the event that the Closing shall not have occurred on or before January 8, 2018 (New York time) (the “TME Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.01(e) shall not be available to TME if any TME Party’s breach of, or failure to fulfill, any of its obligations under this Agreement has been the primary cause of, or primarily resulted in, the failure to consummate the Closing by the TME Termination Date;

(f) by TME by written notice to Spotify, if (i) any Spotify Party shall have breached any representation, warranty, covenant or agreement set forth in this Agreement, and (ii) such breach would cause any of the conditions set forth in Section 6.02 not to be satisfied; provided, however, that TME shall not have the right to terminate this Agreement pursuant to this Section 8.01(f) if any TME Party is then in material breach of this Agreement that would result in any of the conditions set forth in Section 6.03 not to be satisfied; or

(g) by Spotify by written notice to TME, if (i) any TME Party shall have breached any representation, warranty, covenant or agreement set forth in this Agreement, and (ii) such breach would cause any of the conditions set forth in Section 6.03 not to be satisfied; provided, however, that Spotify shall not have the right to terminate this Agreement pursuant to this Section 8.01(g) if any TME Party is then in material breach of this Agreement that would result in any of the conditions set forth in Section 6.02 not to be satisfied.

SECTION 8.02 Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void and there shall be no liability under this Agreement on the part of any Party except that nothing herein shall relieve any Party from liability for any Willful Breach of this Agreement that occurred before such termination and the terms of this Section 8.02, Section 5.06 (Confidentiality) and Article IX (Miscellaneous) shall survive any such termination.

Article IX

MISCELLANEOUS

SECTION 9.01 Expenses and Taxes. Each Party shall bear its own costs and expenses incurred in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Each Party shall bear its own Taxes assessed or incurred in connection with the consummation of the transactions contemplated by this Agreement in accordance with applicable Laws.

SECTION 9.02 Publicity. Any initial press release or releases made by, or caused to be made by, any Party with respect to the execution and delivery of this Agreement shall be jointly agreed upon by the Parties. Following such initial press release or releases, neither Party shall make, or cause to be made, any additional press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other Parties, except to the extent required by applicable Law (including applicable securities Laws) or applicable securities exchange regulation; provided, however, that the Parties may make any press release or other public announcement (including to analysts, investors or other attending industry conferences or analyst or investor conference calls) to the extent that such release or announcement contains no information in respect of this Agreement or the transactions contemplated by this Agreement other than information in respect of this Agreement or the transactions contemplated by this Agreement previously publicly disclosed in accordance with this Section 9.02 and is otherwise consistent in all material respects with previous statements made by the Parties in accordance with this Section 9.02.

SECTION 9.03 Amendment. This Agreement may be amended, modified or supplemented only by an agreement in writing executed by all of the Parties.

SECTION 9.04 Notices. Unless otherwise provided herein, all notices and other communications hereunder shall be in writing and shall be deemed given and received if transmitted by electronic mail (with confirmation of receipt by the recipient, which confirmation shall be promptly delivered by the recipient if so requested by the sender in the applicable notice or other communication), on the Business Day after the date on which such notice is sent to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a) If to TME or TME Hong Kong, to:

Tencent Music Entertainment Group

7F, China Technology Trade Center

NO.66 North 4th Ring West Road

Hai Dian District, Beijing

P.R.China 100080

Attention:	Hsiang Zhao
E-mail:

with a copy (which copy alone shall not constitute notice) to:

Davis Polk & Wardwell

The Hong Kong Club Building

3A Chater Road, 18/F

Hong Kong

Attention:	Miranda So
Email:

(b) If to Spotify or Spotify AB, to:

Spotify AB

attn. Corporate Legal

Birger Jarlsgatan 61

113 56 Stockholm

Sweden

with a copy (which copy alone shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention:	Alan M. Klein
Sebastian Tiller
E-mail:

SECTION 9.05 Waivers. Any Party may waive in whole or in part any benefit or right provided to it under this Agreement, such waiver being effective only if contained in a writing executed by the waiving Party. The failure of a Party at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a Party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

SECTION 9.06 Successors and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective permitted successors and assigns. Neither this Agreement, nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void.

SECTION 9.07 No Third-Party Beneficiaries. Except as otherwise expressly provided in Article VII with respect to the Indemnified Parties (which shall be express third party beneficiaries with respect to Article VII), this Agreement is solely for the benefit of the Parties and no provision of this Agreement shall be deemed to confer upon any other Person any remedy, claim, liability, reimbursement, cause of action or other right.

SECTION 9.08 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

SECTION 9.09 Entire Understanding. This Agreement (including the TME Disclosure Letter and the Spotify Disclosure Letter), the Confidentiality Agreement and the Other Transaction Agreements set forth the sole and entire agreement and understanding of the Parties with respect to the transactions contemplated hereby and thereby and all inducements to the making of this Agreement relied upon by the Parties and supersede any and all prior representations, warranties, agreements, arrangements and understandings, both written and oral, among the Parties relating to the subject matter of this Agreement, the Confidentiality Agreement and the Other Transaction Agreements (including that certain non-binding term sheet, dated August 21, 2017, by and among the Parties).

SECTION 9.10 Governing Law. Except to the extent that mandatory provisions of the Laws of Luxembourg are applicable, this Agreement and its enforcement, and any controversy arising out of or relating to the making or performance of this Agreement, shall be governed by and construed in accordance with the law of the State of New York, without regard to New York’s principles of conflicts of law.

SECTION 9.11 Arbitration. All disputes, controversies or claims arising out of or in connection with this Agreement shall be resolved by final and binding arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (the “ICC”) by three (3) arbitrators appointed in accordance with the Rules of Arbitration of the ICC. The claimant(s) shall nominate one (1) arbitrator in the request for arbitration. The respondent(s) shall nominate one (1) arbitrator in the answer to the request. The two (2) arbitrators nominated by the claimant and the respondent may be nationals of any country. The two (2) party- nominated arbitrators shall then attempt to agree, in consultation with the claimant(s) and the respondent(s), upon the nomination of a third (3rd) arbitrator to act as president of the tribunal. If the third (3rd) arbitrator has not been nominated within thirty (30) days of the date of the appointment of the second (2nd) arbitrator, the third (3rd) arbitrator shall be nominated by the ICC International Court of Arbitration. The third (3rd) arbitrator and president of the tribunal shall not be a national of the PRC or Sweden. The place of arbitration shall be Wilmington, Delaware, United States of America. The language of the arbitration shall be English.

SECTION 9.12 Counterparts. Each of this Agreement and the Other Transaction Agreements may be executed (including by e-mail delivery of a portable document format (“.pdf”) file) in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same original instrument.

SECTION 9.13 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

SECTION 9.14 Specific Performance. The Parties recognize, acknowledge and agree that the breach or violation of this Agreement by a Party would cause irreparable damage to the other Party and that none of the Parties has an adequate remedy at Law. Unless and until this Agreement has been terminated in accordance with its terms, each Party shall therefore be entitled, in addition to any other remedies that may be available, to obtain specific performance of the terms of this Agreement, and appropriate injunctive relief may be applied for and granted in connection therewith. A Party seeking an order or injunction to prevent breaches of this Agreement or to enforce specifically the terms and provisions hereof shall not be required to provide, furnish or post any bond or other security in connection with or as a condition to obtaining any such order or injunction, and each Party hereby irrevocably waives any right it may have to require the provision, furnishing or posting of any such bond or other security. If any action is brought by any Party to enforce this Agreement, the other Parties shall waive the defense that there is an adequate remedy at Law.

SECTION 9.15 Interpretation.

(a) The table of contents and headings preceding the text of articles and sections included in this Agreement and the headings to schedules and exhibits attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. All exhibits and schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein and any capitalized terms used in any exhibit or schedule to this Agreement but not otherwise defined therein shall have the meaning as defined in this Agreement. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement. The terms as set forth in this Agreement have been arrived at after mutual negotiation with the advice of counsel and, therefore, it is the intention of the Parties that its terms may not be construed against any of the Parties by reason of the fact that it was prepared by one of the Parties. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. The words “hereof,” “herein”, “hereby”, “hereto” and “hereunder” shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to documents or other materials that were delivered, provided or made available to any Party shall include any such document or material (i) posted to, as applicable, (A) the virtual data room hosted by Intralinks, to which TME has provided access for review by the Spotify Parties or (B) the virtual data room hosted by Merrill Datasite, to which the Spotify Parties have provided access for review by the TME Parties, in each case, prior to the date hereof, or (ii) otherwise made available to such Party or any of its Representatives (electronically or otherwise) prior to the date hereof. All references to “Section”, “Sections”, “Article”, “Articles”, “Exhibit” or “Exhibits” refer to the corresponding Section, Sections, Article, Articles, Exhibit or Exhibits of

this Agreement. The word “including” shall mean “including without limitation”. “Extent” in the phrase “to the extent” shall mean the degree to which a subject or other item extends and shall not simply mean “if”. The word “or” is used in the inclusive sense of “and/or”. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. All reference to any Law means such Law as amended from time to time and shall include any successor legislation thereto and any rules and regulations promulgated thereunder.

(b) Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific fact or item in the TME Disclosure Letter or the Spotify Disclosure Letter is intended or will be deemed to imply that such amount, or higher or lower amounts, or the fact or item so included or other facts or items, are or are not material. Unless this Agreement specifically provides otherwise, neither the specification of any fact, item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific fact, item or matter in the TME Disclosure Letter or the Spotify Disclosure Letter is intended or will be deemed to imply that such fact, item or matter, or other facts, items or matters, are or are not in the Ordinary Course of Business. The inclusion of any fact or item in the TME Disclosure Letter or the Spotify Disclosure Letter shall not constitute, or be deemed to be, an admission by any Party to any third party of any fact, item or matter whatsoever (including any violation, noncompliance with, or liability or obligation under, applicable Law, other requirement or breach of Contract). Certain facts, items and matters disclosed in the TME Disclosure Letter and the Spotify Disclosure Letter have been disclosed for informational purposes only. No general disclosure in any particular Section in the TME Disclosure Letter or the Spotify Disclosure Letter shall be limited by any more specific disclosure in either that particular Section or any other Section of the TME Disclosure Letter or the Spotify Disclosure Letter, respectively, unless a contrary intention is expressly stated.

(c) The Parties agree that, notwithstanding anything to the contrary in this Agreement or the TME Disclosure Letter, the information set forth in the TME Disclosure Letter under the heading of “Section 5.18 of the Spotify Investor Agreement” (i) is provided therein solely for the purpose of Section 5.18 of the Spotify Investor Agreement, (ii) shall not be deemed as any representation or warranty made by any TME Party or disclosure by any TME Party pursuant to this Agreement, and (iii) no TME Party shall have any indemnification obligation pursuant to Article VII with respect to any information set forth in the TME Disclosure Letter under the heading of “Section 5.18 of the Spotify Investor Agreement” or “Annex 5.18 of the Spotify Investor Agreement” solely by reason of the inclusion of such information under such heading.

SECTION 9.16 Changes in Capital Stock. Wherever in this Agreement there is a reference to a specific number of Spotify Shares or TME Shares, then upon the occurrence of any stock split, stock dividend or distribution (excluding, for the avoidance of doubt, the TME Shares Distribution), or any change in the capital stock of Spotify or TME, as applicable, by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like with an effective or record date from the date hereof until the Closing, the specific number of such shares so referenced in this Agreement shall be proportionately adjusted to reflect effect on the Spotify Shares or TME Shares by such events.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

TENCENT MUSIC ENTERTAINMENT GROUP

By:	/s/ PANG Kar Shun Cussion
	Name:	PANG Kar Shun Cussion
	Title:	Director

[Signature page to Subscription Agreement]

TENCENT MUSIC ENTERTAINMENT HONG KONG LIMITED

By:	/s/ PANG Kar Shun Cussion
	Name:	PANG Kar Shun Cussion
	Title:	Authorized Signatory

[Signature page to Subscription Agreement]

SPOTIFY TECHNOLOGY S.A.

By:	/s/ Peter Grandelius
	Name:	Peter Grandelius
	Title:	Authorized Signatory and Associate General Counsel

SPOTIFY AB

By:	/s/ Peter Grandelius
	Name:	Peter Grandelius
	Title:	Authorized Signatory and Associate General Counsel

[Signature page to Subscription Agreement]

Exhibit A

[See Attached]

STRICTLY PRIVATE AND CONFIDENTIAL

Exhibit A

INVESTOR AGREEMENT

among

TENCENT MUSIC ENTERTAINMENT GROUP,

TENCENT HOLDINGS LIMITED,

SPOTIFY AB

and

SPOTIFY TECHNOLOGY S.A.

DATED AS OF [●], 2017

i

		Page

SECTION 5.15	Specific Performance	24
SECTION 5.16	Termination	24
SECTION 5.17	Other Agreements	24
SECTION 5.18	Representations	24

ii

Index of Defined Terms

Affiliate	1
Agreement	1
Anticorruption Laws	1
beneficial owner	2
beneficial ownership	2
beneficially own	2
Board	2
Brokerage Transaction	9
Business Day	2
Company	1
Company Articles	2
Competing Business	2
Confidential Information	2
Derivative Security	2
Drag-Along Right	12
Dual-Class Structure and Re-Designation	22
Effective Event	22
Eligible Fund	3
Exchange Act	3
Foreign or State Act	9
Founder Transfer	9
Fully Diluted	3
ICC	23
Identified Person	17
Institutional Fund	4
Investor	4
Investor Shares	22
IPO	4
Law	4
Lock-Up Period	8
Music Business	4

OFAC	4
OFAC Sanctioned Person	4
OFAC Sanctions	4
Parent	1
Permitted Transferee	5
Person or person	5
Potential Business Opportunity	17
Prohibited Person	5
Prohibited Person List	5
Qualified Transfer	8
Representatives	5
Rights Holder	5
Sale Notice	12
SDN List	4
Secretary	5
Securities Act	5
Shareholder	1
Standstill Cap	15
Standstill Period	13
Strategic Investor	5
Subscription Agreement	1
Subsidiary	5
Tencent	1
TME Investor Agreement	5
TME Securities	5
TME Shares	1
Total Voting Power	6
Trade Sale	6
Transfer	6
Transferee	6
VIE	6

iii

INVESTOR AGREEMENT

INVESTOR AGREEMENT, dated as of [●], 2017 (this “Agreement”), among Tencent Music Entertainment Group, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), Tencent Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Tencent”), Spotify AB, a corporation incorporated under the laws of Sweden (the “Shareholder”), and Spotify Technology S.A., a public limited company (société anonyme) incorporated under the laws of Luxembourg, having its registered office at 42-44 avenue de la Gare, L-1610 Luxembourg, and registered with the Luxembourg Trade and Companies Register under number B 123 052 (“Parent”), and any other Person that becomes a party to this Agreement pursuant to Article II.

BACKGROUND

On the date hereof, the Company issued [●] ordinary shares, $0.000083 par value per share, of the Company (the “TME Shares”) to the Shareholder pursuant to that certain Subscription Agreement, dated as of December 8, 2017, by and among the Company, Tencent Music Entertainment Hong Kong Limited, a company incorporated under the laws of Hong Kong, Parent and the Shareholder (the “Subscription Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows.

ARTICLE I

DEFINITIONS

SECTION 1.01 Certain Defined Terms. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Subscription Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” of any Person shall mean, as of any date, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person. For purposes of this Agreement, a Person shall be deemed to “control” another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, for purposes of this Agreement, (i) none of the Investors or any of their respective controlled Affiliates shall be deemed to be an Affiliate of the Company or Tencent or any of their respective Affiliates, and (ii) none of the Company, Tencent or any of their respective Affiliates shall be deemed to be an Affiliate of the Investors or any of their respective controlled Affiliates.

“Anticorruption Laws” shall mean Laws governing bribery and corruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78a et seq. (1997 and 2000)), the UK Bribery Act 2010 and the anti-bribery and anticorruption Laws in the PRC (including the Criminal Law and Anti-Unfair Competition Law of the PRC).

“beneficial owner” and words of similar import (including “beneficially own” and “beneficial ownership”) shall have the meaning assigned to such terms in Rule 13d-3 promulgated under the Exchange Act (or any comparable successor rule thereto).

“Board” shall mean the board of directors or similar governing body of the Company.

“Business Day” shall mean any day of the year other than (i) any Saturday or Sunday or (ii) any other day on which banks located in New York City, New York, United States of America, London, United Kingdom, Stockholm, Sweden, Luxembourg, Grand Duchy of Luxembourg, Hong Kong S.A.R., Shenzhen, PRC or the Cayman Islands are closed for business.

“Company Articles” shall mean the Third Amended and Restated Articles of Association of the Company as adopted by the shareholders of the Company on [●], 2017, as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.

“Competing Business” shall mean any activities that are in direct and material competition with the business activities of the Company and its Subsidiaries. Direct competition shall include offering digital music service businesses and the accompanying music copyrights administration business, including streaming, downloading, radio, online live broadcasts, karaoke and other music-related services across all screens and terminals, including mobile phones, personal computers, television and other multi-media platforms.

“Confidential Information” shall mean all confidential and proprietary information (irrespective of the form of communication and whatever the form or storage medium and including any copies or reproductions thereof) obtained by or on behalf of the Investors or their respective controlled Affiliates or any Identified Persons from the Company or its Affiliates or their respective Representatives, through the ownership of any TME Securities or the Investors’ rights pursuant to this Agreement or otherwise, other than information which: (i) at the time of disclosure was, or thereafter becomes, available to the Investors, their respective controlled Affiliates or their respective Representatives; provided, that such information was not known by the Investors, their respective controlled Affiliates or their respective Representatives to have been obtained from a Person in violation of any obligation of confidentiality to the Company; (ii) at the time of disclosure was, or thereafter becomes, generally available to the public other than directly or indirectly as a result of a disclosure by the Investors, their respective controlled Affiliates or any of their respective Representatives in violation of this Agreement; or (iii) is or was generated independently by the Investors, their respective controlled Affiliates or any of their respective Representatives without reference to such information and without violating the confidentiality provisions of this Agreement.

“Derivative Security” shall mean, with respect to any Person, any right, option, other security or derivative position that has an exercise, exchange or conversion privilege or a settlement payment or mechanism at a price related to, or a value determined in whole or in part with reference to or derived in whole or in part from, the value of any securities, bank debt or other obligations of such Person or any of its Subsidiaries.

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“Eligible Fund” shall mean, with respect to any Person, any investment fund or asset management vehicle (which may, for the avoidance of doubt, be a hedge fund, venture capital fund or private equity fund) that (i) engages in the types of activities restricted by Section 3.01 or other investment activities, in each case, in the ordinary course of its business, (ii) does not control, is not controlled by, and is not under common control or joint control with, directly or indirectly, such Person (and neither such Person nor any of its Affiliates has the power to (A) vote, or direct the voting of, or the power to dispose, or to direct the disposition of, the securities and other assets of such fund or vehicle, (B) invest, or direct the investment of, the funds of such fund or vehicle or (C) otherwise influence or direct the actions and operations of such fund or vehicle, including with respect to the amount, form and timing of any distributions), and (iii) is not in the possession of any Confidential Information provided by such Person.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fully Diluted” shall mean, with respect to the share capital of the Company, the sum of (i) all shares of capital stock of the Company issued and outstanding as of such date, plus (ii) all shares of capital stock of the Company issuable upon exercise of all options, warrants and other rights to purchase or otherwise acquire shares of capital stock of the Company granted, issued and outstanding as of such date, plus (iii) all shares of capital stock issuable upon conversion, exchange or exercise of any securities of the Company that are convertible into, exchangeable or exercisable for shares of capital stock of the Company granted, issued and outstanding as of such date, and plus (iv) all restricted shares of the Company granted, issued and outstanding as of such date; provided, however, that (A) with respect to any convertible debt securities of the Company, the shares of capital stock issuable upon conversion of such securities shall be included in the calculation of the Fully Diluted share capital of the Company if the price per share of capital stock of the Company into which such securities are convertible as of such date (regardless of whether such securities are convertible at that time) is greater than or equal to the applicable conversion price of such securities, in which case the number of shares of capital stock to be included in the calculation of the Fully Diluted share capital of the Company in respect of such convertible debt securities will be calculated by dividing the total principal amount (plus any accrued payment-in-kind interest) of such securities by the applicable conversion price and (B) with respect to any options or warrants of the Company, the number of shares of capital stock of the Company to be included in the calculation of the Fully Diluted share capital in respect of such options or warrants shall be the product of (x) a fraction, the numerator of which is the excess (if any) of the price per share of capital stock of the Company as of such date over the weighted average exercise price per share of capital stock of the Company as of such date for all such options and warrants (regardless of whether such options and/or warrants are exercisable at that time), and the denominator of which is the price per share of capital stock of the Company as of such date and (y) the total number of shares of capital stock of the Company issuable upon exercise of all such options and warrants. For purposes of this definition, the price per share of the capital stock of the Company shall be determined (1) if such shares are publicly traded on a national securities exchange in the United States or a non- U.S. securities exchange, the volume weighted average of the price per share for the ninety (90) trading days ending on (and including) the last trading day prior to the first day of the calendar month in which the Fully Diluted share capital is determined, as obtained from Bloomberg L.P. (or, if not reported therein, from another authoritative source) and (2) if such shares are not so

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publicly traded, the price per share determined by an internationally recognized valuation firm that is independent from the Company, the Investors and their respective controlled Affiliates and that is mutually selected by the Company and Parent.

“Institutional Fund” shall mean any investment fund or asset management vehicle (which may, for the avoidance of doubt, be a hedge fund, venture capital fund or private equity fund) that (i) engages in the investment activities in the ordinary course of its business, and (ii) does not control, is not controlled by, and is not under common control or joint control with, directly or indirectly, any Prohibited Person (and neither any Prohibited Person nor any of its Affiliates has the power to (A) vote, or direct the voting of, or the power to dispose, or to direct the disposition of, the securities and other assets held by such fund or vehicle, (B) invest, or direct the investment of, the funds of such fund or vehicle or (C) otherwise influence or direct the actions and operations of such fund or vehicle, including with respect to the amount, form and timing of any distributions).

“Investor” shall mean any of (i) Parent and the Shareholder to the extent it beneficially owns any TME Securities and (ii) each of their respective Transferees that beneficially own any TME Securities and that have executed and delivered to the Company a joinder agreement to be bound by the provisions of this Agreement pursuant to Section 2.03.

“IPO” shall mean the first listing of equity securities of the Company (or a holding company or any other TME Group Company that holds all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis) on an internationally recognized stock exchange or similar marketplace of recognized national standing (excluding, for the avoidance of doubt, private secondary markets or similar), including the direct listing without conducting a concurrent offering.

“Law” shall mean any law, statute, code, regulation, ordinance or rule, in each case, enacted or promulgated by any Governmental Body, or any Order or other legally enforceable requirement of a Governmental Body, in each case, as amended, restated, supplemented or modified from time to time.

“Music Business” shall mean (i) digital music service businesses, including streaming, downloading, radio, online live broadcasts, karaoke and other music-related services across all screens and terminals, including mobile phones, personal computers, television and other multi-media platforms or (ii) any music copyrights administration business.

“OFAC Sanctioned Person” shall mean any government, country, corporation or other entity, group or individual with whom or which the OFAC Sanctions prohibit a U.S. Person from engaging in transactions, and includes any individual or corporation or other entity that appears on the current OFAC list of Specially Designated Nationals and Blocked Persons (the “SDN List”). For ease of reference, and not by way of limitation, OFAC Sanctioned Persons other than governments and countries can be found on the SDN List on OFAC’s website at www.treas.gov/offices/enforcement/ofac/sdn.

“OFAC Sanctions” shall mean any sanctions program administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) under authority

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delegated to the Secretary of the Treasury (the “Secretary”) by the President of the United States or provided to the Secretary by statute, and any order or license issued by, or under authority delegated by, the President or provided to the Secretary by statute in connection with a sanctions program thus administered by OFAC. For ease of reference, and not by way of limitation, OFAC Sanctions programs are described on OFAC’s website at www.treas.gov/ofac.

“Permitted Transferee” of any Person shall mean any Affiliate of such Person.

“Person” or “person” shall mean any individual, corporation, business trust, proprietorship, firm, partnership, limited partnership, limited liability partnership, limited liability company, trust, association, joint venture, Governmental Body or other entity.

“Prohibited Person” shall mean (i) each Person listed in Schedule I attached hereto (the “Prohibited Person List”), which list may be updated pursuant to Section 2.02(c), and (ii) any Affiliate of each of the foregoing Persons.

“Representatives” shall mean, with respect to any Person, such Person’s directors, managers, officers, employees and advisors (including financial advisors, attorneys, accountants and consultants); provided, however, that for the avoidance of doubt (i) a shareholder, member, partner or other equity holder of such Person or (ii) a music record label or other rights holder, in each case, shall not be deemed, and shall not constitute, a “Representative” for purposes of this Agreement.

“Rights Holder” shall mean (i) each Person listed in Schedule II attached hereto and (ii) any Affiliate of each of the foregoing Persons.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Strategic Investor” shall mean (i) each Person listed in Schedule III attached hereto and (ii) any Affiliate of each of the foregoing Persons; provided, that a “Strategic Investor” shall not include any Eligible Fund in which such Person makes or holds a bona fide investment.

“Subsidiary” shall mean, with respect to any Person, any other Person, whether incorporated or unincorporated, (i) of which more than fifty percent (50%) of either the equity interests in, or the voting control of, such other Person is, directly or indirectly through Subsidiaries or otherwise, beneficially owned by such first Person, (ii) of which such first Person is the general partner or managing member, (iii) which is a VIE of such first Person or (iv) which is a Subsidiary of any VIE of such first Person.

“TME Investor Agreement” shall mean that certain investor agreement, dated as of the date hereof, by and among the Company, Tencent Music Entertainment Hong Kong Limited, Tencent, Image Frame Investment (HK) Limited, Parent and the other parties thereto.

“TME Securities” shall mean shares of capital stock of the Company, warrants, options, convertible securities, exchangeable securities or similar rights or instruments of the Company exercisable, exchangeable or convertible into, or requiring the issuance, allotment or

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delivery of shares of capital stock of the Company, including the TME Shares. For purposes of this Agreement, each option to purchase TME Securities shall be considered a TME Security only together with the TME Securities underlying such option, and such option and the underlying TME Securities shall be considered one single TME Security.

“Total Voting Power” shall mean the total number of votes entitled to be cast generally in the election of the members of the Board represented by the TME Securities.

“Trade Sale” shall have the meaning set forth in the Company Articles.

“Transfer” shall mean (with its cognates having corresponding meanings), with respect to any securities, (i) any sale, exchange, transfer, redemption, grant, pledge, hypothecation or other disposition, whether voluntary or involuntary, and whether or not for value, of any of such securities, or any securities, options, warrants or rights convertible into or exercisable or exchangeable for, or for the purchase or other acquisition of, or otherwise with respect to, any of such securities or any contract or other binding arrangement or understanding (in each case, whether written or oral) to take any of the foregoing actions or (ii) entering into any swap or other agreement, arrangement or understanding, whether or not in writing, that, directly or indirectly, transfers, conveys or otherwise disposes of, in whole or in part, any of the economic or other risks or consequences of ownership of any of such securities, including short sales of applicable securities, option transactions with respect to securities, use of equity or other derivative financial instruments relating to such securities and other hedging arrangements with respect to such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of such securities, other securities, cash or otherwise; provided, however, that any such sale, exchange, transfer, redemption, grant, pledge, hypothecation or other disposition referred to in clause (i) of, or any of the agreements, arrangements or understandings referred to in clause (ii) in respect of, the securities of any Person that beneficially owns any TME Securities (including any shares or other securities of Parent) shall not constitute a “Transfer” of TME Securities for purposes of this Agreement (and shall not be subject to any of the restrictions set forth in Article II), except that the transfer of any shares or other securities of the Shareholder shall constitute a “Transfer” of TME Securities for purposes of this Agreement (and such transfer shall be subject to the restrictions set forth in Article II) if, at the time of such transfer, the Shareholder and its Subsidiaries do not own or otherwise hold all or substantially all of the assets of Parent.

“Transferee” shall mean a Person that receives a Transfer.

“VIE” shall mean, with respect to any Person, any other Person (i) over which such first Person can effect direct or indirect control through direct or indirect contractual arrangements and (ii) whose financial results are consolidated with the net revenues of such first Person and are recorded on the books of such first Person for financial reporting purposes in accordance with the accounting standards applicable to such first Person.

SECTION 1.02 Other Definitional Provisions; Interpretation. The table of contents and headings preceding the text of articles and sections included in this Agreement and the headings to schedules and exhibits attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement.

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All exhibits and schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement. The terms as set forth in this Agreement have been arrived at after mutual negotiation with the advice of counsel and, therefore, it is the intention of the parties hereto that its terms may not be construed against any of the parties hereto by reason of the fact that it was prepared by one of the parties hereto. Reference to any Person includes such Person’s successors (including by operation of law) and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. All references to “Section,” “Sections,” “Article,” “Articles,” “Exhibit” or “Exhibits” refer to the corresponding Section, Sections, Article, Articles, Exhibit or Exhibits of this Agreement. The word “including” shall mean “including without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. “Extent” in the phrase to “to the extent” shall mean the degree to which a subject or other item extends and shall not simply mean “if”. The word “or” is used in the inclusive sense of “and/or”. All references to any Law means such Law as amended from time to time and shall include any successor legislation thereto and any rules and regulations promulgated therein.

ARTICLE II

TRANSFER OF TME SECURITIES

SECTION 2.01 General Transfer Restrictions. The right of the Investors and any of their respective controlled Affiliates to Transfer any TME Securities they beneficially own is subject to the restrictions set forth in this Article II, and no Transfer of such TME Securities by the Investors or any of their respective controlled Affiliates may be effected except in compliance with this Article II. Any attempted Transfer in violation of this Agreement shall be null and void ab initio and of no effect, regardless of whether the purported Transferee has any actual or constructive knowledge of the Transfer restrictions set forth in this Agreement. Any purported Transfer in violation of this Agreement shall not be recorded (and the Company will instruct its transfer agent, registered office and other third parties not to record such purported Transfer) in the register of members of the Company or result in the treatment of any purported Transferee of such TME Securities as the owner of such TME Securities for any purpose.

SECTION 2.02 Restrictions on Transfer.

(a) Restrictions During Lock-Up Period. During the period beginning on the date hereof and ending on the earlier of (i) the third (3rd) anniversary of the date hereof and (ii) the first date after the date hereof on which the number of TME Securities collectively beneficially owned by a Strategic Investor and its Affiliates exceeds the number of TME Securities then collectively beneficially owned by the Investors and their respective controlled

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Affiliates (such period, the “Lock-Up Period”), the Investors shall not, and the Investors shall cause their respective controlled Affiliates not to, Transfer any TME Securities beneficially owned by them, except:

(i) with the prior written consent of the Company (acting through its Board or a designated committee thereof);

(ii) to a Permitted Transferee, subject to compliance with Section 2.03; provided, that, (A) if such Person ceases to be a Permitted Transferee during the Lock-Up Period, then the applicable Investor shall cause, and shall cause its controlled Affiliates to cause, such Person to, and such Person shall, Transfer such TME Securities back to such Investor or its controlled Affiliates or (B) if such Person ceases to be a Permitted Transferee after the expiration of the Lock-Up Period and a Transfer of TME Securities to such Person at that time would be prohibited by Section 2.02(b), then the applicable Investor shall cause, and shall cause its controlled Affiliates to cause, such Person to, and such Person shall, Transfer such TME Securities back to such Investor or its controlled Affiliates;

(iii) pursuant to (A) a tender offer or exchange offer for at least a majority of the issued and outstanding TME Securities if the Board has affirmatively recommended to the holders of the issued and outstanding TME Securities that such holders tender their TME Securities into such tender or exchange offer and if the Board has not publicly withdrawn or changed such recommendation or (B) a merger, consolidation or other business combination transaction which has been approved by the Board (each, a “Qualified Transfer”);

(iv) to the Company or any of its Subsidiaries; or

(v) to the extent necessary to avoid regulation as an “investment company” under the U.S. Investment Company Act of 1940, as amended.

For purposes of this Section 2.02(a), the number of TME Securities beneficially owned by the Investors and their respective controlled Affiliates shall be determined without regard to the provisions set forth in Section 3.02.

(b) Notwithstanding anything in this Article II to the contrary and irrespective of the expiration of the Lock-Up Period, for so long as the Investors or any of their respective controlled Affiliates beneficially own any TME Securities, the Investors shall not, and the Investors shall cause their respective controlled Affiliates not to, Transfer any TME Securities beneficially owned by them to (i) any Prohibited Person, (ii) any Rights Holder or (iii) any Transferee if, after giving effect to the proposed Transfer, the proposed Transferee would beneficially own TME Securities representing, in the aggregate, five percent (5%) or more of the Total Voting Power or five percent (5%) or more of the total issued and outstanding share capital of the Company; provided, that nothing in this Section 2.02(b) (but without limiting any of the other provisions of this Article II) shall prohibit any Transfer of TME Securities (w) to a Permitted Transferee, subject to compliance with Section 2.03; provided, that if such Person ceases to be a Permitted Transferee and a Transfer of TME Securities to such Person at that time

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would be prohibited by this Section 2.02(b), then the applicable Investor shall cause, and shall cause its controlled Affiliates to cause, such Person to, and such Person shall, Transfer such TME Securities back to such Investor or its controlled Affiliates, (x) if such Transfer (and the Transferee in such Transfer) is consented to in writing by the Board or a designated committee thereof; (y) pursuant to a Qualified Transfer; or (z) through open market brokerage transactions where the identity of the purchaser is unknown (and, for the avoidance of doubt, the Investors shall have no duty of inquiry in connection with such brokerage transactions) (such transaction, a “Brokerage Transaction”); provided, further, that nothing in Section 2.02(b)(iii) (but without limiting any of the other provisions of this Article II) shall prohibit any Transfer of TME Securities to Tencent or any of its controlled Affiliates (such transaction, a “Founder Transfer”). The Company shall provide in writing to the Shareholder, upon the Shareholder’s written request (which written request may be made by the Shareholder no more frequently than once each fiscal quarter), the aggregate number of TME Securities representing the Total Voting Power and the aggregate number of issued and outstanding shares of capital stock of the Company as of a recent date (without disclosing the identity of any holders thereof), and the Investors shall be entitled to rely upon the most recently received such notice from the Company for all purposes of calculating the Total Voting Power and total issued and outstanding share capital of the Company under this Agreement. For the purposes of ensuring that a proposed Transfer is not in violation of the restrictions in Section 2.02(b)(iii), the Investors shall be entitled to rely upon (1) reports of beneficial ownership of such Transferee that are publicly filed or available or (2) if such reports are not publicly filed or available, after due inquiry, the representation made by the relevant Transferee with respect to the total number of votes and total number of outstanding shares of the Company owned by such Transferee before such proposed Transfer.

(c) The Company may amend the Prohibited Person List following the date hereof to add or remove any Person to or from the Prohibited Person List, each such amendment to be effective upon delivery of written notice thereof to the Investors; provided that (i) any Person so added to the Prohibited Person List must be a Person that, directly or indirectly, conducts a Competing Business as determined in good faith by the Company, and (ii) the Company may not amend the Prohibited Person List more than once during any twelve (12) month period; provided, further, that any Institutional Fund which makes an investment in any Person that, directly or indirectly, conducts a Competing Business shall not be a Prohibited Person and shall not be included in the Prohibited Person List.

(d) Notwithstanding anything in this Agreement to the contrary, no Transfer of TME Securities otherwise permitted by this Agreement shall be made unless such Transfer is in compliance with the Securities Act or any other applicable securities Laws of any foreign, federal, state, local or other jurisdiction (a “Foreign or State Act”).

SECTION 2.03 Joinder to Investor Agreement. Each Investor shall (and shall cause its controlled Affiliates who beneficially own any TME Securities to), prior to the Transfer of any TME Securities to any Permitted Transferee (other than in a Transfer that is a Qualified Transfer, a Brokerage Transaction or a Founder Transfer) and as a condition thereto, cause such Permitted Transferee to execute and deliver to the Company a joinder agreement in form and substance reasonably acceptable to the Company, pursuant to which such Permitted Transferee agrees to be bound by the provisions of this Agreement. Without limiting the provisions in the immediately preceding sentence, (i) until the completion of the IPO of the Company, each

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Investor shall, prior to the Transfer of any TME Securities to any Transferee in accordance with the other provisions of this Article II (other than in a Transfer that is a Transfer of any TME Securities to the Company, a Qualified Transfer, a Brokerage Transaction or a Founder Transfer) and as a condition thereto, cause such Transferee to execute and deliver to the Company a joinder agreement in form and substance reasonably acceptable to the Company, pursuant to which such Transferee agrees to be bound by this Article II, Section 3.02, Section 4.01 and Article V, and (ii) after the completion of the IPO of the Company, each Investor shall, prior to the Transfer of any TME Securities to any Transferee in accordance with the other provisions of this Article II (other than in a Transfer that is a Transfer of any TME Securities to the Company, a Qualified Transfer, a Brokerage Transaction or a Founder Transfer) and as a condition thereto, cause such Transferee to execute and deliver to the Company a joinder agreement in form and substance reasonably acceptable to the Company, pursuant to which such Transferee agrees to be bound by this Article II (other than Section 2.02(a) and Section 2.07) and Article V.

SECTION 2.04 Notice of Transfer. Prior to Transferring any TME Securities in accordance with the provisions set forth in this Article II (other than in a Transfer that is a Transfer of any TME Securities to the Company, a Qualified Transfer, a Founder Transfer or, after the IPO of the Company, a Brokerage Transaction), an Investor or its controlled Affiliate, as applicable, shall, no later than five (5) Business Days prior to the consummation of such Transfer, deliver a written notice thereof to the Company.

SECTION 2.05 Legends. With respect to the Investors or any of their respective controlled Affiliates who beneficially own any TME Securities, each certificate for TME Securities, if any, shall bear a legend or legends (and appropriate comparable notations or other arrangements will be made with respect to any uncertificated shares in the Company’s register of members or other books and records) referencing restrictions on Transfer of such TME Securities under the Securities Act, any applicable Foreign or State Act and this Agreement, which legend shall state in substance:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE MAY NOT BE OFFERED OR SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF, EXCEPT IN COMPLIANCE WITH (I) THE U.S. SECURITIES ACT OF 1933, AS AMENDED, AND (II) ANY OTHER APPLICABLE SECURITIES LAWS OF ANY FOREIGN, FEDERAL, STATE, LOCAL OR OTHER JURISDICTION.

THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN THE INVESTOR AGREEMENT DATED AS OF [•], 2017, BY AND AMONG THE COMPANY AND THE OTHER PARTIES THERETO (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY).”

Notwithstanding the foregoing, the holder of any certificate(s) for TME Securities shall be entitled to receive from the Company new certificates for a like number of TME Securities not

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bearing such legend (or the elimination or termination of such notations or arrangements) upon the request of such holder (i) at such time as such restrictions are no longer applicable and (ii) with respect to the restriction on Transfer of such TME Securities under the Securities Act or any other applicable Foreign or State Act, at the reasonable request of the Company, upon the delivery to the Company of an opinion of counsel to such holder, which opinion is reasonably satisfactory in form and substance to the Company and its counsel, that the restriction referenced in such legend (or such notations or arrangements) is no longer required in order to ensure compliance with the Securities Act or any such other applicable Foreign or State Act.

SECTION 2.06 Lock-Up Agreements. In connection with any underwritten public offering by the Company of any TME Securities pursuant to an effective registration statement pursuant to the Securities Act or a prospectus or equivalent disclosure document pursuant to any Foreign and State Act (including in connection with an IPO of the Company), the Investors shall, and the Investors shall cause their respective controlled Affiliates that beneficially own any TME Securities to, enter into customary agreements restricting the public sale or distribution of equity securities of the Company (including sales pursuant to Rule 144 under the Securities Act) if and to the extent required in writing by the lead managing underwriter(s) with respect to such underwritten public offering; provided, however, that the Investors and their respective controlled Affiliates shall not be required to enter into any such agreement covering a period that would end later than one hundred and eighty (180) days after the date of the final prospectus relating to an IPO of the Company or ninety (90) days after the date of the final prospectus relating to any such underwritten public offering other than an IPO of the Company; provided, further, that notwithstanding the foregoing any restrictions in such agreement shall not apply to Transfers to Permitted Transferees (subject to compliance with Section 2.03). The foregoing provisions of this Section 2.06 shall be applicable to the Investors only if (i) in the case of an IPO of the Company, all officers and directors of the Company and all shareholders owning, in the aggregate, more than fifty percent (50%) of the Total Voting Power or fifty percent (50%) of the total issued and outstanding share capital of the Company are subject to the same restrictions, or (ii) in the case of any underwriting public offering of the Company other than an IPO, all officers and directors of the Company are subject to the same restrictions.

SECTION 2.07 Drag-Along Right.

(a) Notwithstanding anything contained in this Article II to the contrary, at any time prior to an IPO of the Company, if Tencent proposes a Trade Sale and:

(i) in the event such proposed Trade Sale is to a bona fide third party (other than Tencent or any Affiliate of Tencent), such Trade Sale has been approved by (x) no less than 75% of the Board and (y) no less than 75% of the issued and outstanding TME Shares; or

(ii) in the event that such proposed Trade Sale is to Tencent or any Affiliate of Tencent, such Trade Sale has been approved by the holders of no less than 66.7% of the issued and outstanding TME Shares (other than any TME Shares held directly or indirectly by Tencent or any of its Affiliates),

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then, upon the written request from Tencent, the Investors shall, and the Investors shall cause their respective controlled Affiliates who beneficially own any TME Shares to, (A) vote all voting TME Securities held by them in favor of the Trade Sale, (B) refrain from exercising any dissenters’ rights or rights of appraisal under applicable Law at any time with respect to the Trade Sale, (C) execute and deliver all related documentation and take such other action in support of the Trade Sale as shall reasonably be requested by Tencent or the Company, and (D) if the Trade Sale is structured as a transfer of TME Shares or other TME Securities, transfer a pro rata portion of their TME Shares or other TME Securities (calculated by multiplying (1) the total number of TME Shares or other TME Securities collectively beneficially owned by the Investors and their controlled Affiliates and (2) a fraction, the numerator of which is the total number of TME Shares or other TME Securities proposed to be transferred in connection with such Trade Sale, and the denominator of which is the total number of outstanding TME Shares or other TME Securities (other than, in the case of Section 2.07(a)(ii), the total number of TME Shares or other TME Securities collectively beneficially owned by Tencent and its Affiliates) to consummate the Trade Sale (such right, the “Drag-Along Right”). When exercising the Drag- Along Right, Tencent shall send written notice (the “Sale Notice”) to the Investors with copy to the Company specifying the names of the purchaser(s), the nature of the Trade Sale, the consideration payable per share or the total consideration payable and a summary of the material terms and conditions of such transaction. Upon receipt of a Sale Notice, the Investors and their respective controlled Affiliates who beneficially own any TME Shares shall be obligated to consummate such Trade Sale in accordance with this Section 2.07; provided, that, in connection with such Trade Sale, the consideration to be received by the Investors and their respective controlled Affiliates in exchange for their TME Shares and other TME Securities shall be based on the same per share price as the consideration to be received by Tencent and its Affiliates and shall be paid in the same form as the consideration to be paid to Tencent and its Affiliates in such Trade Sale. Notwithstanding anything to the contrary set forth herein, the parties hereto hereby agree that, for purposes of this Section 2.07, Affiliates of Tencent shall exclude the TME Group Companies or any of the TME Group Companies’ controlled Affiliates.

(b) In the event that any Investor fails for any reason to take any of the foregoing actions specified in this Section 2.07, after reasonable notice thereof, the Investors hereby grant, on behalf of themselves and on behalf each of their respective controlled Affiliates who beneficially own any TME Securities, an irrevocable power of attorney and proxy to any director approving the Trade Sale to take all necessary actions and execute and deliver all documents deemed by such director to be reasonably necessary to effectuate the terms hereof. The power of attorney granted hereby is intended to secure an interest in property and, in addition, the obligations of each Investor and its controlled Affiliates who beneficially own any TME Shares under this Agreement, and shall be irrevocable.

(c) Notwithstanding anything to the contrary contained herein, without the prior written consent of Tencent, no Trade Sale shall be effected, or be permitted to be effected, to any Prohibited Person.

SECTION 2.08 Delay of Transfer. The Company shall not incur any liability to the Investors, any of their respective controlled Affiliates or any other Person for any delay in recognizing any Transfer of TME Securities if the Company in good faith reasonably determines that such Transfer may have been or would be in violation in any material respect of the

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provisions of the Securities Act, any applicable Foreign or State Act or this Agreement. Without limiting any of the other provisions of this Article II, the Company shall not exercise its power to suspend registration of Transfer of TME Securities by any Investor or its controlled Affiliates pursuant to Article 36 of the Company Articles, except to the extent the Board determines in good faith after consultation with its outside counsel that such Transfer would, if consummated, result in a violation by the Company of applicable Laws.

ARTICLE III

STANDSTILL; VOTING

SECTION 3.01 Standstill Covenant.

(a) Except in connection with the consummation of the transactions contemplated by the Subscription Agreement, during the period beginning on the date hereof and ending on the earlier of (i) the fifth (5th) anniversary of the date hereof and (ii) the first date after the date hereof on which the number of TME Securities collectively beneficially owned by a Strategic Investor and its Affiliates exceeds the number of TME Securities then collectively beneficially owned by the Investors and their respective controlled Affiliates (such period, the “Standstill Period”), none of Parent or the Shareholder shall, and each of Parent and the Shareholder shall cause its controlled Affiliates and its controlled Affiliates’ Representatives (and with respect to such Representatives that are not directors, officers, managers or employees of Parent or the Shareholder or any of their respective controlled Affiliates, only to the extent such Representatives are acting on behalf, or at the behest, of Parent or the Shareholder or any of their respective controlled Affiliates) not to, directly or indirectly or alone or in concert with any other Person, unless invited to do so by the Board or with the prior written consent of the Company:

(i) acquire, offer or propose to acquire, or agree to acquire, by purchase or otherwise (other than as a result of a stock dividend, capitalization of profits, stock split or subdivision of any TME Securities beneficially owned by Parent, the Shareholder and their respective controlled Affiliates) (A) any economic interest in, or any direct or indirect right to direct the voting or disposition of, any TME Securities or other securities (including any Derivative Securities) of the Company, whether or not any of the foregoing would give rise to beneficial ownership and, in each case, whether or not any of the foregoing is acquired or otherwise obtained by means of borrowing of securities or operation of any Derivative Security or (B) except in the ordinary course of business, any consolidated assets or indebtedness of the Company;

(ii) enter into, agree, offer, or propose to enter into (whether publicly or otherwise), effect, engage in, or participate in, any acquisition transaction, merger or other business combination, recapitalization, restructuring, liquidation, dissolution, share exchange, sale, disposition, purchase, acquisition or other extraordinary transaction relating to the Company or a transaction for all or a substantial portion of the consolidated assets of the Company or any of its businesses;

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(iii) make, or in any way participate in, any “solicitation” of “proxies” (as such terms are defined in Rule 14a-1 under the Exchange Act, disregarding clause (iv) of Rule 14a-1(1)(2) under the Exchange Act and including any otherwise exempt solicitation pursuant to Rule 14a-2(b) under the Exchange Act) to vote, or seek or propose to advise, influence or encourage any Person with respect to the voting of, any TME Securities on any matter, or demand a copy of the Company’s register of members or other books and records;

(iv) initiate, induce or attempt to induce, cooperate or collaborate with, any other Person in connection with any shareholder proposal or withhold vote campaigns or any tender or exchange offer for equity securities of the Company, any change of control of the Company or the convening of a meeting of the Company’s shareholders;

(v) except as contemplated under Section 3.02, form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any TME Securities or in connection with (or otherwise act in concert with any Person in connection with) the matters that are the subject of this Section 3.01 with any Person (other than Parent or the Shareholder, as applicable, and their respective controlled Affiliates);

(vi) seek or propose to influence, advise, change or control the management, Board, governing instruments or policies, affairs or strategies of the Company;

(vii) bring any action or otherwise act to contest the validity of this Section 3.01;

(viii) advise, knowingly assist, knowingly encourage or knowingly act as a financing source for or otherwise invest in any Person in connection with, or enter into any discussions, negotiations, arrangements or understandings with any Person with respect to, any of the foregoing clauses (i) through (vii) of this Section 3.01(a) or propose any of such activities to any Person;

(ix) publicly request or otherwise publicly seek to amend or waive any provision of this Section 3.01, provided, that Parent, the Shareholder and their respective controlled Affiliates may make such request or proposal privately to the Board (which request or proposal the Board can accept or reject in its sole discretion) that is made in a manner that is not intended to and would not reasonably be likely to result in the Company being required to make any public disclosure or other public announcement related to such request or proposal; and

(x) make any statement or publicly disclose any intention, plan, arrangement or other contract that is prohibited by, or inconsistent with, any of the foregoing;

provided, however, that (A) any Transfer of TME Securities shall not constitute a breach of this Section 3.01(a) so long as Parent, the Shareholder and their respective controlled Affiliates comply with Article II (if applicable); and (B) if the TME Securities beneficially owned by Parent, the Shareholder and their respective controlled Affiliates collectively represent less than ten percent (10%) of the then Fully Diluted share capital of the Company, an acquisition by

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Parent, the Shareholder or their respective controlled Affiliates during the Standstill Period of up to that number of additional TME Securities that, together with the TME Securities beneficially owned collectively by Parent, the Shareholder and their respective controlled Affiliates immediately prior to such acquisition, would not collectively represent more than ten percent (10%) of the then Fully Diluted share capital of the Company (the “Standstill Cap”) shall not constitute a breach of this Section 3.01(a). The Company shall provide in writing to the Shareholder, upon the Shareholder’s written request (which written request may be made by the Shareholder no more frequently than once each fiscal quarter), the total number of TME Securities representing the Fully Diluted share capital as of a recent date (without disclosing the identity of any holders of TME Securities), and Parent and the Shareholder shall be entitled to rely upon the most recently received such notice from the Company for all purposes of the preceding proviso. For the avoidance of doubt, if the TME Securities beneficially owned by Parent, the Shareholder and their respective controlled Affiliates exceed the Standstill Cap due to the decrease in the total number of TME Securities as a result of any share repurchase, share buyback or share redemption by the Company, Parent, the Shareholder and their respective controlled Affiliates are not required to reduce their beneficial ownership of TME Securities.

For purposes of this Section 3.01(a), the number of TME Securities beneficially owned by Parent, the Shareholder and their respective controlled Affiliates shall be determined without regard to the provisions set forth in Section 3.02.

(b) Nothing contained in this Section 3.01 shall restrict the right of Parent, the Shareholder, their respective controlled Affiliates or any other Person (i) to make or continue to hold bona fide investments in any Eligible Fund that holds or acquires any TME Securities or other securities (including any Derivative Securities) of the Company or otherwise engages in any of the activities otherwise restricted by this Section 3.01, so long as the investment in such Eligible Fund is made and held by such Person for investment purposes only and is not made or held for the purpose of engaging in or facilitating, or for the purpose of assisting or encouraging the Person(s) controlling such Eligible Fund to engage in or facilitate, any of the activities restricted by this Section 3.01 in any manner with respect to the Company or (ii) to acquire any TME Securities or other securities (including any Derivative Securities) of the Company pursuant to a bona fide distribution-in-kind by any Eligible Fund to all of its investors (including Parent, the Shareholder, their respective controlled Affiliates or such other Person) on a pro rata basis.

SECTION 3.02 Voting Agreement.

(a) Except as expressly provided for herein, the Investors hereby agree on behalf of themselves and on behalf of their respective controlled Affiliates that beneficially own any TME Securities that Tencent shall have the sole and exclusive right to vote, in its sole and absolute discretion, any TME Securities beneficially owned by the Investors and any of their respective controlled Affiliates on all proposals, resolutions and other matters for which a vote, consent or other approval (including by written consent) of the holders of TME Securities is sought or upon which such holders are otherwise entitled to vote or consent.

(b) The Investors hereby agree on behalf of themselves and on behalf of their respective controlled Affiliates that beneficially own any TME Securities that, unless Tencent

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provides explicit written instructions to vote the TME Securities beneficially owned by the Investors or any of their respective controlled Affiliates or Tencent provides explicit written notice that the Investors and their respective controlled Affiliates shall be permitted to vote their TME Securities in their respective sole discretion without regard to any instructions of Tencent, the Investors shall not, and the Investors shall cause their respective controlled Affiliates not to, vote, or cause to be voted, or vote, consent or approve in any other circumstances, in which such vote, consent or other approval (including a written consent) is sought from the holders of TME Securities, any of the TME Securities beneficially owned by them (in person, by proxy or action by written consent).

(c) The Investors, on behalf of themselves and on behalf of their respective controlled Affiliates that beneficially own any TME Securities, hereby irrevocably appoint Tencent their true and lawful proxy and attorney with the power to act alone and with full power of substitution and re-substitution, to vote or act by written consent with respect to all TME Securities beneficially owned by them in accordance with this Section 3.02 and to execute all appropriate instruments consistent with this Agreement on behalf of the Investors and their respective controlled Affiliates. The proxy and power granted by the Investors and their respective controlled Affiliates are irrevocable and coupled with an interest and are given to secure the performance of their obligations under this Section 3.02. Tencent shall not be liable for any error of judgment nor for any act done or omitted, nor for any mistake of fact or law nor for anything which Tencent may do or refrain from doing in good faith, nor shall Tencent have any accountability hereunder, except for its own bad faith, gross negligence or willful misconduct. If and to the extent reasonably requested by Tencent, the Investors shall issue a separate power of attorney in the name of Tencent or any director, officer or internal or external legal counsel of Tencent, or any other representative acting on behalf of and in accordance with the instructions of Tencent, in each case duly appointed and authorized to exercise the rights assigned to Tencent under this Section 3.02, to govern the exercise of rights assigned to Tencent under this Section 3.02.

(d) Notwithstanding the foregoing, the provisions set forth in Section 3.02(a) through (c) shall not apply, and the Investors and their respective controlled Affiliates that beneficially own any TME Securities shall have the right to vote their TME Securities in their sole and absolute discretion, with respect to any proposal by the Company to make changes to any of the Control Documents (as such term is defined in the Company Articles) that is the subject of a shareholder vote, including any transfer or assignment of any party’s rights and obligations under any of the Control Documents and any appointment of representatives, specified persons or proxies under the Control Documents.

(e) The provisions of this Section 3.02 shall terminate upon the earliest to occur of: (i) the mutual written agreement of the Company and the Shareholder, (ii) the time at which the Company ceases to be directly or indirectly controlled by Tencent (it being understood that solely for purposes of determining such direct or indirect control by Tencent, Tencent shall be deemed to have full and exclusive control of all TME Securities then subject to the proxy and power granted under this Section 3.02) and (iii) the tenth (10th) anniversary of the date of this Agreement.

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ARTICLE IV

CERTAIN GOVERNANCE MATTERS

SECTION 4.01 Information Rights. Prior to the completion of the IPO of the Company, upon written request of the Investors, the Company shall, subject to Section 5.01, deliver to the Investors the information set forth below:

(a) as soon as practicable, but in any event within hundred and twenty (120) days after the end of each fiscal year of the Company, an unaudited income statement for such fiscal year, an unaudited balance sheet of the Company and unaudited statement of shareholder’s equity as of the end of such fiscal year, and an unaudited statement of cash flows for such fiscal year, such year-end financial reports to be in reasonable detail, on a consolidated basis, prepared in accordance with IFRS or U.S. GAAP; and

(b) as soon as practicable, but in any event within fifty (50) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Company, an unaudited quarterly management account on a consolidated basis, prepared in accordance with IFRS or U.S. GAAP applied on a consistent basis.

SECTION 4.02 Potential Business Opportunities. To the fullest extent permitted by applicable Law, (i) Parent, the Shareholder, their respective controlled Affiliates and their respective managers, directors, officers, employees and/or other representatives (each of the foregoing Persons (other than Parent, the Shareholder and their respective controlled Affiliates), an “Identified Person”) shall have the right to, and shall have no duty (contractual or otherwise) to, directly or indirectly, engage in the same or similar business activities or lines of business as the Company or any of its Subsidiaries, on their own account, or in partnership with, or as a manager, director, officer, employee or shareholder of any other Person, including those lines of business deemed to be competing with the Company or any of its Subsidiaries, (ii) the Company, on behalf of itself, its Subsidiaries and its and their respective shareholders, hereby renounces any interest or expectancy of the Company and its Subsidiaries in, or in being offered an opportunity to participate in, any business opportunity that may from time to time be presented to Parent, the Shareholder, their respective controlled Affiliates or any Identified Person, even if the opportunity is one that the Company or its Subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so (a “Potential Business Opportunity”), and none of the Company or its shareholders or any of its Subsidiaries or their shareholders shall have any rights in and to any Potential Business Opportunity of Parent, the Shareholder, their respective controlled Affiliates or any Identified Persons or the income or profits derived therefrom, (iii) Parent, the Shareholder, their respective controlled Affiliates and the Identified Persons may do business with any potential artist, subscriber, music label or other business relationships of the Company or any of its Subsidiaries and (iv) neither Parent, the Shareholder, their respective controlled Affiliates nor any Identified Person shall have any duty to communicate or offer any Potential Business Opportunity to the Company or any of its Subsidiaries or shall be liable to the Company or any of its Subsidiaries or any of their respective members, partners, shareholders or other equity holders for breach of any duty (fiduciary, contractual or otherwise) by reason of the fact that Parent, the Shareholder, their respective controlled Affiliates or such Identified Person pursue or acquire such Potential

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Business Opportunity, direct such business opportunity to another Person or fail to present such business opportunity, or information regarding such business opportunity, to the Company or its Subsidiaries, unless, in each case of clauses (ii) and (iv), Parent, the Shareholder, their respective controlled Affiliates or such Identified Person first learn about such Potential Business Opportunity in any Confidential Information.

SECTION 4.03 Anti-Bribery Covenants. The Company hereby agrees that it shall not, and shall use reasonable good faith efforts to cause its controlled Affiliates and its and its controlled Affiliates’ officers, directors, employees, agents and other persons acting for or on behalf of the Company or its controlled Affiliates not to, (i) offer, pay, promise to pay, or authorize the payment of any money, or offer, give, promise to give, or authorize the giving of anything of value, to any Government Official or to any Person in violation of applicable Anticorruption Laws; (ii) use any corporate funds or assets for unlawful contributions, gifts, entertainment, expenses or other unlawful conduct relating to political activity; (iii) make, offer, promise, authorize, solicit or receive any bribe, rebate, payoff, influence payment, kickback or other similar improper payment, whether directly or indirectly, to or from any private commercial entity for the purpose of gaining an improper business advantage in violation of applicable Anticorruption Laws; or (iv) take any action that would constitute a violation of, or cause the Company to be in violation of, or fail to take any action in violation of, any applicable Anticorruption Laws, in each of cases (i) through (iv), which conduct would reasonably be expected, individually or in the aggregate, to be material to the TME Group Companies, taken as a whole.

SECTION 4.04 Sanctions Covenant. The Company agrees that it shall not, shall cause its controlled Affiliates not to, and instruct any of its or their respective officers, directors, employees, and agents not to, use or cause to be used any funds of the Company for the purpose of funding, financing or facilitating any unlawful activities, business or transaction of or with (i) any OFAC Sanctioned Person, (ii) a Person that is subject to any sanctions of the European Union, the PRC or the Cayman Islands by Order of Her Majesty in Council or (iii) otherwise operate in any manner that would cause the Company or any of its Subsidiaries to be in violation of OFAC Sanctions or any sanctions of the European Union, the PRC or the Cayman Islands.

ARTICLE V

GENERAL PROVISIONS

SECTION 5.01 Confidentiality. During the period beginning on the date hereof and ending on the second (2nd) anniversary of the termination of this Agreement, each Investor shall, and each Investor shall cause its controlled Affiliates to, keep all Confidential Information strictly confidential and not disclose any Confidential Information, in whole or in part, in any manner whatsoever; provided that, notwithstanding anything to the contrary in this Agreement, Confidential Information may be disclosed by the Investors and their respective controlled Affiliates (i) to their respective Representatives and Affiliates, in each case, to the extent such Representative or Affiliate needs to be provided such Confidential Information to assist the Investors and their respective controlled Affiliates in evaluating or reviewing their investment in the Company (provided, that (A) such Representative or Affiliate is subject to an obligation to keep such information confidential on terms at least as favorable to the Company as

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this Section 5.01 and (B) the Investors and their respective controlled Affiliates shall be responsible for any breach of this Section 5.01 by any of their respective Representatives or Affiliates), (ii) at any time following the expiration of the Lock-Up Period, to a prospective Transferee who is subject to an obligation to keep such information confidential on terms at least as favorable to the Company as this Section 5.01 (provided, that the Investors and their respective controlled Affiliates shall be responsible for any breach of this Section 5.01 by such prospective Transferee) and (iii) if any of the Investors or any of their respective controlled Affiliates, as applicable, has received advice from its outside counsel that it is legally required to make such disclosure to comply with applicable Law; provided, that prior to making such disclosure pursuant to this clause (iii), such Person shall, to the extent legally permissible, promptly notify the Company of such request or requirement and use its reasonable best efforts to preserve the confidentiality of the Confidential Information, including consulting with the Company regarding such disclosure and, if reasonably requested by the Company, assist the Company, at the Company’s sole cost and expense, in seeking a protective order to prevent the requested disclosure; and provided, further, that such Person may disclose only that portion of the Confidential Information that is, based on the advice of its outside counsel, legally required or requested to be disclosed.

SECTION 5.02 Amendment. This Agreement may be amended, modified or supplemented only by an agreement in writing executed by all of the parties hereto.

SECTION 5.03 Notices. Unless otherwise provided herein, all notices and other communications hereunder shall be in the English language and writing and shall be deemed given and received if transmitted by electronic mail (with confirmation of receipt by the recipient, which confirmation shall be promptly delivered by the recipient if so requested by the sender in the applicable notice or other communication), on the Business Day after the date on which such notice is sent to the parties hereto at the following addresses (or at such other address for a party hereto as shall be specified by like notice):

(a)	If to the Company, to:

Tencent Music Entertainment Group
7F, China Technology Trade Center
NO.66 North 4th Ring West Road
Hai Dian District, Beijing
P.R.China 100080
Attention: Hsiang Zhao
E-mail:

with a copy (which copy alone shall not constitute notice) to:

Davis Polk & Wardwell
The Hong Kong Club Building
3A Chater Road, 18/F
Hong Kong
Attention: Miranda So
E-mail:

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(b)	If to Tencent, to:

c/o Tencent Holdings Limited
Level 29, Three Pacific Place
1 Queen’s Road East
Wanchai, Hong Kong
Attention: Compliance and Transactions Department
Email:

with a copy (which copy alone shall not constitute notice) to:

Tencent Building, Keji Zhongyi Avenue
Hi-tech Park, Nanshan District
Shenzhen 518057, PRC
Attention: Mergers and Acquisitions Department
Email:

and

Davis Polk & Wardwell
The Hong Kong Club Building
3A Chater Road, 18/F
Hong Kong
Attention: Miranda So
E-mail:

(c)	If to Parent or the Shareholder, to:

Spotify AB
attn. Corporate Legal
Birger Jarlsgatan 61
113 56 Stockholm
Sweden

with a copy (which copy alone shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Alan M. Klein
Sebastian Tiller
E-mail:

SECTION 5.04 Waivers. Any party hereto may waive in whole or in part any benefit or right provided to it under this Agreement, such waiver being effective only if contained in a writing executed by the waiving party. The failure of a party hereto at any time or

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times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party hereto of any condition or of any breach of any term or covenant contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term or covenant.

SECTION 5.05 Successors and Assignment. Except as expressly provided in Section 2.03, neither this Agreement, nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties hereto, and any attempt to make any such assignment without such consent shall be null and void. Subject to the immediately preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective permitted successors and assigns.

SECTION 5.06 No Third-Party Beneficiaries. This Agreement is solely for the benefit of the parties to this Agreement and no provision of this Agreement shall be deemed to confer upon any other Person any remedy, claim, liability, reimbursement, cause of action or other right.

SECTION 5.07 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

SECTION 5.08 Entire Understanding. This Agreement, together with the Subscription Agreement, sets forth the sole and entire agreement and understanding of the parties hereto with respect to the transactions contemplated hereby and all inducements to the making of this Agreement relied upon by the parties hereto and supersedes any and all prior representations, warranties, agreements, arrangements and understandings, both written and oral, among the parties hereto relating to the subject matter hereof (including that certain non-binding term sheet, dated August 21, 2017, by and among the parties hereto).

SECTION 5.09 Governing Documents; Other Shareholder Agreements. The parties hereto hereby acknowledge that the Investors and their respective controlled Affiliates may, in respect of the TME Securities they beneficially own, be or become party or subject to other Governing Documents of the Company, and the Investors shall, and the Investors shall cause their respective controlled Affiliates to, comply with the provisions of this Agreement (it being understood that the exercise by the Investors or any of their respective controlled Affiliates of any rights under such other Governing Documents shall at all times be subject to compliance with the provisions set forth herein). The Company shall not adopt or enter into any Governing Document with any Person with respect to, directly or indirectly, any TME Securities which would prevent the Company from complying with the provisions of this Agreement.

SECTION 5.10 Waiver of Separate Shareholder Class Rights. The Investors acknowledge and agree that, to the extent that there may be any inconsistency found or asserted between this Agreement and the Governing Documents of the Company in respect of the rights

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and obligations attaching to the TME Shares beneficially owned by the Investors and their respective controlled Affiliates (the “Investor Shares”) as against any or all other TME Shares, unless otherwise requested or permitted by the Company in writing, (i) the Investors shall not, and shall cause their respective controlled Affiliates not to, in any way and for any purpose, (A) claim that any such inconsistency has the effect of rendering any or all of the Investor Shares as being in a separate class of shares in the Company from the other TME Shares; or (B) request that the Company acknowledges that the Investor Shares are in a separate class of shares from the other TME Shares or seek its consent as a holder of a separate class of shares in the Company from the other TME Shares in relation to any matter that may require the vote or consent of the holders of TME Shares; and (ii) the Investors shall not, and shall cause their respective controlled Affiliates not to, in any way and for any purpose vote or attempt to vote any or all of the Investor Shares in a separate shareholder class meeting or by way of a written resolution of holder(s) of a separate class of shares from other TME Shares in respect of any matter that may require the vote or consent of the holders of TME Shares.

SECTION 5.11 Dual-Class Structure.

(a) Each Investor, on behalf of itself and its Affiliates, acknowledges and agrees that (i) the Company may adopt a dual-class share structure such that its share capital will include Class A ordinary shares and Class B ordinary shares at any time at or prior to the completion of an IPO of the Company (the “Effective Event”); (ii) in connection with such adoption of a dual-class share structure, (x) the Investor Shares and any other shares of the Company that are owned by such Investor or any of its controlled Affiliates (whether as a result of any subscription of new shares by, or any Transfer by another holder of shares to, such Investor or any of its controlled Affiliates, or otherwise) immediately prior to the Effective Event may, if determined by the board of directors of the Company, be designated as Class A ordinary shares upon the Effective Event, (y) any shares of the Company issued and sold in the IPO may, if determined by the Board, be designated as Class A ordinary shares, and (z) all or a portion of the TME Securities that are owned by any Person that is a shareholder of the Company as of the date of the Subscription Agreement or any of its Affiliates or any other Person as may be designated by the Company (whether as a result of any subscription of new shares by, or any Transfer by another holder of shares to, such holder, its Affiliates or such other Person, or otherwise) immediately prior to the Effective Event may, if determined by the board of directors of the Company, be designated as Class B ordinary shares upon the Effective Event; (iii) each Class A ordinary share will be entitled to one vote and each Class B ordinary share will be entitled to up to fifteen (15) votes on all matters to be voted upon by or otherwise requiring the consent of the Company’s shareholders; and (iv) Class B ordinary shares will automatically and immediately convert into an equal number of Class A ordinary shares upon the occurrence of any transfer of such Class B ordinary shares by the holder thereof or an Affiliate of such holder to any Person that is not an Affiliate of such holder, or any other event that may be designated by the Company (the matters described in (i) through (iv) above being referred to as the “Dual-Class Structure and Re-Designation”).

(b) Each Investor, on behalf of itself and its controlled Affiliates, hereby unconditionally and irrevocably (i) consents to the Dual-Class Structure and Re-Designation, including without limitation for all purposes under the Governing Documents of the Company; (ii) waives any veto rights and all similar rights (whether arising at contract or in law or

22

otherwise) in respect of the Dual-Class Structure and Re-Designation; (iii) subject to Section 3.02, agrees to vote, or cause to be voted, the TME Securities or any other shares of the Company that are beneficially owned by such Investor or its controlled Affiliates from time to time and at any time after the date of this Agreement and until the Effective Event, (A) in favor of, and (B) against any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit, the Dual-Class Structure and Re-Designation and adoption of any amendment to the Company Articles to reflect the Dual-Class Structure and Re-Designation and other changes as necessary in facilitation of an IPO of the Company, at every meeting (or in connection with any action by written consent) of the Company’s shareholders at which such matters are considered and at any adjournment or postponement thereof; and (iv) agrees to promptly execute, deliver or enter into any other agreement, document, consent, approval or instrument, and take any other actions, which may be reasonably necessary or advisable to effect the Dual-Class Structure and Re-Designation.

(c) Other than to effectuate the Dual-Class Structure and Re-Designation as provided in Section 5.11(a) and Section 5.11(b), the Company shall not exercise its right to purchase or redeem (for the purposes of Section 37 of the Companies Law of the Cayman Islands (as amended)) the TME Shares owned by any Investor or its controlled Affiliates pursuant to the Company Articles without the prior written consent of such Investor.

SECTION 5.12 Governing Law. This Agreement and its enforcement, and any controversy arising out of or relating to the making or performance of this Agreement, shall be governed by and construed in accordance with the law of the State of New York, without regard to New York’s principles of conflicts of law.

SECTION 5.13 Arbitration. All disputes, controversies or claims arising out of or in connection with this Agreement and any and all claims arising out of or in connection with it, including any extra-contractual claims shall be resolved by final and binding arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (the “ICC”) by three (3) arbitrators appointed in accordance with the Rules of Arbitration of the ICC. The claimant(s) shall nominate one (1) arbitrator in the request for arbitration. The respondent(s) shall nominate one (1) arbitrator in the answer to the request. The two (2) arbitrators nominated by the claimant and the respondent may be nationals of any country. The two (2) party- nominated arbitrators shall then attempt to agree, in consultation with the claimant(s) and the respondent(s), upon the nomination of a third (3rd) arbitrator to act as president of the tribunal. If the third (3rd) arbitrator has not been nominated within thirty (30) days of the date of the appointment of the second (2nd) arbitrator, the third (3rd) arbitrator shall be nominated by the ICC International Court of Arbitration. The third (3rd) arbitrator and president of the tribunal shall not be a national of the PRC or Sweden. The place of arbitration shall be Wilmington, Delaware, United States of America. The language of the arbitration shall be English.

SECTION 5.14 Counterparts. This Agreement may be executed (including by e-mail delivery of a portable document format (“.pdf”) file) in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same original instrument.

23

SECTION 5.15 Specific Performance. The parties hereto hereby recognize, acknowledge and agree that the breach or violation of this Agreement by a party hereto would cause irreparable damage to the other parties hereto and that none of the parties hereto has an adequate remedy at Law. Each party hereto shall therefore be entitled, in addition to any other remedies that may be available, to obtain specific performance of the terms of this Agreement, and appropriate injunctive relief may be applied for and granted in connection therewith. Any party hereto seeking an order or injunction to prevent breaches of this Agreement or to enforce specifically the terms and provisions hereof shall not be required to provide, furnish or post any bond or other security in connection with or as a condition to obtaining any such order or injunction, and each party hereto hereby irrevocably waives any right it may have to require the provision, furnishing or posting of any such bond or other security. If any action is brought by any party hereto to enforce this Agreement, the other parties hereto shall waive the defense that there is an adequate remedy at Law.

SECTION 5.16 Termination. Except for Section 2.02(a), Section 3.01 and Section 3.02 (which shall expire in accordance with their respective terms), this Agreement shall terminate and be of no further force and effect as to Parent or the Shareholder and their respective controlled Affiliates upon the earlier to occur of (i) the mutual written agreement of Parent or the Shareholder, as applicable, and the Company and (ii) the date on which Parent or the Shareholder, as applicable, and its controlled Affiliates, taken together, no longer beneficially own any TME Securities, except that, in each case, the provisions set forth in this Article V shall survive the termination of this Agreement.

SECTION 5.17 Other Agreements. Neither Parent nor the Shareholder shall, and each of Parent and the Shareholder shall cause its controlled Affiliates not to, enter into any agreement of any kind with any Person with respect to, directly or indirectly, any TME Securities which is inconsistent with the provisions of this Agreement.

SECTION 5.18 Representations. Tencent hereby represents and warrants to Parent that, as of the date hereof, (i) except as set forth in Section 5.18 of the TME Disclosure Letter, none of Tencent or any of its Subsidiaries (other than the Company and its Subsidiaries) (A) conducts or otherwise operates any Music Business, (B) beneficially owns more than 2.5% of the outstanding capital stock or other equity interests of any Person that, directly or, to the Knowledge of TME, indirectly, primarily conducts or otherwise primarily operates any Music Business (other than any indirect ownership of the outstanding capital stock or other equity interests of any such Person through bona fide investments in any Eligible Fund) or (C) beneficially owns any outstanding capital stock or other equity interests of any of the Persons set forth in Section 5.18(i)(C) of the TME Disclosure Letter (other than the indirect ownership of any outstanding capital stock or other equity interests of any such Person through bona fide investments in any Eligible Fund) and (ii) Section 5.18 of the TME Disclosure Letter sets out the categories of assets, rights or properties owned by Tencent or any of its Subsidiaries (other than the Company and its Subsidiaries) and licensed to or used by the Company and its Subsidiaries to conduct their Music Business, except for such assets, rights or properties that, individually or in the aggregate, are not material to such Music Business.

[The remainder of this page is intentionally left blank.]

24

IN WITNESS WHEREOF, each of the following parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

TENCENT MUSIC ENTERTAINMENT GROUP

By:
Name:
Title:

TENCENT HOLDINGS LIMITED

By:
Name:
Title:

SPOTIFY TECHNOLOGY S.A.

By:
Name:
Title:

SPOTIFY AB

By:
Name:
Title:

Schedule I

Schedule II

Schedule III

Exhibit B

[See Attached]

STRICTLY PRIVATE AND CONFIDENTIAL

Exhibit B

INVESTOR AGREEMENT

among

SPOTIFY TECHNOLOGY S.A.,

TENCENT MUSIC ENTERTAINMENT GROUP,

TENCENT MUSIC ENTERTAINMENT HONG KONG LIMITED,

TENCENT HOLDINGS LIMITED,

IMAGE FRAME INVESTMENT (HK) LIMITED

and,

solely with respect to Section 1.02, Section 2.07, Section 3.02, Section 5.02, Section 5.03, Section 5.04, Section 5.05, Section 5.06, Section 5.07, Section 5.10, Section 5.11, Section 5.12, Section 5.13 and Section 5.14 thereof,

D.G.E. INVESTMENTS LTD

and,

solely with respect to Section 1.02, Section 2.07, Section 3.02, Section 5.02, Section 5.03, Section 5.04, Section 5.05, Section 5.06, Section 5.07, Section 5.10, Section 5.11, Section 5.12, Section 5.13 and Section 5.14 thereof,

ROSELLO COMPANY LIMITED

DATED AS OF [●], 2017

i

Index of Defined Terms

Affiliate	2
Agreement	1
Anticorruption Laws	2
beneficial owner	2
beneficial ownership	2
beneficially own	2
Board	2
Brokerage Transaction	9
Business Day	2
Company	1
Competing Business	2
Confidential Information	2
Convertible Notes	3
Derivative Security	3
DGE Investments	1
Drag Transaction	12
Drag-Along Notice	12
Drag-Along Parties	12
Eligible Fund	3
Exchange Act	3
Foreign or State Act	10
Founder Transfer	9
Founders	1
Fully Diluted	3
ICC	23
Identified Person	17
Institutional Fund	4
Investor	4
IPO	4
Law	5
Lock-Up Period	8
Main Parties	1
Main Party	1
non-marketable securities	13
OFAC	5

OFAC Sanctioned Person	5
OFAC Sanctions	5
Permitted Transferee	5
Person or person	5
Potential Business Opportunity	18
Prohibited Person	5
Prohibited Person List	5
Qualified Transfer	8
Representatives	5
Rights Holder	5
Rosello	1
SDN List	5
Secretary	5
Securities Act	5
Spotify Securities	6
Spotify Shares	1
Standstill Cap	15
Standstill Period	13
Strategic Investor	6
Subscription Agreement	1
Subsidiary	6
Tencent	1
Tencent Hong Kong	1
Tencent Hong Kong Secondary Purchase	1
Tencent Parties	1
TME	1
TME Hong Kong	1
TME Investor Agreement	6
Total Voting Power	6
Transfer	6
Transferee	7
Transferring Founder(s)	12
Transferring Holders	12
VIE	7

ii

INVESTOR AGREEMENT

INVESTOR AGREEMENT, dated as of [●], 2017 (this “Agreement”), among Spotify Technology S.A., a public limited company (société anonyme) incorporated under the laws of Luxembourg, having its registered office at 42-44 avenue de la Gare, L-1610 Luxembourg, and registered with the Luxembourg Trade and Companies Register under number B 123 052 (the “Company”), Tencent Music Entertainment Group, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“TME”), Tencent Music Entertainment Hong Kong Limited, a company incorporated under the laws of Hong Kong (“TME Hong Kong”), Tencent Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Tencent”), Image Frame Investment (HK) Limited, a company incorporated under the laws of Hong Kong and a wholly-owned Subsidiary of Tencent (“Tencent Hong Kong” and, together with TME, TME Hong Kong and Tencent, the “Tencent Parties” and the Tencent Parties, together with the Company, jointly the “Main Parties” and individually a “Main Party”), and, solely with respect to Section 1.02, Section 2.07, Section 3.02, Section 5.02, Section 5.03, Section 5.04, Section 5.05, Section 5.06, Section 5.07, Section 5.10, Section 5.11, Section 5.12, Section 5.13 and Section 5.14, D.G.E. Investments Limited, Reg. No. HE 169064, a company incorporated under the laws of Cyprus, with address Arch. Makariou & Kalograion 4, Nicolaides Sea View City, 9th Floor, Offices 903-904, Block A-B, 6016 Larnaca, Cyprus (“DGE Investments”), and, solely with respect to Section 1.02, Section 2.07, Section 3.02, Section 5.02, Section 5.03, Section 5.04, Section 5.05, Section 5.06, Section 5.07, Section 5.10, Section 5.11, Section 5.12, Section 5.13 and Section 5.14, Rosello Company Limited, Reg. No. HE 165082, a limited liability company incorporated under the laws of Cyprus, with address 22 Stasikratous Street, Office 104, 1065 Nicosia, Cyprus (“Rosello” and, together with DGE Investments, the “Founders”), and any other Person that becomes a party to this Agreement pursuant to Article II.

BACKGROUND

On the date hereof, the Company issued [●] common shares, €0.025 par value per share, of the Company (the “Spotify Shares”) to TME Hong Kong pursuant to that certain Subscription Agreement, dated as of December 8, 2017, by and among the Company, Spotify AB, a corporation incorporated under the laws of Sweden, TME and TME Hong Kong (the “Subscription Agreement”); and

Tencent Hong Kong intends to purchase and acquire from one or more holders of the Convertible Notes additional Spotify Shares, which will be issued to such holder(s) upon conversion or exchange of a portion of the Convertible Notes (such purchase, the “Tencent Hong Kong Secondary Purchase”).

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows.

ARTICLE I

DEFINITIONS

SECTION 1.01 Certain Defined Terms. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Subscription Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” of any Person shall mean, as of any date, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person. For purposes of this Agreement, a Person shall be deemed to “control” another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, for purposes of this Agreement, (i) none of the Investors or any of their respective controlled Affiliates shall be deemed to be an Affiliate of the Company, any Founder or any of their respective Affiliates, (ii) none of the Company, the Founders or any of their respective Affiliates shall be deemed to be an Affiliate of the Investors or any of their respective controlled Affiliates and (iii) any of the Investors’ VIEs and their respective Subsidiaries shall be deemed to be controlled Affiliates of such Investors.

“Anticorruption Laws” shall mean Laws governing bribery and corruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78a et seq. (1997 and 2000)), the UK Bribery Act 2010 and the anti-bribery and anticorruption Laws in the PRC (including the Criminal Law and Anti-Unfair Competition Law of the PRC).

“beneficial owner” and words of similar import (including “beneficially own” and “beneficial ownership”) shall have the meaning assigned to such terms in Rule 13d-3 promulgated under the Exchange Act (or any comparable successor rule thereto).

“Board” shall mean the board of directors or similar governing body of the Company.

“Business Day” shall mean any day of the year other than (i) any Saturday or Sunday or (ii) any other day on which banks located in New York City, New York, United States of America, London, United Kingdom, Stockholm, Sweden, Luxembourg, Grand Duchy of Luxembourg, Hong Kong S.A.R., Shenzhen, PRC or the Cayman Islands are closed for business.

“Competing Business” shall mean any activities that are in direct and material competition with the business activities of the Company and its Subsidiaries. Direct competition shall include offering audio or video streaming or download services to consumers and businesses.

“Confidential Information” shall mean all confidential and proprietary information (irrespective of the form of communication and whatever the form or storage medium and including any copies or reproductions thereof) obtained by or on behalf of the Investors or their respective controlled Affiliates or any Identified Persons from the Company or its Affiliates or their respective Representatives, through the ownership of any Spotify Securities

2

or the Investors’ rights pursuant to this Agreement or otherwise, other than information which: (i) at the time of disclosure was, or thereafter becomes, available to the Investors, their respective controlled Affiliates or their respective Representatives; provided, that such information was not known by the Investors, their respective controlled Affiliates or their respective Representatives to have been obtained from a Person in violation of any obligation of confidentiality to the Company; (ii) at the time of disclosure was, or thereafter becomes, generally available to the public other than directly or indirectly as a result of a disclosure by the Investors, their respective controlled Affiliates or any of their respective Representatives in violation of this Agreement; or (iii) is or was generated independently by the Investors, their respective controlled Affiliates or any of their respective Representatives without reference to such information and without violating the confidentiality provisions of this Agreement.

“Convertible Notes” shall mean the Convertible Senior Notes issued by the Company on April 1, 2016 with an aggregate original principal amount of US$1 billion.

“Derivative Security” shall mean, with respect to any Person, any right, option, other security or derivative position that has an exercise, exchange or conversion privilege or a settlement payment or mechanism at a price related to, or a value determined in whole or in part with reference to or derived in whole or in part from, the value of any securities, bank debt or other obligations of such Person or any of its Subsidiaries.

“Eligible Fund” shall mean, with respect to any Person, any investment fund or asset management vehicle (which may, for the avoidance of doubt, be a hedge fund, venture capital fund or private equity fund) that (i) engages in the types of activities restricted by Section 3.01 or other investment activities, in each case, in the ordinary course of its business, (ii) does not control, is not controlled by, and is not under common control or joint control with, directly or indirectly, such Person (and neither such Person nor any of its Affiliates has the power to (A) vote, or direct the voting of, or the power to dispose, or to direct the disposition of, the securities and other assets of such fund or vehicle, (B) invest, or direct the investment of, the funds of such fund or vehicle or (C) otherwise influence or direct the actions and operations of such fund or vehicle, including with respect to the amount, form and timing of any distributions), and (iii) is not in the possession of any Confidential Information provided by such Person.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fully Diluted” shall mean, with respect to the share capital of the Company, the sum of (i) all shares of capital stock of the Company issued and outstanding as of such date, plus (ii) all shares of capital stock of the Company issuable upon exercise of all options, warrants and other rights to purchase or otherwise acquire shares of capital stock of the Company granted, issued and outstanding as of such date, plus (iii) all shares of capital stock issuable upon conversion, exchange or exercise of any securities of the Company that are convertible into, exchangeable or exercisable for shares of capital stock of the Company granted, issued and outstanding as of such date, and plus (iv) all restricted shares of the Company granted, issued and outstanding as of such date; provided, however, that (A) with respect to any convertible debt securities of the Company, the shares of capital stock issuable upon conversion of such securities shall be included in the calculation of the Fully Diluted share capital of the Company if the price

3

per share of capital stock of the Company into which such securities are convertible as of such date (regardless of whether such securities are convertible at that time) is greater than or equal to the applicable conversion price of such securities, in which case the number of shares of capital stock to be included in the calculation of the Fully Diluted share capital of the Company in respect of such convertible debt securities will be calculated by dividing the total principal amount (plus any accrued payment-in-kind interest) of such securities by the applicable conversion price and (B) with respect to any options or warrants of the Company, the number of shares of capital stock of the Company to be included in the calculation of the Fully Diluted share capital in respect of such options or warrants shall be the product of (x) a fraction, the numerator of which is the excess (if any) of the price per share of capital stock of the Company as of such date over the weighted average exercise price per share of capital stock of the Company as of such date for all such options and warrants (regardless of whether such options and/or warrants are exercisable at that time), and the denominator of which is the price per share of capital stock of the Company as of such date and (y) the total number of shares of capital stock of the Company issuable upon exercise of all such options and warrants; provided, further, that neither the Spotify Top-Up Options, nor the Convertible Notes (including any accrued payment-in-kind interest), nor any Beneficiary Certificates shall be included for purposes of calculating the Fully Diluted share capital of the Company. For purposes of this definition, the price per share of the capital stock of the Company shall be determined (1) if such shares are publicly traded on a national securities exchange in the United States or a non-U.S. securities exchange, the volume weighted average of the price per share for the ninety (90) trading days ending on (and including) the last trading day prior to the first day of the calendar month in which the Fully Diluted share capital is determined, as obtained from Bloomberg L.P. (or, if not reported therein, from another authoritative source) and (2) if such shares are not so publicly traded, the price per share determined by an internationally recognized valuation firm that is independent from the Company, the Investors and their respective controlled Affiliates and that is mutually selected by the Company and TME.

“Institutional Fund” shall mean any investment fund or asset management vehicle (which may, for the avoidance of doubt, be a hedge fund, venture capital fund or private equity fund) that (i) engages in the investment activities in the ordinary course of its business, and (ii) does not control, is not controlled by, and is not under common control or joint control with, directly or indirectly, any Prohibited Person (and neither any Prohibited Person nor any of its Affiliates has the power to (A) vote, or direct the voting of, or the power to dispose, or to direct the disposition of, the securities and other assets held by such fund or vehicle, (B) invest, or direct the investment of, the funds of such fund or vehicle or (C) otherwise influence or direct the actions and operations of such fund or vehicle, including with respect to the amount, form and timing of any distributions).

“Investor” shall mean any of (i) Tencent, Tencent Hong Kong, TME and TME Hong Kong to the extent it beneficially owns any Spotify Securities and (ii) each of their respective Transferees that beneficially own any Spotify Securities and that have executed and delivered to the Company a joinder agreement to be bound by the provisions of this Agreement pursuant to Section 2.03.

“IPO” shall mean the first listing of equity securities of the Company (or a holding company or any other Spotify Group Company that holds all or substantially all of the

4

assets of the Company and its Subsidiaries on a consolidated basis) on an internationally recognized stock exchange or similar marketplace of recognized national standing (excluding, for the avoidance of doubt, private secondary markets or similar), including the direct listing without conducting a concurrent offering.

“Law” shall mean any law, statute, code, regulation, ordinance or rule, in each case, enacted or promulgated by any Governmental Body, or any Order or other legally enforceable requirement of a Governmental Body, in each case, as amended, restated, supplemented or modified from time to time.

“OFAC Sanctioned Person” shall mean any government, country, corporation or other entity, group or individual with whom or which the OFAC Sanctions prohibit a U.S. Person from engaging in transactions, and includes any individual or corporation or other entity that appears on the current OFAC list of Specially Designated Nationals and Blocked Persons (the “SDN List”). For ease of reference, and not by way of limitation, OFAC Sanctioned Persons other than governments and countries can be found on the SDN List on OFAC’s website at www.treas.gov/offices/enforcement/ofac/sdn.

“OFAC Sanctions” shall mean any sanctions program administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) under authority delegated to the Secretary of the Treasury (the “Secretary”) by the President of the United States or provided to the Secretary by statute, and any order or license issued by, or under authority delegated by, the President or provided to the Secretary by statute in connection with a sanctions program thus administered by OFAC. For ease of reference, and not by way of limitation, OFAC Sanctions programs are described on OFAC’s website at www.treas.gov/ofac.

“Permitted Transferee” of any Person shall mean any Affiliate of such Person.

“Person” or “person” shall mean any individual, corporation, business trust, proprietorship, firm, partnership, limited partnership, limited liability partnership, limited liability company, trust, association, joint venture, Governmental Body or other entity.

“Prohibited Person” shall mean (i) each Person listed in Schedule I attached hereto (the “Prohibited Person List”), which list may be updated pursuant to Section 2.02(c), and (ii) any Affiliate of each of the foregoing Persons.

“Representatives” shall mean, with respect to any Person, such Person’s directors, managers, officers, employees and advisors (including financial advisors, attorneys, accountants and consultants); provided, however, that for the avoidance of doubt (i) a shareholder, member, partner or other equity holder of such Person or (ii) a music record label or other rights holder, in each case, shall not be deemed, and shall not constitute, a “Representative” for purposes of this Agreement.

“Rights Holder” shall mean (i) each Person listed in Schedule II attached hereto and (ii) any Affiliate of each of the foregoing Persons.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

5

“Spotify Investor Agreement” shall mean that certain investor agreement, dated as of the date hereof, by and among the Company, Spotify AB, TME and Tencent, with respect to Spotify AB’s investment in the TME.

“Spotify Securities” shall mean shares of capital stock of the Company, warrants, options, convertible securities, exchangeable securities or similar rights or instruments of the Company exercisable, exchangeable or convertible into, or requiring the issuance, allotment or delivery of shares of capital stock of the Company, including the Spotify Shares. For purposes of this Agreement, each option to purchase Spotify Securities shall be considered a Spotify Security only together with the Spotify Securities underlying such option, and such option and the underlying Spotify Securities shall be considered one single Spotify Security.

“Strategic Investor” shall mean (i) each Person listed in Schedule III attached hereto and (ii) any Affiliate of each of the foregoing Persons; provided, that a “Strategic Investor” shall not include any Eligible Fund in which such Person makes or holds a bona fide investment.

“Subsidiary” shall mean, with respect to any Person, any other Person, whether incorporated or unincorporated, (i) of which more than fifty percent (50%) of either the equity interests in, or the voting control of, such other Person is, directly or indirectly through Subsidiaries or otherwise, beneficially owned by such first Person, (ii) of which such first Person is the general partner or managing member, (iii) which is a VIE of such first Person or (iv) which is a Subsidiary of any VIE of such first Person.

“Total Voting Power” shall mean the total number of votes entitled to be cast generally in the election of the members of the Board represented by the Spotify Securities.

“Transfer” shall mean (with its cognates having corresponding meanings), with respect to any securities, (i) any sale, exchange, transfer, redemption, grant, pledge, hypothecation or other disposition, whether voluntary or involuntary, and whether or not for value, of any of such securities, or any securities, options, warrants or rights convertible into or exercisable or exchangeable for, or for the purchase or other acquisition of, or otherwise with respect to, any of such securities or any contract or other binding arrangement or understanding (in each case, whether written or oral) to take any of the foregoing actions or (ii) entering into any swap or other agreement, arrangement or understanding, whether or not in writing, that, directly or indirectly, transfers, conveys or otherwise disposes of, in whole or in part, any of the economic or other risks or consequences of ownership of any of such securities, including short sales of applicable securities, option transactions with respect to securities, use of equity or other derivative financial instruments relating to such securities and other hedging arrangements with respect to such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of such securities, other securities, cash or otherwise; provided, however, that any such sale, exchange, transfer, redemption, grant, pledge, hypothecation or other disposition referred to in clause (i) of, or any of the agreements, arrangements or understandings referred to in clause (ii) in respect of, the securities of any Person that beneficially owns any Spotify Securities (including any shares or other securities of Tencent or TME) shall not constitute a “Transfer” of Spotify Securities for purposes of this Agreement (and shall not be subject to any of the restrictions set forth in Article II), except that (A) the transfer of any shares

6

or other securities of TME Hong Kong shall constitute a “Transfer” of Spotify Securities for purposes of this Agreement (and such transfer shall be subject to the restrictions set forth in Article II) if, at the time of such transfer, TME Hong Kong and its Subsidiaries do not own or otherwise hold all or substantially all of the assets of TME and (B) the transfer of any shares or other securities of Tencent Hong Kong shall constitute a “Transfer” of Spotify Securities for purposes of this Agreement (and such transfer shall be subject to the restrictions set forth in Article II) if, at the time of such transfer, Tencent Hong Kong and its Subsidiaries do not own or otherwise hold all or substantially all of the assets of Tencent.

“Transferee” shall mean a Person that receives a Transfer.

“VIE” shall mean, with respect to any Person, any other Person (i) over which such first Person can effect direct or indirect control through direct or indirect contractual arrangements and (ii) whose financial results are consolidated with the net revenues of such first Person and are recorded on the books of such first Person for financial reporting purposes in accordance with the accounting standards applicable to such first Person.

SECTION 1.02 Other Definitional Provisions; Interpretation. The table of contents and headings preceding the text of articles and sections included in this Agreement and the headings to schedules and exhibits attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. All exhibits and schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement. The terms as set forth in this Agreement have been arrived at after mutual negotiation with the advice of counsel and, therefore, it is the intention of the parties hereto that its terms may not be construed against any of the parties hereto by reason of the fact that it was prepared by one of the parties hereto. Reference to any Person includes such Person’s successors (including by operation of law) and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. All references to “Section,” “Sections,” “Article,” “Articles,” “Exhibit” or “Exhibits” refer to the corresponding Section, Sections, Article, Articles, Exhibit or Exhibits of this Agreement. The word “including” shall mean “including without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. “Extent” in the phrase to “to the extent” shall mean the degree to which a subject or other item extends and shall not simply mean “if”. The word “or” is used in the inclusive sense of “and/or”. All references to any Law means such Law as amended from time to time and shall include any successor legislation thereto and any rules and regulations promulgated therein.

7

ARTICLE II

TRANSFER OF SPOTIFY SECURITIES

SECTION 2.01 General Transfer Restrictions. The right of the Investors and any of their respective controlled Affiliates to Transfer any Spotify Securities they beneficially own is subject to the restrictions set forth in this Article II, and no Transfer of such Spotify Securities by the Investors or any of their respective controlled Affiliates may be effected except in compliance with this Article II. Any attempted Transfer in violation of this Agreement shall be null and void ab initio and of no effect, regardless of whether the purported Transferee has any actual or constructive knowledge of the Transfer restrictions set forth in this Agreement. Any purported Transfer in violation of this Agreement shall not be recorded (and the Company will instruct its transfer agent, registered office and other third parties not to record such purported Transfer) in the shareholders’ register of the Company or result in the treatment of any purported Transferee of such Spotify Securities as the owner of such Spotify Securities for any purpose.

SECTION 2.02 Restrictions on Transfer.

(a) Restrictions During Lock-Up Period. During the period beginning on the date hereof and ending on the earlier of (i) the third (3rd) anniversary of the date hereof and (ii) the first date after the date hereof on which the number of Spotify Securities collectively beneficially owned by a Strategic Investor and its Affiliates exceeds the number of Spotify Securities then collectively beneficially owned by the Investors and their respective controlled Affiliates (such period, the “Lock-Up Period”), the Investors shall not, and the Investors shall cause their respective controlled Affiliates not to, Transfer any Spotify Securities beneficially owned by them, except:

(i) with the prior written consent of the Company (acting through its Board or a designated committee thereof);

(ii) to a Permitted Transferee, subject to compliance with Section 2.03; provided, that, (A) if such Person ceases to be a Permitted Transferee during the Lock-Up Period, then the applicable Investor shall cause, and shall cause its controlled Affiliates to cause, such Person to, and such Person shall, Transfer such Spotify Securities back to such Investor or its controlled Affiliates or (B) if such Person ceases to be a Permitted Transferee after the expiration of the Lock-Up Period and a Transfer of Spotify Securities to such Person at that time would be prohibited by Section 2.02(b), then the applicable Investor shall cause, and shall cause its controlled Affiliates to cause, such Person to, and such Person shall, Transfer such Spotify Securities back to such Investor or its controlled Affiliates;

(iii) pursuant to (A) a tender offer or exchange offer for at least a majority of the issued and outstanding Spotify Securities if the Board has affirmatively recommended to the holders of the issued and outstanding Spotify Securities that such holders tender their Spotify Securities into such tender or exchange offer and if the Board has not publicly withdrawn or changed such recommendation or (B) a merger, consolidation or other business combination transaction which has been approved by the Board (each, a “Qualified Transfer”);

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(iv) to the Company or any of its Subsidiaries; or

(v) to the extent necessary to avoid regulation as an “investment company” under the U.S. Investment Company Act of 1940, as amended.

For purposes of this Section 2.02(a), the number of Spotify Securities beneficially owned by the Investors and their respective controlled Affiliates shall be determined without regard to the provisions set forth in Section 3.02.

(b) Notwithstanding anything in this Article II to the contrary and irrespective of the expiration of the Lock-Up Period, for so long as the Investors or any of their respective controlled Affiliates beneficially own any Spotify Securities, the Investors shall not, and the Investors shall cause their respective controlled Affiliates not to, Transfer any Spotify Securities beneficially owned by them to (i) any Prohibited Person, (ii) any Rights Holder or (iii) any Transferee if, after giving effect to the proposed Transfer, the proposed Transferee would beneficially own Spotify Securities representing, in the aggregate, five percent (5%) or more of the Total Voting Power or five percent (5%) or more of the total issued and outstanding share capital of the Company; provided, that nothing in this Section 2.02(b) (but without limiting any of the other provisions of this Article II) shall prohibit any Transfer of Spotify Securities (w) to a Permitted Transferee, subject to compliance with Section 2.03; provided, that if such Person ceases to be a Permitted Transferee and a Transfer of Spotify Securities to such Person at that time would be prohibited by this Section 2.02(b), then the applicable Investor shall cause, and shall cause its controlled Affiliates to cause, such Person to, and such Person shall, Transfer such Spotify Securities back to such Investor or its controlled Affiliates, (x) if such Transfer (and the Transferee in such Transfer) is consented to in writing by the Board or a designated committee thereof; (y) pursuant to a Qualified Transfer; or (z) through open market brokerage transactions where the identity of the purchaser is unknown (and, for the avoidance of doubt, the Investors shall have no duty of inquiry in connection with such brokerage transactions) (such transaction, a “Brokerage Transaction”); provided, further, that nothing in Section 2.02(b)(iii) (but without limiting any of the other provisions of this Article II) shall prohibit any Transfer of Spotify Securities to Daniel Ek, Martin Lorentzon or their respective controlled Affiliates (such transaction, a “Founder Transfer”). The Company shall provide in writing to TME Hong Kong upon TME Hong Kong’s written request and, after the completion of the Tencent Hong Kong Secondary Purchase, to Tencent Hong Kong upon Tencent Hong Kong’s written request (which written request may be made by TME Hong Kong or Tencent Hong Kong, as applicable, no more frequently than once each fiscal quarter), the aggregate number of Spotify Securities representing the Total Voting Power and the aggregate number of issued and outstanding shares of capital stock of the Company as of a recent date (without disclosing the identity of any holder thereof), and the Investors shall be entitled to rely upon the most recently received such notice from the Company for all purposes of calculating the Total Voting Power and total issued and outstanding share capital of the Company under this Agreement. For the purposes of ensuring that a proposed Transfer is not in violation of the restrictions in Section 2.02(b)(iii), the Investors shall be entitled to rely upon (1) reports of beneficial ownership of such

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Transferee that are publicly filed or available or (2) if such reports are not publicly filed or available, after due inquiry, the representation made by the relevant Transferee with respect to the total number of votes and total number of outstanding shares of the Company owned by such Transferee before such proposed Transfer.

(c) The Company may amend the Prohibited Person List following the date hereof to add or remove any Person to or from the Prohibited Person List, each such amendment to be effective upon delivery of written notice thereof to the Investors; provided that (i) any Person so added to the Prohibited Person List must be a Person that, directly or indirectly, conducts a Competing Business as determined in good faith by the Company, and (ii) the Company may not amend the Prohibited Person List more than once during any twelve (12) month period; provided, further, that any Institutional Fund which makes an investment in any Person that, directly or indirectly, conducts a Competing Business shall not be a Prohibited Person and shall not be included in the Prohibited Person List.

(d) Notwithstanding anything in this Agreement to the contrary, no Transfer of Spotify Securities otherwise permitted by this Agreement shall be made unless such Transfer is in compliance with the Securities Act or any other applicable securities Laws of any foreign, federal, state, local or other jurisdiction (a “Foreign or State Act”).

SECTION 2.03 Joinder to Investor Agreement. Each Investor shall (and shall cause its controlled Affiliates who beneficially own any Spotify Securities to), prior to the Transfer of any Spotify Securities to any Permitted Transferee (other than in a Transfer that is a Qualified Transfer, a Brokerage Transaction or a Founder Transfer) and as a condition thereto, cause such Permitted Transferee to execute and deliver to the Company a joinder agreement in form and substance reasonably acceptable to the Company, pursuant to which such Permitted Transferee agrees to be bound by the provisions of this Agreement. Without limiting the provisions in the immediately preceding sentence, (i) until the completion of the IPO of the Company, each Investor shall, prior to the Transfer of any Spotify Securities to any Transferee in accordance with the other provisions of this Article II (other than in a Transfer that is a Transfer of any Spotify Securities to the Company, a Qualified Transfer, a Brokerage Transaction or a Founder Transfer) and as a condition thereto, cause such Transferee to execute and deliver to the Company a joinder agreement in form and substance reasonably acceptable to the Company, pursuant to which such Transferee agrees to be bound by this Article II, Section 3.02, Section 4.01 and Article V, and (ii) after the completion of the IPO of the Company, each Investor shall, prior to the Transfer of any Spotify Securities to any Transferee in accordance with the other provisions of this Article II (other than in a Transfer that is a Transfer of any Spotify Securities to the Company, a Qualified Transfer, a Brokerage Transaction or a Founder Transfer) and as a condition thereto, cause such Transferee to execute and deliver to the Company a joinder agreement in form and substance reasonably acceptable to the Company, pursuant to which such Transferee agrees to be bound by this Article II (other than Section 2.02(a) and Section 2.07) and Article V.

SECTION 2.04 Notice of Transfer. Prior to Transferring any Spotify Securities in accordance with the provisions set forth in this Article II (other than in a Transfer that is a Transfer of any Spotify Securities to the Company, a Qualified Transfer, a Founder Transfer or, after the IPO of the Company, a Brokerage Transaction), an Investor or its controlled Affiliate, as applicable, shall, no later than five (5) Business Days prior to the consummation of such Transfer, deliver a written notice thereof to the Company.

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SECTION 2.05 Legends. With respect to the Investors or any of their respective controlled Affiliates who beneficially own any Spotify Securities, each certificate for Spotify Securities, if any, shall bear a legend or legends (and appropriate comparable notations or other arrangements will be made with respect to any uncertificated shares in the shareholders’ register or other books and records of the Company) referencing restrictions on Transfer of such Spotify Securities under the Securities Act, any applicable Foreign or State Act and this Agreement, which legend shall state in substance:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE MAY NOT BE OFFERED OR SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF, EXCEPT IN COMPLIANCE WITH (I) THE U.S. SECURITIES ACT OF 1933, AS AMENDED, AND (II) ANY OTHER APPLICABLE SECURITIES LAWS OF ANY FOREIGN, FEDERAL, STATE, LOCAL OR OTHER JURISDICTION.

THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN THE INVESTOR AGREEMENT DATED AS OF [●], 2017, BY AND AMONG THE COMPANY AND THE OTHER PARTIES THERETO (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY).”

Notwithstanding the foregoing, the holder of any certificate(s) for Spotify Securities shall be entitled to receive from the Company new certificates for a like number of Spotify Securities not bearing such legend (or the elimination or termination of such notations or arrangements) upon the request of such holder (i) at such time as such restrictions are no longer applicable and (ii) with respect to the restriction on Transfer of such Spotify Securities under the Securities Act or any other applicable Foreign or State Act, at the reasonable request of the Company, upon the delivery to the Company of an opinion of counsel to such holder, which opinion is reasonably satisfactory in form and substance to the Company and its counsel, that the restriction referenced in such legend (or such notations or arrangements) is no longer required in order to ensure compliance with the Securities Act or any such other applicable Foreign or State Act.

SECTION 2.06 Lock-Up Agreements. In connection with any underwritten public offering by the Company of any Spotify Securities pursuant to an effective registration statement pursuant to the Securities Act or a prospectus or equivalent disclosure document pursuant to any Foreign and State Act (including in connection with an IPO of the Company), the Investors shall, and the Investors shall cause their respective controlled Affiliates that beneficially own any Spotify Securities to, enter into customary agreements restricting the public sale or distribution of equity securities of the Company (including sales pursuant to Rule 144 under the Securities Act) if and to the extent required in writing by the lead managing underwriter(s) with respect to such underwritten public offering; provided, however, that the

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Investors and their respective controlled Affiliates shall not be required to enter into any such agreement covering a period that would end later than one hundred and eighty (180) days after the date of the final prospectus relating to an IPO of the Company or ninety (90) days after the date of the final prospectus relating to any such underwritten public offering other than an IPO of the Company; provided, further, that notwithstanding the foregoing any restrictions in such agreement shall not apply to Transfers to Permitted Transferees (subject to compliance with Section 2.03). The foregoing provisions of this Section 2.06 shall be applicable to the Investors only if (i) in the case of an IPO of the Company, all officers and directors of the Company and all shareholders owning, in the aggregate, more than fifty percent (50%) of the Total Voting Power or fifty percent (50%) of the total issued and outstanding share capital of the Company are subject to the same restrictions, or (ii) in the case of any underwriting public offering of the Company other than an IPO, all officers and directors of the Company are subject to the same restrictions.

SECTION 2.07 Drag-Along Right. Notwithstanding anything contained in this Article II to the contrary, at any time prior to an IPO of the Company, if (i) a bona fide firm offer has been made by an unaffiliated third party to acquire at least sixty-six percent (66%) of the Spotify Securities, on a fully diluted basis (which, for purposes of this Section 2.07, means the number of Spotify Shares issued and outstanding, together with the number of Spotify Shares issuable upon the exercise, conversion or exchange into Spotify Shares of all issued and outstanding Spotify Securities (excluding the Spotify Top-Up Options, the Convertible Notes and any Beneficiary Certificates) (such acquisition, a “Drag Transaction ”) and (ii) the holders of Spotify Securities (the “Transferring Holders”) that (A) together beneficially own at least sixty-six percent (66%) of the outstanding Spotify Shares and (B) include at least one (1) of the Founders (the “Transferring Founder(s)”) accept such offer, the Transferring Founder(s) shall have the right, on behalf of the Transferring Holders, to require the Investors and their respective controlled Affiliates who beneficially own any Spotify Securities (the “Drag-Along Parties”) to Transfer all or a portion of their respective Spotify Securities to the third party Transferee in such Drag Transaction, all in accordance with the following provisions:

(a) The Transferring Founder(s) shall, on behalf of the Transferring Holders, notify the Investors in writing of the proposed Drag Transaction no later than forty-five (45) days prior to the completion of the proposed Drag Transaction (the “Drag-Along Notice”). The Drag-Along Notice shall specify whether the Transferring Holders wish to exercise their drag-along rights pursuant to this Section 2.07 and set forth the identity of the proposed third party Transferee, the number of Spotify Securities to be Transferred, the price per Spotify Security and the other terms and conditions for the Drag Transaction. The Drag-Along Notice shall be sent by the Transferring Founder(s) on behalf of the Transferring Holders and shall also identify one Transferring Holder to whom the Investors shall send notices or other communications.

(b) If required by the Transferring Founder(s) on behalf of the Transferring Holders in the Drag-Along Notice, the Drag-Along Parties shall be obligated to Transfer Spotify Securities to the third party Transferee in such Drag Transaction on the same terms and conditions (including at the same price (subject to adjustments to take into account the value of the Spotify Top-Up Options)) as the Transferring Holders. The Transferred Spotify Securities (being the Spotify Securities that the third party has offered to acquire) shall be allocated

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among the Transferring Holders and such Drag-Along Parties on a pro rata basis, calculated as the total number of Spotify Securities beneficially owned by the Drag-Along Parties in relation to the total number of Spotify Securities beneficially owned by all Transferring Holders and the Drag-Along Parties, all on a fully diluted basis.

(c) If a Drag Transaction occurs pursuant to which the Drag-Along Parties are obligated to Transfer Spotify Securities as provided for in this Section 2.07 in exchange for securities other than cash and/or marketable securities (“non-marketable securities”), the Transferring Founder(s) and the Investors shall cooperate in good faith to procure that the issuer of such non-marketable securities replicates the economic rights and other rights and priorities of the Drag-Along Parties immediately prior to such Transfer in its own capital structure.

(d) For the purposes of this Section 2.07, (i) DGE Investments shall not be deemed a Founder should a majority of the outstanding shares of DGE Investments no longer be ultimately held by Daniel Ek and (ii) Rosello shall not be deemed a Founder should a majority of the outstanding shares of Rosello no longer be ultimately held by Martin Lorentzon.

SECTION 2.08 Delay of Transfer. The Company shall not incur any liability to the Investors, any of their respective controlled Affiliates or any other Person for any delay in recognizing any Transfer of Spotify Securities if the Company in good faith reasonably determines that such Transfer may have been or would be in violation in any material respect of the provisions of the Securities Act, any applicable Foreign or State Act or this Agreement.

ARTICLE III

STANDSTILL; VOTING

SECTION 3.01 Standstill Covenant.

(a) Except in connection with the consummation of the transactions contemplated by the Subscription Agreement, during the period beginning on the date hereof and ending on the earlier of (i) the fifth (5th) anniversary of the date hereof and (ii) the first date after the date hereof on which the number of Spotify Securities collectively beneficially owned by a Strategic Investor and its Affiliates exceeds the number of Spotify Securities then collectively beneficially owned by the Investors and their respective controlled Affiliates (such period, the “Standstill Period”), none of the Tencent Parties shall, and each of the Tencent Parties shall cause its controlled Affiliates and its controlled Affiliates’ Representatives (and with respect to such Representatives that are not directors, officers, managers or employees of such Tencent Party or any of its controlled Affiliates, only to the extent such Representatives are acting on behalf, or at the behest, of such Tencent Party or any of its controlled Affiliates) not to, directly or indirectly or alone or in concert with any other Person, unless invited to do so by the Board or with the prior written consent of the Company:

(i) acquire, offer or propose to acquire, or agree to acquire, by purchase or otherwise (other than as a result of a stock dividend, capitalization of profits, stock split

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or subdivision of any Spotify Securities beneficially owned by the Tencent Parties and their respective controlled Affiliates) (A) any economic interest in, or any direct or indirect right to direct the voting or disposition of, any Spotify Securities or other securities (including any Derivative Securities) of the Company, whether or not any of the foregoing would give rise to beneficial ownership and, in each case, whether or not any of the foregoing is acquired or otherwise obtained by means of borrowing of securities or operation of any Derivative Security or (B) except in the ordinary course of business, any consolidated assets or indebtedness of the Company;

(ii) enter into, agree, offer, or propose to enter into (whether publicly or otherwise), effect, engage in, or participate in, any acquisition transaction, merger or other business combination, recapitalization, restructuring, liquidation, dissolution, share exchange, sale, disposition, purchase, acquisition or other extraordinary transaction relating to the Company or a transaction for all or a substantial portion of the consolidated assets of the Company or any of its businesses;

(iii) make, or in any way participate in, any “solicitation” of “proxies” (as such terms are defined in Rule 14a-1 under the Exchange Act, disregarding clause (iv) of Rule 14a-1(1)(2) under the Exchange Act and including any otherwise exempt solicitation pursuant to Rule 14a-2(b) under the Exchange Act) to vote, or seek or propose to advise, influence or encourage any Person with respect to the voting of, any Spotify Securities on any matter, or demand a copy of the Company’s shareholders’ register or other books and records;

(iv) initiate, induce or attempt to induce, cooperate or collaborate with, any other Person in connection with any shareholder proposal or withhold vote campaigns or any tender or exchange offer for equity securities of the Company, any change of control of the Company or the convening of a meeting of the Company’s shareholders;

(v) except as contemplated under Section 3.02, form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Spotify Securities or in connection with (or otherwise act in concert with any Person in connection with) the matters that are the subject of this Section 3.01 with any Person (other than the other Tencent Parties and their respective controlled Affiliates);

(vi) seek or propose to influence, advise, change or control the management, Board, governing instruments or policies, affairs or strategies of the Company;

(vii) bring any action or otherwise act to contest the validity of this Section 3.01;

(viii) advise, knowingly assist, knowingly encourage or knowingly act as a financing source for or otherwise invest in any Person in connection with, or enter into any discussions, negotiations, arrangements or understandings with any Person with respect to, any of the foregoing clauses (i) through (vii) of this Section 3.01(a) or propose any of such activities to any Person;

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(ix) publicly request or otherwise publicly seek to amend or waive any provision of this Section 3.01, provided, that the Tencent Parties and their respective controlled Affiliates may make such request or proposal privately to the Board (which request or proposal the Board can accept or reject in its sole discretion) that is made in a manner that is not intended to and would not reasonably be likely to result in the Company being required to make any public disclosure or other public announcement related to such request or proposal; and

(x) make any statement or publicly disclose any intention, plan, arrangement or other contract that is prohibited by, or inconsistent with, any of the foregoing;

provided, however, that (A) any Transfer of Spotify Securities shall not constitute a breach of this Section 3.01(a) so long as the Tencent Parties and their respective controlled Affiliates comply with Article II (if applicable); and (B) if the Spotify Securities beneficially owned by the Tencent Parties and their respective controlled Affiliates collectively represent less than ten percent (10%) of the then Fully Diluted share capital of the Company, an acquisition by any Tencent Party or its controlled Affiliates during the Standstill Period of up to that number of additional Spotify Securities that, together with the Spotify Securities beneficially owned collectively by the Tencent Parties and their respective controlled Affiliates immediately prior to such acquisition, would not collectively represent more than ten percent (10%) of the then Fully Diluted share capital of the Company (the “Standstill Cap”) shall not constitute a breach of this Section 3.01(a). The Company shall provide in writing to TME Hong Kong upon TME Hong Kong’s written request and, after the completion of the Tencent Hong Kong Secondary Purchase, to Tencent Hong Kong upon Tencent Hong Kong’s written request (which written request may be made by TME Hong Kong or Tencent Hong Kong, as applicable, no more frequently than once each fiscal quarter), the total number of Spotify Securities representing the Fully Diluted share capital as of a recent date (without disclosing the identity of any holders of Spotify Securities), and the Tencent Parties shall be entitled to rely upon the most recently received such notice from the Company for all purposes of the preceding proviso. For the avoidance of doubt, if the Spotify Securities beneficially owned by the Tencent Parties and their respective controlled Affiliates exceed the Standstill Cap due to the decrease in the total number of Spotify Securities as a result of any share repurchase, share buyback or share redemption by the Company, the Tencent Parties and their respective controlled Affiliates are not required to reduce their beneficial ownership of Spotify Securities.

For purposes of this Section 3.01(a), the number of Spotify Securities beneficially owned by the Tencent Parties and their respective controlled Affiliates shall be determined without regard to the provisions set forth in Section 3.02.

(b) Nothing contained in this Section 3.01 shall restrict the right of the Tencent Parties, their respective controlled Affiliates or any other Person (i) to make or continue to hold bona fide investments in any Eligible Fund that holds or acquires any Spotify Securities or other securities (including any Derivative Securities) of the Company or otherwise engages in any of the activities otherwise restricted by this Section 3.01, so long as the investment in such Eligible Fund is made and held by such Person for investment purposes only and is not made or held for the purpose of engaging in or facilitating, or for the purpose of assisting or encouraging the Person(s) controlling such Eligible Fund to engage in or facilitate,

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any of the activities restricted by this Section 3.01 in any manner with respect to the Company or (ii) to acquire any Spotify Securities or other securities (including any Derivative Securities) of the Company pursuant to a bona fide distribution-in-kind by any Eligible Fund to all of its investors (including the Tencent Parties, their respective controlled Affiliates or such other Person) on a pro rata basis.

SECTION 3.02 Voting Agreement.

(a) Except as expressly provided for herein, the Investors hereby agree on behalf of themselves and on behalf of their respective controlled Affiliates that beneficially own any Spotify Securities that DGE Investments shall have the sole and exclusive right to vote, in its sole and absolute discretion, any Spotify Securities beneficially owned by the Investors and any of their respective controlled Affiliates on all proposals, resolutions and other matters for which a vote, consent or other approval (including by written consent) of the holders of Spotify Securities is sought or upon which such holders are otherwise entitled to vote or consent.

(b) The Investors hereby agree on behalf of themselves and on behalf of their respective controlled Affiliates that beneficially own any Spotify Securities that, unless DGE Investments provides explicit written instructions to vote the Spotify Securities beneficially owned by the Investors or any of their respective controlled Affiliates or DGE Investments provides explicit written notice that the Investors and their respective controlled Affiliates shall be permitted to vote their Spotify Securities in their respective sole discretion without regard to any instructions of DGE Investments, the Investors shall not, and the Investors shall cause their respective controlled Affiliates not to, vote, or cause to be voted, or vote, consent or approve in any other circumstances, in which such vote, consent or other approval (including a written consent) is sought from the holders of Spotify Securities, any of the Spotify Securities beneficially owned by them (in person, by proxy or action by written consent).

(c) The Investors, on behalf of themselves and on behalf of their respective controlled Affiliates that beneficially own any Spotify Securities, hereby irrevocably appoint DGE Investments their true and lawful proxy and attorney with the power to act alone and with full power of substitution and re-substitution, to vote or act by written consent with respect to all Spotify Securities beneficially owned by them in accordance with this Section 3.02 and to execute all appropriate instruments consistent with this Agreement on behalf of the Investors and their respective controlled Affiliates. The proxy and power granted by the Investors and their respective controlled Affiliates are irrevocable and coupled with an interest and are given to secure the performance of their obligations under this Section 3.02. DGE Investments shall not be liable for any error of judgment nor for any act done or omitted, nor for any mistake of fact or law nor for anything which DGE Investments may do or refrain from doing in good faith, nor shall DGE Investments have any accountability hereunder, except for its own bad faith, gross negligence or willful misconduct. If and to the extent reasonably requested by DGE Investments, the Investors shall issue a separate power of attorney in the name of DGE Investments or any director, officer or internal or external legal counsel of DGE Investments, or any other representative acting on behalf of and in accordance with the instructions of DGE Investments, in each case duly appointed and authorized to exercise the rights assigned to DGE Investments under this Section 3.02, to govern the exercise of rights assigned to DGE Investments under this Section 3.02.

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(d) The provisions of this Section 3.02 shall terminate upon the earliest to occur of: (i) the mutual written agreement of the Company, TME and DGE Investments, (ii) the time at which (A) Daniel Ek ceases to be chief executive officer of the Company and (B) a majority of the outstanding shares of DGE Investments are no longer ultimately held by Daniel Ek and (iii) the tenth (10th) anniversary of the date of this Agreement. In case of termination of DGE Investments’ rights in accordance with item (ii) above, the rights under this Section 3.02 shall instead transfer to Rosello and apply mutatis mutandis; provided, that, in such case, (x) all references to “DGE Investments” shall be replaced with references to “Rosello”, (y) clause (ii) in the first sentence of this
Section 3.02(d) shall be replaced by “the time at which (A) Martin Lorentzon ceases to be a director of the Board and (B) a majority of the outstanding shares of Rosello are no longer ultimately held by Martin Lorentzon”, and (z) the period set forth in clause (iii) above shall not be extended as a result of such transfer of rights from DGE Investments to Rosello.

ARTICLE IV

CERTAIN GOVERNANCE MATTERS

SECTION 4.01 Information Rights. Prior to the completion of the IPO of the Company, upon written request of the Investors, the Company shall, subject to Section 5.01, deliver to the Investors the information set forth below:

(a) annual audited consolidated financial statements of the Spotify Company Group within one hundred and forty-five (145) days after the end of each fiscal year, audited by an internationally reputable accounting firm approved by the Board; and

(b) quarterly unaudited consolidated financial statements of the Spotify Company Group within thirty (30) days after the end of each quarter.

SECTION 4.02 Potential Business Opportunities. To the fullest extent permitted by applicable Law, (i) the Tencent Parties, their respective controlled Affiliates and their respective managers, directors, officers, employees and/or other representatives (each of the foregoing Persons (other than the Tencent Parties and their respective controlled Affiliates), an “Identified Person”) shall have the right to, and shall have no duty (contractual or otherwise) to, directly or indirectly, engage in the same or similar business activities or lines of business as the Company or any of its Subsidiaries, on their own account, or in partnership with, or as a manager, director, officer, employee or shareholder of any other Person, including those lines of business deemed to be competing with the Company or any of its Subsidiaries, (ii) the Company, on behalf of itself, its Subsidiaries and its and their respective shareholders, hereby renounces any interest or expectancy of the Company and its Subsidiaries in, or in being offered an opportunity to participate in, any business opportunity that may from time to time be presented to the Tencent Parties, their respective controlled Affiliates or any Identified Person, even if the opportunity is one that the Company or its Subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so (a “Potential

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Business Opportunity”), and none of the Company or its shareholders or any of its Subsidiaries or their shareholders shall have any rights in and to any Potential Business Opportunity of the Tencent Parties, their respective controlled Affiliates or any Identified Persons or the income or profits derived therefrom, (iii) the Tencent Parties, their respective controlled Affiliates and the Identified Persons may do business with any potential artist, subscriber, music label or other business relationships of the Company or any of its Subsidiaries and (iv) neither the Tencent Parties, their respective controlled Affiliates nor any Identified Person shall have any duty to communicate or offer any Potential Business Opportunity to the Company or any of its Subsidiaries or shall be liable to the Company or any of its Subsidiaries or any of their respective members, partners, shareholders or other equity holders for breach of any duty (fiduciary, contractual or otherwise) by reason of the fact that the Tencent Parties, their respective controlled Affiliates or such Identified Person pursue or acquire such Potential Business Opportunity, direct such business opportunity to another Person or fail to present such business opportunity, or information regarding such business opportunity, to the Company or its Subsidiaries, unless, in each case of clauses (ii) and (iv), the Tencent Parties, their respective controlled Affiliates or such Identified Person first learn about such Potential Business Opportunity in any Confidential Information.

SECTION 4.03 Anti-Bribery Covenants. The Company hereby agrees that it shall not, and shall use reasonable good faith efforts to cause its controlled Affiliates and its and its controlled Affiliates’ officers, directors, employees, agents, and other persons acting for or on behalf of the Company or its controlled Affiliates not to, (i) offer, pay, promise to pay, or authorize the payment of any money, or offer, give, promise to give, or authorize the giving of anything of value, to any Government Official or to any Person in violation of applicable Anticorruption Laws; (ii) use any corporate funds or assets for unlawful contributions, gifts, entertainment, expenses or other unlawful conduct relating to political activity; (iii) make, offer, promise, authorize, solicit or receive any bribe, rebate, payoff, influence payment, kickback or other similar improper payment, whether directly or indirectly, to or from any private commercial entity for the purpose of gaining an improper business advantage in violation of applicable Anticorruption Laws; or (iv) take any action that would constitute a violation of, or cause the Company to be in violation of, or fail to take any action in violation of, any applicable Anticorruption Laws, in each of cases (i) through (iv), which conduct would reasonably be expected, individually or in the aggregate, to be material to the Spotify Group Companies, taken as a whole.

SECTION 4.04 Sanctions Covenant. The Company agrees that it shall not, shall cause its controlled Affiliates not to, and instruct any of its or their respective officers, directors, employees, and agents not to, use or cause to be used any funds of the Company for the purpose of funding, financing or facilitating any unlawful activities, business or transaction of or with (i) any OFAC Sanctioned Person, (ii) a Person that is subject to any sanctions of the European Union, the PRC or the Cayman Islands by Order of Her Majesty in Council or (iii) otherwise operate in any manner that would cause the Company or any of its Subsidiaries to be in violation of OFAC Sanctions or any sanctions of the European Union, the PRC or the Cayman Islands.

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ARTICLE V

GENERAL PROVISIONS

SECTION 5.01 Confidentiality. During the period beginning on the date hereof and ending on the second (2nd) anniversary of the termination of this Agreement, each Investor shall, and each Investor shall cause its controlled Affiliates to, keep all Confidential Information strictly confidential and not disclose any Confidential Information, in whole or in part, in any manner whatsoever; provided that, notwithstanding anything to the contrary in this Agreement, Confidential Information may be disclosed by the Investors and their respective controlled Affiliates (i) to their respective Representatives and Affiliates, in each case, to the extent such Representative or Affiliate needs to be provided such Confidential Information to assist the Investors and their respective controlled Affiliates in evaluating or reviewing their investment in the Company (provided, that (A) such Representative or Affiliate is subject to an obligation to keep such information confidential on terms at least as favorable to the Company as this Section 5.01 and (B) the Investors and their respective controlled Affiliates shall be responsible for any breach of this Section 5.01 by any of their respective Representatives or Affiliates), (ii) at any time following the expiration of the Lock-Up Period, to a prospective Transferee who is subject to an obligation to keep such information confidential on terms at least as favorable to the Company as this Section 5.01 (provided, that the Investors and their respective controlled Affiliates shall be responsible for any breach of this Section 5.01 by such prospective Transferee) and (iii) if any of the Investors or any of their respective controlled Affiliates, as applicable, has received advice from its outside counsel that it is legally required to make such disclosure to comply with applicable Law; provided, that prior to making such disclosure pursuant to this clause (iii), such Person shall, to the extent legally permissible, promptly notify the Company of such request or requirement and use its reasonable best efforts to preserve the confidentiality of the Confidential Information, including consulting with the Company regarding such disclosure and, if reasonably requested by the Company, assist the Company, at the Company’s sole cost and expense, in seeking a protective order to prevent the requested disclosure; and provided, further, that such Person may disclose only that portion of the Confidential Information that is, based on the advice of its outside counsel, legally required or requested to be disclosed.

SECTION 5.02 Amendment. This Agreement may be amended, modified or supplemented only by an agreement in writing executed by all of the parties hereto.

SECTION 5.03 Notices. Unless otherwise provided herein, all notices and other communications hereunder shall be in the English language and writing and shall be deemed given and received if transmitted by electronic mail (with confirmation of receipt by the recipient, which confirmation shall be promptly delivered by the recipient if so requested by the sender in the applicable notice or other communication), on the Business Day after the date on which such notice is sent to the parties hereto at the following addresses (or at such other address for a party hereto as shall be specified by like notice):

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(a) If to the Company, to:

Spotify AB

attn. Corporate Legal

Birger Jarlsgatan 61

113 56 Stockholm

Sweden

with a copy (which copy alone shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention:	Alan M. Klein
Sebastian Tiller
E-mail:

(b) If to DGE Investments, to:

Arch. Makariou & Kalograion Corner 4

Nicolaides Sea View City, 9th Floor

Offices 903-904, Block A-B

6016 Larnaca

Cyprus

Attention:	Olga Mavrou
E-mail:

(c) If to Rosello, to:

22 Stasikratous Street

Office 104

1065 Nicosia

Cyprus

Attention:	Pär Ceder
E-mail:

(d) If to Tencent or Tencent Hong Kong, to:

c/o Tencent Holdings Limited

Level 29, Three Pacific Place

1 Queen’s Road East

Wanchai, Hong Kong

Attention:	Compliance and Transactions Department
Email:

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with a copy (which copy alone shall not constitute notice) to:

Tencent Building, Keji Zhongyi Avenue

Hi-tech Park, Nanshan District

Shenzhen 518057, PRC

Attention:	Mergers and Acquisitions Department
Email:

and

Davis Polk & Wardwell

The Hong Kong Club Building

3A Chater Road, 18/F

Hong Kong

Attention:	Miranda So
E-mail:

(e) If to TME or TME Hong Kong, to:

Tencent Music Entertainment Group

7F, China Technology Trade Center

NO.66 North 4th Ring West Road

Hai Dian District, Beijing

P.R.China 100080

Attention:	Hsiang Zhao
E-mail:

with a copy (which copy alone shall not constitute notice) to:

Davis Polk & Wardwell

The Hong Kong Club Building

3A Chater Road, 18/F

Hong Kong

Attention:	Miranda So
E-mail:

SECTION 5.04 Waivers. Any party hereto may waive in whole or in part any benefit or right provided to it under this Agreement, such waiver being effective only if contained in a writing executed by the waiving party. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party hereto of any condition or of any breach of any term or covenant contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term or covenant.

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SECTION 5.05 Successors and Assignment. Except as expressly provided in Section 2.03, neither this Agreement, nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties hereto, and any attempt to make any such assignment without such consent shall be null and void. Subject to the immediately preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective permitted successors and assigns.

SECTION 5.06 No Third-Party Beneficiaries. This Agreement is solely for the benefit of the parties to this Agreement and no provision of this Agreement shall be deemed to confer upon any other Person any remedy, claim, liability, reimbursement, cause of action or other right.

SECTION 5.07 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

SECTION 5.08 Entire Understanding. This Agreement, together with the Subscription Agreement, sets forth the sole and entire agreement and understanding of the Main Parties hereto with respect to the transactions contemplated hereby and all inducements to the making of this Agreement relied upon by the Main Parties hereto and supersedes any and all prior representations, warranties, agreements, arrangements and understandings, both written and oral, among the Main Parties hereto relating to the subject matter hereof (including that certain non-binding term sheet, dated August 21, 2017, by and among the Main Parties hereto).

SECTION 5.09 Governing Documents; Other Shareholder Agreements. The Main Parties hereto hereby acknowledge that the Investors and their respective controlled Affiliates may, in respect of the Spotify Securities they beneficially own, be or become party or subject to other Governing Documents of the Company, and the Investors shall, and the Investors shall cause their respective controlled Affiliates to, comply with the provisions of this Agreement (it being understood that the exercise by the Investors or any of their respective controlled Affiliates of any rights under such other Governing Documents shall at all times be subject to compliance with the provisions set forth herein). The Company shall not adopt or enter into any Governing Document with any Person with respect to, directly or indirectly, any Spotify Securities which would prevent the Company from complying with the provisions of this Agreement.

SECTION 5.10 Governing Law. Except to the extent that mandatory provisions of the Laws of Luxembourg are applicable, this Agreement and its enforcement, and any controversy arising out of or relating to the making or performance of this Agreement, shall be governed by and construed in accordance with the law of the State of New York, without regard to New York’s principles of conflicts of law.

SECTION 5.11 Arbitration. All disputes, controversies or claims arising out of or in connection with this Agreement and any and all claims arising out of or in connection with it, including any extra-contractual claims shall be resolved by final and binding arbitration in

22

accordance with the Rules of Arbitration of the International Chamber of Commerce (the “ICC”) by three (3) arbitrators appointed in accordance with the Rules of Arbitration of the ICC. The claimant(s) shall nominate one (1) arbitrator in the request for arbitration. The respondent(s) shall nominate one (1) arbitrator in the answer to the request. The two (2) arbitrators nominated by the claimant and the respondent may be nationals of any country. The two (2) party-nominated arbitrators shall then attempt to agree, in consultation with the claimant(s) and the respondent(s), upon the nomination of a third (3rd) arbitrator to act as president of the tribunal. If the third (3rd) arbitrator has not been nominated within thirty (30) days of the date of the appointment of the second (2nd) arbitrator, the third (3rd) arbitrator shall be nominated by the ICC International Court of Arbitration. The third (3rd) arbitrator and president of the tribunal shall not be a national of the PRC or Sweden. The place of arbitration shall be Wilmington, Delaware, United States of America. The language of the arbitration shall be English.

SECTION 5.12 Counterparts. This Agreement may be executed (including by e-mail delivery of a portable document format (“.pdf”) file) in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same original instrument.

SECTION 5.13 Specific Performance. The parties hereto hereby recognize, acknowledge and agree that the breach or violation of this Agreement by a party hereto would cause irreparable damage to the other parties hereto and that none of the parties hereto has an adequate remedy at Law. Each party hereto shall therefore be entitled, in addition to any other remedies that may be available, to obtain specific performance of the terms of this Agreement, and appropriate injunctive relief may be applied for and granted in connection therewith. Any party hereto seeking an order or injunction to prevent breaches of this Agreement or to enforce specifically the terms and provisions hereof shall not be required to provide, furnish or post any bond or other security in connection with or as a condition to obtaining any such order or injunction, and each party hereto hereby irrevocably waives any right it may have to require the provision, furnishing or posting of any such bond or other security. If any action is brought by any party hereto to enforce this Agreement, the other parties hereto shall waive the defense that there is an adequate remedy at Law.

SECTION 5.14 Termination. Except for Section 2.02(a), Section 3.01 and Section 3.02 (which shall expire in accordance with their respective terms), this Agreement shall terminate and be of no further force and effect as to any Tencent Party and its controlled Affiliates upon the earlier to occur of (i) the mutual written agreement of such Tencent Party and the Company and (ii) the date on which such Tencent Party and its controlled Affiliates, taken together, no longer beneficially own any Spotify Securities, except that, in each case, the provisions set forth in this Article V shall survive the termination of this Agreement.

SECTION 5.15 Other Agreements. The Tencent Parties shall not, and the Tencent Parties shall cause their controlled Affiliates not to, enter into any agreement of any kind with any Person with respect to, directly or indirectly, any Spotify Securities which is inconsistent with the provisions of this Agreement.

SECTION 5.16 Representations. Tencent hereby represents as of the date hereof that Tencent Hong Kong is, and as of the consummation of the Tencent Hong Kong

23

Secondary Purchase will be, a wholly owned Subsidiary of Tencent, and no Person other than Tencent owns as of the date hereof, and will own as of the consummation of the Tencent Hong Kong Secondary Purchase, any capital stock of Tencent Hong Kong. Tencent Hong Kong hereby agrees that no Person other than Tencent Hong Kong shall purchase and acquire any Spotify Shares pursuant to the Tencent Hong Kong Secondary Purchase.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, each of the following parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

SPOTIFY TECHNOLOGY S.A.

By:
Name:
Title:

TENCENT MUSIC ENTERTAINMENT GROUP

By:
Name:
Title:

TENCENT MUSIC ENTERTAINMENT HONG KONG LIMITED

By:
Name:
Title:

TENCENT HOLDINGS LIMITED

By:
Name:
Title:

IMAGE FRAME INVESTMENT (HK) LIMITED

By:
Name:
Title:

Solely with respect to solely with respect to
Section 1.02, Section 2.07, Section 3.02,
Section 5.02, Section 5.03, Section 5.04,
Section 5.05, Section 5.06, Section 5.07,
Section 5.10, Section 5.11, Section 5.12,
Section 5.13 and Section 5.14:

D.G.E. INVESTMENTS LTD

By:
Name:
Title:

Solely with respect to solely with respect to
Section 1.02, Section 2.07, Section 3.02,
Section 5.02, Section 5.03, Section 5.04,
Section 5.05, Section 5.06, Section 5.07,
Section 5.10, Section 5.11, Section 5.12,
Section 5.13 and Section 5.14:

ROSELLO COMPANY LIMITED

By:
Name:
Title:

Schedule I

Schedule II

Schedule III

Exhibit C

[See Attached]

Exhibit C

THE COMPANIES LAW (AS AMENDED)

COMPANY LIMITED BY SHARES

THIRD AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

TENCENT MUSIC ENTERTAINMENT GROUP

(AMENDED AND RESTATED BY SPECIAL RESOLUTION DATED             , 2017)

THE COMPANIES LAW (AS AMENDED)

COMPANY LIMITED BY SHARES

THIRD AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

TENCENT MUSIC ENTERTAINMENT GROUP

(AMENDED AND RESTATED BY SPECIAL RESOLUTION DATED             , 2017)

1.	The name of the company is Tencent Music Entertainment Group (the “Company”).

2.	The registered office of the Company shall be at the office of Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands or at such other location as the Directors may from time to time determine.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Companies Law (as amended) of the Cayman Islands (the “Companies Law”).

4.	The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27(2) of the Companies Law.

5.	The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

6.	The liability of the members and shareholders of the Company is limited to the amount, if any, unpaid on the shares respectively held by them.

7.	The share capital of the Company is US$398,400 divided into 4,800,000,000 shares of a nominal or par value of US$0.000083 each; provided always that, subject to the Companies Law and the Articles of Association, the Company shall have power to redeem or purchase any of its shares and to sub-divide or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

8.	The Company may exercise the power contained in Section 206 of the Companies Law to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.

1

i

DIRECTORS	27

ALTERNATE DIRECTOR	30

POWERS AND DUTIES OF DIRECTORS	30

BORROWING POWERS OF DIRECTORS	32

THE SEAL	32

REMOVAL AND DISQUALIFICATION OF DIRECTORS	32

PROCEEDINGS OF DIRECTORS	33

DIVIDENDS	34

ACCOUNTS, AUDIT AND ANNUAL RETURN AND DECLARATION	35

CAPITALISATION OF RESERVES	36

SHARE PREMIUM ACCOUNT	36

NOTICES	37

INDEMNITY	38

NON-RECOGNITION OF TRUSTS	38

WINDING UP	39

AMENDMENT OF ARTICLES OF ASSOCIATION	39

CLOSING OF REGISTER OR FIXING RECORD DATE	39

REGISTRATION BY WAY OF CONTINUATION	39

MERGERS AND CONSOLIDATION	40

DISCLOSURE	40

ii

COMPANIES LAW (AS AMENDED)

COMPANY LIMITED BY SHARES

THIRD AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

TENCENT MUSIC ENTERTAINMENT GROUP

(AMENDED AND RESTATED BY SPECIAL RESOLUTION DATED             , 2017)

TABLE A

The Regulations contained or incorporated in Table ‘A’ in the First Schedule of the Companies Law shall not apply to Tencent Music Entertainment Group (the “Company”) and the following Articles shall comprise the Articles of Association of the Company.

INTERPRETATION

1.	In these Articles the following defined terms will have the meanings ascribed to them, if not inconsistent with the subject or context:

“2014 ESOP” means the 2014 share incentive plan of the Company approved by the Board, under which 116,400,000 Ordinary Shares were originally reserved, among which 11,640,000 reserved Ordinary Shares had been canceled as of July 12, 2016.

“Affiliate” means, (i) with respect to a person that is a natural person, such person’s relatives and any other person (other than natural persons) directly or indirectly Controlled by such person, and (ii) with respect to a person that is not a natural person, as person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such person. For the purposes of this definition, “relative” of a person means such person’s spouse, parent, grandparent, child, grandchild, sibling, uncle, aunt, nephew, niece or great-grandparent or the spouse of such person’s child, grandchild, sibling, uncle, aunt, nephew or niece. Notwithstanding the foregoing, for purposes of these Articles, no Member shall be deemed an Affiliate of any other Member solely by reason of the existence of any rights or obligations under the Shareholders Agreement or these Articles or holding of the Company Securities by such Member and any other Member. Further, for purposes of these Articles, none of Spotify Technology S.A., Spotify AB or any of their respective Controlled Affiliates, on the one hand, and the Company, Tencent or any of their respective Affiliates, on the other hand, shall be deemed an Affiliate of the other.

“Amended Control Documents” has the meaning ascribed to it in Article 104A.

“Anti-Dilution Issuance Shares” has the meaning ascribed to it in Article 61.

“Anti-Dilution Issuance to Tencent” has the meaning ascribed to it in Article 61.

“Articles” means these articles of association of the Company, as amended or substituted from time to time.

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“Available For Sale Target Shares” has the meaning ascribed to it in Article 49.

“Board” means the board of directors of the Company.

“Branch Register” means any branch Register of such category or categories of Members as the Company may from time to time determine.

“Chairman” has the meaning ascribed to it in Article 76.

“CIFH” means PAGAC Music Holding II Limited, an exempted company incorporated under the Laws of the Cayman Islands.

“Class” or “Classes” means any class or classes of Shares as may from time to time be issued by the Company.

“Companies Law” means the Companies Law (as amended) of the Cayman Islands.

“Company GC” has the meaning ascribed to it in Article 115.

“Company Securities” means any share, share capital, registered capital, ownership interest, partnership interest, equity interest, joint venture or other ownership interest of the Company, or any option, warrant, or right to subscribe for, acquire or purchase any of the foregoing, or any other security or instrument convertible into or exercisable or exchangeable for any of the foregoing, or any equity appreciation, phantom equity, equity plan or similar right with respect to the Company, or any contract of any kind for the purchase or acquisition from the Company of any of the foregoing, either directly or indirectly.

“Control” means the possession, direct or indirect, of the power to direct, or cause the direction of, the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

“Control Documents” means a series of agreements and documents entered into by and between any wholly-owned PRC Subsidiary of the Company and VIE Affiliates and their shareholders, through which such wholly-owned PRC Subsidiary has acquired the Control and is able to consolidate the financial statements of such VIE Affiliates.

“Core Business” includes:

(a)	provision of digital music service;

(b)	production and sales of digital music devices;

(c)	provision of online and offline music show service and other performance;

(d)	production and promotion of music content;

(e)	operation of music-related licensing business;

(f)	other music-related business;

(g)	operation, research and development of online gaming and commercial advertisement; and

(h)	other business as approved by the Board.

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“Co-Sale Notice” has the meaning ascribed to it in Article 52.

“Directors” means, unless the context clearly is meant otherwise, the directors of the Company for the time being assembled as a board or as a duly appointed committee thereof, and if the context refers to one or more particular directors, then it means those one or more particular directors of the Company for the time being.

“Disposition Notice” has the meaning ascribed to it in Article 48.

“Drag-Along Right” has the meaning ascribed to it in Article 58.

“ESOP” means collectively, the 2014 ESOP, the 2017 Share Option Plan approved by the Board under which the maximum aggregate number of Ordinary Shares available for exercise of the options to be granted thereunder is 34,826,662 Ordinary Shares (including awards of up to 8,055,153 Ordinary Shares that had not been granted under the 2014 ESOP and have been granted under the 2017 Share Option Plan) and the 2017 Restricted Share Award Scheme approved by the Board under which the maximum aggregate number of Ordinary Shares which may be issued pursuant to all awards of restricted shares to be granted thereunder is 40,157,263 Ordinary Shares (including awards of up to 12,637,194 Ordinary Shares reserved for issuance under the Tencent ESOP).

“Excluded Related Party Transaction” has the meaning ascribed to it in Article 127A.

“First Participation Notice” has the meaning ascribed to it in Article 39(a).

“Fully-Exercising ROFR Shareholders” has the meaning ascribed to it in Article 48.

“GMHL” means Guomin Holdings Limited, a company limited by shares incorporated under the Laws of the British Virgin Islands.

“Group Companies” means the Company and the entities whose financial results are consolidated with those of the Company in accordance with US GAAP, and each a “Group Company”.

“Issuance Obligation” has the meaning ascribed to it in the Shareholders Agreement.

“Key Management” means Xie Zhenyu, a PRC citizen, and Xie Guomin, a PRC citizen.

“Largest Financial Investor” has the meaning ascribed to it in Article 110.

“Law” means any law, rule, constitution, code, ordinance, statute, treaty, decree, regulation, common law, order, official policy, circular, provision, administrative order, interpretation, injunction, judgment, ruling, assessment, writ or other legislative measure, in each case of any governmental authority.

“Member” means a Person who is registered as the holder of Shares in the Register.

“Memorandum of Association” means the memorandum of association of the Company, as amended or substituted from time to time.

“Music Fund” means an investment fund formed for the purpose of making investments in music content businesses, whose limited partners include (i) Tencent or its Affiliates and (ii) the Company or another Group Company. Notwithstanding the definition of Affiliates, the parties agree that for purposes of this definition of “Music Fund”, Affiliates of Tencent shall exclude the Group Companies or any of the Group Companies’ Controlled Affiliates.

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“New Securities” means any share, share capital, registered capital, ownership interest, partnership interest, equity interest, joint venture or other ownership interest of the Company, or any option, warrant, or right to subscribe for, acquire or purchase any of the foregoing, or any other security or instrument convertible into or exercisable or exchangeable for any of the foregoing, or any equity appreciation, phantom equity, equity plan or similar right with respect to the Company, or any contract of any kind for the purchase or acquisition from the Company of any of the foregoing, either directly or indirectly, provided, however, that the term “New Securities” does not include:

(a)	104,760,000 Ordinary Shares issued or issuable to qualified employees of the Company pursuant to the 2014 ESOP, or any options to purchase such shares;

(b)	any other Company Securities issued or to be issued under the ESOP;

(c)	any securities issued in connection with any share dividend, distribution, share split, share consolidation, or other similar event in which the Members are otherwise entitled to participate;

(d)	any shares issued upon exercise of options, warrants or other types of awards as approved by the Board;

(e)	any shares issued pursuant to the QIPO;

(f)	any securities of the Company issued or issuable pursuant to the Issuance Obligation;

(g)	any Anti-Dilution Issuance Shares or any securities of the Company issued or issuable pursuant to the Anti-Dilution Issuance to Tencent;

(h)	any shares reserved and issuable to any Shareholder, if applicable, pursuant to its exercise of right of participation under the Prior SHAs in relation to the transactions contemplated under the Tencent Subscription Agreement; and

(i)	any shares issued under the R2G Agreement (provided that, if any shares are issued under this clause (i), CIFH shall have returned an equivalent number of Ordinary Shares to the Company);

(j)	the Ordinary Shares issued or issuable pursuant to the Spotify Subscription Agreement; and

(k)	any securities of the Company issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of assets, or other reorganization in a single transaction or series of related transactions, in each case, duly approved in accordance with Article 104.

“Non-Tencent Shareholders” has the meaning ascribed to it in Article 110(b).

“Non-Transferring Shareholder” has the meaning ascribed to it in Article 48.

“Office” means the registered office of the Company as required by the Companies Law.

“Officers” means the officers for the time being and from time to time of the Company.

“Ordinary Resolution” means a resolution:

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(a)	passed by a simple majority of the votes cast by such Members as, being entitled to do so, attend and vote in person or, where proxies are allowed, by proxy, at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Member is entitled; or

(b)	approved in writing by all of such Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed.

“Ordinary Shares” means the ordinary shares of a nominal or par value of US$0.000083 each in the share capital of the Company.

“Overallotment Notice” has the meaning ascribed to it in Article 48.

“paid up” means paid up as to the par value in respect of the issue of any Shares and includes credited as paid up.

“Participation Pro Rata Share” of any Shareholder means, the ratio of (a) the number of Ordinary Shares held by such Shareholder, to (b) the total number of Ordinary Shares then outstanding and held by all Shareholders immediately prior to the issuance of New Securities giving rise to the Right of Participation.

“Person” means any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires, other than in respect of a Director or Officer in which circumstances Person shall mean any person or entity permitted to act as such in accordance with the laws of the Cayman Islands.

“PRC” means the People’s Republic of China and for purposes of these Articles, excludes Hong Kong, Macao Special Administrative Region and Taiwan.

“Preemptive Right Participants” has the meaning ascribed to it in Article 39(b).

“Principal Register”, where the Company has established one or more Branch Registers pursuant to the Companies Law and these Articles, means the Register maintained by the Company pursuant to the Companies Law and these Articles that is not designated by the Directors as a Branch Register.

“Prior SHAs” means the Amended and Restated Shareholders Agreement dated July 12, 2016 by and among the Company and certain other parties named therein, the Amended and Restated Shareholders Agreement dated March 8, 2016 by and among the Company and certain other parties named therein, the Shareholders Agreement dated May 26, 2014 by and among the Company and certain other parties named therein, and the Amended and Restated Shareholders Agreement dated December 4, 2013 by and among the Company and certain other parties named therein.

“Prospective Transferee” has the meaning ascribed to it in Article 48.

“Qualified Stock Exchange” means the Hong Kong Stock Exchange, New York Stock Exchange, NASDAQ Stock Market, A-Share Market or such other stock exchange approved by the Board.

“Qualified Transfer” has the meaning ascribed to it in Article 44.

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“QIPO” means a firm underwritten public offering of the Ordinary Shares or any equity securities in any of the Company’s Subsidiaries in the U.S., pursuant to an effective registration statement under the Securities Act, or in a similar public offering of the Ordinary Shares or any equity securities in any of the Company’s Subsidiaries in another jurisdiction which results in such shares trading publicly on the Hong Kong Stock Exchange, New York Stock Exchange, NASDAQ Stock Market, A-Share Market or such other stock exchange approved by the Board (each, a “Qualified Stock Exchange”) where the Company meets the listing requirements of such Qualified Stock Exchange, and which, in each case, has an offering price per share that results in a post-money valuation of the Company at a minimum of US$6 billion on a fully diluted basis upon the consummation of the public offering.

“R2G Agreement” means the amended and restated share purchase and exchange agreement dated as of October 30, 2013, by and among R2G Limited, certain of its shareholders and the Company, as amended, supplemented, or otherwise modified from time to time.

“Register” means the register of Members of the Company required to be kept pursuant to the Companies Law and includes any Branch Register(s) established by the Company in accordance with the Companies Law.

“Related Party” means any shareholder, officer or director of a Group Company, or any Affiliate of any such person or of any Group Company, except for any other Group Company. Notwithstanding the definition of Affiliates, the parties agree that for purposes of this definition of “Related Party”, Affiliates of Tencent shall exclude the Group Companies or any of the Group Companies’ Controlled Affiliates.

“Related Party Transaction” means a transaction between any Group Company, on the one hand, and any Related Party, on the other hand; provided that the following transactions shall not be considered as Related Party Transaction for purposes of this Agreement: (i) any co-investment transaction by a Group Company and a Related Party in a third party; and (ii) any issuance of Company Securities to any Related Party in compliance with the provisions of these Articles.

“Replacement Nominee” has the meaning ascribed to it in Article 112.

“Restricted Person” means each Person listed on Schedule B of the Shareholders Agreement and each of their respective Affiliates and any entity that a Restricted Person or any of its Affiliates directly or indirectly holds or beneficially owns at least twenty percent (20%) in ownership interest, registered capital, voting power or the decision-making power, whether though contractual arrangements or otherwise.

“Right of First Refusal” has the meaning ascribed to it in Article 47.

“Right of Participation” means the preemptive right of each Shareholder under Articles 38 through 41 to purchase such Shareholder’s Participation Pro Rata Share of all (or any part) of any New Securities that the Company may from time to time issue after the date of the Shareholders Agreement.

“ROFR First Response Period” has the meaning ascribed to it in Article 48.

“ROFR Pro Rata Portion” has the meaning ascribed to it in Article 48.

“ROFR Second Response Period” has the meaning ascribed to it in Article 48.

“Sale Notice” has the meaning ascribed to it in Article 58.

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“Seal” means the common seal of the Company (if adopted) including any facsimile thereof.

“Second Largest Financial Investor” has the meaning ascribed to it in Article 110.

“Second Participation Notice” has the meaning ascribed to it in Article 39.

“Secretary” means any Person appointed by the Directors to perform any of the duties of the secretary of the Company.

“Share” means a share in the capital of the Company. All references to “Shares” herein shall be deemed to be Shares of any or all Classes as the context may require. For the avoidance of doubt in these Articles the expression “Share” shall include a fraction of a Share.

“Shareholder” means a Member of the Company other than the Spotify Investors.

“Shareholders Agreement” means the Second Amended and Restated Shareholders Agreement dated as of December 8, 2017 by and among the Company and certain other parties thereto.

“Share Premium Account” means the share premium account established in accordance with these Articles and the Companies Law.

“Shortened Lock-up Triggering Event” has the meaning ascribed to it in Article 44.

“signed” means bearing a signature or representation of a signature affixed by mechanical means.

“Special Resolution” means a special resolution of the Company passed in accordance with the Companies Law, being a resolution:

(a)	passed by a majority of not less than two-thirds of the votes cast by such Members as, being entitled to do so, attend and vote in person or, where proxies are allowed, by proxy, at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Member is entitled; or

(b)	approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

“Spotify Investor Agreement” means that certain Investor Agreement to be entered into by and among the Company, Spotify AB, Spotify Technology S.A. and Tencent Holdings Limited at the closing of the transactions contemplated by the Spotify Subscription Agreement, as it may be amended or restated from time to time.

“Spotify Investor” has the meaning ascribed to “Investor” in the Spotify Investor Agreement.

“Spotify Subscription Agreement” means that certain Subscription Agreement, dated December 8, 2017, by and among the Company, Tencent Music Entertainment Hong Kong Limited, Spotify Technology S.A. and Spotify AB.

“Subsidiary” means, with respect to any given Person, any Person of which the given Person directly or indirectly Controls.

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“Target Shares” has the meaning ascribed to it in Article 48.

“Tencent” means Min River Investment Limited, a company limited by shares incorporated under the laws of the British Virgin Islands.

“Tencent Closing Date” has the same meaning as ascribed to the definition of “Closing Date” in the Tencent Subscription Agreement.

“Tencent Directors” has the meaning ascribed to it in Article 110.

“Tencent ESOP” means the equity incentive, purchase or participation plan, employee stock option plan or similar plan of the Company to be approved by the Board, under which 12,637,194 Ordinary Shares have been reserved for issuance.

“Tencent GC” has the meaning ascribed to it in Article 115.

“Tencent Subscription Agreement” means the Share Subscription Agreement dated as of July 12, 2016 by and among the Company, Tencent and certain other parties thereto.

“Tencent Transaction Documents” has the meaning ascribed to the term “Transaction Documents” in the Tencent Subscription Agreement.

“Trade Sale” means (i) a sale, lease, transfer or other disposition of all or substantially all of the assets of the Group Companies as a whole, (ii) an exclusive licensing out of all or substantially all of the Intellectual Property of the Group Companies as a whole, (iii) any transaction (or a series of related transactions) in which a majority of the Company’s voting power or a majority of the voting power of any material Subsidiary of the Company is transferred to a third party (or multiple third parties) or to Tencent or its Affiliates (whether by share transfer or share issuance), or (iv) a merger, consolidation or other business combination of the Company or any material Subsidiary of the Company with or into any other Person.

“Transfer” means, with respect to any Company Securities, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such Company Securities or any participation or interest therein, whether directly or indirectly (including pursuant to a derivative transaction or a transfer or new issuance of ownership interests in a direct or indirect holder of such Company Securities), or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of such Company Securities or any participation or interest therein or any agreement or commitment to do any of the foregoing.

“Transferring Shareholder” has the meaning ascribed to it in Article 48.

“Treasury Shares” means Shares that were previously issued but were purchased, redeemed, surrendered or otherwise acquired by the Company and not cancelled.

“US GAAP” means the generally accepted accounting principles and practices in the United States as in effect from time to time.

“VIE Affiliates” means collectively Beijing Kuwo Technology Co., Ltd. and Guangzhou Kugou Computer Technology Co., Ltd. ..

2.	In these Articles, save where the context requires otherwise:

(a)	words importing the singular number shall include the plural number and vice versa;

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(b)	words importing the masculine gender only shall include the feminine gender and any Person as the context may require;

(c)	the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;

(d)	reference to a dollar or dollars or USD (or $) and to a cent or cents is reference to dollars and cents of the United States of America;

(e)	reference to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force;

(f)	reference to any determination by the Directors shall be construed as a determination by the Directors in their sole and absolute discretion and shall be applicable either generally or in any particular case; and

(g)	reference to “in writing” shall be construed as written or represented by any means reproducible in writing, including any form of print, lithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing or partly one and partly another.

3.	Subject to the preceding Articles, any words defined in the Companies Law shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

PRELIMINARY

4.	The business of the Company may be commenced at any time after incorporation.

5.	The Office shall be at such address in the Cayman Islands as the Directors may from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

6.	The expenses incurred in the formation of the Company and in connection with the offer for subscription and issue of Shares shall be paid by the Company. Such expenses may be amortised over such period as the Directors may determine and the amount so paid shall be charged against income and/or capital in the accounts of the Company as the Directors shall determine.

7.	The Directors shall keep, or cause to be kept, the Register at such place or (subject to compliance with the Companies Law and these Articles) places as the Directors may from time to time determine. In the absence of any such determination, the Register shall be kept at the Office. The Directors may keep, or cause to be kept, one or more Branch Registers as well as the Principal Register in accordance with the Companies Law, provided always that a duplicate of such Branch Register(s) shall be maintained with the Principal Register in accordance with the Companies Law.

SHARES

8.	Subject to Articles 103 and 104, and without prejudice to any special rights or restrictions for the time being attached to any shares or any class of shares, all Shares for the time being unissued shall be under the control of the Directors who may:

(a)	issue, allot and dispose of the same to such Persons, in such manner, on such terms and having such rights and being subject to such restrictions as they may from time to time determine; and

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(b)	grant options with respect to such Shares and issue warrants or similar instruments with respect thereto;

(c)	and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued.

9.	Subject to Articles 103 and 104, the Members by Special Resolution, may authorise the division of Shares into any number of Classes and sub-classes and the different Classes and sub-classes shall be authorised, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different Classes (if any) may be fixed and determined by the Members by Special Resolution.

10.	The Company may insofar as may be permitted by law, pay a commission to any Person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up Shares or partly in one way and partly in the other. The Company may also pay such brokerage as may be lawful on any issue of Shares.

11.	The Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

MODIFICATION OF RIGHTS

12.	Whenever the capital of the Company is divided into different Classes, the rights attached to any such Class may, subject to any rights or restrictions for the time being attached to any Class, only be materially adversely varied or abrogated with the consent in writing of the holders of not less than two-thirds of the issued Shares of the relevant Class, or with the sanction of a resolution passed at a separate meeting of the holders of the Shares of such Class by two-thirds of the votes cast at such a meeting. To every such separate meeting all the provisions of these Articles relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis, apply, except that the necessary quorum shall be one or more Persons at least holding or representing by proxy one-third in nominal or par value amount of the issued Shares of the relevant Class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Members who are present shall form a quorum) and that, subject to any rights or restrictions for the time being attached to the Shares of that Class, every Member of the Class shall on a poll have one vote for each Share of the Class held by him.

13.	The rights conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the Shares of that Class, be deemed to be materially adversely varied or abrogated by, inter alia, the creation, allotment or issue of further Shares ranking pari passu with or subsequent to them or the redemption or purchase of any Shares of any Class by the Company.

CERTIFICATES

14.	No Person shall be entitled to a certificate for any or all of his Shares, unless the Directors shall determine otherwise.

FRACTIONAL SHARES

15.

The Directors may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contributions, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the generality of the foregoing,

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voting and participation rights) and other attributes of a whole Share. If more than one fraction of a Share of the same Class is issued to or acquired by the same Member such fractions shall be accumulated.

LIEN

16.	The Company has a first and paramount lien on every Share (whether or not fully paid) for all amounts (whether presently payable or not) payable at a fixed time or called in respect of that Share. The Company also has a first and paramount lien on every Share (whether or not fully paid) registered in the name of a Person indebted or under liability to the Company (whether he is the sole registered holder of a Share or one of two or more joint holders) for all amounts owing by him or his estate to the Company (whether or not presently payable). The Directors may at any time declare a Share to be wholly or in part exempt from the provisions of this Article. The Company’s lien on a Share extends to any amount payable in respect of it.

17.	The Company may sell, in such manner as the Directors may determine, any Share on which the Company has a lien, but no sale shall be made unless an amount in respect of which the lien exists is presently payable nor until the expiration of fourteen days after a notice in writing, demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the Persons entitled thereto by reason of his death or bankruptcy.

18.	For giving effect to any such sale the Directors may authorise some Person to transfer the Shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the Shares comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

19.	The proceeds of the sale after deduction of expenses, fees and commission incurred by the Company shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the Person entitled to the Shares immediately prior to the sale.

CALLS ON SHARES

20.	The Directors may from time to time make calls upon the Members in respect of any moneys unpaid on their Shares, and each Member shall (subject to receiving at least fourteen days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on such Shares.

21.	The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

22.	If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest upon the sum at the rate of eight percent per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

23.	The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

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24.	The Directors may make arrangements on the issue of partly paid Shares for a difference between the Members, or the particular Shares, in the amount of calls to be paid and in the times of payment.

25.	The Directors may, if they think fit, receive from any Member willing to advance the same all or any part of the moneys uncalled and unpaid upon any partly paid Shares held by him, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution, eight percent per annum) as may be agreed upon between the Member paying the sum in advance and the Directors.

FORFEITURE OF SHARES

26.	If a Member fails to pay any call or instalment of a call in respect of any Shares on the day appointed for payment, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on him requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

27.	The notice shall name a further day (not earlier than the expiration of fourteen days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the Shares in respect of which the call was made will be liable to be forfeited.

28.	If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the Directors to that effect.

29.	A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

30.	A Person whose Shares have been forfeited shall cease to be a Member in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him to the Company in respect of the Shares forfeited, but his liability shall cease if and when the Company receives payment in full of the amount unpaid on the Shares forfeited.

31.	A statutory declaration in writing that the declarant is a Director, and that a Share has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts in the declaration as against all Persons claiming to be entitled to the Share.

32.	The Company may receive the consideration, if any, given for a Share on any sale or disposition thereof pursuant to the provisions of these Articles as to forfeiture and may execute a transfer of the Share in favour of the Person to whom the Share is sold or disposed of and that Person shall be registered as the holder of the Share, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the disposition or sale.

33.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a Share becomes due and payable, whether on account of the amount of the Share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

33A.	Notwithstanding the foregoing, Articles 16 through 33 shall not apply to the Ordinary Shares issued to Spotify AB pursuant to the Spotify Subscription Agreement.

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TRANSFER OF SHARES

34.	The instrument of transfer of any Share shall be in any usual or common form or such other form as the Directors may determine and be executed by or on behalf of the transferor and if in respect of a nil or partly paid up Share, or if so required by the Directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a Member until the name of the transferee is entered in the Register in respect of the relevant Shares.

35.	Subject to the terms of issue thereof, the Directors may determine to decline to register any transfer of Shares without assigning any reason therefor, provided that the Directors shall not decline to register any transfer of Shares expressly permitted by or made in compliance with the Shareholders Agreement or the Spotify Investor Agreement. If the Board refuses to register a transfer of any share, it shall, within ten days after the date on which the transfer was lodged with the Company, send to each of the transferor and transferee notice of the refusal.

36.	The registration of transfers may be suspended at such times and for such periods as the Directors may from time to time determine, provided that the Directors shall not suspend the registration of transfers of Shares in violation of the Spotify Investor Agreement. If the Board has suspended registrations of transfers of shares, it shall, within ten days after the date on which any transfer is lodged with the Company, send to each of the transferor and transferee notice of such suspension.

37.	All instruments of transfer that are registered shall be retained by the Company, but any instrument of transfer that the Directors decline to register shall (except in any case of fraud) be returned to the Person depositing the same.

RIGHT OF PARTICIPATION

38.	Each Shareholder shall have the Right of Participation to purchase its Participation Pro Rata Share of any New Securities that the Company may from time to time issue after the date of the Shareholders Agreement, provided that the Shareholder exercising the Right of Participation must undertake to the Company and the other Shareholders that it purchases the New Securities entirely for its own account, and not as a nominee holder for any third party.

39.	Procedures.

(a) First Participation Notice. In the event that the Company proposes to issue New Securities, it shall give to each Shareholder a written notice (the “First Participation Notice”), describing the amount and type of New Securities, the price and the general terms upon which the Company proposes to issue such New Securities. Each Shareholder shall have the right to purchase all or a portion of such Shareholder’s Participation Pro Rata Share of such New Securities for the price and upon the terms and conditions specified in the First Participation Notice by giving a written notice to the Company within twenty (20) days from the date of receipt of such First Participation Notice and stating therein the quantity of New Securities to be purchased by such Shareholder (not to exceed its Participation Pro Rata Share of such New Securities). If any Shareholder fails to so notify in writing within such twenty (20) day period to purchase its full Participation Pro Rata Share of the New Securities, such Shareholder shall forfeit the right hereunder to purchase that part of its Participation Pro Rata Share of such New Securities that it did not elect to purchase but without prejudice to participating in any future or other offerings of New Securities.

(b) Second Participation Notice; Oversubscription. If any Shareholder does not exercise in full its Right of Participation within the above twenty (20) day period, the Company

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shall promptly give a written notice (the “Second Participation Notice”) to each of the Shareholders who has exercised in full its Right of Participation in accordance with Article 39(a) above (the “Preemptive Right Participants”). Each Preemptive Right Participant shall have ten (10) days from the date of receipt of the Second Participation Notice to notify the Company of its desire to purchase more than its Participation Pro Rata Share of the New Securities, stating the number of the additional New Securities it proposes to buy. If, as a result thereof, such oversubscription exceeds the total number of the remaining New Securities available for purchase, each oversubscribing Preemptive Right Participant will be cut back by the Company with respect to its oversubscription to that number of remaining New Securities equal to the lesser of (x) the number of the additional New Securities such oversubscribing Preemptive Right Participant proposed to buy, and (y) the product obtained by multiplying (i) the number of the remaining New Securities available for subscription by (ii) a fraction, the numerator of which is the number of Ordinary Shares held by such oversubscribing Preemptive Right Participant and the denominator of which is the total number of Ordinary Shares held by all the oversubscribing Preemptive Right Participants. Each Preemptive Right Participant shall be obligated to buy such number of New Securities as determined by the Company pursuant to this Article 39(b).

(c) Notwithstanding anything to the contrary in these Articles or the Shareholders Agreement, the Company shall have the right to consummate an issuance of New Securities at any time with one or more Shareholders who have exercised their Right of Participation and are able to consummate such issuance before the expiration of the periods contemplated in Articles 39(a) and 39(b); provided that (i) such Shareholders shall not be entitled to acquire more New Securities than they would have been entitled to acquire if such periods had lapsed in full, and (ii) each other Shareholder shall continue to be entitled to acquire the same number of New Securities during such periods contemplated above as such Shareholder would have been entitled to acquire if the Company had not consummated any issuances before such periods had lapsed in full.

40.	Upon the expiration of a ten (10) day period from the date of the Second Participation Notice, or the twenty (20) day period from the date of the First Participation Notice (if no Shareholder exercises its Right of Participation within such 20-day period), the Company shall have ninety (90) days thereafter to sell the New Securities described in the First Participation Notice (with respect to which the Rights of Participation hereunder were not exercised) at the same or higher price and on terms not more favorable to the purchasers thereof than those specified in the First Participation Notice. In the event that the Company has not issued and sold such New Securities within such ninety (90) day period, the Company shall not thereafter issue or sell any such New Securities without again first offering such New Securities to the Shareholders pursuant to these Articles 38 through 41.

41.	The Company shall not be obligated to consummate any proposed issuance of New Securities, nor be liable to any Shareholder if the Company has not consummated any proposed issuance of New Securities pursuant to these Articles 38 through 41 for whatever reason, regardless of whether it shall have delivered a First Participation Notice or received any exercise notice in respect of such proposed issuance (provided that in such case the Company shall use its best efforts to consummate the issuance of New Securities to the Shareholders that have delivered such exercise notice).

RIGHT OF FIRST REFUSAL; OTHER TRANSFER RESTRICTIONS

42.	For so long as there are Company Securities issued and outstanding, none of the Shareholders shall directly or indirectly Transfer any Company Securities in contravention of these Articles. Such restrictions, however, shall not be applicable to any Transfer of the Company Securities (a) to an Affiliate of such Shareholder, (b) to a custodian or a trustee, including a trustee of a voting trust, or partnership solely for the account and benefit of a Shareholder, (c) among the Shareholders, (d) by CIFH to certain designees of shareholders of R2G Limited of up to 9,977,004 Ordinary Shares, in one or more transactions, as an alternative method to achieve the

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economic purpose contemplated by the R2G Agreement (in which case (i) the Company shall pay to CIFH on behalf of the relevant recipients of such shares at US$0.3333 per share, as if the Company had repurchased such shares from CIFH and re-issued the same to the relevant shareholders of R2G Limited and (ii) the Company’s right to issue an equivalent number of shares under (i) of the definition of “New Securities” shall forfeit) or (e) by the designees of shareholders of R2G Limited by way of waiving or non-exercising their right to receive any shares under the above (d) in exchange for cash consideration payable by CIFH, provided that in each case of (a), (b), (c) and (d), each such transferee or assignee, prior to the completion of the Transfer shall have executed documents fully and unconditionally assuming all of the obligations of such Shareholder under the Shareholders Agreement with respect to the Transferred Company Securities; provided, further, that in the case of (a), if such transferee at any time ceases to be an Affiliate of such Shareholder, such transferee shall, prior to its ceasing to be an Affiliate of such Shareholder, Transfer such Company Securities back to such Shareholder.

43.	[Reserved.]

44.	Notwithstanding anything otherwise provided in the Shareholders Agreement or these Articles, without the prior written consent of Tencent, (i) at any time during the first three (3) years after the Tencent Closing Date, each of the Key Management will not, Transfer, directly or indirectly, any Company Securities that are in excess of thirty percent (30%) of the aggregate Company Securities held or beneficially owned by such Key Management (subject to subsequent adjustment for share splits, share dividends, reverse share splits, re-capitalizations and the like) as of the Tencent Closing Date, whether in a single transaction or a series of transactions; and (ii) at any time during each one-year period for the three (3) years after the third (3rd) anniversary of the Tencent Closing Date, each of the Key Management will not, Transfer, directly or indirectly, any Company Securities that are in excess of one-third (1/3) of the aggregate remaining Company Securities held or beneficially owned by such Key Management (subject to subsequent adjustment for share splits, share dividends, reverse share splits, re-capitalizations and the like) as of the third (3rd) anniversary of the Tencent Closing Date, whether in a single transaction or a series of transactions; provided that with respect to any Key Management, if at any time during the four-year period after the Tencent Closing Date, (x) such Key Management has been removed as officer and employee of all Group Companies and all the employment agreements with such Key Management have been terminated by all Group Companies, or (y) such Key Management becomes a key executive of the general partner of the Music Fund (for the avoidance of doubt, once such Key Management becomes a key executive of the general partner of the Music Fund, such Key Management should have resigned and no longer been a director, officer or employee of any Group Company) (either (x) or (y), the “Shortened Lock-up Triggering Event”), then upon the resignation by such Key Management as directors of all Group Companies, the above Key Management lock-up provision shall be replaced by the following: without the prior written consent of Tencent, at any time during each one-year period for the two (2) years after the Shortened Lock-up Triggering Event, each of the Key Management will not, Transfer, directly or indirectly, any Company Securities that are in excess of one-half (1/2) of the aggregate Company Securities held or beneficially owned by such Key Management (subject to subsequent adjustment for share splits, share dividends, reverse share splits, re-capitalizations and the like) as of the Shortened Lock-up Triggering Event, whether in a single transaction or a series of transactions (any Transfer made as permitted pursuant to this proviso shall be a “Qualified Transfer”); provided further that, notwithstanding anything to the contrary in Article 42, any proposed Transfer of Company Securities held or beneficially owned by such Key Management that is a Qualified Transfer (including any Transfer made by such Key Management’s Affiliates or permitted transferees) to any person (including to any other Shareholder) shall comply with, and be subject to the Right of First Refusal of each Shareholder in accordance with the respective provisions under these Articles 42 through 51. The lock-up contemplated under this Article 44 shall terminate upon the earliest of (i) the second (2nd) anniversary of the Shortened Lock-up Triggering Event (only if the Shortened Lock-up Triggering Event is applicable); (ii) the sixth (6th) anniversary of the Tencent Closing Date; and (iii) six months after the consummation of a QIPO .

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45.	Notwithstanding anything to the contrary contained in the Shareholders Agreement or these Articles, without the prior written consent of Tencent, none of the Shareholders other than Tencent shall Transfer, directly or indirectly, any Company Securities held or beneficially owned by it to any Restricted Person.

46.	[Reserved.]

47.	Grant of Right of First Refusal. Subject to the Drag-Along Right as set forth in Articles 58 through 60 below, each of the Shareholders is hereby granted a right of first refusal (the “Right of First Refusal”), exercisable in connection with any proposed Transfer of the Company Securities held by any other Shareholder, provided that the Shareholder exercising such Right of First Refusal must undertake to the Company and the other Shareholders that it purchases such Company Securities entirely for its own account, and not as a nominee holder for any third party. These Articles 42 through 51 shall not apply to any of the permitted Transfers under Article 42.

48.	In the event a Shareholder (the “Transferring Shareholder”) desires to accept a bona fide offer from a third party (other than the Restricted Persons) (the “Prospective Transferee”) for any or all of the Company Securities then held by such Transferring Shareholder (the Company Securities subject to such offer to be hereinafter called the “Target Shares”), the Transferring Shareholder shall promptly (i) deliver to each of the other Shareholders (the “Non-Transferring Shareholders”) a written notice (the “Disposition Notice”) describing the terms and conditions of the offer, including the purchase price and the identity of the Prospective Transferee; and (ii) provide satisfactory proof that the disposition of the Target Shares to such Prospective Transferee would not be in contravention of the provisions set forth in these Articles 42 through 51. Each Non-Transferring Shareholder may exercise the Right of First Refusal and, thereby, purchase all or any part of its ROFR Pro Rata Portion (as defined below and with any re-allotments as provided below) of the Target Shares at the same price and subject to the same material terms and conditions as described in the Disposition Notice, by notifying the Transferring Shareholder in writing within thirty (30) days after receiving the Disposition Notice (the “ROFR First Response Period”) as to the number of such Target Shares that it wishes to purchase. No Shareholder shall have a right to purchase any of the Target Shares unless it exercises its Right of First Refusal within the ROFR First Response Period. If any Prospective Transferee has offered to pay for any Target Shares with property, services or any other non-cash consideration, the Non-Transferring Shareholders shall nevertheless have the right to pay for such Target Shares with cash in an amount equal to the fair market value of the non-cash consideration offered by the Prospective Transferee in question, where the fair market value of such non-cash consideration shall be conclusively determined in good faith by the Board. For purposes of this Article 48, the term “ROFR Pro Rata Portion” means that number of Company Securities equal to the product obtained by multiplying (i) the aggregate number of Target Shares covered by the Disposition Notice by (ii) a fraction, the numerator of which is the number of Company Securities held by such Non-Transferring Shareholder (assuming the conversion of all securities convertible into Ordinary Shares and exercise of all warrants, options and other securities exercisable for Ordinary Shares) at the time of the sale or transfer and the denominator of which is the total number of Company Securities held by all Non-Transferring Shareholders (assuming the conversion of all securities convertible into Ordinary Shares and exercise of all warrants, options and other securities exercisable for Ordinary Shares). If any Non-Transferring Shareholder fails to notify the Transferring Shareholder of such Non-Transferring Shareholder’s exercise of its Right of First Refusal, or, if any Non-Transferring Shareholder notifies the Transferring Shareholder that such Non-Transferring Shareholder will only partially exercise its Right of First Refusal, in each case within the ROFR First Response Period, then the Transferring Shareholder shall, as soon as possible but in any event within two (2) days after the expiration of the ROFR First Response Period, give a written notice (the “Overallotment Notice”) to each Non-Transferring Shareholder who has elected to exercise in full its ROFR Pro Rata Portion of the Target Shares (the “Fully-Exercising ROFR Shareholders”) specifying the Target Shares that are still available to be purchased by the Fully-Exercising ROFR Shareholders. Such Overallotment Notice may be made by telephone if confirmed in writing within two (2) days. The

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Fully-Exercising ROFR Shareholders shall have a right of overallotment, exercisable within five (5) days upon receiving the Overallotment Notice (the “ROFR Second Response Period”), to buy up to all of the unsold Target Shares, or if more than one Fully-Exercising ROFR Shareholders exercise their overallotment right, the number of unsold Target Shares to be purchased by each Fully-Exercising ROFR Shareholder shall be reduced, to the extent necessary, to such number based on the number of Company Securities held by each Fully-Exercising ROFR Shareholder who has exercised its overallotment right (assuming the conversion of all securities convertible into Ordinary Shares and exercise of all warrants, options and other securities exercisable for Ordinary Shares) divided by the number of Company Securities held by all Fully-Exercising ROFR Shareholders who have exercised their overallotment right (assuming the conversion of all securities convertible into Ordinary Shares and exercise of all warrants, options and other securities exercisable for Ordinary Shares).

49.	If, after applying the procedure set forth in Article 48, there are still Target Shares not yet been purchased by the Non-Transferring Shareholders (such shares, the “Available For Sale Target Shares”), the Transferring Shareholder shall have a period of ninety (90) days thereafter to sell or otherwise dispose of such Available For Sale Target Shares, subject to the provisions of Articles 52 through 57 set forth below, to the Prospective Transferee(s) identified in the Disposition Notice, upon terms and conditions (including the purchase price) no more favorable to such Prospective Transferee(s) than those specified in the Disposition Notice. If the Transferring Shareholder has not completed the sale or disposition of the Available For Sale Target Shares within the specified ninety (90) day period, the Non-Transferring Shareholders’ Right of First Refusal hereunder shall once again apply to the transfer of the Available For Sale Target Shares.

50.	In the event of any share dividend, share split, sub-division or consolidation of shares, recapitalization or other transaction affecting the Company’s outstanding Company Securities as a class effected without receipt of consideration, then any new, substituted or additional securities or other property that is by reason of such transaction distributed with respect to the Company Securities shall be immediately subject to the Non-Transferring Shareholders’ Right of First Refusal hereunder.

51.	Payment of the purchase price for the Target Shares (or a portion thereof, as applicable) shall be made at the time as agreed between the Transferring Shareholder and each of the Non-Transferring Shareholders that has elected to exercise the Right of First Refusal, provided that such time shall not be later than the closing time specified in the Disposition Notice, unless otherwise agreed by the Transferring Shareholder and the relevant Non-Transferring Shareholders. Payment of the purchase price shall be made by wire transfer or check as directed by the Transferring Shareholder against delivery of the Target Shares to be purchased (or a portion thereof, as applicable).

51A.	Notwithstanding anything to the contrary contained in these Articles, Articles 42 through 51 shall not apply to the Ordinary Shares issued to Spotify AB pursuant to the Spotify Subscription Agreement.

RIGHT OF CO-SALE

52.	Subject to Articles 42 through 51 above, and to the extent that (i) there are Available For Sale Target Shares, and (ii) the sale of Available For Sale Target Shares would result in a third party other than Tencent owning at least 50% of the total share capital of the Company on a fully diluted basis, each Non-Transferring Shareholder shall have the right, exercisable upon written notice (the “Co-Sale Notice”) delivered to the Transferring Shareholder within ten (10) days after the expiration of the ROFR Second Response Period or, if none of the Non-Transferring Shareholders have exercised their Right of First Refusal within the ROFR First Response Period, within ten (10) days after the expiration of the ROFR First Response Period, to participate in the sale of the Available For Sale Target Shares on the terms and conditions as set forth in Article 53 below.

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53.	Each Non-Transferring Shareholder may participate in the proposed sale and sell that number of Company Securities not to exceed the number of shares calculated by multiplying the aggregate number of the Available For Sale Target Shares by a fraction, the numerator of which is the number of Company Securities held by such Non-Transferring Shareholder (assuming the conversion of all securities convertible into Ordinary Shares and exercise of all warrants, options and other securities exercisable for Ordinary Shares) at the time of the Co-Sale Notice and the denominator of which is the sum of (A) the aggregate number of Company Securities held by all Shareholders exercising the co-sale right hereunder plus (B) the number of the Company Securities held by the Transferring Shareholder (assuming the conversion of all securities convertible into Ordinary Shares and exercise of all warrants, options and other securities exercisable for Ordinary Shares), and the Company Securities that can be sold by the Transferring Shareholder to the Prospective Transferee shall be correspondingly reduced.

54.	The Non-Transferring Shareholders shall effect their participation in the proposed sale by promptly delivering to the Transferring Shareholder an instrument of transfer, together with one or more certificates that represent the number of Company Securities that the Non-Transferring Shareholder elects to sell.

55.	The Transferring Shareholder shall deliver to the Company the instrument(s) of transfer and share certificate(s) in respect of the transfer of any Company Securities pursuant to Article 54 promptly upon receipt of the same. Upon receipt of the instrument(s) of transfer and share certificate(s) referred to above from the Transferring Shareholder, the Company shall register such transfer and make the appropriate entries on the register of members of the Company to reflect such transfer, and the Transferring Shareholder shall concurrently therewith remit to the Company for delivery to each of the Non-Transferring Shareholders that portion of the sale proceeds to which such Non-Transferring Shareholder is entitled by reason of its participation in such transfer. To the extent that any Prospective Transferee prohibits such assignment or otherwise refuses to purchase Company Securities from a Non-Transferring Shareholder exercising its right of co-sale hereunder, the Transferring Shareholder shall not sell to such Prospective Transferee any Company Securities unless and until, simultaneously with such sale, the Prospective Transferee shall purchase from such Non-Transferring Shareholder the Company Securities that such Non-Transferring Shareholder is entitled to sell under these Articles 52 through 57.

56.	The exercise or non-exercise of the right of co-sale by the Non-Transferring Shareholders hereunder shall not adversely affect their right to participate in subsequent sales of Company Securities subject to Article 52.

57.	Notwithstanding anything to the contrary, these Articles 52 through 57 shall not apply to any transfer permitted under Article 42.

DRAG-ALONG RIGHT

58.	Subject to Article 60, at any time prior to an initial public offering of the Company’s Shares on a Qualified Stock Exchange, if Tencent proposes a Trade Sale at an equity valuation of the Company of not less than US$6 billion on a fully diluted basis, and:

(a)	in the event that such proposed Trade Sale is to a bona fide third party (other than Tencent or any Affiliate of Tencent), such Trade Sale has been approved by (x) no less than 75% of the Board, and (y) Members holding no less than 75% of the issued and outstanding Ordinary Shares of the Company; or

(b)

in the event that such proposed Trade Sale is to Tencent or any Affiliate of Tencent, such Trade Sale has been approved by Members holding no less than 66.7% of the issued and outstanding Ordinary Shares of the Company (other than any Ordinary Shares held by Tencent or any of its Affiliates),

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then upon a written request from Tencent, each of the other Shareholders shall (i) vote all voting Company Securities held by them in favour of the Trade Sale and cause each Director designated by it to vote in favour of the Trade Sale, (ii) refrain from exercising any dissenters’ rights or rights of appraisal under applicable Law at any time with respect to the Trade Sale, (iii) execute and deliver all related documentation and take such other action in support of the Trade Sale as shall reasonably be requested by Tencent or the Company, and (iv) if the Trade Sale is structured as a transfer of Ordinary Shares or other Company Securities, transfer all of the Ordinary Shares or other Company Securities to the third party to consummate the Trade Sale (the “Drag-Along Right”). When exercising the Drag-Along Right, Tencent shall send written notice (the “Sale Notice”) to all other Shareholders with copy to the Company specifying the names of the purchaser(s), the nature of the Trade Sale, the consideration payable per share or the total consideration payable and a summary of the material terms and conditions of such transaction. Upon receipt of a Sale Notice, all other Shareholders shall be obligated to consummate such Trade Sale in accordance with this Article 58. Notwithstanding the definition of Affiliates, for purposes of this Article 58, Affiliates of Tencent shall exclude the Group Companies or any of the Group Companies’ Controlled Affiliates.

59.	In the event that any other Shareholder fails for any reason to take any of the foregoing actions specified in Article 58 after reasonable notice thereof, such Shareholder hereby grants an irrevocable power of attorney and proxy to any Director approving the Trade Sale to take all necessary actions and execute and deliver all documents deemed by such Director to be reasonably necessary to effectuate the terms hereof. None of the transfer restrictions set forth in Articles 42 through 51 or Articles 52 through 57 shall apply in connection with the Trade Sale proposed by Tencent pursuant to Article 58, notwithstanding anything contained to the contrary herein. The power of attorney granted hereby is intended to secure an interest in property and, in addition, the obligations of each relevant Shareholder under these Articles, and shall be irrevocable.

60.	Notwithstanding anything to the contrary contained herein, without the prior written consent of Tencent, no Trade Sale shall be effected, or be permitted to be effected, to any Restricted Person.

ANTI-DILUTION ISSUANCE TO TENCENT

61.

Notwithstanding anything to the contrary contained herein, (i) concurrently with or before the issuance, delivery or sale of any Company Securities by the Company to any Person (other than Tencent) in connection with any Issuance Obligation, the Company shall unconditionally issue, at no consideration, to Tencent such number of Ordinary Shares that equals to the result of (x) 110%, multiplied by (y) the same number of the Company Securities proposed to be issued, delivered or sold by the Company in connection with such Issuance Obligations (the “Anti-Dilution Issuance to Tencent”, and such Ordinary Shares issuable to Tencent, the “Anti-Dilution Issuance Shares”); and (ii) all consideration received by the Company as a result of the issuance, delivery or sale of any Company Securities to any Person in connection with any Issuance Obligation shall be distributed or otherwise allocated to all the shareholders of the Company immediately prior to July 12, 2016 (including Tencent) ratably in proportion to the number of Ordinary Shares held by such shareholder in the Company immediately prior to July 12, 2016. The Company and each Shareholder shall take all necessary actions to give effect to and consummate the Anti-Dilution Issuance to Tencent in accordance with the foregoing provisions, and any Anti-Dilution Issuance Shares, when issued and delivered to Tencent, shall be deemed fully paid, duly issued and non-assessable. In the event that the Company receives a request from any Person for the issuance, delivery or sale by the Company of any Company Securities to such Person in connection with the Issuance Obligation, the Board shall ascertain, and if any director of the Company reasonably objects to such request with good faith basis for such objection, use reasonable efforts to take all necessary actions to contest the validity of such request before the issuance, delivery or sale by the Company of any Company Securities to such Person. The obligation of the Company with respect to the Anti-Dilution Issuance to Tencent

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under this Article 61 shall terminate and be of no further force or effect upon the earlier of (i) immediately prior to the consummation of a QIPO, or (ii) the date when the Company becomes subject to the reporting requirements of the Exchange Act or analogous reporting requirements in an alternative listing jurisdiction.

TRANSMISSION OF SHARES

62.	The legal personal representative of a deceased sole holder of a Share shall be the only Person recognised by the Company as having any title to the Share. In the case of a Share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased holder of the Share, shall be the only Person recognised by the Company as having any title to the Share.

63.	Any Person becoming entitled to a Share in consequence of the death or bankruptcy of a Member shall upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Member in respect of the Share or, instead of being registered himself, to make such transfer of the Share as the deceased or bankrupt Person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Person before the death or bankruptcy.

64.	A Person becoming entitled to a Share by reason of the death or bankruptcy of a Member shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered Member, except that he shall not, before being registered as a Member in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

ALTERATION OF SHARE CAPITAL

65.	Subject to Article 104, the Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into Shares of such Classes and amount, as the resolution shall prescribe.

66.	The Company may by Ordinary Resolution:

(a)	consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;

(b)	convert all or any of its paid up Shares into stock and reconvert that stock into paid up Shares of any denomination;

(c)	subdivide its existing Shares, or any of them into Shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(d)	Subject to Article 104, cancel any Shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled.

67.	Subject to Article 104, he Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorised by law.

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REDEMPTION, PURCHASE AND SURRENDER OF SHARES

68.	Subject to the Companies Law and Article 104, the Company may:

(a)	issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Member on such terms and in such manner as the Directors may determine;

(b)	purchase its own Shares (including any redeemable Shares) (i) on such terms and in such manner as the Directors may determine and agree with the Member or (ii) upon authorisation by a Special Resolution of Members on such terms and in such manner as specified in the Special Resolution; provided that the Company shall not act with respect to the Shares issued pursuant to the Spotify Subscription Agreement in violation of the Spotify Investor Agreement;

(c)	make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Companies Law, including out of its capital; and

(d)	accept the surrender for no consideration of any paid up Share (including any redeemable Share) on such terms and in such manner as the Directors may determine.

69.	Any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

70.	The redemption, purchase or surrender of any Share shall not be deemed to give rise to the redemption, purchase or surrender of any other Share.

71.	The Directors may when making payments in respect of redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payment either in cash or in specie including, without limitation, interests in a special purpose vehicle holding assets of the Company or holding entitlement to the proceeds of assets held by the Company or in a liquidating structure.

TREASURY SHARES

72.	Shares that the Company purchases, redeems or acquires (by way of surrender or otherwise) may, at the option of the Company, be cancelled immediately or held as Treasury Shares in accordance with the Companies Law. In the event that the Directors do not specify that the relevant Shares are to be held as Treasury Shares, such Shares shall be cancelled.

73.	No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to members on a winding up) may be declared or paid in respect of a Treasury Share.

74.	The Company shall be entered in the Register as the holder of the Treasury Shares provided that:

(a)	the Company shall not be treated as a member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void;

(b)

a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Companies Law, save that an

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allotment of Shares as fully paid bonus shares in respect of a Treasury Share is permitted and Shares allotted as fully paid bonus shares in respect of a treasury share shall be treated as Treasury Shares.

75.	Treasury Shares may be disposed of by the Company on such terms and conditions as determined by the Directors.

GENERAL MEETINGS

76.	The Company may hold an annual general meeting and shall specify the meeting as such in the notices calling it. An annual general meeting of the Company shall be held at such time and place as may be determined by the Board. Each general meeting, other than an annual general meeting, shall be called an extraordinary general meeting. General meetings may be held at such times and in any location in the world as may be determined by the Board. The Chairman of the Board (the “Chairman”) or any two Directors may, whenever they think fit, convene a general meeting of the Company.

77.	The Directors may cancel or postpone any duly convened general meeting at any time prior to such meeting, except for general meetings requisitioned by the Members in accordance with these Articles, for any reason or for no reason at any time prior to the time for holding such meeting or, if the meeting is adjourned, the time for holding such adjourned meeting. The Directors shall give Members notice in writing of any cancellation or postponement. A postponement may be for a stated period of any length or indefinitely as the Directors may determine.

78.	General meetings shall also be convened on the requisition in writing of any Member or Members entitled to attend and vote at general meetings of the Company holding at least five percent of the paid up voting share capital of the Company deposited at the Office specifying the objects of the meeting by notice given no later than 21 days from the date of deposit of the requisition signed by the requisitionists, and if the Directors do not convene such meeting for a date not later than 21 days after the date of such deposit, the requisitionists themselves may convene the general meeting in the same manner, as nearly as possible, as that in which general meetings may be convened by the Directors, and all reasonable expenses incurred by the requisitionists as a result of the failure of the Directors to convene the general meeting shall be reimbursed to them by the Company.

79.	If at any time there are no Directors, any two Members entitled to vote at general meetings of the Company holding at least fifteen percent of the paid up voting share capital of the Company (or if there is only one Member then that Member) may convene a general meeting in the same manner as nearly as possible as that in which general meetings may be convened by the Directors.

NOTICE OF GENERAL MEETINGS

80.	At least five calendar days’ notice in writing counting from the date service is deemed to take place as provided in these Articles specifying the place, the day and the hour of the meeting and the general nature of the business, shall be given in the manner hereinafter provided or in such other manner (if any) as may be prescribed by the Company by Ordinary Resolution to such Persons as are, under these Articles, entitled to receive such notices from the Company, but with the consent of the Members holding at least 90% of the then total issued and outstanding Ordinary Shares and are entitled to receive notice of some particular meeting and attend and vote thereat, that meeting may be convened by such shorter notice or without notice and in such manner as those Members may think fit.

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81.	The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Member shall not invalidate the proceedings at any meeting.

PROCEEDINGS AT GENERAL MEETINGS

82.	Subject to the Companies Law and to these Articles, any resolution at any general meeting shall be decided by Ordinary Resolution.

83.	No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business. Save as otherwise provided by these Articles, two or more Members holding at least 66.7% of the paid up voting share capital of the Company present in person or by proxy and entitled to vote at that meeting shall form a quorum.

84.	If within half an hour from the time appointed for the meeting a quorum is not present, it shall stand adjourned to the fifth (5th) following calendar day at the same time and place (or to such other time or such other place as the Directors may determine) and at such adjourned meeting, two or more Members holding at least 50% of the paid up voting share capital of the Company present in person or by proxy and entitled to vote at that adjourned meeting shall form a quorum. If within half an hour from the time appointed for the adjourned meeting such quorum is not present, the meeting shall be dissolved.

85.	If the Directors wish to make this facility available for a specific general meeting or all general meetings of the Company, participation in any general meeting of the Company may be by means of a telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

86.	The Chairman shall preside as chairman at every general meeting of the Company.

87.	If there is no such Chairman, or if at any general meeting he is not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairman, any Director or Person nominated by the Directors shall preside as chairman, failing which the Members present in person or by proxy shall choose any Person present to be chairman of that meeting.

88.	The chairman may adjourn a meeting from time to time and from place to place either:

(a)	with the consent of any general meeting at which a quorum is present (and shall if so directed by the meeting); or

(b)	without the consent of such meeting if, in his sole opinion, he considers it necessary to do so to:

(i)	secure the orderly conduct or proceedings of the meeting; or

(ii)	give all persons present in person or by proxy and having the right to speak and / or vote at such meeting, the ability to do so,

but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting, or adjourned meeting, is adjourned for fourteen days or more, notice of the adjourned meeting shall be given in the manner provided for the original meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

89.	At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded

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by the chairman or one or more Members present in person or by proxy entitled to vote, and unless a poll is so demanded, a declaration by the chairman that a resolution has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book of the proceedings of the Company, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favour of, or against, that resolution.

90.	If a poll is duly demanded it shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

91.	[Reserved.]

92.	A poll demanded on the election of a chairman of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the meeting directs.

VOTES OF MEMBERS

93.	Subject to these Articles and any rights and restrictions for the time being attached to any Share, on a show of hands every Member present in person and every Person representing a Member by proxy shall, at a general meeting of the Company, each have one vote and on a poll every Member and every Person representing a Member by proxy shall have one vote for each Share of which he or the Person represented by proxy is the holder.

94.	In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register.

95.	A Member of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote in respect of Shares carrying the right to vote held by him, whether on a show of hands or on a poll, by his committee, or other Person in the nature of a committee appointed by that court, and any such committee or other Person, may vote in respect of such Shares by proxy.

96.	No Member shall be entitled to vote at any general meeting of the Company unless all calls, if any, or other sums presently payable by him in respect of Shares carrying the right to vote held by him have been paid.

97.	On a poll votes may be given either personally or by proxy.

98.	The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorised in writing or, if the appointor is a corporation, either under Seal or under the hand of an Officer or attorney duly authorised. A proxy need not be a Member.

99.	An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.

100.	The instrument appointing a proxy shall be deposited at the Office or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting or, if the meeting is adjourned, the time for holding such adjourned meeting.

101.	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

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102.	A resolution in writing signed by all the Members for the time being entitled to receive notice of and to attend and vote at general meetings of the Company (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

103.	The Company shall not sell or issue any New Securities without first obtaining the approval (by vote or written consent, as provided by applicable Laws or the Articles) of the Shareholders holding at least 66.7% of the then total issued and outstanding Ordinary Shares held by all Shareholders. The Company shall not sell or issue any New Securities at a purchase price that has a pre-money valuation of the Company of less than US$6 billion without first obtaining the approval (by vote or written consent, as provided by applicable Laws or the Articles) of the Shareholders holding at least 90% of the then total issued and outstanding Ordinary Shares held by all Shareholders.

104.	Without prejudice to Article 103 above, the Company shall not, and shall not permit any other applicable Group Company to, unless expressly permitted under these Articles or the Shareholders Agreement, carry out any of the following actions involving itself or any of its Subsidiaries as applicable without first obtaining the approval (by vote or written consent, as provided by applicable Laws or the Articles) of the Shareholders holding at least 66.7% of the then total issued and outstanding Ordinary Shares held by all Shareholders:

(a)	altering or changing the rights, or privileges of the Ordinary Shares or creating (by reclassification or otherwise) any new class or series of shares having rights, preferences or privileges senior to or on a parity with the Ordinary Shares;

(b)	reclassifying any outstanding Ordinary Shares into shares having rights, preferences or privileges with respect to dividends or assets senior to or on a parity with the Ordinary Shares;

(c)	declaring or paying any dividend or distribution or otherwise redeeming or repurchasing any issued and outstanding shares of the Company;

(d)	making any acquisition, sale of control or assets, merger, consolidation, joint venture or partnership arrangements exceeding the materiality threshold established by the Board from time to time, except pursuant to the exercise of the Drag-Along Right;

(e)	effecting an increase or reduction of the authorised share capital, split-off, spin-off, dissolution, liquidation, winding-up or bankruptcy of the Company or any material Subsidiary thereof (for the avoidance of doubt, issuance of any securities under the exceptional proviso of the definition of “New Securities” shall not be subject to such approvals);

(f)	selling, mortgaging, pledging, leasing, transferring, incurring a lien on or otherwise disposing of substantially all of its assets or any of the assets which are outside the ordinary course of business of the Company and exceeding the materiality threshold established by the Board from time to time;

(g)	making any material changes to or engaging in any business materially different from the Core Business, or ceasing any material existing business line or activities of the Company;

(h)	incurring any material indebtedness or assuming any material financial obligation exceeding the materiality threshold established by the Board from time to time and outside the ordinary course of business of the Company;

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(i)	making any capital expenditures or investment in any other company exceeding US$400,000,000 or such other materiality threshold established by the Board from time to time;

(j)	creating any encumbrance over the whole or part of the share capital, undertaking, material property or material assets of the Company or any material Subsidiary thereof, other than as permitted by the annual budget or the business and financial plan approved by the Board;

(k)	increasing or decreasing the authorised size of the Board; or

(l)	amending or waiving any provision of the Articles in a manner that would alter or change the rights, preferences or privileges of the Ordinary Shares.

104A.	Unless expressly permitted or required under these Articles, the Company shall not, and shall not permit any other applicable Group Company to, make any changes to any of the Control Documents including any transfer or assignment of any party’s rights and obligations under any of the Control Documents and any appointment of representatives, specified persons or proxies under the Control Documents, except as contemplated by the Tencent Transaction Documents, without first obtaining the approval (by vote or written consent, as provided by applicable Laws or the Articles) of the Members holding at least 66.7% of the then total issued and outstanding Ordinary Shares. Prior to the earlier of (x) the completion of a QIPO or (y) the date when the Company becomes subject to the reporting requirements of the Exchange Act or analogous reporting requirements in an alternative listing jurisdiction:

(a)	the Company and the Shareholders shall, and shall cause the other applicable Group Companies and their respective Controlled Affiliates or nominee shareholders to, take all actions necessary or desirable in order to amend the Control Agreements in form and substance approved by Tencent (“Amended Control Documents”), such that following the entry of the Amended Control Documents by the respective parties thereto, (i) the registered capital of each of the VIE Affiliates shall be held in the manner as provided in the Amended Control Documents; and (ii) the Company, indirectly through its Subsidiary, shall continue to exercise control over the economic interest in, and the operations of, the VIE Affiliates, such that the financial statements of the VIE Affiliates can be consolidated with those of the other applicable Group Companies in accordance with the U.S. GAAP;

(b)	in the event that the shareholding percentages of the Shareholders in the Company have changed, at the request of the Company, the Shareholders shall, and shall cause the other applicable Group Companies and their respective Controlled Affiliates or nominee shareholders to, take all actions necessary or desirable to adjust the corresponding shareholding percentages in each of the VIE Affiliates in a tax efficient manner, such that the shareholding percentages in each of the VIE Affiliates shall be consistent with those in the Company.

105.	Without prejudice to Article 104 above, the Company shall not, and shall not permit any other Group Company to, carry out any of the following actions involving itself or any of its Subsidiaries without first obtaining the prior written approval of Tencent:

(a)	any merger, consolidation, transfer of shares or other form of restructuring of the Company involving a Restricted Person;

(b)	any sale of all or substantially all of the assets of the Group Companies to a Restricted Person;

(c)	any issuance of New Securities by the Company to any Restricted Person;

(d)	entering into any joint venture or partnership arrangement with a Restricted Person; or

(e)	engaging in any business other than the Core Business.

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CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS

106.	Any corporation which is a Member or a Director may by resolution of its Directors or other governing body authorise such Person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of a Class or of the Directors or of a committee of Directors, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Member or Director.

DIRECTORS

107.	The authorised number of Directors of the Company shall be nine (9) and the term of a Director shall be three (3) years.

108.	The remuneration of the Directors may be determined by the Directors or by Ordinary Resolution.

109.	There shall be no shareholding qualification for Directors unless determined otherwise by Ordinary Resolution.

110.	Each Member shall be entitled to vote on all matters relating to the election of the Directors of the Company; provided that the rights of the Spotify Investors under Articles 107 through 115 shall in all cases be subject to the Spotify Investor Agreement. On all matters relating to the election of one or more Directors of the Company, each Shareholder shall vote at the shareholders meetings, or give written consents with respect to all their Ordinary Shares, to elect Directors to the Board in the following manner:

(a)	(v) five (5) Directors shall be appointed by Tencent and its Affiliates (the “Tencent Directors”) by notice in writing to the Company as long as Tencent and its Affiliates directly or indirectly hold no less than 50% of the Company’s issued and outstanding share capital; (w) four (4) Directors shall be appointed by Tencent and its Affiliates by notice in writing to the Company as long as Tencent and its Affiliates directly or indirectly hold 35% or more than 35% but less than 50% of the Company’s issued and outstanding share capital; (x) three (3) Directors shall be appointed by Tencent and its Affiliates by notice in writing to the Company as long as Tencent and its Affiliates directly or indirectly hold 25% or more than 25% but less than 35% of the Company’s issued and outstanding share capital; (y) two (2) Directors shall be appointed by Tencent and its Affiliates by notice in writing to the Company as long as Tencent and its Affiliates directly or indirectly hold 10% or more than 10% but less than 25% of the Company’s issued and outstanding share capital; and (z) one (1) Director shall be appointed by Tencent and its Affiliates by notice in writing to the Company as long as Tencent and its Affiliates directly or indirectly hold 5% or more than 5% but less than 10% of the Company’s issued and outstanding share capital. For the avoidance of doubt, subclauses (v), (w), (x), (y) and (z) are mutually exclusive;

(b)

(w) four (4) Directors shall be appointed by all Shareholders other than Tencent and its Affiliates (such other Shareholders, the “Non-Tencent Shareholders”) to the Company as long as the holders of Ordinary Shares other than Tencent and its Affiliates collectively hold not less than 35% of the Company’s issued and outstanding share capital; (x) three (3) Directors shall be appointed by all Non-Tencent Shareholders by notice in writing to the Company as long as the holders of Ordinary Shares other than Tencent and its Affiliates collectively hold 25% or more than 25% but less than 35% of the Company’s

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issued and outstanding share capital; (y) two (2) Directors shall be appointed by all Non-Tencent Shareholders by notice in writing to the Company as long as the holders of Ordinary Shares other than Tencent and its Affiliates collectively hold 10% or more than 10% but less than 25% of the Company’s issued and outstanding share capital; and (z) one (1) Director shall be appointed by all Non-Tencent Shareholders by notice in writing to the Company as long as the holders of Ordinary Shares other than Tencent and its Affiliates collectively hold 5% or more than 5% but less than 10% of the Company’s issued and outstanding share capital. For the avoidance of doubt, subclauses (w), (x), (y) and (z) are mutually exclusive. In the event that subclause (w) applies, the four (4) Directors shall be appointed as follows: (i) each Key Management shall be a Director as long as (A) such Key Management continues to hold not less than 70% of the Ordinary Shares held by such Key Management as of the date of the Shareholders Agreement; and (B) such Key Management remains as an officer or employee of any Group Company and complies with the provisions under Article 116 hereof (for the avoidance of doubt, (A) the failure of any one Key Management to meet the foregoing qualification requirements will not result in the other Key Management forfeiting his right to serve as a Director of the Company if the other Key Management satisfies the foregoing qualification requirements; and (B) upon the occurrence of any Shortened Lock-up Triggering Event with respect to any Key Management, such Key Management’s right to serve as a director of the Company shall be immediately forfeited); and (ii) the remaining two (2) Directors shall be appointed by the Shareholders holding the largest and the second largest portion of the Company’s share capital, other than Tencent, the Key Management and, for the avoidance of doubt, the Spotify Investors, respectively (such Shareholder holding the largest portion, the “Largest Financial Investor”; and such Shareholder holding the second largest portion, the “Second Largest Financial Investor”) by notice in writing, as long as the Largest Financial Investor and the Second Largest Financial Investor each holds not less than 5% of the Company’s issued and outstanding share capital (for the avoidance of doubt, the failure of the Largest Financial Investor to meet the foregoing qualification requirement will not result in the Second Largest Financial Investor forfeiting its right to appoint a director of the Company if the Second Largest Financial Investor satisfies the foregoing qualification requirement, and vice versa); provided that if (i) any one of the Key Management fails to satisfy the qualification requirements as described in this Article 110(b) for him to serve as a Director to the Board or loses the director seat upon the occurrence of any Shortened Lock-up Triggering Event, or (ii) either the Largest Financial Investor or the Second Largest Financial Investor holds less than 5% of the Company’s issued and outstanding share capital, the Non-Tencent Shareholders shall hold a special meeting to fill the vacancy of the Board as a result thereof, and any Shareholder who has obtained the highest vote at such special meeting shall have the right to appoint one (1) Director to fill in such vacant Director seat. In the event that subclause (x), (y) or (z) applies, the Non-Tencent Shareholders shall hold a special meeting, on which meeting each Non-Tencent Shareholder has the right to nominate three (3), two (2) or one (1) candidates, as applicable, and the candidate(s) who have received the highest votes of the Non-Tencent Shareholders at such special meeting shall serve as the three (3), two (2) or one (1) directors, as applicable;

(c)	one of the Tencent Directors shall be the Chairman of the Board as long as Tencent holds not less than 35% of the Company’s issued and outstanding share capital; and

(d)	each Shareholder shall vote in favour of the appointee as indicated above to ensure that any such appointment, of a Director appointed pursuant to this Article 110 shall be made in accordance with this Article 110 as soon as practicable after the relevant notice in writing is delivered to the Company.

Notwithstanding the definition of Affiliates, for purposes of this Article 110, Affiliates of Tencent shall exclude the Group Companies or any of the Group Companies’ Controlled Affiliates.

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111.	Each Shareholder shall have the right to require the removal or replacement of a Director appointed by it at any time. Each Shareholder agrees that, if at any time it is then entitled to vote for the removal of Directors from the Board, it shall not vote any of its Ordinary Shares or execute proxies or written consents, as the case may be, in favour of the removal of any Director who shall have been designated pursuant to Article 110 or Article 112, unless the person or persons entitled to appoint such Director pursuant to Article 110 shall have consented to such removal in writing; provided that, if the person or persons entitled to appoint any Director pursuant to Article 110 shall request in writing the removal, with or without cause, of such Director, each Shareholder shall vote all of its Ordinary Shares or execute proxies or written consents, as the case may be, in favour of such removal.

112.	If, as a result of death, disability, retirement, resignation, removal or otherwise, there shall exist or occur any vacancy on the Board:

(a)	the person or persons entitled under Article 110 to designate such Director whose death, disability, retirement, resignation or removal resulted in such vacancy, subject to the provisions of Article 110, shall have the exclusive right to designate another individual (the “Replacement Nominee”) to fill such vacancy and serve as a Director on the Board; and

(b)	subject to Article 110, each Shareholder agrees that if it is then entitled to vote for the election of Directors to the Board, it shall vote all of its Ordinary Shares, or execute proxies or written consents, as the case may be, in order to ensure that the Replacement Nominee be elected to the Board.

113.	The Board may establish such committees with such powers as may be permitted by applicable Law and the Articles; provided that any such committees shall be subject to the direction of and any policies adopted by the Board. Unless otherwise prohibited by applicable Law, as long as Tencent directly or indirectly holds no less than 50% of the Company’s issued and outstanding share capital, at least a majority of the members of each such committee shall be the Tencent Directors.

114.	The Company and the Shareholders shall, unless otherwise prohibited by applicable Law, and to the extent agreed by the relevant Directors, cause the board of directors of each other Group Company to consist of the same persons as those Directors then on the Board.

115.	Each Shareholder shall cause the Directors appointed by it to vote at the Board meetings to ensure that the candidates nominated by Tencent be appointed as the chief executive officer, the chief financial officer and the general counsel of the Company. The chief financial officer of the Company and the general counsel of the Company shall report to the chief executive officer of the Company. The chief financial officer of Tencent Holdings Limited shall have the consultation right to discuss and consult with the chief financial officer of the Company regarding the business, operations, affairs, finances and accounts of the Group Companies and to examine the books of account and records of the Group Companies at any time. The chief financial officer of the Company shall work closely with the chief financial officer of Tencent Holdings Limited to ensure compliance with the requirement of Tencent Holdings Limited regarding the treasury and financing policies of Tencent Holdings Limited, and those financial policies related to compliance under the rules of The Stock Exchange of Hong Kong Limited. The general counsel of the Company (the “Company GC”) will work closely with the general counsel of Tencent Holdings Limited (the “Tencent GC”) so as to ensure full compliance with all applicable requirements of The Stock Exchange of Hong Kong Limited, and the Tencent GC shall have the right to discuss and consult with the Company GC regarding the Company’s legal function and legal strategy, including without limitation matters relating to litigation, intellectual property and regulatory compliance. The remaining senior management members of the Company shall be proposed by the chief executive officer of the Company and appointed by the Board.

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116.	Each Key Management shall, for so long as he remains an officer or employee of any Group Company, manage the affairs of the Group Companies on a full time basis and be fully devoted to developing and operating the business of the Group Companies and will not pursue any other business or investment interests, or any other opportunities outside of the Group Companies.

ALTERNATE DIRECTOR

117.	Any Director may in writing appoint another Person to be his alternate and, save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions on behalf of the appointing Director, but shall not be authorised to sign such written resolutions where they have been signed by the appointing Director, and to act in such Director’s place at any meeting of the Directors. Every such alternate shall be entitled to attend and vote at meetings of the Directors as the alternate of the Director appointing him and where he is a Director to have a separate vote in addition to his own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by him. Such alternate shall not be an Officer solely as a result of his appointment as an alternate other than in respect of such times as the alternate acts as a Director. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing him and the proportion thereof shall be agreed between them.

POWERS AND DUTIES OF DIRECTORS

118.	Subject to the Companies Law, these Articles and to any resolutions passed in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution passed by the Company in general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been passed.

119.	Subject to Article 110, the Directors may from time to time appoint any Person, whether or not a Director to hold such office in the Company as the Directors may think necessary for the administration of the Company, including but not limited to, the office of president, one or more vice-presidents, treasurer, assistant treasurer, manager or controller, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. Any Person so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution. The Directors may also appoint one or more of their number to the office of managing Director upon like terms, but any such appointment shall ipso facto terminate if any managing Director ceases from any cause to be a Director, or if the Company by Ordinary Resolution resolves that his tenure of office be terminated.

120.	The Directors may appoint any Person to be a Secretary (and if need be an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary or assistant Secretary so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution.

121.	Subject to Article 113, the Directors may delegate any of their powers to committees; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

122.

The Directors may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys or authorised signatory (any such person being an “Attorney” or “Authorised Signatory”, respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and

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subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorised Signatory as the Directors may think fit, and may also authorise any such Attorney or Authorised Signatory to delegate all or any of the powers, authorities and discretion vested in him.

123.	The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following Articles shall not limit the general powers conferred by this Article.

124.	The Directors from time to time and at any time may establish any local boards or agencies for managing any of the affairs of the Company and may appoint any Person to be a member of such local boards and may appoint any managers or agents of the Company and may fix the remuneration of any such Person.

125.	The Directors from time to time and at any time may delegate to any such local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any Person so appointed and may annul or vary any such delegation, but no Person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

126.	Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.

127.	The Directors may agree with a Member to waive or modify the terms applicable to such Member’s subscription for Shares without obtaining the consent of any other Member; provided that such waiver or modification does not amount to a variation or abrogation of the rights attaching to the Shares of such other Members.

127A.	Without limiting any other provision of the Shareholders Agreement and these Articles, prior to earlier of (x) the completion of a QIPO or (y) the date when the Company becomes subject to the reporting requirements of the Exchange Act or analogous reporting requirements in an alternative listing jurisdiction, other than as expressly provided in the Shareholders Agreement, these Articles, the Tencent Transaction Documents, or the Spotify Subscription Agreement or the other agreements, documents or instruments executed and delivered in connection with the transactions contemplated by the Spotify Subscription Agreement, and except for all the existing Related Party Transactions as of the date of the Shareholders Agreement (each, an “Excluded Related Party Transaction”), (i) any Related Party Transaction that involves a transaction value in excess of RMB35,000,000 individually or RMB150,000,000 in the aggregate during any twelve (12)-month period shall be approved by at least 50% of the directors who are not interested in such Related Party Transaction before any Group Company may carry out or agree to carry out such Related Party Transaction; (ii) the Company shall provide a semi-annual written report to all directors of all the Related Party Transactions which the Company or other Group Companies entered into during the past six months (other than any Related Party Transaction approved pursuant to clause (i) as described above and any Excluded Related Party Transaction) setting out material terms and conditions of such Related Party Transactions in reasonable detail. A majority of the directors of the Company who are not interested in a Related Party Transaction (a) may request the management of the Company to provide any further information on such Related Party Transaction, (b) may oppose such Related Party Transaction (other than any Related Party Transaction approved pursuant to clause (i) as described above and any Excluded Related Party Transaction), and (c) shall have the right to give direction to the Company to terminate such Related Party Transaction if such non-interested directors determine in good faith and consistent with their fiduciary duties that such Related Party Transaction is not on arm’s

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length basis and is not in the best interest of the Company, upon receipt of which direction the Company shall, and the Members shall procure the Company to, take all necessary actions to terminate such Related Party Transaction.

BORROWING POWERS OF DIRECTORS

128.	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, or to otherwise provide for a security interest to be taken in such undertaking, property or uncalled capital, and to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

THE SEAL

129.	The Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose and every Person as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.

130.	The Company may maintain a facsimile of the Seal in such countries or places as the Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such Person or Persons as the Directors shall for this purpose appoint and such Person or Persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose.

131.	Notwithstanding the foregoing, a Secretary or any assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

REMOVAL AND DISQUALIFICATION OF DIRECTORS

132.	Any Member may from time to time remove any Director appointed by such Member by serving a ten (10) day advance notice to the Company.

133.	Subject to Articles 111, 112 and 132, the office of Director shall be vacated, if the Director:

(a)	becomes bankrupt or makes any arrangement or composition with his creditors;

(b)	dies or is found to be or becomes of unsound mind;

(c)	resigns his office by notice in writing to the Company; or

(d)	is removed from office pursuant to any other provision of these Articles.

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PROCEEDINGS OF DIRECTORS

134.	The Directors may meet together (either within or outside the Cayman Islands) for the despatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes of the Directors present at the meeting. A Director may, and a Secretary or assistant Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors. Notice of a Board meeting shall be given five calendar days prior to the meeting counting from the date service is deemed to take place as provided in these Articles. Notice of a Board meeting shall be deemed to be duly given to a Director if it is given to such Director verbally (including in person or by telephone) or otherwise communicated or sent to such Director by post, electronic means or other mode of representing words in a visible form at such Director’s last known address or in accordance with any other instructions given by such Director to the Company for this purpose.

135.	A Director may participate in any meeting of the Directors, or of any committee appointed by the Directors of which such Director is a member, by means of telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

136.	The quorum necessary for the transaction of the business of the Directors at a board meeting shall be seven (7) Directors; provided that if the quorum is not present within half an hour from the time appointed for such meeting, such meeting shall be adjourned to the fifth (5th) following calendar day at the same time and place (or to such other time or such other place as the directors may determine) and at such adjourned meeting, the quorum necessary for the transaction of the business of the Directors at such adjourned board meeting shall be five (5) Directors. If within half an hour from the time appointed for the adjourned meeting such quorum is not present, the meeting shall be dissolved. A Director represented by an alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present.

137.	A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that he is to be regarded as interested in any contract or other arrangement which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

138.	A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his interest, may be counted in the quorum present at any meeting of the Directors whereat he or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he may vote on any such appointment or arrangement.

139.	Any Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; provided that nothing herein contained shall authorise a Director or his firm to act as auditor to the Company.

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140.	The Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:

(a)	all appointments of Officers made by the Directors;

(b)	the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)	all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

141.	When the chairman of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

142.	A resolution in writing signed by all the Directors or all the members of a committee of Directors entitled to receive notice of a meeting of Directors or committee of Directors, as the case may be (an alternate Director, subject as provided otherwise in the terms of appointment of the alternate Director, being entitled to sign such a resolution on behalf of his appointer), shall be as valid and effectual as if it had been passed at a duly called and constituted meeting of Directors or committee of Directors, as the case may be. When signed a resolution may consist of several documents each signed by one or more of the Directors or his duly appointed alternate.

143.	The Chairman shall preside as chairman at every board meeting of the Company. If there is no such Chairman, or if at any meeting the Chairman is not present within fifteen minutes after the time appointed for holding the meeting, the Directors present may choose one of their number to be chairman of the meeting.

144.	Subject to any regulations imposed on it by the Directors, a committee appointed by the Directors may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, the committee members present may choose one of their number to be chairman of the meeting.

145.	A committee appointed by the Directors may meet and adjourn as it thinks proper. Subject to any regulations imposed on it by the Directors, questions arising at any meeting shall be determined by a majority of votes of the committee members present.

146.	All acts done by any meeting of the Directors or of a committee of Directors, or by any Person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

DIVIDENDS

147.	Subject to any rights and restrictions for the time being attached to any Shares, or as otherwise provided for in the Companies Law and these Articles, the Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor.

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148.	Subject to any rights and restrictions for the time being attached to any Shares and to Article 104, the Company by Ordinary Resolution may declare dividends, but no dividend shall exceed the amount recommended by the Directors.

149.	The Directors may determine, before recommending or declaring any dividend, to set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds may be properly applied and pending such application may, at the determination of the Directors, either be employed in the business of the Company or be invested in such investments as the Directors may from time to time think fit.

150.	Any dividend may be paid in any manner as the Directors may determine. If paid by cheque it will be sent through the post to the registered address of the Member or Person entitled thereto, or in the case of joint holders, to any one of such joint holders at his registered address or to such Person and such address as the Member or Person entitled, or such joint holders as the case may be, may direct. Every such cheque shall be made payable to the order of the Person to whom it is sent or to the order of such other Person as the Member or Person entitled, or such joint holders as the case may be, may direct.

151.	The Directors when paying dividends to the Members in accordance with the foregoing provisions of these Articles may make such payment either in cash or in specie and may determine the extent to which amounts may be withheld therefrom (including, without limitation, any taxes, fees, expenses or other liabilities for which a Member (or the Company, as a result of any action or inaction of the Member) is liable).

152.	Subject to any rights and restrictions for the time being attached to any Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares, but if and for so long as nothing is paid up on any of the Shares dividends may be declared and paid according to the par value of the Shares.

153.	If several Persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the Share.

154.	No dividend shall bear interest against the Company.

ACCOUNTS, AUDIT AND ANNUAL RETURN AND DECLARATION

155.	The books of account relating to the Company’s affairs shall be kept in such manner as may be determined from time to time by the Directors.

156.	The books of account shall be kept at the Office, or at such other place or places as the Directors think fit, and shall always be open to the inspection of the Directors.

157.	The Directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors, and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by law or authorised by the Directors or by Ordinary Resolution.

158.	The accounts relating to the Company’s affairs shall only be audited if the Directors so determine, in which case the financial year end and the accounting principles will be determined by the Directors.

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159.	The Directors in each year shall prepare, or cause to be prepared, an annual return and declaration setting forth the particulars required by the Companies Law and deliver a copy thereof to the Registrar of Companies in the Cayman Islands.

CAPITALISATION OF RESERVES

160.	Subject to the Companies Law and these Articles, the Directors may:

(a)	resolve to capitalise an amount standing to the credit of reserves (including a Share Premium Account, capital redemption reserve and profit and loss account), whether or not available for distribution;

(b)	appropriate the sum resolved to be capitalised to the Members in proportion to the nominal amount of Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)	paying up the amounts (if any) for the time being unpaid on Shares held by them respectively, or

(ii)	paying up in full unissued Shares or debentures of a nominal amount equal to that sum,

and allot the Shares or debentures, credited as fully paid, to the Members (or as they may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued Shares to be allotted to Members credited as fully paid;

(c)	make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Directors may deal with the fractions as they think fit;

(d)	authorise a Person to enter (on behalf of all the Members concerned) into an agreement with the Company providing for either:

(i)	the allotment to the Members respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalisation, or

(ii)	the payment by the Company on behalf of the Members (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Members; and

(e)	generally do all acts and things required to give effect to any of the actions contemplated by this Article.

SHARE PREMIUM ACCOUNT

161.	The Directors shall in accordance with the Companies Law establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

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162.	There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the determination of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Companies Law, out of capital.

NOTICES

163.	Any notice or document may be served by the Company or by the Person entitled to give notice to any Member either personally, or by posting it airmail or air courier service in a prepaid letter addressed to such Member at his address as appearing in the Register, or by electronic mail to any electronic mail address such Member may have specified in writing for the purpose of such service of notices, or by facsimile should the Directors deem it appropriate. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

164.	Any Member present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

165.	Any notice or other document, if served by:

(a)	post, shall be deemed to have been served five clear days after the time when the letter containing the same is posted;

(b)	facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;

(c)	recognised courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service; or

(d)	electronic mail, shall be deemed to have been served immediately upon the time of the transmission by electronic mail.

(e)	In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.

166.	Any notice or document delivered or sent in accordance with the terms of these Articles shall notwithstanding that such Member be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Member as sole or joint holder, unless his name shall at the time of the service of the notice or document, have been removed from the Register as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all Persons interested (whether jointly with or as claiming through or under him) in the Share.

167.	Notice of every general meeting of the Company shall be given to:

(a)	all Members holding Shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and

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(b)	every Person entitled to a Share in consequence of the death or bankruptcy of a Member, who but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other Person shall be entitled to receive notices of general meetings.

INDEMNITY

168.	Every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles), Secretary, assistant Secretary, or other Officer (but not including the Company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, wilful default or fraud as determined by a court of competent jurisdiction, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

169.	No Indemnified Person shall be liable:

(a)	for the acts, receipts, neglects, defaults or omissions of any other Director or Officer or agent of the Company; or

(b)	for any loss on account of defect of title to any property of the Company; or

(c)	on account of the insufficiency of any security in or upon which any money of the Company shall be invested; or

(d)	for any loss incurred through any bank, broker or other similar Person; or

(e)	for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Indemnified Person’s part; or

(f)	for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of such Indemnified Person’s office or in relation thereto;

unless the same shall happen through such Indemnified Person’s own dishonesty, wilful default or fraud as determined by a court of competent jurisdiction.

NON-RECOGNITION OF TRUSTS

170.	Subject to the proviso hereto, no Person shall be recognised by the Company as holding any Share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or (except only as otherwise provided by these Articles or as the Companies Law requires) any other right in respect of any Share except an absolute right to the entirety thereof in each Member registered in the Register, provided that, notwithstanding the foregoing, the Company shall be entitled to recognise any such interests as shall be determined by the Directors.

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WINDING UP

171.	If the Company shall be wound up the liquidator shall apply the assets of the Company in such manner and order as he thinks fit in satisfaction of creditors’ claims.

172.	If the Company shall be wound up, the liquidator may, with the sanction of a Special Resolution divide amongst the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different Classes. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction shall think fit, but so that no Member shall be compelled to accept any assets whereon there is any liability.

AMENDMENT OF ARTICLES OF ASSOCIATION

173.	Subject to the Companies Law and the rights attaching to the various Classes and subject to Article 104, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

CLOSING OF REGISTER OR FIXING RECORD DATE

174.	For the purpose of determining those Members that are entitled to receive notice of, attend or vote at any meeting of Members or any adjournment thereof, or those Members that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Member for any other purpose, the Directors may provide that the Register shall be closed for transfers for a stated period which shall not exceed in any case 40 days. If the Register shall be so closed for the purpose of determining those Members that are entitled to receive notice of, attend or vote at a meeting of Members the Register shall be so closed for at least ten days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register.

175.	In lieu of or apart from closing the Register, the Directors may fix in advance a date as the record date for any such determination of those Members that are entitled to receive notice of, attend or vote at a meeting of the Members and for the purpose of determining those Members that are entitled to receive payment of any dividend the Directors may, at or within 90 days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

176.	If the Register is not so closed and no record date is fixed for the determination of those Members entitled to receive notice of, attend or vote at a meeting of Members or those Members that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of those Members that are entitled to receive notice of, attend or vote at a meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

REGISTRATION BY WAY OF CONTINUATION

177.

The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

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MERGERS AND CONSOLIDATION

178.	The Company may merge or consolidate in accordance with the Companies Law and these Articles.

179.	Subject to Articles 104 and 105, to the extent required by the Companies Law, the Company may by Special Resolution resolve to merge or consolidate the Company.

DISCLOSURE

180.	The Directors, or any authorised service providers (including the Officers, the Secretary and the registered office agent of the Company), shall be entitled to disclose to any regulatory or judicial authority, or to any stock exchange on which the Shares may from time to time be listed, any information regarding the affairs of the Company including, without limitation, information contained in the Register and books of the Company.

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Exhibit D

[See Attached]

Exhibit D

SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

Dated             , 2017

by and among

TENCENT MUSIC ENTERTAINMENT GROUP

(   ),

PARTIES LISTED ON SCHEDULE A,

XIE GUOMIN,

XIE ZHENYU,

and

OTHER PERSON WHO BECOMES A PARTY BY EXECUTING JOINDER

AGREEMENT

AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

THIS SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT (this “Agreement”) is made on             , 2017 by and among:

(a) Tencent Music Entertainment Group (  ), an exempted company incorporated under the Laws of the Cayman Islands (the “Company”),

(b) parties listed on Schedule A (collectively, the “Shareholders”, and each a “Shareholder”),

(c) Mr. Xie Guomin, a PRC citizen with his identification card number being **** (“Xie Guomin”),

(d) Mr. Xie Zhenyu, a PRC citizen with his identification card number being **** (“Xie Zhenyu”), and

(e) any other person who becomes a party hereto by executing the Joinder Agreement.

RECITALS

A.	The Company, the Shareholders, Xie Guomin, Xie Zhenyu and certain other parties thereto have entered into the Amended and Restated Shareholders Agreement on July 12, 2016 (the “Prior Agreement”).

B.	Prior to or substantially concurrently with the signing of this Agreement, the Board of the Company has approved the issuance of ordinary shares, par value $0.000083 each, of the Company (the “Ordinary Shares”) pursuant to that certain Subscription Agreement, dated December 8, 2017, by and among the Company, Tencent Music Entertainment Hong Kong Limited, Spotify Technology S.A. and Spotify AB (the “Spotify Subscription Agreement”).

C.	The parties hereto desire to amend and restate in its entirety the Prior Agreement by entering into this Agreement with respect to the rights and obligations between and among the Company and its shareholders.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

1.	DEFINITIONS

For purposes of this Agreement the following terms have the following meanings:

“2014 ESOP” means the 2014 share incentive plan of the Company approved by the Board, under which 116,400,000 Ordinary Shares were originally reserved, among which 11,640,000 reserved Ordinary Shares had been canceled as of July 12, 2016.

“ADRs” means American Depositary Receipts representing the right to receive Ordinary Shares.

“ADSs” means American Depositary Shares representing the right to receive Ordinary Shares.

“Affiliate” means, (i) with respect to a person that is a natural person, such person’s relatives and any other person (other than natural persons) directly or indirectly Controlled by such person, and (ii) with respect to a person that is not a natural person, a person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such person. For the purposes of this definition, “relative” of a person means such person’s spouse, parent, grandparent, child, grandchild, sibling, uncle, aunt, nephew, niece or great-grandparent or the spouse of such person’s child, grandchild, sibling, uncle, aunt, nephew or niece. Notwithstanding the foregoing, for purposes of this Agreement, no Shareholder shall be deemed an Affiliate of any other Shareholder solely by reason of the existence of any rights or obligations under this Agreement or holding of the Company Securities by such Shareholder and any other Shareholder.

“Agreement” has the meaning ascribed to it in the preamble.

“Amended Control Documents” has the meaning ascribed to it in Section 10.3 (Control Documents).

“Arbitration Notice” has the meaning ascribed to it in Section 11.4 (Governing Law and Dispute Resolution).

“Articles” means the Memorandum and Articles of Association of the Company as the same may be amended from time to time.

“Anti-Dilution Issuance Shares” has the meaning ascribed to it in Section 11.20 (Release of Obligations).

“Anti-Dilution Issuance to Tencent” has the meaning ascribed to it in Section 11.20 (Release of Obligations).

“Available For Sale Target Shares” has the meaning ascribed to it in Section 4.7 (Non-Exercise of Right).

“Board” means the board of directors of the Company.

“Business Day” means a day (other than a Saturday or a Sunday) that the banks in New York, London, Hong Kong, the PRC or the Cayman Islands are generally open for business.

“Cap Table” has the meaning ascribed to it in Section 11.20 (Release of Obligations).

“CIFH” means PAGAC Music Holding II Limited, an exempted company incorporated under the Laws of the Cayman Islands.

“Company” has the meaning ascribed to it in the preamble.

“Company GC” has the meaning ascribed to it in Section 8.8 (Management).

“Company Securities” means any share, share capital, registered capital, ownership interest, partnership interest, equity interest, joint venture or other ownership interest of the Company, or any option, warrant, or right to subscribe for, acquire or purchase any of the foregoing, or any other security or instrument convertible into or exercisable or exchangeable for any of the foregoing, or any equity appreciation, phantom equity, equity plan or similar right with respect to the Company, or any contract of any kind for the purchase or acquisition from the Company of any of the foregoing, either directly or indirectly.

“Confidential Information” has the meaning ascribed to it in Section 11.12 (Confidentiality).

“Control” means the possession, direct or indirect, of the power to direct, or cause the direction of, the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

“Control Documents” means a series of agreements and documents entered into by and between any wholly-owned PRC Subsidiary of the Company and VIE Affiliates and their shareholders, through which such wholly-owned PRC Subsidiary has acquired the Control and is able to consolidate the financial statements of such VIE Affiliates.

“Core Business” includes:

(i) provision of digital music service;

(ii) production and sales of digital music devices;

(iii) provision of online and offline music show service and other performance;

(iv) production and promotion of music content;

(v) operation of music-related licensing business;

(vi) other music-related business;

(vii) operation, research and development of online gaming and commercial advertisement; and

(viii) other business as approved by the Board.

“Co-Sale Notice” has the meaning ascribed to it in Section 5.1 (Right of Co-Sale).

“Disclosed Issuance Obligation” means the following:

(i) 104,760,000 Ordinary Shares issued or issuable as of July 12, 2016 to qualified employees of the Company pursuant to the 2014 ESOP, or any options to purchase such shares; and

(ii) the issuance of Ordinary Shares in connection with the acquisition of as contemplated by the form of share purchase agreement attached to the loan agreement entered into between Ocean Interactive (Beijing) Technology Co., Ltd. and on February 20, 2014, which issuance has been completed as of the date of this Agreement.

“Disclosing Party” has the meaning ascribed to it in Section 11.12 (Confidentiality).

“Disposition Notice” has the meaning ascribed to it in Section 4.6 (Exercise of Right of First Refusal).

“Dispute” has the meaning ascribed to it in Section 11.4 (Governing Law and Dispute Resolution).

“Drag-Along Right” has the meaning ascribed to it in Section 7.1 (Grant of Drag-Along Right).

“ESOP” means collectively, the 2014 ESOP, the 2017 Share Option Plan approved by the Board under which the maximum aggregate number of Ordinary Shares available for exercise of the options to be granted thereunder is 34,826,662 Ordinary Shares (including awards of up to 8,055,153 Ordinary Shares that had not been granted under the 2014 ESOP and have been granted under the 2017 Share Option Plan) and the 2017 Restricted Share Award Scheme approved by the Board under which the maximum aggregate number of Ordinary Shares which may be issued pursuant to all awards of restricted shares to be granted thereunder is 40,157,263 Ordinary Shares (including awards of up to 12,637,194 Ordinary Shares reserved for issuance under the Tencent ESOP).

“Exchange Act” has the meaning ascribed to it in Section 2.9(a) (Indemnification).

“Excluded Related Party Transaction” has the meaning ascribed to it in Section 8.10 (Related Party Transactions).

“Existing Shareholders” means the holders of Ordinary Shares of the Company as of the date immediately prior to the date of this Agreement.

“First Participation Notice” has the meaning ascribed to it in Section 3.2(a) (First Participation Notice).

“Form F-3” or “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor form under the Securities Act.

“Form F-4” or “Form S-4” means such form under the Securities Act as in effect on the date hereof or any successor form under the Securities Act.

“Fully-Exercising ROFR Shareholder” has the meaning ascribed to it in Section 4.6 (Exercise of Right of First Refusal).

“GMHL” means Guomin Holdings Limited, a company limited by shares incorporated under the Laws of the British Virgin Islands.

“Group Companies” means the Company and the entities whose financial results are consolidated with those of the Company in accordance with US GAAP, and each, a “Group Company”.

“Holder” means any Shareholder holding Registrable Securities or any assignee thereof in accordance with Section 2.10 (Assignment of Registration Rights).

“HKIAC” has the meaning ascribed to it in Section 11.4 (Governing Law and Dispute Resolution).

“HKIAC Rules” has the meaning ascribed to it in Section 11.4 (Governing Law and Dispute Resolution).

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“IFRS” means the International Financial Reporting Standards.

“Initiating Holders” has the meaning ascribed to it in Section 2.1(b) (Demand Registration).

“IPO” has the meaning ascribed to it in Section 10.4 (IPO).

“Issuance Obligation” has the meaning ascribed to it in Section 11.20 (Release of Obligations).

“Key Management” means Xie Zhenyu and Xie Guomin.

“Kugou” means Guangzhou Kugou Computer Technology Co., Ltd. ( ).

“Largest Financial Investor” has the meaning ascribed to it in Section 8.2 (Election of Directors).

“Law” means any law, rule, constitution, code, ordinance, statute, treaty, decree, regulation, common law, order, official policy, circular, provision, administrative order, interpretation, injunction, judgment, ruling, assessment, writ or other legislative measure, in each case of any governmental authority.

“Lechang” means Guangzhou Lechang Software Technology Co., Ltd. (  ), a company incorporated under the laws of the PRC.

“Lechang Spinoff” means a series of transactions that contemplate: (i) the transfer of Lechang to Beijing Quku Technology Co., Ltd. ( ) (“Quku”); (ii) the joint ownership in Quku by (A) Beijing Quxing Tianxia Technology Co., Ltd. ( (“Quxing”)), (B) a holding entity (“Entity A”) to be jointly owned by the Shareholders or their respective nominees and (C) certain other persons, with Quxing and Entity A collectively owning 75.5% of Quku; and (iii) the subscription by the Shareholders or their respective nominees for, and the issuance by Entity A to the Shareholders or their respective nominees, the equity interests in Entity A on a pro rata basis in proportion to the Shareholders’ equity interests in the issued and outstanding share capital of the Company immediately after the Tencent Closing.

“Lock-up Period” has the meaning ascribed to it in Section 2.13 (“Market StandOff” Agreement).

“March 2016 SHA” has the meaning ascribed to it in Section 11.3 (Entire Agreement).

“Material Adverse Effect” means, with respect to the Company, any change, event, or effect that is materially adverse to the business, operations, assets, liabilities, financial condition, results of operations or prospects of that person and its Subsidiaries taken as a whole.

“Music Fund” means an investment fund formed for the purpose of making investments in music content businesses, whose limited partners include (i) Tencent or its Affiliates and (ii) the Company or another Group Company. Notwithstanding the definition of Affiliates, the parties agree that for purposes of this definition of “Music Fund”, Affiliates of Tencent shall exclude the Group Companies or any of the Group Companies’ Controlled Affiliates.

“New Securities” means any share, share capital, registered capital, ownership interest, partnership interest, equity interest, joint venture or other ownership interest of the Company, or any option, warrant, or right to subscribe for, acquire or purchase any of the foregoing, or any other security or instrument convertible into or exercisable or exchangeable for any of the foregoing, or any equity appreciation, phantom equity, equity plan or similar right with respect to the Company, or any contract of any kind for the purchase or acquisition from the Company of any of the foregoing, either directly or indirectly, provided, however, that the term “New Securities” does not include:

(i)	104,760,000 Ordinary Shares issued or issuable to qualified employees of the Company pursuant to the 2014 ESOP, or any options to purchase such shares;

(ii)	any other Company Securities issued or to be issued under the ESOP;

(iii)	any securities issued in connection with any share dividend, distribution, share split, share consolidation, or other similar event in which the Shareholders are otherwise entitled to participate;

(iv)	any shares issued upon exercise of options, warrants or other types of awards as approved by the Board;

(v)	any shares issued pursuant to the QIPO;

(vi)	any securities of the Company issued or issuable pursuant to the Issuance Obligation;

(vii)	any Anti-Dilution Issuance Shares or any securities of the Company issued or issuable pursuant to the Anti-Dilution Issuance to Tencent;

(viii)	any shares reserved and issuable to any Shareholder, if applicable, pursuant to its exercise of right of participation under the Prior SHAs in relation to the transactions contemplated under the Tencent Subscription Agreement;

(ix)	any shares issued under the R2G Agreement (provided that, if any shares are issued under this clause (ix), CIFH shall have returned an equivalent number of Ordinary Shares to the Company);

(x)	the Ordinary Shares issued or issuable pursuant to the Spotify Subscription Agreement; and

(xi)	any securities of the Company issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of assets, or other reorganization in a single transaction or series of related transactions, in each case, duly approved in accordance with Section 10.2(b) (Protective Provisions).

“Non-Disclosing Party” has the meaning ascribed to it in Section 11.12 (Confidentiality).

“Non-Tencent Shareholders” has the meaning ascribed to it in Section 8.2(b) (Election of Directors).

“Non-Transferring Shareholders” has the meaning ascribed to it in Section 4.6 (Exercise of Right of First Refusal).

“Ordinary Shares” has the meaning ascribed to it in the Recitals.

“Overallotment Notice” has the meaning ascribed to it in Section 4.6 (Exercise of Right of First Refusal).

“Participation Pro Rata Share” of any Shareholder means, the ratio of (a) the number of Ordinary Shares held by such Shareholder, to (b) the total number of Ordinary Shares then outstanding and held by all Shareholders immediately prior to the issuance of New Securities giving rise to the Right of Participation.

“PRC” means the People’s Republic of China and for purposes of this Agreement, excludes Hong Kong, Macao Special Administrative Region and Taiwan.

“Preemptive Right Participants” has the meaning ascribed to it in Section 3.2(b) (Second Participation Notice; Oversubscription).

“Prior Agreement” has the meaning ascribed to it in the preamble.

“Prior SHAs” has the meaning ascribed to it in Section 11.3 (Entire Agreement).

“Prospective Transferee” has the meaning ascribed to it in Section 4.6 (Exercise of Right of First Refusal).

“Qualified Transfer” has the meaning ascribed to it in Section 4.2(a) (Key Management Lock-up).

“QIPO” means a firm underwritten public offering of the Ordinary Shares or any equity securities in any of the Company’s Subsidiaries in the U.S., pursuant to an effective registration statement under the Securities Act, or in a similar public offering of the Ordinary

Shares or any equity securities in any of the Company’s Subsidiaries in another jurisdiction which results in such shares trading publicly on the Hong Kong Stock Exchange, New York Stock Exchange, NASDAQ Stock Market, A-Share Market or such other stock exchange approved by the Board (each, a “Qualified Stock Exchange”) where the Company meets the listing requirements of such Qualified Stock Exchange, and which, in each case, has an offering price per share that results in a post-money valuation of the Company at a minimum of US$6 billion on a fully diluted basis upon the consummation of the public offering.

“Related Party” means any shareholder, officer or director of a Group Company, or any Affiliate of any such person or of any Group Company, except for any other Group Company. Notwithstanding the definition of Affiliates, the parties agree that for purposes of this definition of “Related Party”, Affiliates of Tencent shall exclude the Group Companies or any of the Group Companies’ Controlled Affiliates.

“Related Party Transaction” means a transaction between any Group Company, on the one hand, and any Related Party, on the other hand; provided that the following transactions shall not be considered as Related Party Transaction for purposes of this Agreement: (i) any co-investment transaction by a Group Company and a Related Party in a third party; and (ii) any issuance of Company Securities to any Related Party in compliance with the provisions of this Agreement.

“Released Parties” has the meaning ascribed to it in Section 11.20 (Release of Obligations).

“Releasing Parties” has the meaning ascribed to it in Section 11.20 (Release of Obligations).

“Replacement Nominee” has the meaning ascribed to it in Section 8.4 (Vacancies).

“R2G Agreement” means the amended and restated share purchase and exchange agreement dated as of October 30, 2013, by and among R2G Limited, certain of its shareholders and the Company, as amended, supplemented, or otherwise modified from time to time.

“register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act (or other applicable securities regulations, as the case may be) and the declaration or ordering of effectiveness of such registration statement or document.

“Registrable Securities” means any Ordinary Shares held by any Shareholder including any Ordinary Shares issued as (or issuable upon the exchange, conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution; provided, however, that the foregoing definition shall exclude in all cases any Registrable Securities sold by a person in a transaction in which his or her rights under this Agreement are not assigned. Notwithstanding the foregoing, Ordinary Shares or other securities shall only be treated as Registrable Securities if and so long as they have not been (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, (B) sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof or analogous rule of another jurisdiction so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale, or (C) sold pursuant to Rule 144 promulgated under the Securities Act or analogous rule of another jurisdiction. Reference to Registrable Securities in this Agreement shall include ADRs or ADSs representing such Registrable Securities.

The number of shares of “Registrable Securities then outstanding” shall be determined by the number of Ordinary Shares outstanding which are, and the number of Ordinary Shares issuable pursuant to then exchangeable, exercisable or convertible securities which are, Registrable Securities.

“Restricted Person” means each person listed on Schedule B hereto and each of their respective Affiliates and any entity that a Restricted Person or any of its Affiliates directly or indirectly holds or beneficially owns at least twenty percent (20%) in ownership interest, registered capital, voting power or the decision-making power, whether though contractual arrangements or otherwise.

“Right of First Refusal” has the meaning ascribed to it in Section 4.5 (Grant of Right of First Refusal).

“Right of Participation” means the pre-emptive right of each Shareholder under Section 3 (Right of Participation) to purchase such Shareholder’s Participation Pro Rata Share of all (or any part) of any New Securities that the Company may from time to time issue after the date hereof.

“ROFR First Response Period” has the meaning ascribed to it in Section 4.6 (Exercise of Right of First Refusal).

“ROFR Pro Rata Portion” has the meaning ascribed to it in Section 4.6 (Exercise of Right of First Refusal).

“ROFR Second Response Period” has the meaning ascribed to it in Section 4.6 (Exercise of Right of First Refusal).

“Sale Notice” has the meaning ascribed to it in Section 7.1 (Grant of Drag-Along Right).

“SEC” means the United States Securities and Exchange Commission.

“Second Largest Financial Investor” has the meaning ascribed to it in Section 8.2 (Election of Directors).

“Second Participation Notice” has the meaning ascribed to it in Section 3.2(b) (Second Participation Notice; Oversubscription).

“Securities Act” means the U.S. Securities Act of 1933, as amended, and any successor statute.

“Selection Period” has the meaning ascribed to it in Section 11.4 (Governing Law and Dispute Resolution).

“Shareholder” and “Shareholders” has the meaning ascribed to it in the preamble.

“Shareholder Representative” has the meaning ascribed to it Section 8.11 (Enforcement of Tencent Transaction Documents).

“Shortened Lock-up Triggering Event” has the meaning ascribed to it in Section 4.2(a) (Key Management Lock-up).

“Spotify Investor Agreement” means that certain Investor Agreement to be entered into by and among the Company, Spotify AB, Spotify Technology S.A. and Tencent Holdings Limited at the closing of the transactions contemplated by the Spotify Subscription Agreement.

“Spotify Investor” has the meaning ascribed to “Investor” in the Spotify Investor Agreement.

“Spotify Subscription Agreement” has the meaning ascribed to it in the recitals.

“Subsidiary” means, with respect to any given person, any person of which the given person directly or indirectly Controls.

“Target Shares” has the meaning ascribed to it in Section 4.6 (Exercise of Right of First Refusal).

“Tencent” means Min River Investment Limited, a company incorporated under the laws of the British Virgin Islands.

“Tencent Closing” has the same meaning as ascribed to the definition of “Closing” in the Tencent Subscription Agreement.

“Tencent Closing Date” has the same meaning as ascribed to the definition of “Closing Date” in the Tencent Subscription Agreement.

“Tencent Directors” has the meaning ascribed to it in Section 8.2 (Election of Directors).

“Tencent ESOP” means the equity incentive, purchase or participation plan, employee stock option plan or similar plan of the Company approved by the Board, under which 12,637,194 Ordinary Shares have been issued or reserved for issuance.

“Tencent GC” has the meaning ascribed to it in Section 8.8 (Management).

“Tencent Subscription Agreement” means that certain Share Subscription Agreement, dated July 12, 2016, by and among the Company, Tencent and certain other parties thereto.

“Tencent Transaction Documents” has the meaning ascribed to the term “Transaction Documents” in the Tencent Subscription Agreement.

“Territory” means the People’s Republic of China, excluding Hong Kong, the Macao Special Administrative Region and Taiwan.

“Trade Sale” means (i) a sale, lease, transfer or other disposition of all or substantially all of the assets of the Group Companies as a whole, (ii) an exclusive licensing out of all or substantially all of the Intellectual Property of the Group Companies as a whole, (iii) any transaction (or a series of related transactions) in which a majority of the Company’s voting power or a majority of the voting power of any material Subsidiary of the Company is transferred to a third party (or multiple third parties) or to Tencent or its Affiliates (whether by share transfer or share issuance), or (iv) a merger, consolidation or other business combination of the Company or any material Subsidiary of the Company with or into any other person.

“Transaction Documents” means the Spotify Subscription Agreement, this Agreement, the Articles, and any other agreement, document or instrument required to be executed and delivered in connection with the transactions contemplated by the Spotify Subscription Agreement.

“Transfer” means, with respect to any Company Securities, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such Company Securities or any participation or interest therein, whether directly or indirectly (including pursuant to a derivative transaction or a transfer or new issuance of ownership interests in a direct or indirect holder of such Company Securities), or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of such Company Securities or any participation or interest therein or any agreement or commitment to do any of the foregoing.

“Transferring Shareholder” has the meaning ascribed to it in Section 4.6 (Exercise of Right of First Refusal).

“US GAAP” means the generally accepted accounting principles and practices in the United States as in effect from time to time.

“VIE Affiliate” means each of Beijing Kuwo Technology Co., Ltd. (  ) and Kugou, collectively, the “VIE Affiliates”.

“Violation” has the meaning ascribed to it in Section 2.9(a) (Indemnification).

“Xie Guomin” has the meaning ascribed to it in the preamble.

“Xie Zhenyu” has the meaning ascribed to it in the preamble.

“2013 SHA” has the meaning ascribed to it in Section 11.3 (Entire Agreement).

“2014 SHA” has the meaning ascribed to it in Section 11.3 (Entire Agreement).

2.	REGISTRATION RIGHTS

2.1 Demand Registration.

(a) If the Company receives, upon the expiration of six (6) months after the effective date of a QIPO, a written request from Holders of at least thirty percent (30%) of the Registrable Securities then outstanding, then the Company shall, within thirty (30) days after the receipt thereof, give a written notice of such request to all Holders and shall, subject to the limitations of Section 2.1(b) (Demand Registration), use its best efforts to effect as soon as practicable, the registration under the Securities Act of all Registrable Securities which the Holders request to be registered within twenty (20) days after the mailing of such notice by the Company. Registrations under this Section 2.1 (Demand Registration) shall be on such appropriate registration form of the SEC or other governmental entity as shall be selected by the Company and shall permit the disposition of such Registrable Securities in accordance with the intended method or methods of disposition specified in the request for such registration.

(b) If the Holders initiating the registration request under this Section 2.1 (Demand Registration) (the “Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.1 (Demand Registration) and the Company shall include such information in the written notice referred to in Section 2.1(a) (Demand Registration). The underwriter will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 2.4(e) (Obligations of the Company)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 2.1 (Demand Registration), if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of the Registrable Securities which would otherwise be underwritten pursuant hereto, and the amount of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company held by each Holder; provided, however, that in each case the amount of Registrable Securities to be included in such underwriting shall not be reduced unless all securities other than Registrable Securities are first entirely excluded from the underwriting; and provided, further, that in the case of registration pursuant to Section 2.1(a) (Demand Registration), that if the reduction reduces the total amount of Registrable Securities included in such underwriting to less than thirty percent (30%) of the Registrable Securities initially requested for registration by the Initiating Holders, such offering shall not be counted as a registration for the purpose of subsection (d)(i).

(c) Notwithstanding the foregoing, if the Company furnishes to the Initiating Holders a certificate signed by the president or chief executive officer of the Company stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than one hundred and twenty (120) days after receipt of the request from the Initiating Holders; provided, however, that the Company may not utilize this right more than twice in any twelve (12) month period.

(d) In addition to and without prejudice to Section 2.14 (Termination of Registration Rights), the Company shall not be obligated to effect, or take any action to effect, any registration pursuant to this Section 2.1 (Demand Registration):

(i) after the Company has effected two (2) registrations pursuant to Section 2.1(a) (Demand Registration) (with ADRs or ADSs and their underlying Ordinary Shares constituting a single registration) and such registrations (x) have been declared or ordered effective, or (y) have been closed or withdrawn at the request of the Initiating Holders (other than as a result of a Material Adverse Effect);

(ii) during the period commencing on the date sixty (60) days prior to the date of filing (as estimated by the Company in good faith) of, and ending on the date one hundred and eighty (180) days after the effective date of (subject to such extension as provided in Section 2.13 (“Market Stand-Off” Agreement)), a registration subject to Section 2.2 (Company Registration) (other than a registration relating solely to the sale of securities to participants in a Company share plan, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Ordinary Shares being registered are Ordinary Shares issuable upon conversion of debt securities that are also being registered or an SEC Rule 145 transaction); provided that the Company uses its reasonable best efforts to cause such registration statement under Section 2.2 (Company Registration) to become effective; or

(iii) if the Initiating Holders propose to dispose of Registrable Securities that may be immediately registered on Form F-3 or Form S-3 (or any successor form that provides for short-form registration), as the case may be.

2.2 Company Registration. If (but without any obligation to do so) the Company proposes to register (including, for this purpose, a registration effected by the Company for Shareholders other than the Holders) any of its securities under the Securities Act (or such applicable securities laws, as the case may be), in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company share plan, an offering or sale of securities pursuant to a registration statement on Form F-4 or Form S-4 (or any successor form), as the case may be, a registration in which the only shares being registered are Ordinary Shares issuable upon conversion of debt securities which are also being registered, a registration of securities in a transaction under Rule 145 promulgated under the Securities Act, or in any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each Holder a written notice of such registration. Upon the written request of any Holder given within twenty (20) days after mailing of such notice by the Company, the Company shall, subject to the provisions of Section 2.7 (Underwriting Requirements), cause to be registered under the Securities Act the Registrable Securities that each such Holder has requested to be registered. For the avoidance of doubt, registration pursuant to this Section 2.2 (Company Registration) shall not be deemed to be a demand registration as described in Section 2.1 (Demand Registration) above. There shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 2.2 (Company Registration).

2.3 Form F-3 or S-3 Registration. In case the Company receives from Holders of at least thirty percent (30%) of the Registrable Securities then outstanding, a written request or requests that the Company effect a registration on Form F-3 or Form S-3, as the case may be, and any related qualification or compliance with respect to all or a part of the Registrable Securities held by such Holders, as the case may be, the Company shall:

(a) promptly give a written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 2.3 (Form F-3 or S-3 Registration):

(i) if Form F-3 or Form S-3, as the case may be, is not available for such offering by the Holder(s);

(ii) if the Holder(s), together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate offering price to the public (before any underwriters’ discounts or commissions) of less than one million U.S. dollars (US$1,000,000);

(iii) if the Company furnishes to the Holder(s) a certificate signed by the president or chief executive officer of the Company stating that, in the good faith judgment of the Board, it would be seriously detrimental to the Company and its shareholders for such registration on Form F-3 or Form S-3 (as the case may be) to be effected at such time, the Company shall have the right to defer the filing of the registration statement on Form F-3 or Form S-3 (as the case may be) for a period of not more than sixty (60) days after receipt of the request of the Holder or Holders under this Section 2.3 (Form F-3 or S-3 Registration); provided, however, that the Company shall not utilize this right more than twice in any twelve (12) month period;

(iv) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; or

(v) during the period ending on the date one hundred and eighty (180) days after the effective date of a registration statement subject to Section 2.2 (Company Registration), which period may be extended pursuant to Section 2.13 (“Market Stand-Off” Agreement).

(c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 2.3 (Form F-3 or S-3 Registration) shall not be counted as demands for registration or registrations effected pursuant to Sections 2.1 (Demand Registration) or 2.2 (Company Registration).

2.4 Obligations of the Company. Whenever required under this Section 2 (Registration Rights) to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC (or such other governmental authorities, as the case may be) a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to one hundred and twenty (120) days;

(b) prepare and file with the SEC (or such other governmental authorities, as the case may be) such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act (or such other applicable securities laws, as the case may be) with respect to the disposition of all securities covered by such registration statement for up to one hundred and twenty (120) days;

(c) furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act (or such other applicable securities laws, as the case may be), and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities held by them;

(d) use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as may be reasonably requested by the Holders; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering, and each Holder participating in such underwriting shall also enter into and perform its obligations under such agreement;

(f) notify each Holder of the Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act (or such other applicable securities laws, as the case may be) of the occurrence of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances then existing, not misleading; such obligation shall continue until the earlier of (i) the sale of all Registrable Securities registered pursuant to the registration statement of which such prospectus forms a part, or (ii) withdrawal of such registration statement;

(g) cause all such Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(h) provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case no later than the effective date of such registration; and

(i) use its reasonable best efforts to furnish, at the request of any Holder requesting registration of the Registrable Securities pursuant to this Section 2 (Registration Rights), on the date such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 2 (Registration Rights), if such securities are being sold through underwriters, or on the date the registration statement with respect to such securities becomes effective, if such securities are not being sold through underwriters, (i) an opinion, dated such date, from the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of the Registrable Securities; and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of the Registrable Securities.

2.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 (Registration Rights) with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities. The Company shall have no obligation with respect to any registration requested pursuant to Sections 2.1 (Demand Registration) and 2.3 (Form F-3 or S-3 Registration) if, as a result of the application of the preceding sentence, the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration fails to reach or exceed the number of shares or the anticipated aggregate offering price originally required to trigger the Company’s obligation to initiate such registration as specified in Sections 2.1(a) (Demand Registration) or 2.3(b)(ii) (Form F-3 or S-3 Registration), whichever is applicable.

2.6 Expenses of Registration.

(a) Expenses of Demand Registration. All expenses (other than underwriting discounts and commissions and such underwriting expenses to be borne by the underwriters and stock transfer taxes) incurred in connection with registrations, filings or qualifications pursuant to Section 2.1 (Demand Registration), including all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of counsel for the selling Holders shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 (Demand Registration) if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based on their Registrable Securities included in such registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 2.1 (Demand Registration).

(b) Expenses of Company Registration. All expenses (other than underwriting discounts and commissions and such underwriting expenses to be borne by the underwriters) incurred in connection with registrations, filings or qualifications of Registrable Securities pursuant to Section 2.2 (Company Registration) for each Holder (which right may be assigned as provided in Section 2.10 (Assignment of Registration Rights)), including all registration, filing, and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of counsel for the selling Holder or Holders shall be borne by the Company.

(c) Expenses of Registration on Form F-3 or Form S-3. All expenses (other than underwriting discounts and commissions and such underwriting expenses to be borne by the underwriters) incurred in connection with registrations requested pursuant to Section 2.3 (Form F-3 or S-3 Registration), including all registration, filing, qualification, printers’ and legal and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of counsel for the selling Holders shall be borne by the Company.

2.7 Underwriting Requirements. If a registration statement for which the Company gives a notice pursuant to Section 2.2 (Company Registration) is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities as part of such written notice. In such event, the right of any Holder to include its Registrable Securities in a registration pursuant to Section 2.2 (Company Registration) shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall (together with the Company and the other holders of securities of the Company whose securities are to be included in such registration and underwriting) enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation on the number of shares to be underwritten, then the managing underwriter(s) may exclude shares (including Registrable Securities) from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated (i) first, to the Company, (ii) second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based upon the total number of Registrable Securities then held by each such Holder; provided, however, that no exclusion of such Holders’ Registrable Securities shall be made unless all other Shareholders’ securities are first excluded; and provided, further, that in any underwriting that is not in connection with the Company’s initial public offering, the amount of Registrable Securities included in the offering shall not be reduced below twenty percent (20%) of the Registrable Securities requested to be included in such offering, and (iii) third, to the other Shareholders. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter at least thirty (30) days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder that is a venture capital fund, partnership or corporation, the affiliated venture capital funds, partners, retired partners and stockholders of such Holder, or the estates and family members of any such partners, stockholders and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

2.8 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2 (Registration Rights).

2.9 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 2 (Registration Rights):

(a) To the extent permitted by applicable Laws, the Company will indemnify and hold harmless each Holder, any “underwriter” (as defined in the Securities Act) for such Holder and each person, if any, who Controls such Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions, proceedings or settlements in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each, a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained in such registration statement or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to each such Holder, underwriter or Controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating, defending or settling any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 2.9(a) (Indemnification) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable to any Holder, underwriter or Controlling person for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs solely as a result of any written information furnished expressly for use in connection with such registration by such Holder, underwriter or Controlling person.

(b) To the extent permitted by applicable Laws, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who Controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any Controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation by such Holder, in each case to the extent (and only to the extent) that such Violation occurs solely as a result of any written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 2.9(b) (Indemnification), in connection with investigating, defending or settling any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 2.9(b) (Indemnification) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld); provided further, that in no event shall any indemnity under this Section 2.9(b) (Indemnification) exceed the net proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 2.9 (Indemnification) of a notice of the commencement of any action (including any governmental action), such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9 (Indemnification), deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one (1) separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver a written notice to the indemnifying party within a reasonable time after the commencement of any such action, if actually and materially prejudicial to its ability to defend such action, shall relieve such indemnifying party from any liability to the indemnified party under this Section 2.9 (Indemnification), but the omission to deliver a written notice to the indemnifying party will not relieve the indemnifying party from any liability that it may have to any indemnified party otherwise than under this Section 2.9 (Indemnification). No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation.

(d) If the indemnification provided for in this Section 2.9 (Indemnification) is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, however, that in no event shall any contribution by a Holder under this Section 2.9(d) (Indemnification) exceed the net proceeds from the offering received by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) The obligations of the Company and Holders under this Section 2.9 (Indemnification) shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 2 (Registration Rights).

2.10 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 (Registration Rights) may be assigned (but only with all related obligations) by a Holder to (i) any partner or retired partner or affiliated fund of any Holder which is a partnership, (ii) any member or former member of any Holder which is a limited liability company, (iii) any family member or trust for the benefit of any individual Holder, (iv) any Affiliate of a Holder, or (v) a transferee or assignee who acquires at least 20% of the shares of Registrable Securities originally purchased by the Holder (as adjusted for any share dividends, combinations, reclassifications or splits with respect to such shares); provided, in each case, that the Company is, within a reasonable time after such transfer, furnished with a written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned, and, provided further, that the transferee or assignee of such registration rights assumes in writing the obligations of such Holder under this Section 2 (Registration Rights). For the purposes of determining the amount of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a business entity who are Affiliates, retired Affiliates of such entity (including spouses and ancestors, lineal descendants and siblings of such Affiliates or Affiliates who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the business entity; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under this Section 2 (Registration Rights).

2.11 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 2.2 (Company Registration), unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of its securities will not reduce the amount of the Registrable Securities of the Holders which is included, or (b) to make a demand registration.

2.12 Reports under the Exchange Act. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public pursuant to a registration on Form F-3 or Form S-3, as the case may be, or without registration, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

(b) take such action, including the voluntary registration of its Ordinary Shares under Section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form F-3 or Form S-3 (or any successor form that provides for short-form registration), as the case may be, for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

(c) file with the SEC (or such governing authorities, as applicable) in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act, or other applicable securities regulations; and

(d) furnish to any Holder, so long as accurate and so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form F-3 or Form S-3 (or any successor form that provides for short-form registration) (at any time after it so qualifies), as the case may be, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

2.13 “Market Stand-Off” Agreement.

(a) Each Holder hereby agrees that, during the period (the “Lock-up Period”) of duration (up to, but not exceeding, one hundred and eighty (180) days unless extended as provided below) specified in the relevant underwriting agreement by the Company and an underwriter of the Ordinary Shares, following the date of the final prospectus which forms a part of a registration statement of the Company filed under the Securities Act, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except Registrable Securities included in such registration, if any. Each Holder agrees to execute an agreement with said underwriters in customary form consistent with the provisions of this Section 2.13 (“Market Stand-Off” Agreement), provided, however, that (i) all directors, officers and holders of the outstanding Ordinary Shares shall sign substantially identical agreements and (ii) the agreement permits transfers to Affiliates or other transferees if, in each case, the transferee enters into a substantially similar agreement.

(b) In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such Lock-up Period and each Holder agrees that, if so requested, such Holder will execute an agreement in the form provided by the underwriter containing terms which are essentially consistent with the provisions of this Section 2.13 (“Market Stand-Off” Agreement).

(c) Notwithstanding the foregoing, the obligations described in this Section 2.13 (“Market Stand-Off” Agreement) shall not apply to a registration relating solely to employee benefit plans on Form S-8 or similar forms which may be promulgated in the future, or a registration relating solely to an SEC Rule 145 transaction on Form S-4 or similar forms which may be promulgated in the future.

2.14 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 2 (Registration Rights) (except for Section 2.9 (Indemnification)) after the earlier of (i) five (5) years following the consummation of a QIPO, and (ii) such time as Rule 144 is available for the sale of all (and not less than all) of such Holder’s Ordinary Shares (with all transfer restrictions and restrictive legends removed upon such sale) to the public during a ninety (90) day period without registration.

2.15 Foreign Registrations. To the extent the Company effects a public offering or registration in a jurisdiction outside the U.S., the registration rights afforded to the Holders, and the intent of the related provisions hereunder shall, subject to the applicable securities regulations, be carried out and applied as nearly as possible in such foreign jurisdiction as if such public offering or registration were effected in the U.S.

3.	RIGHT OF PARTICIPATION

3.1 General. Each Shareholder shall have the Right of Participation to purchase its Participation Pro Rata Share of any New Securities that the Company may from time to time issue after the date of this Agreement, provided that the Shareholder exercising the Right of Participation must undertake to the Company and the other Shareholders that it purchases the New Securities entirely for its own account, and not as a nominee holder for any third party.

3.2 Procedures.

(a) First Participation Notice. In the event that the Company proposes to issue New Securities, it shall give to each Shareholder a written notice (the “First Participation Notice”), describing the amount and type of New Securities, the price and the general terms upon which the Company proposes to issue such New Securities. Each Shareholder shall have the right to purchase all or a portion of such Shareholder’s Participation Pro Rata Share of such New Securities for the price and upon the terms and conditions specified in the First Participation Notice by giving a written notice to the Company within twenty (20) days from the date of receipt of such First Participation Notice and stating therein the quantity of New Securities to be purchased by such Shareholder (not to exceed its Participation Pro Rata Share of such New Securities). If any Shareholder fails to so notify in writing within such twenty (20) day period to purchase its full Participation Pro Rata Share of the New Securities, such Shareholder shall forfeit the right hereunder to purchase that part of its Participation Pro Rata Share of such New Securities that it did not elect to purchase but without prejudice to participating in any future or other offerings of New Securities.

(b) Second Participation Notice; Oversubscription. If any Shareholder does not exercise in full its Right of Participation within the above twenty (20) day period, the Company shall promptly give a written notice (the “Second Participation Notice”) to each of the Shareholders who has exercised in full its Right of Participation in accordance with Section 3.2(a) (First Participation Notice) above (the “Preemptive Right Participants”). Each Preemptive Right Participant shall have ten (10) days from the date of receipt of the Second Participation Notice to notify the Company of its desire to purchase more than its Participation Pro Rata Share of the New Securities, stating the number of the additional New Securities it proposes to buy. If, as a result thereof, such oversubscription exceeds the total number of the remaining New Securities available for purchase, each oversubscribing Preemptive Right Participant will be cut back by the Company with respect to its oversubscription to that number of remaining New Securities equal to the lesser of (x) the number of the additional New Securities such oversubscribing Preemptive Right Participant proposed to buy, and (y) the product obtained by multiplying (i) the number of the remaining New Securities available for subscription by (ii) a fraction, the numerator of which is the number of Ordinary Shares held by such oversubscribing Preemptive Right Participant and the denominator of which is the total number of Ordinary Shares held by all the oversubscribing Preemptive Right Participants. Each Preemptive Right Participant shall be obligated to buy such number of New Securities as determined by the Company pursuant to this Section 3.2(b) (Second Participation Notice; Oversubscription).

(c) Notwithstanding anything to the contrary in this Section 3 (Right of Participation), the Company shall have the right to consummate an issuance of New Securities at any time with one or more Shareholders who have exercised their Right of Participation and are able to consummate such issuance before the expiration of the periods contemplated in Section 3.2(a) (First Participation Notice) and Section 3.2(b) (Second Participation Notice; Oversubscription); provided that (i) such Shareholders shall not be entitled to acquire more New Securities than they would have been entitled to acquire if such periods had lapsed in full, and (ii) each other Shareholder shall continue to be entitled to acquire the same number of New Securities during such periods contemplated above as such Shareholder would have been entitled to acquire if the Company had not consummated any issuances before such periods had lapsed in full.

3.3 Failure to Exercise. Upon the expiration of a ten (10) day period from the date of the Second Participation Notice, or the twenty (20) day period from the date of the First Participation Notice (if no Shareholder exercises its Right of Participation within such 20-day period), the Company shall have ninety (90) days thereafter to sell the New Securities described in the First Participation Notice (with respect to which the Rights of Participation hereunder were not exercised) at the same or higher price and on terms not more favorable to the purchasers thereof than those specified in the First Participation Notice. In the event that the Company has not issued and sold such New Securities within such ninety (90) day period, the Company shall not thereafter issue or sell any such New Securities without again first offering such New Securities to the Shareholders pursuant to this Section 3 (Right of Participation).

3.4 No Obligation to Consummate. The Company shall not be obligated to consummate any proposed issuance of New Securities, nor be liable to any Shareholder if the Company has not consummated any proposed issuance of New Securities pursuant to this Section 3 (Right of Participation) for whatever reason, regardless of whether it shall have delivered a First Participation Notice or received any exercise notice in respect of such proposed issuance (provided that in such case the Company shall use its best efforts to consummate the issuance of New Securities to the Shareholders that have delivered such exercise notice).

4.	RIGHT OF FIRST REFUSAL; OTHER TRANSFER RESTRICTIONS

4.1 Restriction on Transfer. For so long as there are Company Securities issued and outstanding, none of the Shareholders shall directly or indirectly Transfer any Company Securities in contravention of the Articles, this Section 4 (Right of First Refusal; Other Transfer Restrictions) or Section 5 (Right of Co-sale). Such restrictions, however, shall not be applicable to any Transfer of the Company Securities (a) to an Affiliate of such Shareholder, (b) to a custodian or a trustee, including a trustee of a voting trust, or partnership solely for the account and benefit of a Shareholder, (c) among the Shareholders, (d) by CIFH to certain designees of shareholders of R2G Limited of up to 9,977,004 Ordinary Shares, in one or more transactions, as an alternative method to achieve the economic purpose contemplated by the R2G Agreement (in which case (i) the Company shall pay to CIFH on behalf of the relevant recipients of such shares at US$0.3333 per share, as if the Company had repurchased such shares from CIFH and re-issued the same to the relevant shareholders of R2G Limited and (ii) the Company’s right to issue an equivalent number of shares under (ix) of the definition of “New Securities” shall forfeit) or (e) by the designees of shareholders of R2G Limited by way of waiving or non-exercising their right to receive any shares under the above (d) in exchange for cash consideration payable by CIFH, provided that in each case of (a), (b), (c) and (d), each such transferee or assignee, prior to the completion of the Transfer shall have executed documents fully and unconditionally assuming all of the obligations of such Shareholder under this Agreement with respect to the Transferred Company Securities; provided, further, that in the case of (a), if such transferee at any time ceases to be an Affiliate of such Shareholder, such transferee shall, prior to its ceasing to be an Affiliate of such Shareholder, Transfer such Company Securities back to such Shareholder.

4.2 Lock-up Covenant.

(a) Key Management Lock-up. Notwithstanding anything otherwise provided in this Agreement, each of the Key Management agrees and covenants that, without the prior written consent of Tencent, (i) at any time during the first three (3) years after the Tencent Closing Date, he will not, Transfer, directly or indirectly, any Company Securities that are in excess of thirty percent (30%) of the aggregate Company Securities held or beneficially owned by him (subject to subsequent adjustment for share splits, share dividends, reverse share splits, re-capitalizations and the like) as of the Tencent Closing Date, whether in a single transaction or a series of transactions; and (ii) at any time during each one-year period for the three (3) years after the third (3rd) anniversary of the Tencent Closing Date, he will not, Transfer, directly or indirectly, any Company Securities that are in excess of one-third (1/3) of the aggregate remaining Company Securities held or beneficially owned by him (subject to subsequent adjustment for share splits, share dividends, reverse share splits, re-capitalizations and the like) as of the third (3rd) anniversary of the Tencent Closing Date, whether in a single transaction or a series of transactions; provided that with respect to any Key Management, if at any time during the four-year period after the Tencent Closing Date, (x) such Key Management has been removed as officer and employee of all Group Companies and all the employment agreements with such Key Management have been terminated by all Group Companies, or (y) such Key Management becomes a key executive of the general partner of the Music Fund (for the avoidance of doubt, once such Key Management becomes a key executive of the general partner of the Music Fund, such Key Management should have resigned and no longer been a director, officer or employee of any Group Company) (either (x) or (y), the “Shortened Lock-up Triggering Event”), then upon the resignation by such Key Management as directors of all Group Companies, the above Key Management lock-up provision shall be replaced by the following: without the prior written consent of Tencent, at any time during each one-year period for the two (2) years after the Shortened Lock-up Triggering Event, he will not, Transfer, directly or indirectly, any Company Securities that are in excess of one-half (1/2) of the aggregate Company Securities held or beneficially owned by him (subject to subsequent adjustment for share splits, share dividends, reverse share splits, re-capitalizations and the like) as of the Shortened Lock-up Triggering Event, whether in a single transaction or a series of transactions (any Transfer made as permitted pursuant to this proviso shall be a “Qualified Transfer”); provided further that, notwithstanding anything to the contrary in Section 4.1, any proposed Transfer of Company Securities held or beneficially owned by such Key Management that is a Qualified Transfer (including any Transfer made by such Key Management’s Affiliates or permitted transferees) to any person (including to any other Shareholder) shall comply with, and be subject to the Right of First Refusal of each Shareholder in accordance with the respective provisions under this Section 4 (Right of First Refusal; Other Transfer Restrictions). The lock-up contemplated under this Section 4.2(a) (Key Management Lock-up) shall terminate upon the earliest of (i) the second (2nd) anniversary of the Shortened Lock-up Triggering Event (only if the Shortened Lock-up Triggering Event is applicable); (ii) the sixth (6th) anniversary of the Tencent Closing Date; and (iii) six months after the consummation of a QIPO.

4.3 Restrictions on Transfer to Restricted Persons. Notwithstanding anything to the contrary contained herein, without the prior written consent of Tencent, none of the Shareholders other than Tencent shall Transfer, directly or indirectly, any Company Securities held or beneficially owned by it to any Restricted Person.

4.4 Transferee Obligations; Future Holders. Each person to whom the Company Securities are Transferred by means of one of the permitted Transfers specified in Section 4.1 (Restriction on Transfer) must, as a condition precedent to the validity of such Transfer, execute and deliver to each of the other parties a Joinder in the form set forth in Exhibit A, pursuant to which such transferee or assignee shall agree to be bound by this Agreement as if it were an original party hereto. Additionally, the Company agrees that any future issuance of any New Securities to any person or entity which results in such person or entity holding any Ordinary Shares (including Ordinary Shares issued or issuable upon the conversion or exercise of convertible or exercisable securities outstanding on the date of, and immediately following, the adoption of this Agreement, the issuance of which shall have been approved pursuant to the Articles), as a condition for such issuance, the recipient must execute and deliver to the parties hereto a Joinder in the form set forth in Exhibit A, pursuant to which such subscriber shall agree to be bound by this Agreement as if it were an original party hereto. This Section 4.4 shall not apply to the issuance, or permitted Transfer by any Shareholder, of Ordinary Shares to any Spotify Investor, or to any Transfers by any Spotify Investor in accordance with the Spotify Investor Agreement. Further, each Shareholder understands and agrees that the Spotify Investors are not parties to or bound by this Agreement and that the Spotify Investor Agreement shall apply to the Spotify Investors in lieu of any provisions of this Agreement.

4.5 Grant of Right of First Refusal. Subject to the Drag-Along Right as set forth in Section 6, each of the Shareholders is hereby granted a right of first refusal (the “Right of First Refusal”), exercisable in connection with any proposed Transfer of the Company Securities held by any other Shareholder, provided that the Shareholder exercising such Right of First Refusal must undertake to the Company and the other Shareholders that it purchases such Company Securities entirely for its own account, and not as a nominee holder for any third party. This Section 4 (Right of First Refusal; Other Transfer Restrictions) shall not apply to any of the permitted Transfers under Section 4.1 (Restriction on Transfer).

4.6 Exercise of Right of First Refusal. In the event a Shareholder (the “Transferring Shareholder”) desires to accept a bona fide offer from a third party (other than the Restricted Persons) (the “Prospective Transferee”) for any or all of the Company Securities then held by such Transferring Shareholder (the Company Securities subject to such offer to be hereinafter called the “Target Shares”), the Transferring Shareholder shall promptly (i) deliver to each of the other Shareholders (the “Non-Transferring Shareholders”) a written notice (the “Disposition Notice”) describing the terms and conditions of the offer, including the purchase price and the identity of the Prospective Transferee; and (ii) provide satisfactory proof that the disposition of the Target Shares to such Prospective Transferee would not be in contravention of the provisions set forth in this Section 4 (Right of First Refusal; Other Transfer Restrictions). Each Non-Transferring Shareholder may exercise the Right of First Refusal and, thereby, purchase all or any part of its ROFR Pro Rata Portion (as defined below and with any re-allotments as provided below) of the Target Shares at the same price and subject to the same material terms and conditions as described in the Disposition Notice, by notifying the Transferring Shareholder in writing within thirty (30) days after receiving the Disposition Notice (the “ROFR First Response Period”) as to the number of such Target Shares that it wishes to purchase. No Shareholder shall have a right to purchase any of the Target Shares unless it exercises its Right of First Refusal within the ROFR First Response Period. If any Prospective Transferee has offered to pay for any Target Shares with property, services or any other non-cash consideration, the Non-Transferring Shareholders shall nevertheless have the right to pay for such Target Shares with cash in an amount equal to the fair market value of the non-cash consideration offered by the Prospective Transferee in question, where the fair market value of such non-cash consideration shall be conclusively determined in good faith by the Board. For purposes of this Section 4.6 (Exercise of Right of First Refusal), the term “ROFR Pro Rata Portion” means that number of Company Securities equal to the product obtained by multiplying (i) the aggregate number of Target Shares covered by the Disposition Notice by (ii) a fraction, the numerator of which is the number of Company Securities held by such Non-Transferring Shareholder (assuming the conversion of all securities convertible into Ordinary Shares and exercise of all warrants, options and other securities exercisable for Ordinary Shares) at the time of the sale or transfer and the denominator of which is the total number of Company Securities held by all Non-Transferring Shareholders (assuming the conversion of all securities convertible into Ordinary Shares and exercise of all warrants, options and other securities exercisable for Ordinary Shares). If any Non-Transferring Shareholder fails to notify the Transferring Shareholder of such Non-Transferring Shareholder’s exercise of its Right of First Refusal, or, if any Non-Transferring Shareholder notifies the Transferring Shareholder that such Non-Transferring Shareholder will only partially exercise its Right of First Refusal, in each case within the ROFR First Response Period, then the Transferring Shareholder shall, as soon as possible but in any event within two (2) days after the expiration of the ROFR First Response Period, give a written notice (the “Overallotment Notice”) to each Non-Transferring Shareholder who has elected to exercise in full its ROFR Pro Rata Portion of the Target Shares (the “Fully-Exercising ROFR Shareholders”) specifying the Target Shares that are still available to be purchased by the Fully-Exercising ROFR Shareholders. Such Overallotment Notice may be made by telephone if confirmed in writing within two (2) days. The Fully-Exercising ROFR Shareholders shall have a right of overallotment, exercisable within five (5) days upon receiving the Overallotment Notice (the “ROFR Second Response Period”), to buy up to all of the unsold Target Shares, or if more than one Fully-Exercising ROFR Shareholders exercise their overallotment right, the number of unsold Target Shares to be purchased by each Fully-Exercising ROFR shall be reduced, to the extent necessary, to such number based on the number of Company Securities held by each Fully-Exercising ROFR Shareholder who has exercised its overallotment right (assuming the conversion of all securities convertible into Ordinary Shares and exercise of all warrants, options and other securities exercisable for Ordinary Shares) divided by the number of Company Securities held by all Fully-Exercising ROFR Shareholders who have exercised their overallotment right (assuming the conversion of all securities convertible into Ordinary Shares and exercise of all warrants, options and other securities exercisable for Ordinary Shares).

4.7 Non-Exercise of Right. If, after applying the procedure set forth in Section 4.6 (Exercise of Right of First Refusal), there are still Target Shares not yet been purchased by the Non-Transferring Shareholders (such shares, the “Available For Sale Target Shares”), the Transferring Shareholder shall have a period of ninety (90) days thereafter to sell or otherwise dispose of such Available For Sale Target Shares, subject to the provisions of Section 5 (Right of Co-sale) below, to the Prospective Transferee(s) identified in the Disposition Notice, upon terms and conditions (including the purchase price) no more favorable to such Prospective Transferee(s) than those specified in the Disposition Notice. If the Transferring Shareholder has not completed the sale or disposition of the Available For Sale Target Shares within the specified ninety (90) day period, the Non-Transferring Shareholders’ Right of First Refusal hereunder shall once again apply to the transfer of the Available For Sale Target Shares.

4.8 Recapitalization. In the event of any share dividend, share split, sub- division or consolidation of shares, recapitalization or other transaction affecting the Company’s outstanding Company Securities as a class effected without receipt of consideration, then any new, substituted or additional securities or other property that is by reason of such transaction distributed with respect to the Company Securities shall be immediately subject to the Non-Transferring Shareholders’ Right of First Refusal hereunder.

4.9 Payment. Payment of the purchase price for the Target Shares (or a portion thereof, as applicable) shall be made at the time as agreed between the Transferring Shareholder and each of the Non-transferring Shareholders that has elected to exercise the Right of First Refusal, provided that such time shall not be later than the closing time specified in the Disposition Notice, unless otherwise agreed by the Transferring Shareholder and the relevant Non-transferring Shareholders. Payment of the purchase price shall be made by wire transfer or check as directed by the Transferring Shareholder against delivery of the Target Shares to be purchased (or a portion thereof, as applicable).

5.	RIGHT OF CO-SALE

5.1 Subject to Section 4 (Right of First Refusal; Other Transfer Restrictions ) above, and to the extent that (i) there are Available For Sale Target Shares, and (ii) the sale of Available For Sale Target Shares would result in a third party other than Tencent owning at least 50% of the total share capital of the Company on a fully diluted basis, each Non-Transferring Shareholder shall have the right, exercisable upon written notice (the “Co-Sale Notice”) delivered to the Transferring Shareholder within ten (10) days after the expiration of the ROFR Second Response Period or, if none of the Non-Transferring Shareholders have exercised their Right of First Refusal within the ROFR First Response Period, within ten (10) days after the expiration of the ROFR First Response Period, to participate in the sale of the Available For Sale Target Shares on the terms and conditions as set forth in Section 5.2 below.

5.2 Each Non-Transferring Shareholder may participate in the proposed sale and sell that number of Company Securities not to exceed the number of shares calculated by multiplying the aggregate number of the Available For Sale Target Shares by a fraction, the numerator of which is the number of Company Securities held by such Non- Transferring Shareholder (assuming the conversion of all securities convertible into Ordinary Shares and exercise of all warrants, options and other securities exercisable for Ordinary Shares) at the time of the Co-Sale Notice and the denominator of which is the sum of (A) the aggregate number of Company Securities held by all Shareholders exercising the co-sale right hereunder plus (B) the number of the Company Securities held by the Transferring Shareholder (assuming the conversion of all securities convertible into Ordinary Shares and exercise of all warrants, options and other securities exercisable for Ordinary Shares), and the Company Securities that can be sold by the Transferring Shareholder to the Prospective Transferee shall be correspondingly reduced.

5.3 The Non-Transferring Shareholders shall effect their participation in the proposed sale by promptly delivering to the Transferring Shareholder an instrument of transfer, together with one or more certificates that represent the number of Company Securities that the Non-Transferring Shareholder elects to sell.

5.4 The Transferring Shareholder shall deliver to the Company the instrument(s) of transfer and share certificate(s) in respect of the transfer of any Company Securities pursuant to Section 5.3 promptly upon receipt of the same. Upon receipt of the instrument(s) of transfer and share certificate(s) referred to above from the Transferring Shareholder, the Company shall register such transfer and make the appropriate entries on the register of members of the Company to reflect such transfer, and the Transferring Shareholder shall concurrently therewith remit to the Company for delivery to each of the Non-Transferring Shareholders that portion of the sale proceeds to which such Non- Transferring Shareholder is entitled by reason of its participation in such transfer. To the extent that any Prospective Transferee prohibits such assignment or otherwise refuses to purchase Company Securities from a Non-Transferring Shareholder exercising its right of co- sale hereunder, the Transferring Shareholder shall not sell to such Prospective Transferee any Company Securities unless and until, simultaneously with such sale, the Prospective Transferee shall purchase from such Non-Transferring Shareholder the Company Securities that such Non-Transferring Shareholder is entitled to sell under this Section 5 (Right of Co- Sale).

5.5 The exercise or non-exercise of the right of co-sale by the Non- Transferring Shareholders hereunder shall not adversely affect their right to participate in subsequent sales of Company Securities subject to Section 5.1.

5.6 Exempt Transfers. Notwithstanding anything to the contrary, this Section 5 (Right of Co-Sale) shall not apply to any transfer permitted under Section 4.1 (Restriction on Transfer).

6.	LEGEND

6.1 Each certificate representing the Ordinary Shares now or hereafter owned by the Shareholders or issued to any person in connection with a transfer pursuant to Sections 4 (Right of First Refusal; Other Transfer Restrictions) or 5 (Right of Co-sale) or otherwise shall be endorsed with the following legend:

“THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A SHAREHOLDERS AGREEMENT BY AND AMONG THE HOLDER HEREOF, THE COMPANY AND THE OTHER SHAREHOLDERS OF THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

6.2 The register of members of the Company shall be endorsed with the following legend during the term of this Agreement:

“CERTAIN ORDINARY SHARES OF THE COMPANY ARE SUBJECT TO THE TERMS AND CONDITIONS OF A SHAREHOLDERS AGREEMENT BY AND AMONG THE HOLDER OF THE SHARES, THE COMPANY AND THE OTHER SHAREHOLDERS OF THE COMPANY, CONTAINING TRANSFER AND OTHER RESTRICTIONS, AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH SHARES SHALL BE DEEMED TO AGREE AND SHALL BECOME BOUND BY THE PROVISIONS OF SAID AGREEMENT. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

6.3 Each Shareholder agrees that the Company may instruct its transfer agent to impose transfer restrictions on the Ordinary Shares represented by certificates bearing the legend referred to in this Section 6 (Legend) above to enforce the provisions of this Agreement and the Company agrees to promptly do so. The legend shall be removed upon termination of this Agreement.

7.	DRAG-ALONG RIGHT

7.1 Grant of Drag-Along Right. Subject to Section 7.3 (No Trade Sale to Restricted Persons), at any time prior to an IPO, if Tencent proposes a Trade Sale at an equity valuation of the Company of not less than US$6 billion on a fully diluted basis, and:

(a) in the event that such proposed Trade Sale is to a bona fide third party (other than Tencent or any Affiliate of Tencent), such Trade Sale has been approved by (x) no less than 75% of the Board, and (y) holders of no less than 75% of the issued and outstanding Ordinary Shares of the Company; or

(b) in the event that such proposed Trade Sale is to Tencent or any Affiliate of Tencent, such Trade Sale has been approved by holders of no less than 66.7% of the issued and outstanding Ordinary Shares of the Company (other than any Ordinary Shares held by Tencent or any of its Affiliates), then upon a written request from Tencent, each of the other Shareholders shall (i) vote all voting Company Securities held by them in favor of the Trade Sale and cause each director designated by it to vote in favor of the Trade Sale, (ii) refrain from exercising any dissenters’ rights or rights of appraisal under applicable Law at any time with respect to the Trade Sale, (iii) execute and deliver all related documentation and take such other action in support of the Trade Sale as shall reasonably be requested by Tencent or the Company, and (iv) if the Trade Sale is structured as a transfer of Ordinary Shares or other Company Securities, transfer all of the Ordinary Shares or other Company Securities to the third party to consummate the Trade Sale (the “Drag-Along Right”). When exercising the Drag-Along Right, Tencent shall send written notice (the “Sale Notice”) to all other Shareholders with copy to the Company specifying the names of the purchaser(s), the nature of the Trade Sale, the consideration payable per share or the total consideration payable and a summary of the material terms and conditions of such transaction. Upon receipt of a Sale Notice, all other Shareholders shall be obligated to consummate such Trade Sale in accordance with this Section 7.1 (Grant of Drag-Along Right). Notwithstanding the definition of Affiliates, the parties agree that for purposes of this Section 7.1, Affiliates of Tencent shall exclude the Group Companies or any of the Group Companies’ Controlled Affiliates.

7.2 Other Provisions. In the event that any other Shareholder fails for any reason to take any of the foregoing actions specified in Section 7.1 after reasonable notice thereof, such Shareholder hereby grants an irrevocable power of attorney and proxy to any director approving the Trade Sale to take all necessary actions and execute and deliver all documents deemed by such director to be reasonably necessary to effectuate the terms hereof. None of the transfer restrictions set forth in Section 4 (Right of First Refusal; Other Transfer Restrictions) or Section 5 (Right of Co-Sale) of this Agreement shall apply in connection with the Trade Sale proposed by Tencent pursuant to Section 7.1, notwithstanding anything contained to the contrary herein. The power of attorney granted hereby is intended to secure an interest in property and, in addition, the obligations of each relevant Shareholder under this Agreement, and shall be irrevocable.

7.3 No Trade Sale to Restricted Persons. Notwithstanding anything to the contrary contained herein, without the prior written consent of Tencent, no Trade Sale shall be effected, or be permitted to be effected, to any Restricted Person.

8.	BOARD AND MANAGEMENT

8.1 Board Size. Each Shareholder shall vote at the shareholders meetings, or give written consents with respect to all its Ordinary Shares, to ensure that the size of the Board shall be set and remain at nine (9) directors and the term of a director shall be three (3) years.

8.2 Election of Directors. On all matters relating to the election of one or more directors of the Company, each Shareholder shall vote at the shareholders meetings, or give written consents with respect to all their Ordinary Shares, to elect directors to the Board in the following manner:

(a) (v) five (5) directors shall be appointed by Tencent and its Affiliates (the “Tencent Directors”) by notice in writing to the Company as long as Tencent and its Affiliates directly or indirectly hold no less than 50% of the Company’s issued and outstanding share capital; (w) four (4) directors shall be appointed by Tencent and its Affiliates by notice in writing to the Company as long as Tencent and its Affiliates directly or indirectly hold 35% or more than 35% but less than 50% of the Company’s issued and outstanding share capital; (x) three (3) directors shall be appointed by Tencent and its Affiliates by notice in writing to the Company as long as Tencent and its Affiliates directly or indirectly hold 25% or more than 25% but less than 35% of the Company’s issued and outstanding share capital; (y) two (2) directors shall be appointed by Tencent and its Affiliates by notice in writing to the Company as long as Tencent and its Affiliates directly or indirectly hold 10% or more than 10% but less than 25% of the Company’s issued and outstanding share capital; and (z) one (1) director shall be appointed by Tencent and its Affiliates by notice in writing to the Company as long as Tencent and its Affiliates directly or indirectly hold 5% or more than 5% but less than 10% of the Company’s issued and outstanding share capital. For the avoidance of doubt, subclauses (v), (w), (x), (y) and (z) are mutually exclusive;

(b) (w) four (4) directors shall be appointed by all Shareholders other than Tencent and its Affiliates (such other Shareholders, the “Non-Tencent Shareholders”) to the Company as long as the holders of Ordinary Shares other than Tencent and its Affiliates collectively hold not less than 35% of the Company’s issued and outstanding share capital; (x) three (3) directors shall be appointed by all Non-Tencent Shareholders by notice in writing to the Company as long as the holders of Ordinary Shares other than Tencent and its Affiliates collectively hold 25% or more than 25% but less than 35% of the Company’s issued and outstanding share capital; (y) two (2) directors shall be appointed by all Non-Tencent Shareholders by notice in writing to the Company as long as the holders of Ordinary Shares other than Tencent and its Affiliates collectively hold 10% or more than 10% but less than 25% of the Company’s issued and outstanding share capital; and (z) one (1) director shall be appointed by all Non-Tencent Shareholders by notice in writing to the Company as long as the holders of Ordinary Shares other than Tencent and its Affiliates collectively hold 5% or more than 5% but less than 10% of the Company’s issued and outstanding share capital. For the avoidance of doubt, subclauses (w), (x), (y) and (z) are mutually exclusive. In the event that subclause (w) applies, the four (4) directors shall be appointed as follows: (i) each Key Management shall be a director as long as (A) such Key Management continues to hold not less than 70% of the Ordinary Shares held by such Key Management as of the date hereof; and (B) such Key Management remains as an officer or employee of any Group Company and complies with the provisions under Section 8.9 hereof (for the avoidance of doubt, (A) the failure of any one Key Management to meet the foregoing qualification requirements will not result in the other Key Management forfeiting his right to serve as a director of the Company if the other Key Management satisfies the foregoing qualification requirements; and (B) upon the occurrence of any Shortened Lock-up Triggering Event with respect to any Key Management, such Key Management’s right to serve as a director of the Company shall be immediately forfeited); and (ii) the remaining two (2) directors shall be appointed by the Shareholders holding the largest and the second largest portion of the Company’s share capital, other than Tencent, the Key Management and, for the avoidance of doubt, the Spotify Investors, respectively (such Shareholder holding the largest portion, the “Largest Financial Investor”; and such Shareholder holding the second largest portion, the “Second Largest Financial Investor”) by notice in writing, as long as the Largest Financial Investor and the Second Largest Financial Investor each holds not less than

5% of the Company’s issued and outstanding share capital (for the avoidance of doubt, the failure of the Largest Financial Investor to meet the foregoing qualification requirement will not result in the Second Largest Financial Investor forfeiting its right to appoint a director of the Company if the Second Largest Financial Investor satisfies the foregoing qualification requirement, and vice versa); provided that if (i) any one of the Key Management fails to satisfy the qualification requirements as described in this Section 8.2(b) for him to serve as a director to the Board or loses the director seat upon the occurrence of any Shortened Lock-up Triggering Event, or (ii) either the Largest Financial Investor or the Second Largest Financial Investor holds less than 5% of the Company’s issued and outstanding share capital, the Non- Tencent Shareholders shall hold a special meeting to fill the vacancy of the Board as a result thereof, and any Shareholder who has obtained the highest vote at such special meeting shall have the right to appoint one (1) director to fill in such vacant director seat. In the event that subclause (x), (y) or (z) applies, the Non-Tencent Shareholders shall hold a special meeting, on which meeting each Non-Tencent Shareholder has the right to nominate three (3), two (2) or one (1) candidates, as applicable, and the candidate(s) who have received the highest votes of the Non-Tencent Shareholders at such special meeting shall serve as the three (3), two (2) or one (1) directors, as applicable;

(c) one of the Tencent Directors shall be the chairman of the Board as long as Tencent holds not less than 35% of the Company’s issued and outstanding share capital; and

(d) each Shareholder agrees to vote in favor of the appointees as indicated above to ensure that any such appointment, of a director appointed pursuant to this Section 8.2 shall be made in accordance with this Section 8.2 and the Articles as soon as practicable after the relevant notice in writing is delivered to the Company.

Notwithstanding the definition of Affiliates, the parties agree that for purposes of this Section 8.2, Affiliates of Tencent shall exclude the Group Companies or any of the Group Companies’ Controlled Affiliates.

8.3 Removal. Each Shareholder shall have the right to require the removal or replacement of a Director appointed by it at any time. Each Shareholder agrees that, if at any time it is then entitled to vote for the removal of directors from the Board, it shall not vote any of its Ordinary Shares or execute proxies or written consents, as the case may be, in favor of the removal of any director who shall have been designated pursuant to Section 8.2 (Election of Directors) or Section 8.4 (Vacancies), unless the person or persons entitled to appoint such director pursuant to Section 8.2 (Election of Directors) shall have consented to such removal in writing; provided that, if the person or persons entitled to designate any director pursuant to Section 8.2 (Election of Directors) shall request in writing the removal, with or without cause, of such director, each Shareholder shall vote all of its Ordinary Shares or execute proxies or written consents, as the case may be, in favor of such removal.

8.4 Vacancies. If, as a result of death, disability, retirement, resignation, removal or otherwise, there shall exist or occur any vacancy on the Board:

(a) the person or persons entitled under Section 8.2 (Election of Directors) to designate such director whose death, disability, retirement, resignation or removal resulted in such vacancy, subject to the provisions of Section 8.2 (Election of Directors), shall have the exclusive right to designate another individual (the “Replacement Nominee”) to fill such vacancy and serve as a director on the Board; and

(b) subject to Section 8.2 (Election of Directors), each Shareholder agrees that if it is then entitled to vote for the election of directors to the Board, it shall vote all of its Ordinary Shares, or execute proxies or written consents, as the case may be, in order to ensure that the Replacement Nominee be elected to the Board.

8.5 Actions of the Board. All actions of the Board shall require at least a majority of the votes cast by the directors present at a duly-convened meeting of the Board at which a quorum is present or by written consent of all the directors of the Board.

8.6 Committees. The Board may establish such committees with such powers as may be permitted by applicable Law and the Articles; provided, that any such committees shall be subject to the direction of and any policies adopted by the Board. Unless otherwise prohibited by applicable Law, as long as Tencent directly or indirectly holds no less than 50% of the Company’s issued and outstanding share capital, at least a majority of the members of each such committee shall be the Tencent Directors.

8.7 Board Composition of the Other Group Companies. The Company and the Shareholders shall, unless otherwise prohibited by applicable Law, and to the extent agreed by the relevant directors, cause the board of directors of each other Group Company to consist of the same persons as those directors then on the Board.

8.8 Management. Each Shareholder shall cause the directors appointed by it to vote at the Board meetings to ensure that the candidates nominated by Tencent be appointed as the chief executive officer, the chief financial officer and the general counsel of the Company. The chief financial officer of the Company and the general counsel of the Company shall report to the chief executive officer of the Company. The chief financial officer of Tencent Holdings Limited shall have the consultation right to discuss and consult with the chief financial officer of the Company regarding the business, operations, affairs, finances and accounts of the Group Companies and to examine the books of account and records of the Group Companies at any time. The chief financial officer of the Company shall work closely with the chief financial officer of Tencent Holdings Limited to ensure compliance with the requirement of Tencent Holdings Limited regarding the treasury and financing policies of Tencent Holdings Limited, and those financial policies related to compliance under the rules of The Stock Exchange of Hong Kong Limited. The general counsel of the Company (the “Company GC”) will work closely with the general counsel of Tencent Holdings Limited (the “Tencent GC”) so as to ensure full compliance with all applicable requirements of The Stock Exchange of Hong Kong Limited, and the Tencent GC shall have the right to discuss and consult with the Company GC regarding the Company’s legal function and legal strategy, including without limitation matters relating to litigation, intellectual property and regulatory compliance. The remaining senior management members of the Company shall be proposed by the chief executive officer of the Company and appointed by the Board.

8.9 Key Management Covenant. Each Key Management covenants and undertakes to the Company and Tencent that, for so long as he remains an officer or employee of any Group Company, he will manage the affairs of the Group Companies on a full time basis and be fully devoted to developing and operating the business of the Group Companies and will not pursue any other business or investment interests, or any other opportunities outside of the Group Companies.

8.10 Related Party Transactions. Notwithstanding any other provision of this Agreement, other than as expressly provided in this Agreement, the Tencent Transaction Documents, the Spotify Subscription Agreement or the other Transaction Documents, and except for all the existing Related Party Transactions as of the date hereof (each, an “Excluded Related Party Transaction”), (i) any Related Party Transaction that involves a transaction value in excess of RMB 35,000,000 individually or RMB 150,000,000 in the aggregate during any twelve (12)-month period shall be approved by at least 50% of the directors who are not interested in such Related Party Transaction before any Group Company may carry out or agree to carry out such Related Party Transaction; (ii) the Company shall provide a semi-annual written report to all directors of all the Related Party Transactions which the Company or other Group Companies entered into during the past six months (other than any Related Party Transaction approved pursuant to Section 8.10(i) as described above and any Excluded Related Party Transaction) setting out material terms and conditions of such Related Party Transactions in reasonable detail. A majority of the directors of the Company who are not interested in a Related Party Transaction (a) may request the management of the Company to provide any further information on such Related Party Transaction, (b) may oppose such Related Party Transaction (other than any Related Party Transaction approved pursuant to Section 8.10(i) as described above and any Excluded Related Party Transaction), and (c) shall have the right to give direction to the Company to terminate such Related Party Transaction if such non-interested directors determine in good faith and consistent with their fiduciary duties that such Related Party Transaction is not on arm’s length basis and is not in the best interest of the Company, upon receipt of which direction the Company shall, and the Shareholders shall procure the Company to, take all necessary actions to terminate such Related Party Transaction.

8.11 Enforcement of Tencent Transaction Documents.

(a) Each of the Company and Tencent hereby agrees that the Shareholders (other than Tencent or its Affiliates) shall be deemed third party beneficiaries under the Tencent Subscription Agreement, including, without limitation, Section 8 (Indemnity) of the Tencent Subscription Agreement (subject to the limitations on liability set forth therein) and shall have the full power and authority to make a direct claim against Tencent or its Affiliates with respect to any and all claims under the Tencent Subscription Agreement, including, without limitation, Section 8 (Indemnity) of the Tencent Subscription Agreement (subject to the limitations on liability set forth therein); provided that such third party beneficiary right may be exercised by the Shareholders (other than Tencent or its Affiliates) if and only if (x) (i) any director of the Company believes in good faith that the Company has a valid claim against Tencent or its Affiliates under the Tencent Subscription Agreement and (ii) the Company has failed to initiate any claim against Tencent or its Affiliates thereunder within thirty (30) days after written request by such director to the Company to make such claim, and (y) the Shareholders holding at least 66.7% of the issued and outstanding Ordinary Shares of the Company (other than any Ordinary Shares held by Tencent or its Affiliates) and representing no less than 3.3% of the issued and outstanding share capital of the Company, agree in writing, in their own discretion, to appoint a Shareholder as a representative (the “Shareholder Representative”) to so pursue a claim against Tencent on behalf of the Shareholders (other than Tencent or its Affiliates) pursuant to this Section 8.11; provided further that any claims by the Company under Section 8

(Indemnity) of the Tencent Subscription Agreement and any claim by the Shareholder Representative pursuant to this Section 8.11 shall be taken together when determining the application of the limitations on liability under Section 8 (Indemnity) of the Tencent Subscription Agreement. Any such claim pursued by the Shareholder Representative pursuant to this Section 8.11 shall follow the provisions set forth in Section 9.10 (Dispute Resolution) of the Tencent Subscription Agreement, mutantis mutandis. Notwithstanding the definition of Affiliates, the parties agree that for purposes of this Section 8.11, Affiliates of Tencent shall exclude the Group Companies or any of the Group Companies’ Controlled Affiliates.

(b) The Shareholders (other than Tencent or its Affiliates) hereby irrevocably appoint the Shareholder Representative as the attorney-in-fact of the Shareholders (other than Tencent or its Affiliates), with full power and authority to act in the name of and for and on behalf of the Shareholders (other than Tencent or its Affiliates) with respect to all matters arising in connection with a claim against Tencent made by such Shareholders pursuant to Section 8.11(a) hereof, including, but not limited to, the power and authority to take any and all of the following actions: (i) to seek any preliminary injunctive relief from any court of competent jurisdiction and/or to commence any arbitral proceedings in accordance with Section 9.10 (Dispute Resolution) of the Tencent Subscription Agreement, as provided under Section 8.11(a) hereof, (iii) to negotiate any settlement agreement or settle any arbitral proceedings, (iv) to enforce any arbitration awards, (v) to retain legal counsel in connection with any and all matters referred to herein, (vi) to disclose to the court or arbitration tribunal such Confidential Information necessary for the Shareholder Representative to pursue a claim pursuant to Section 8.11(a) hereof, and (vii) to incur reasonable costs and expenses including legal costs in connection with such actions. It is understood that the Shareholder Representative shall serve without compensation. For the avoidance of doubt, any actions taken by the Shareholder Representative shall be fully binding upon all Shareholders (other than Tencent or its Affiliates).

(c) Each of the Company and Tencent hereby acknowledges the appointment, powers and authority of the Shareholder Representative pursuant to this Section 8.11 and agrees that it will not, and it will procure its Affiliates and the Group Companies and their Controlled Affiliates not to, dispute the appointment, powers and authority of the Shareholder Representative at any court or arbitral proceedings; provided that the Shareholder Representative is duly appointed pursuant to Section 8.11(a). Each of the Company and Tencent further agrees that, in respect to any claim pursued by the Shareholder Representative on behalf of the Shareholders (other than Tencent or its Affiliates) pursuant to this Section 8.11, the Shareholder Representative (i) shall have the full power and authority to claim against Tencent and its Affiliates (other than the Group Companies and their Controlled Affiliates) with respect to any and all claims that the Company may be entitled to under the Tencent Subscription Agreement, including injunctive relief and monetary indemnity, and (ii) shall be entitled to claim the full amount of any and all Losses (as defined in the Tencent Subscription Agreement) incurred by the Company Indemnitees (for the avoidance of doubt, the Losses that may be claimed by the Shareholder Representative are not limited to the Losses suffered by the Shareholders (other than Tencent or its Affiliates) in their capacity of the shareholders of the Company), provided that any such Losses payable by Tencent or its Affiliates pursuant to this Section 8.11 shall be subject to applicable limitations on liability under Section 8 (Indemnity) of the Tencent Subscription Agreement.

(d) The Company agrees, promptly and in any event within ten (10) Business Days upon demand, to pay and reimburse the Shareholder Representative any and all reasonable and documented costs and expenses (including legal costs) incurred by the Shareholder Representative in connection with claiming against Tencent pursuant to this Section 8.11; provided that the Company is not obligated to pay or reimburse any costs and expenses that are incurred by the Shareholder Representative in bad faith or as a result of gross negligence or willful misconduct of the Shareholder Representative, or if such costs and expenses are unreasonably wasteful.

(e) The Shareholders (other than Tencent or its Affiliates) agree that any and all Losses recovered by the Shareholder Representative pursuant to this Section 8.11 shall be held to the account of the Company and transferred in full to the Company, net of reasonable out-of-pocket costs and expenses incurred by such Shareholder Representative in such claim for which the Shareholder Representative shall be entitled to be reimbursed pursuant to Section 8.11(d) but had not been so reimbursed.

(f) Nothing in this Section 8.11 shall be interpreted to limit or restrict the ability or power of any Shareholder to make any claim against the Company or any other Shareholder under this Agreement (in respect of matters not covered by this Section 8.11) or applicable law.

8.12 Tencent Information Right.

(a) The Company shall timely provide to Tencent any financial information of the Group Companies and its Controlled Affiliates and portfolio companies reasonably requested by it that is available to the Company in order for Tencent Holdings Limited to consolidate financial statements of the Group Companies, including such financial statements of the Group Companies converted from US GAAP to IFRS.

(b) Tencent shall have (i) the right to inspect facilities, records and books of the Group Companies at any time during regular working hours on reasonable prior notice to the Company, and (ii) the right to discuss the business, operations and conditions of the Company and any of the Group Companies with the Company’s directors, officers, employees, accountants and legal counsel.

9.	INFORMATION RIGHTS

9.1 Delivery of Financial Statements and Other Information. Upon written request of any Shareholder, the Company shall deliver to such Shareholder, for as long as such Shareholder (together with its Affiliates) continues to hold at least 2% of the Company’s share capital on a fully diluted basis, the information set forth below:

(a) as soon as practicable, but in any event within one hundred and twenty (120) days after the end of each fiscal year of the Company, an unaudited income statement for such fiscal year, an unaudited balance sheet of the Company and statement of shareholder’s equity as of the end of such fiscal year, and an unaudited statement of cash flows for such fiscal year, such year-end financial reports to be in reasonable detail, on a consolidated basis, prepared in accordance with IFRS or US GAAP; and

(b) as soon as practicable, but in any event within fifty (50) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Company, an unaudited quarterly management accounts on a consolidated basis, prepared in accordance with IFRS or US GAAP applied on a consistent basis;

10.	ADDITIONAL COVENANTS

10.1 Directors Indemnification; Insurance. The Articles shall at all times provide for the indemnification of the directors and their Affiliates to the maximum extent provided by the Law of the jurisdiction in which the Company is organized. At the request of any director of the Board, the Company will promptly enter into an indemnification agreement with such director on customary terms and conditions covering such director and such director’s Affiliates and in form and substance reasonably satisfactory to the Shareholder designating such director. At the request of any director of the Board, the Company shall obtain and pay for (subject to a reasonable annual premium) directors’ and officers’ insurance covering each of its directors and officers.

10.2 Protective Provisions.

(a) The Company shall not sell or issue any New Securities without first obtaining the approval (by vote or written consent, as provided by applicable Laws or the Articles) of the Shareholders holding at least 66.7% of the then total issued and outstanding Ordinary Shares held by all Shareholders. The Company shall not sell or issue any New Securities at a purchase price that has a pre-money valuation of the Company of less than US$6 billion without first obtaining the approval (by vote or written consent, as provided by applicable Laws or the Articles) of the Shareholders holding at least 90% of the then total issued and outstanding Ordinary Shares held by all Shareholders.

(b) Without prejudice to Section 10.2(a) above, the Company shall not, and shall not permit any other applicable Group Company to, unless expressly permitted under this Agreement, carry out any of the following actions involving itself or any of its Subsidiaries as applicable without first obtaining the approval (by vote or written consent, as provided by applicable Laws or the Articles) of the Shareholders holding at least 66.7% of the then total issued and outstanding Ordinary Shares held by all Shareholders:

(i) altering or changing the rights, or privileges of the Ordinary Shares or creating (by reclassification or otherwise) any new class or series of shares having rights, preferences or privileges senior to or on a parity with the Ordinary Shares;

(ii) reclassifying any outstanding Ordinary Shares into shares having rights, preferences or privileges with respect to dividends or assets senior to or on a parity with the Ordinary Shares;

(iii) declaring or paying any dividend or distribution or otherwise redeeming or repurchasing any issued and outstanding shares of the Company;

(iv) making any acquisition, sale of control or assets, merger, consolidation, joint venture or partnership arrangements exceeding the materiality threshold established by the Board from time to time, except pursuant to the exercise of the Drag-Along Right;

(v) effecting an increase or reduction of the authorized share capital, split-off, spin-off, dissolution, liquidation, winding-up or bankruptcy of the Company or any material Subsidiary thereof (for the avoidance of doubt, issuance of any shares under the exceptional proviso of the definition of “New Securities” shall not be subject to such approvals);

(vi) selling, mortgaging, pledging, leasing, transferring, incurring a lien on or otherwise disposing of substantially all of its assets or any of the assets which are outside the ordinary course of business of the Company and exceeding the materiality threshold established by the Board from time to time;

(vii) making any material changes to or engaging in any business materially different from the Core Business, or ceasing any material existing business line or activities of the Company;

(viii) incurring any material indebtedness or assuming any material financial obligation exceeding the materiality threshold established by the Board from time to time and outside the ordinary course of business of the Company;

(ix) making any capital expenditures or investment in any other company exceeding US$400,000,000 or such other materiality threshold established by the Board from time to time;

(x) creating any encumbrance over the whole or part of the share capital, undertaking, material property or material assets of the Company or any material Subsidiary thereof, other than as permitted by the annual budget or the business and financial plan approved by the Board;

(xi) increasing or decreasing the authorized size of the Board; or

(xii) amending or waiving any provision of the Articles in a manner that would alter or change the rights, preferences or privileges of the Ordinary Shares.

(c) The Company shall not, and shall not permit any other Group Company to, make any changes to any of the Control Documents including any transfer or assignment of any party’s rights and obligations under any of the Control Documents and any appointment of representatives, specified persons or proxies under the Control Documents, except as contemplated in this Agreement or by the Tencent Transaction Documents, without first obtaining the approval (by vote or written consent, as provided by applicable Laws or the Articles) of the holders of at least 66.7% of the then total issued and outstanding Ordinary Shares of the Company.

(d) Without prejudice to Section 10.2(b) above, the Company shall not, and shall not permit any other Group Company to, carry out any of the following actions involving itself or any of its Subsidiaries without first obtaining the prior written approval of Tencent:

(i) any merger, consolidation, transfer of shares or other form of restructuring of the Company involving a Restricted Person;

(ii) any sale of all or substantially all of the assets of the Group Companies to a Restricted Person;

(iii) any issuance of New Securities by the Company to any Restricted Person;

(iv) entering into any joint venture or partnership arrangement with a Restricted Person; or

(v) engaging in any business other than the Core Business.

10.3 Control Documents. The Company and the Shareholders shall, and shall cause the other applicable Group Companies and their respective Controlled Affiliates or nominee shareholders to, take all actions necessary or desirable in order to amend the Control Agreements in form and substance approved by Tencent (“Amended Control Documents”), such that following the entry of the Amended Control Documents by the respective parties thereto, (i) the registered capital of each of the VIE Affiliates shall be held in the manner as provided in the Amended Control Documents; and (ii) the Company, indirectly through its Subsidiary, shall continue to exercise control over the economic interest in, and the operations of, the VIE Affiliates, such that the financial statements of the VIE Affiliates can be consolidated with those of the other applicable Group Companies in accordance with the generally accepted accounting principles of the U.S. In the event that the shareholding percentages of the Shareholders in the Company have changed, at the request of the Company, the Shareholders shall, and shall cause the other applicable Group Companies and their respective Controlled Affiliates or nominee shareholders to, take all actions necessary or desirable to adjust the corresponding shareholding percentages in each of the VIE Affiliates in a tax efficient manner, such that the shareholding percentages in each of the VIE Affiliates shall be consistent with those in the Company.

10.4 IPO. Each of the Shareholders agrees to use its reasonable best efforts to cause an IPO of the Company on the Qualified Stock Exchange (“IPO”) as soon as practicable and no later than the second anniversary of the Tencent Closing Date. If the IPO of the Company fails to occur on or prior to the second anniversary of the Tencent Closing Date, each of the Shareholders agrees to use its reasonable best efforts to cause the IPO of the Company as soon as practicable thereafter. In the event that an IPO would meet all the conditions for an QIPO, (i) in any applicable proceeding of a meeting of the Board, all Shareholders shall procure their respective appointed directors to vote in favor of such IPO, and (ii) in any applicable proceeding of a general meeting of the Company, all Shareholders shall vote in favor of such IPO.

10.5 Tencent ESOP. The parties hereto agree and acknowledge that (a) 12,637,194 Ordinary Shares have been reserved for issuance under the Tencent ESOP as of the date hereof; (b) the Board shall administer the Tencent ESOP; provided that Tencent shall have the sole discretion and full and exclusive power to determine (x) the participants who are to receive awards under the Tencent ESOP and (y) the number and types of awards that each such participant shall be granted under the Tencent ESOP; and (c) upon the request of Tencent, the Board shall promptly adopt and approve the Tencent ESOP and the form of award agreements.

10.6 Ownership Interest in Lechang. The Company and the Shareholders shall take all actions necessary or desirable, including passing board and/or shareholder resolutions, in order to ensure that (i) upon the consummation of the Lechang Spinoff, each Shareholder’s ultimate beneficial ownership in Lechang shall be in proportion to such Shareholder’s equity interest in the issued and outstanding share capital of the Company as of July 12, 2016 immediately after the Tencent Closing, unless such Shareholder elects not to subscribe for its pro rata portion of the equity interest in Entity A; (ii) each Shareholder shall be paid a special dividend in proportion to such Shareholder’s equity interest in the issued and outstanding share capital of the Company as of July 12, 2016 immediately after the Tencent Closing, so that each such Shareholder may use such special dividend to subscribe for the equity interest in Entity A, provided that the Shareholder may use such special dividend for any purpose it may deem fit in the event that such Shareholder elects not to subscribe for its pro rata portion of the equity interest in Entity A; provided further that the unsubscribed portion of the equity interest in Entity A as a result of any Shareholder electing not to subscribe such portion shall be allocated to the other Shareholders who elects to subscribe the equity interest in Entity A on a pro rata basis in proportion to such other Shareholders’ equity interests in the issued and outstanding share capital of the Company (excluding those unsubscribed shareholder(s)) as of July 12, 2016 immediately after the Tencent Closing; (iii) if any Shareholder has been paid any special dividend that is inconsistent with the arrangement in subclause (ii), such Shareholder shall return the same amount of such special dividend to the Company, so that the arrangement in subclause (ii) will be achieved.

11.	MISCELLANEOUS

11.1 Effectiveness of Agreement/Termination of the Covenants. This Agreement shall be effective (a) with respect to the Company, Xie Guomin, Xie Zhenyu and each Shareholder listed on Schedule A, upon the due execution and delivery of this Agreement by the Company and the Shareholders holding at least 75% of the issued and outstanding Ordinary Shares as of the date hereof, and (b) with respect to the other persons that become Shareholders after the date hereof, upon their due execution and delivery of a Joinder in the form set forth in Exhibit A. The covenants set forth in Section 3 (Right of Participation), Section 4 (Right of First Refusal; Other Transfer Restrictions), Section 5 (Right of Co-sale), Section 6 (Legend), Section 7 (Drag-Along Right), Section 8.10 (Related Party Transactions), Section 8.11 (Enforcement of Tencent Transaction Documents), Section 9 (Information Rights), Section 10.2(a), (b) and (c) (Protective Provisions), Section 10.3 (Control Documents) and Section 10.4 (IPO) shall terminate as to each Shareholder and be of no further force or effect upon the earlier of (i) immediately prior to the consummation of a QIPO, or (ii) the date when the Company becomes subject to the reporting requirements of the Exchange Act or analogous reporting requirements in an alternative listing jurisdiction. The covenants set forth in and Section 10.2(d) (Protective Provisions) shall terminate and be of no further force or effect if it is determined by the underwriter of a QIPO and the Company’s legal counsel with respect to a QIPO that such covenants constitute a commercial or regulatory substantive impediment to the process of the QIPO. The parties hereto agree that each party shall negotiate in good faith to terminate or amend the covenants set forth in Section 8 (Board and Management) (other than those in Section 8.10 (Related Party Transactions) and Section 8.11 (Enforcement of Tencent Transaction Documents)) upon the earlier of (i) immediately prior to the consummation of a QIPO, or (ii) the date when the Company becomes subject to the reporting requirements of the Exchange Act or analogous reporting requirements in an alternative listing jurisdiction, to the extent that the termination or amendment of any such covenant shall be necessary or desirable in order for the Company to comply with applicable Law or rules or regulations of applicable securities exchanges in connection with a QIPO. Any person who ceases to be a Shareholder shall have no further right under this Agreement, but for the avoidance of doubt, such person shall continue to be subject to the obligations hereunder that by their terms apply to such person after it ceases to be a Shareholder.

11.2 Enforceability/Severability. The parties hereto agree that each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable Laws. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the parties’ intent in entering into this Agreement.

11.3 Entire Agreement. This Agreement, together with all the exhibits hereto and thereto, and the Transaction Documents constitute and contain the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof, including the Prior Agreement, the Shareholders Agreement dated March 8, 2016 by and among the Company and certain other parties named therein (“March 2016 SHA”), the Shareholders Agreement dated May 26, 2014 by and among the Company and certain other parties named therein (“2014 SHA”) and the Amended and Restated Shareholders Agreement dated December 4, 2013 by and among the Company and certain other parties named therein (“2013 SHA”, together with the 2014 SHA, the March 2016 SHA and the Prior Agreement, the “Prior SHAs”).

Without limiting the generality of the foregoing, the Shareholders agree that in the event of any conflict or inconsistency between any of the terms of this Agreement and any of the terms of the Articles, the terms of this Agreement shall prevail in all respects as among the Shareholders. The Shareholders shall give full effect to and act in accordance with the provisions of this Agreement over the provisions of the Articles and the parties hereto shall exercise all voting and other rights and powers (including the power to procure any required alteration to the Articles to the extent permitted by applicable Law to resolve such conflict or inconsistency) to make the provisions of this Agreement effective. Without limitation of the foregoing, each Shareholder agrees to vote all of its Company Securities or execute proxies or written consents, as the case may be, and to take all other actions necessary, to ensure that the Articles (i) facilitate, and do not at any time conflict with, any provision of this Agreement, (ii) permit each Shareholder to receive the benefits to which each such Shareholder is entitled under this Agreement and (iii) are adopted concurrently with or as soon as practicable after the effectiveness of this Agreement pursuant to Section 11.1 and registered promptly thereafter.

11.4 Governing Law and Dispute Resolution. This Agreement shall be governed by and construed exclusively in accordance with the Laws of Hong Kong without giving effect to any choice of law rule that would cause the application of the Laws of any jurisdiction other than the Laws of Hong Kong to the rights and duties of the parties hereunder.

Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of either party to the dispute with notice (the “Arbitration Notice”) to the other. The Dispute shall be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force at the time when the Arbitration Notice is submitted. The seat of arbitration shall be Hong Kong. There shall be three (3) arbitrators. The complainant and the respondent to such dispute shall each select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration (the “Selection Period”). Such arbitrators shall be freely selected, and the parties shall not be limited in their selection to any prescribed list. The chairman of the HKIAC shall select the third arbitrator. If either party to the arbitration fail to appoint an arbitrator with the Selection Period, the relevant appointment shall be made by the chairman of the HKIAC. The arbitral proceedings shall be conducted in English. To the extent that the HKIAC Rules are in conflict with the provisions of this Section 11.4 (Governing Law and Dispute Resolution), including the provisions concerning the appointment of the arbitrators, this Section 11.4 (Governing Law and Dispute Resolution) shall prevail. Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party. The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award. Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal. During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

11.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any counterpart or signature of a party delivered by facsimile, email or similar electronic transmission pursuant to which the signature of (or on behalf of) such party can be seen shall be deemed for all purposes as being a good and valid execution and delivery of this Agreement by such party.

11.6 Headings. The section headings of this Agreement are for convenience and shall not by themselves determine the interpretation of this Agreement.

11.7 Notices. Except as may be otherwise provided herein, any notice required or permitted hereunder shall be given in writing and shall be conclusively deemed effectively given (i) upon personal delivery, (ii) upon delivery by overnight courier, or (iii) five (5) days after deposit in the mail, by registered or certified mail, postage prepaid, addressed (a) if to the Company, to its principal office, and (b) if to a Shareholder, to such Shareholder’s address as is on file with the records of the Company, or at such other address as the parties may designate by a ten (10) days’ advance written notice to the other parties.

11.8 Amendment of Agreement. Any provision of this Agreement may be amended by a written instrument signed by the Company and the Shareholders holding at least 75% of the then issued and outstanding Ordinary Shares held by all Shareholders (which Shareholders must include Tencent); provided that any provision herein that expressly requires the consent of a higher threshold of Ordinary Shares may not be amended except with the consent of such higher threshold of Ordinary Shares. In addition, any amendment, waiver or modification of any provision of this Agreement that would materially and adversely affect any Shareholder in a manner that is disparate from the manner in which it affects other Shareholders may be effected only with the written consent of the Shareholder so affected. Any amendment or modification to Section 4.2(a) may be effected only with the written consent of the Key Management.

11.9 Successors and Assigns. Except as otherwise expressly provided to the contrary, the provisions of this Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and be binding upon each Shareholder and each Shareholder’s legal representatives, heirs, legatees, distributees, assigns and transferees by operation of Law, whether or not any such person has become a party to this Agreement or has agreed in writing to join herein and to be bound by the terms, conditions and restrictions hereof. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective permitted successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. No party may assign any rights or delegate any obligations hereunder except in connection with the Transfer of Company Securities in accordance with the terms of this Agreement.

11.10 Expenses. Each party shall bear its own expenses, including legal fees, in connection with the transactions contemplated by this Agreement.

11.11 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party, upon any breach or default of another party under this Agreement shall impair any such right, power or remedy of such first party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party shall be cumulative and not alternative.

11.12 Confidentiality.

(a) The existence, terms and conditions of this Agreement, the Spotify Subscription Agreement, the other Transaction Documents, the Tencent Transaction Documents and any information received by any Shareholder pursuant to Section 9 (Information Rights) or any other confidential information, knowledge or data concerning or relating to the business or financial affairs of the Company to which such Shareholder has been or shall become privy by reason of this Agreement or the other

Transaction Documents, discussions or negotiations relating to this Agreement or the other Transaction Documents, and the performance of its obligations hereunder or thereunder (collectively, the “Confidential Information”) shall be considered confidential information and shall not be disclosed by any party to any third party except in accordance with the provisions set forth below; provided that such Confidential Information shall not include any information that is in the public domain other than by reason of the breach of the confidentiality obligations hereunder.

(b) Each party may disclose the existence of the transactions contemplated under the Tencent Subscription Agreement and the other Tencent Transaction Documents in a press release jointly approved by the Company, Tencent and the Shareholders holding at least 66.7% of the then issued and outstanding Ordinary Shares. No other announcement regarding any of the Confidential Information in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public may be made without the prior written consent of the Company, Tencent and the Shareholders holding at least 66.7% of the then issued and outstanding Ordinary Shares held by all Shareholders.

(c) Notwithstanding the foregoing, any party may disclose any of the Confidential Information to its current or bona fide prospective investors, permitted assignees or transferees, directors, officers, shareholders, employees, investment bankers, lenders, partners, accountants and attorneys, in each case only where such persons or entities are under appropriate nondisclosure obligations.

(d) In the event that any party is requested or becomes legally compelled (including, without limitation, pursuant to securities laws and regulations and other applicable laws and stock exchange rules) to disclose any Confidential Information in contravention of the provisions of this Section 11.12 (Confidentiality), such party (the “Disclosing Party”) shall provide the Company and any other Party to whom such Confidential Information relates (the “Non-Disclosing Parties”) with prompt written notice of that fact and use all reasonable efforts to seek (with the cooperation and reasonable efforts of the other parties) a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the information which is requested or legally required to be disclosed and shall exercise reasonable efforts to keep confidential such information to the extent reasonably requested by any Non-Disclosing Party.

(e) The provisions of this Section 11.12 (Confidentiality) shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by any of the parties hereto.

(f) All notices required under this section shall be made pursuant to Section 11.7 (Notices) of this Agreement.

11.13 Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other parties to sustain damage for which they would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved parties shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which they may be entitled, at law or in equity.

11.14 Parties in Interest. Except as expressly provided elsewhere in this Agreement, a person who is not a party to this Agreement shall not have any rights under the Contracts (Right of Third Parties) Ordinance (Chapter 623, Laws of Hong Kong) to enforce any terms of this Agreement. This does not affect any right or remedy of a third party which exists, or is available, apart from the Contracts (Right of Third Parties) Ordinance. For the avoidance of doubt, any holder of Company Securities that is not a party to this Agreement is not, and shall not be deemed, a Shareholder and shall not have any rights, interests, obligations or remedies as a Shareholder under this Agreement.

11.15 Adjustments for Share Splits, Etc. Wherever in this Agreement there is a reference to a specific number of shares of Company Securities of the Company, then, upon the occurrence of any subdivision, combination or share dividend of the Company Securities, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of shares by such subdivision, combination or share dividend.

11.16 Aggregation of Shares. All Company Securities held or acquired by affiliated entities or persons (as defined in Rule 144 under the Securities Act) shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

11.17 Amendment and Restatement of Prior Agreement. The Prior Agreement is hereby amended and superseded in its entirety and restated in this Agreement. Such amendment and restatement is effective upon effectiveness of this Agreement in accordance with Section 11.1. Upon such effectiveness, all provisions of, rights granted and covenants made in the Prior Agreement are hereby waived, released and superseded in their entirety and shall have no further force and effect.

11.18 Representations and Warranties. Each party hereby represents and warrants to each other party, as of the date hereof, and as of the effective date of this Agreement, as follows:

(a) such party, if not a natural person, is duly organized, validly existing and, to the extent applicable, in good standing under the applicable law of its jurisdiction of organization;

(b) such party is a natural person, or is a corporate body with the legal capacity, power, authority and right to execute, deliver and perform its obligations under this Agreement, and all actions on its part necessary for the authorization, execution, delivery of and the performance of all of its obligations under this Agreement have been taken;

(c) this Agreement will when executed be a legal, valid and binding obligation, enforceable against it in accordance with its terms, except where such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally; and

(d) the execution and delivery by such party of this Agreement and the consummation by it of all the transactions contemplated hereunder (i) do not and will not require any approval, consent or authorization, except for such approvals, consents or authorizations that have been duly obtained and remain in full force and effect as of the date hereof; (ii) breach or constitute (or with notice or lapse of time or both constitute) a default under its constitutional documents, existing shareholders agreement or any material contract or agreement to which such party is bound; and (iii) result in a violation or breach of or constitute (or with notice or lapse of time or both constitute) a default under any applicable Law by which such party or any of its assets is bound.

11.19 Waivers; Consents. Each Shareholder hereby consents to the transactions contemplated by the Spotify Subscription Agreement and this Agreement, including the issue and allotment of the Ordinary Shares under the Spotify Subscription Agreement, and irrevocably waives any and all rights arising under the Prior SHAs, the Articles or under applicable Law, in respect of pre-emptive rights, notice rights, rights of participation, rights of first refusal, co-sale rights, veto rights and all similar rights, and irrevocably waives any breach of the Prior SHAs or the Articles relating to such issuance.

11.20 Release of Obligations. The Company hereby irrevocable agrees and confirms that with respect to each Shareholder that is an Existing Shareholder and the Company itself, and each Shareholder that is an Existing Shareholder hereby irrevocably agrees and confirms only with respect to subclauses (i) and (iii) below, severally and not jointly, that, solely with respect to such Shareholder, (i) the number of Ordinary Shares held by such Shareholder as set forth in the Cap Table in Schedule D to the Prior Agreement (“Cap Table”) was true and accurate as of July 12, 2016; (ii) each issuance of shares by the Company as shown in the Cap Table and the register of members of the Company to each Shareholder as of July 12, 2016 had been duly authorized and approved; and (iii) as of July 12, 2016, other than the Tencent ESOP and the Disclosed Issuance Obligation, there were no outstanding options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind by which the Company is bound obligating it to issue, deliver or sell any Company Securities to such Shareholder or any other person (such obligations of the Company as of July 12, 2016, together with the Disclosed Issuance Obligation but, for the avoidance of doubt, excluding the Tencent ESOP and the issuance of Ordinary Shares upon the exercise of options under the 2014 ESOP, the “Issuance Obligation”). This Agreement shall constitute an unconditional and irrevocable waiver and release by each Shareholder that is an Existing Shareholder, on behalf of itself and its Subsidiaries, Affiliates, current and former officers, directors, employees, commissioners, and agents, and predecessors, successors and assigns (collectively, “Releasing Parties”) of (a) all Issuance Obligations of the Company to each such Shareholder or its Affiliates, except for the Disclosed Issuance Obligation, and (b) any and all actions, causes of action, suits, proceedings, claims and demands whatsoever, in law or in equity, of every kind and description, which such Releasing Party ever had, now has, or hereafter can, shall or may have against the Company, its Subsidiaries, Affiliates, current and former officers, directors, employees, commissioners, and agents, and predecessors, successors and assigns (collectively, “Released Parties”), in each case in respect of any of the Released Parties with respect to any breach of any provisions under the Prior SHAs, the subscription or purchase agreement that such Shareholder or its Affiliates invest or acquire shareholding in the Company or any other Group Company, the Articles and applicable Law occurring or arising prior to July 12, 2016. Notwithstanding anything to the contrary contained herein, the Company and each Shareholder that is an Existing Shareholder hereby agree that,

(i) concurrently with or before the issuance, delivery or sale of any Company Securities by the Company to any person (other than Tencent) in connection with any Issuance Obligation, the Company shall unconditionally issue, at no consideration, to Tencent such number of Ordinary Shares that equals to the result of (x) 110%, multiplied by (y) the same number of the Company Securities proposed to be issued, delivered or sold by the Company in connection with such Issuance Obligations (the “Anti-Dilution Issuance to Tencent”, and such Ordinary Shares issuable to Tencent, the “Anti-Dilution Issuance Shares”); and (ii) all consideration received by the Company as a result of the issuance, delivery or sale of any Company Securities to any person in connection with any Issuance Obligation shall be distributed or otherwise allocated to all the shareholders of the Company immediately prior to July 12, 2016 (including Tencent) ratably in proportion to the number of Ordinary Shares held by such shareholder in the Company immediately prior to July 12, 2016. The Company and each Shareholder shall take all necessary actions to give effect to and consummate the Anti-Dilution Issuance to Tencent in accordance with the foregoing provisions, and any Anti-Dilution Issuance Shares, when issued and delivered to Tencent, shall be deemed fully paid, duly issued and non-assessable. In the event that the Company receives a request from any person for the issuance, delivery or sale by the Company of any Company Securities to such person in connection with the Issuance Obligation, the Board shall ascertain, and if any director of the Company reasonably objects to such request with good faith basis for such objection, use reasonable efforts to take all necessary actions to contest the validity of such request before the issuance, delivery or sale by the Company of any Company Securities to such person. The obligation of the Company with respect to the Anti-Dilution Issuance to Tencent under this Section 11.20 shall terminate and be of no further force or effect upon the earlier of (i) immediately prior to the consummation of a QIPO, or (ii) the date when the Company becomes subject to the reporting requirements of the Exchange Act or analogous reporting requirements in an alternative listing jurisdiction. Notwithstanding the definition of Affiliates, the parties agree that for purposes of this Section 11.20, Affiliates of Tencent shall exclude the Group Companies or any of the Group Companies’ Controlled Affiliates.

11.21 Interpretation; Absence of Presumption.

(a) For the purposes hereof, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the schedules, exhibits and annexes hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, and clause references are to the Articles, Sections, paragraphs, and clauses to this Agreement unless otherwise specified; (iii) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation”; (iv) the word “or” shall not be exclusive; (v) references to a person are also to its successors and permitted assigns; provisions shall apply, when appropriate, to successive events and transactions; (vi) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified; (vii) references to any agreement, instrument or statute means such agreement, instrument or statute as from time to time amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein and (viii) all terms defined herein shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

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IN WITNESS WHEREOF, the parties to this Agreement have executed this Shareholders Agreement as of the date first above written.

THE COMPANY:

TENCENT MUSIC ENTERTAINMENT GROUP
( )

By:
Name:
Title:

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Shareholders Agreement as of the date first above written.

SHAREHOLDER:

MIN RIVER INVESTMENT LIMITED

By:
Name:
Title:

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Shareholders Agreement as of the date first above written.

SHAREHOLDER:

PAGAC MUSIC HOLDING II LIMITED

By:
Name:
Title:

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Shareholders Agreement as of the date first above written.

SHAREHOLDER:

PAGAC MUSIC HOLDING II LP

By:
Name:
Title:

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Shareholders Agreement as of the date first above written.

SHAREHOLDER:

GUOMIN HOLDINGS LIMITED

By:
Name:
Title:

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Shareholders Agreement as of the date first above written.

SHAREHOLDER:

CICFH GROUP LIMITED

By:
Name:
Title:

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Shareholders Agreement as of the date first above written.

SHAREHOLDER:

CHINA INVESTMENT CORPORATION FINANCIAL HOLDINGS

By:
Name:
Title:

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Shareholders Agreement as of the date first above written.

SHAREHOLDER:

CICFH MUSIC INVESTMENT LIMITED

By:
Name:
Title:

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Shareholders Agreement as of the date first above written.

SHAREHOLDER:

PAN ASIA VENTURE GROUP LIMITED

By:
Name:
Title:

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Shareholders Agreement as of the date first above written.

SHAREHOLDER:

EMI GROUP LIMITED

By:
Name:
Title:

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Shareholders Agreement as of the date first above written.

SHAREHOLDER:

XIEZHENYU HOLDING LIMITED

By:
Name:
Title:

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Shareholders Agreement as of the date first above written.

SHAREHOLDER:

LOFTY TIMES INVESTMENTS LIMITED

By:
Name:
Title:

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Shareholders Agreement as of the date first above written.

SHAREHOLDER:

ALANDING HOLDING LIMITED

By:
Name:
Title:

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Shareholders Agreement as of the date first above written.

SHAREHOLDER:

BRAVE PLUS HOLDINGS LIMITED

By:
Name:
Title:

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Shareholders Agreement as of the date first above written.

SHAREHOLDER:

QUANTUM INVESTMENTS LIMITED

By:
Name:
Title:

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Shareholders Agreement as of the date first above written.

SHAREHOLDER:

CITYWAY INVESTMENTS LIMITED

By:
Name:
Title:

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Shareholders Agreement as of the date first above written.

SHAREHOLDER:

GREEN TECHNOLOGY HOLDINGS LIMITED

By:
Name:
Title:

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Shareholders Agreement as of the date first above written.

SHAREHOLDER:

POWER STREAM HOLDINGS LIMITED

By:
Name:
Title:

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Shareholders Agreement as of the date first above written.

SHAREHOLDER:

CAGICO TECHNOLOGY LIMITED

By:
Name:
Title:

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Shareholders Agreement as of the date first above written.

SHAREHOLDER:

QIFEI INTERNATIONAL DEVELOPMENT CO. LIMITED

By:
Name:
Title:

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Shareholders Agreement as of the date first above written.

SHAREHOLDER:

RED EARTH INNOVATION INTERNATIONAL COMPANY LIMITED

By:
Name:
Title:

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Shareholders Agreement as of the date first above written.

SHAREHOLDER:

POLYCON INVESTMENT LIMITED

By:
Name:
Title:

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Shareholders Agreement as of the date first above written.

SHAREHOLDER:

BEST TACTIC GLOBAL LIMITED

By:
Name:
Title:

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Shareholders Agreement as of the date first above written.

XIE GUOMIN

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Shareholders Agreement as of the date first above written.

XIE ZHENYU

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Shareholders Agreement as of the date first above written.

SHAREHOLDER:

TIME HERITAGE ENTERPRISES LIMITED

By:
Name:
Title

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Shareholders Agreement as of the date first above written.

SHAREHOLDER:

EMI MUSIC PUBLISHING GROUP HONG KONG LIMITED

By:
Name:
Title:

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Shareholders Agreement as of the date first above written.

SHAREHOLDER:

SONY/ATV MUSIC PUBLISHING (HONG KONG)

By:
Name:
Title:

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Shareholders Agreement as of the date first above written.

SHAREHOLDER:

CAPITAL STAR HOLDINGS LIMITED

By:
Name:
Title:

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Shareholders Agreement as of the date first above written.

SHAREHOLDER:

AL STONE LIMITED

By:
Name:
Title:

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Shareholders Agreement as of the date first above written.

SHAREHOLDER:

RAMCITY INVESTMENTS LIMITED

By:
Name:
Title:

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Shareholders Agreement as of the date first above written.

SHAREHOLDER:

FEIYANG HOLDINGS LIMITED

By:
Name:
Title:

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Shareholders Agreement as of the date first above written.

SHAREHOLDER:

BALAENA INVESTMENTS LIMITED

By:
Name:
Title:

[Signature Page to Shareholders Agreement]

Schedule A

List of Shareholders

1.	Min River Investment Limited

2.	PAGAC Music Holding II Limited

3.	PAGAC Music Holding II LP

4.	CICFH Group Limited

5.	China Investment Corporation Financial Holdings

6.	CICFH Music Investment Limited

7.	Pan Asia Venture Group Limited

8.	Guomin Holdings Limited

9.	XieZhenYu Holding Limited

10.	AlanDing Holding Limited

11.	Brave Plus Holdings Limited

12.	Quantum Investments Limited

13.	Cityway Investments Limited

14.	EMI Group Limited

15.	Green Technology Holdings Limited

16.	Power Stream Holdings Limited

17.	CAGICO TECHNOLOGY LIMITED

18.	Time Heritage Enterprises Limited

19.	Qifei International Development Co. Limited

20.	Red Earth Innovation International Company Limited

21.	Lofty Times Investments Limited

22.	Polycon Investment Limited

23.	Best Tactic Global Limited

24.	EMI Music Publishing Group Hong Kong Limited

25.	Sony/ATV Music Publishing (Hong Kong)

26.	Capital Star Holdings Limited

27.	Al Stone Limited

28.	RamCity Investments Limited

29.	FeiYang Holdings Limited

30.	Balaena Investments Limited

Schedule B

EXHIBIT A

Joinder Agreement

Reference is made to a shareholders agreement, a copy of which is attached hereto (as amended from time to time, the “SHA”), among Tencent Music Entertainment Group (     ), an exempted company incorporated under the Laws of the Cayman Islands (the “Company”), and the other persons signatory thereto. Capitalized terms used herein and not otherwise defined shall have the meanings given in the SHA.

The undersigned,                     , in order to purchase / subscribe                      Ordinary Shares and become a Shareholder of the Company, hereby agrees that by the undersigned’s execution hereof, the undersigned is a party to the SHA, subject to all of the restrictions, conditions, and obligations, and entitled to all the rights and privileges, applicable to [the transferring Shareholder set forth in the SHA][a Shareholder in general set forth in the SHA]. This Joinder Agreement shall take effect and shall become a part of said SHA immediately upon execution.

Executed on .

Address for Notices:

Signature

Telephone:

Email:

Exhibit E

[See Attached]

STRICTLY PRIVATE AND CONFIDENTIAL

Exhibit E

[Date]	Our Ref: DW/WL/T3551/H15535

[Addressee Name

Addressee Address]

Dear Sir or Madam

TENCENT MUSIC ENTERTAINMENT GROUP

We have been asked to provide this legal opinion to you with regard to the laws of the Cayman Islands in relation to the Documents (as defined in Schedule 1) being entered into by Tencent Music Entertainment Group (the “Company”).

For the purposes of giving this opinion, we have examined and relied upon the originals, copies or translations of the documents listed in Schedule 1.

In giving this opinion we have relied upon the assumptions set out in Schedule 2, which we have not independently verified.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction. Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in the Documents nor upon matters of fact or the commercial terms of the transactions contemplated by the Documents.

Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we consider relevant, and subject to the qualifications set out in Schedule 3, and under the laws of the Cayman Islands, we give the following opinions in relation to the matters set out below.

1.	The Company is an exempted company duly incorporated with limited liability, validly existing under the laws of the Cayman Islands and in good standing with the Registrar of Companies in the Cayman Islands (the “Registrar”).

2.	The Company has full corporate power and authority to execute and deliver the Documents to which it is a party and to perform its obligations under the Documents.

3.	The Documents to which the Company is a party have been duly authorised and executed and, when delivered by the Company, will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their respective terms.

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4.	The execution, delivery and performance of the Documents to which the Company is a party, the consummation of the transactions contemplated thereby and the compliance by the Company with the terms and provisions thereof do not:

(a)	contravene any law, public rule or regulation of the Cayman Islands applicable to the Company which is currently in force; or

(b)	contravene the Memorandum and Articles (as defined in Schedule 1).

5.	Neither:

(a)	the execution, delivery or performance of any of the Documents to which the Company is a party; nor

(b)	the consummation or performance of any of the transactions contemplated thereby by the Company,

requires the consent or approval of, the giving of notice to, or the registration with, or the taking of any other action in respect of any Cayman Islands governmental or judicial authority or agency.

6.	The law (if any) chosen in each of the Documents to which the Company is a party to govern its interpretation would be upheld as a valid choice of law in any action on that Document in the courts of the Cayman Islands (the “Courts” and each a “Court”).

7.	Save as set out in qualification 2 in Schedule 3, there are no stamp duties, income taxes, withholdings, levies, registration taxes, or other duties or similar taxes or charges now imposed, or which under the present laws of the Cayman Islands could in the future become imposed, in connection with the enforcement or admissibility in evidence of the Documents or on any payment to be made by the Company or any other person pursuant to the Documents. The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax.

8.	None of the parties to the Documents is or will be deemed to be resident, domiciled or carrying on business in the Cayman Islands by reason only of the execution, delivery, performance or enforcement of the Documents to which any of them is party.

9.	A judgment obtained in a foreign court (other than certain judgments of a superior court of any state of the Commonwealth of Australia) will be recognised and enforced in the Courts without any re-examination of the merits at common law, by an action commenced on the foreign judgment in the Grand Court of the Cayman Islands (the “Grand Court”), where the judgment:

(a)	is final and conclusive;

(b)	is one in respect of which the foreign court had jurisdiction over the defendant according to Cayman Islands conflict of law rules;

(c)	is either for a liquidated sum not in respect of penalties or taxes or a fine or similar fiscal or revenue obligations or, in certain circumstances, for in personam non-money relief (following Bandone Sdn Bhd v Sol Properties Inc. [2008] CILR 301); and

WALKERS	Page 3

(d)	was neither obtained in a manner, nor is of a kind enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

10.	It is not necessary under the laws of the Cayman Islands that any of the Documents be registered or recorded in any public office or elsewhere in the Cayman Islands in order to ensure the validity or enforceability of any of the Documents.

11.	It is not necessary under the laws of the Cayman Islands:

(a)	in order to enable any party to any of the Documents to enforce their rights under the Documents; or

(b)	solely by reason of the execution, delivery and performance of the Documents,

that any party to any of the Documents should be licensed, qualified or otherwise entitled to carry on business in the Cayman Islands or any other political subdivision thereof.

12.	Based solely upon our examination of the Court Register (as defined in Schedule 1) we confirm that at the Search Time (as defined in Schedule 1) there are no actions, suits or proceedings pending against the Company before the Grand Court and no steps have been, or are being, taken compulsorily to wind up the Company.

13.	In relation to the ordinary shares of a par value of US$0.000083 each in the capital of the Company (“Ordinary Shares”):

(a)	[Number] Ordinary Shares (the “Subscription Shares”) have been duly authorised and were validly allotted and issued to Spotify AB (“S AB”) on [Date] and, when paid for in accordance with the terms of the Documents for the consideration expressed therein, will be fully paid and without obligation to make further payment to the Company in respect of the issue of the Subscription Shares.

(b)	the Subscription Shares carry such rights as are attributed to them in the Memorandum and Articles and the Documents.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person without our prior written consent.

We agree that a copy of this opinion may be disclosed to (1) the professional advisers (including, without limitation, auditors) of the Addressee (acting in that capacity in connection with the transactions contemplated by the Documents) (the “Addressee’s Advisers”) and (2) specified persons if required by law or regulation or in connection with any actual or potential dispute or claim to which the Addressee is a party in relation to the Documents (the “Specified Persons”) and their advisers, in each case for information purposes only, in circumstances

WALKERS	Page 4

where they wish to know that an opinion has been given and to be made aware of its terms, on the strict understanding that:

a)	the Addressee’s Advisers and the Specified Persons and their advisers may not rely on this opinion for their own benefit or for the benefit of any persons; and

b)	we assume no responsibility or legal liability to them as a result of such disclosure or otherwise.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

WALKERS

WALKERS	Page 5

SCHEDULE 1

LIST OF DOCUMENTS EXAMINED

1.	The Certificate of Incorporation of the Company dated 6 June 2012, the Certificate of Incorporation on Change of Name of the Company dated 5 January 2017, the Third Amended and Restated Memorandum and Articles of Association of the Company as adopted on [Date] (the “Memorandum and Articles”), Register of Members and Register of Directors, in each case, of the Company and dated [Date], copies of which have been provided to us by[ its registered office in the Cayman Islands] (together the “Company Records”).

2.	The Cayman Online Registry Information System (CORIS), the Cayman Islands’ General Registry’s online database, searched on [Date].

3.	The Register of Writs and other Originating Process of the Grand Court kept at the Clerk of Court’s Office, George Town, Grand Cayman (the “Court Register”), examined at 9.00am on [Date] (the “Search Time”).

4.	A copy of a Certificate of Good Standing dated [Date] in respect of the Company issued by the Registrar (the “Certificate of Good Standing”).

5.	A copy of signed minutes of a meeting of the members of the Company dated [Date] and [executed written resolutions][signed minutes of a meeting] of the Board of Directors of the Company dated [Date] (the “Resolutions”).

6.	Copies of the following:

(a)	an investor agreement between, inter alia, the Company and S AB dated [Date]; [and]

(b)	a subscription agreement between, inter alia, the Company and S AB dated [Date]; [and

(c)	a shareholders’ agreement between, inter alia, the Company and [Insert].]

The documents listed in paragraphs 6(a) to [][(c)] above inclusive are collectively referred to in this opinion as the “Documents”.

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SCHEDULE 2

ASSUMPTIONS

1.	There are no provisions of the laws of any jurisdiction outside the Cayman Islands which would be contravened by the execution or delivery of the Documents and, insofar as any obligation expressed to be incurred under the Documents is to be performed in or is otherwise subject to the laws of any jurisdiction outside the Cayman Islands, its performance will not be illegal by virtue of the laws of that jurisdiction.

2.	The Documents are within the capacity, power, and legal right of, and have been or will be duly authorised, executed and delivered by, each of the parties thereto (other than the Company).

3.	The Documents constitute or, when executed and delivered, will constitute the legal, valid and binding obligations of each of the parties thereto enforceable in accordance with their terms as a matter of the laws of all relevant jurisdictions (other than the Cayman Islands).

4.	The choice of the laws of the jurisdiction selected to govern each of the Documents has been made in good faith and will be regarded as a valid and binding selection which will be upheld in the courts of that jurisdiction and all relevant jurisdictions (other than the Cayman Islands).

5.	All authorisations, approvals, consents, licences and exemptions required by, and all filings and other steps required of each of the parties to the Documents outside the Cayman Islands to ensure the legality, validity and enforceability of the Documents have been or will be duly obtained, made or fulfilled and are and will remain in full force and effect and any conditions to which they are subject have been satisfied.

6.	All conditions precedent, if any, contained in the Documents have been or will be satisfied or waived.

7.	The Board of Directors of the Company considers the execution of the Documents and the transactions contemplated thereby to be in the best interests of the Company.

8.	No disposition of property effected by the Documents is made for an improper purpose or wilfully to defeat an obligation owed to a creditor and at an undervalue.

9.	The Company was on the date of execution of the Documents to which it is a party able to pay its debts as they became due from its own moneys, and any disposition or settlement of property effected by any of the Documents is made in good faith and for valuable consideration and at the time of each disposition of property by the Company pursuant to the Documents the Company will be able to pay its debts as they become due from its own moneys.

10.	The originals of all documents examined in connection with this opinion are authentic. The signatures, initials and seals on the Documents are genuine and are those of a person or persons given power to execute the Documents under the Resolutions or any power of attorney given by the Company to execute the Documents. All documents purporting to be sealed have been so sealed. All copies are complete and conform to their originals. Any translations are a true translation of the original document they purport to translate. The Documents conform in every material respect to the latest drafts of the same produced to us and, where provided in successive drafts, have been marked up to indicate all changes to such Documents.

11.	Any Document was either executed as a single physical document (whether in counterpart or not) in full and final form or, where any Document was executed by or on behalf of any company, body corporate or corporate entity, the relevant signature page was attached to such Document by, or on behalf of, the relevant person or otherwise with such person’s express or implied authority.

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12.	The Memorandum and Articles are the memorandum and articles of association of the Company and are in force at the date hereof.

13.	The Company Records are complete and accurate and all matters required by law and the Memorandum and Articles to be recorded therein are completely and accurately so recorded.

14.	There are no records of the Company (other than the Company Records), agreements, documents or arrangements other than the documents expressly referred to herein as having been examined by us which materially affect, amend or vary the transactions envisaged in the Documents or restrict the powers and authority of the Directors of the Company in any way or which would affect any opinion given herein.

15.	The Resolutions have been duly executed (and where by a corporate entity such execution has been duly authorised if so required) by or on behalf of each Director, or by or on behalf of each member in respect of the member resolutions, and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed.

16.	The Resolutions and any power of attorney given by the Company to execute the Documents remain in full force and effect and have not been revoked or varied.

17.	No resolution voluntarily to wind up the Company has been adopted by the members and no event of a type which is specified in the Memorandum and Articles as giving rise to the winding up of the Company (if any) has in fact occurred.

18.	No amounts paid to or for the account of any party under the Documents or any property received or disposed of by any party to the Documents in each case in connection with the performance of the Documents or the consummation of the transactions contemplated thereby (any such amount or property, the “Relevant Property”), represent or will represent proceeds of criminal conduct, criminal property or terrorist property as defined in the Proceeds of Crime Law (2017 Revision) or the Terrorism Law (2017 Revision) (the “Terrorism Law”), each of the Cayman Islands.

19.	As a matter of all relevant laws (other than the laws of the Cayman Islands), any power of attorney given by the Company to execute the Documents has been duly executed by the Company and constitutes the persons named therein as the duly appointed attorney of the Company with such authority as is specified therein.

20.	As a matter of all relevant laws (other than the laws of the Cayman Islands) none of the Documents constitute a security interest.

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SCHEDULE 3

QUALIFICATIONS

1.	The term “enforceable” and its cognates as used in this opinion means that the obligations assumed by any party under the Documents are of a type which the Courts enforce. This does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

(a)	enforcement of obligations and the priority of obligations may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium and other laws of general application relating to or affecting the rights of creditors or by prescription or lapse of time;

(b)	enforcement may be limited by general principles of equity and, in particular, the availability of certain equitable remedies such as injunction or specific performance of an obligation may be limited where a Court considers damages to be an adequate remedy;

(c)	claims may become barred under statutes of limitation or may be or become subject to defences of set-off, counterclaim, estoppel and similar defences;

(d)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of, or contrary to the public policy of, that jurisdiction;

(e)	a judgment of a Court may be required to be made in Cayman Islands dollars;

(f)	to the extent that any provision of the Documents is adjudicated to be penal in nature, it will not be enforceable in the Courts; in particular, the enforceability of any provision of the Documents that is adjudicated to constitute a secondary obligation which imposes a detriment on the contract-breaker out of all proportion to any legitimate interest of the innocent party in the enforcement of the primary obligation may be limited;

(g)	to the extent that the performance of any obligation arising under the Documents would be fraudulent or contrary to public policy, it will not be enforceable in the Courts;

(h)	in the case of an insolvent liquidation of the Company, its liabilities are required to be translated into the functional currency of the Company (being the currency of the primary economic environment in which it operated as at the commencement of the liquidation) at the exchange rates prevailing on the date of commencement of the voluntary liquidation or the day on which the winding up order is made (as the case may be);

(i)	a Court will not necessarily award costs in litigation in accordance with contractual provisions in this regard;

(j)	the effectiveness of terms in the Documents excusing any party from a liability or duty otherwise owed or indemnifying that party from the consequences of incurring such liability or breaching such duty shall be construed in accordance with, and shall be limited by, applicable law, including generally applicable rules and principles of common law and equity.

2.	Cayman Islands stamp duty will be payable on any Document if it is executed in or brought to the Cayman Islands, or produced before a Court.

WALKERS	Page 9

3.	A certificate, determination, calculation or designation of any party to the Documents as to any matter provided therein might be held by a Court not to be conclusive, final and binding, notwithstanding any provision to that effect therein contained, for example if it could be shown to have an unreasonable, arbitrary or improper basis or in the event of manifest error.

4.	If any provision of the Documents is held to be illegal, invalid or unenforceable, severance of such provision from the remaining provisions will be subject to the discretion of the Courts notwithstanding any express provisions in this regard.

5.	Every conveyance or transfer of property, or charge thereon, and every payment obligation and judicial proceeding, made, incurred, taken or suffered by a company at a time when that company was unable to pay its debts within the meaning of section 93 of the Companies Law (2016 Revision) of the Cayman Islands (the “Companies Law”), and made or granted in favour of a creditor with a view to giving that creditor a preference over the other creditors of the company, would be invalid pursuant to section 145(1) of the Companies Law, if made, incurred, taken or suffered within the six months preceding the commencement of a liquidation of that company. Such actions will be deemed to have been made with a view to giving such creditor a preference if it is a “related party” of the company. A creditor shall be treated as a related party if it has the ability to control the company or exercise significant influence over the company in making financial and operating decisions.

6.	Any disposition of property made at an undervalue by or on behalf of a company and with an intent to defraud its creditors (which means an intention to wilfully defeat an obligation owed to a creditor), shall be voidable:

(a)	under section 146(2) of the Companies Law at the instance of the company’s official liquidator; and

(b)	under the Fraudulent Dispositions Law (1996 Revision) of the Cayman Islands, at the instance of a creditor thereby prejudiced,

provided that in either case, no such action may be commenced more than six years after the date of the relevant disposition.

7.	If any business of a company has been carried on with intent to defraud creditors of the company or creditors of any other person or for any fraudulent purpose, the Court may declare that any persons who were knowingly parties to the carrying on of the business of the company in such manner are liable to make such contributions, if any, to the company’s assets as the Court thinks proper.

8.	Notwithstanding any purported date of execution in any of the Documents, the rights and obligations therein contained take effect only on the actual execution and delivery thereof but the Documents may provide that they have retrospective effect as between the parties thereto alone.

9.	The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions and/or measures adopted by the European Union Council for Common Foreign & Security Policy extended to the Cayman Islands by the Order of Her Majesty in Council.

10.	Under the laws of the Cayman Islands, persons who are not party to a Document have no direct rights or obligations under such Document unless:

(a)	such Document expressly provides in writing that such persons may in their own right enforce a term of such Document under The Contracts (Rights of Third Parties) Law, 2014 of the Cayman Islands;

WALKERS	Page 10

(b)	they are persons acting pursuant to powers contained in a deed poll; or

(c)	they are beneficiaries under properly constituted trusts.

11.	Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing issued by the Registrar. The Company shall be deemed to be in good standing under section 200A of the Companies Law on the date of issue of the certificate if all fees and penalties under the Companies Law have been paid and the Registrar has no knowledge that the Company is in default under the Companies Law.

12.	The Court Register may not reveal whether any out of court appointment of a liquidator or a receiver has occurred. The Court Register may not constitute a complete record of the proceedings before the Grand Court as at the Search Time including for the following reasons:

(a)	it may not reveal whether any documents filed subsequently to an originating process by which new causes of action and/or new parties are or may be added (including amended pleadings, counterclaims and third party notices) have been filed with the Grand Court;

(b)	it may not reveal any originating process (including a winding up petition) in respect of the Company in circumstances where the Court has prior to the issuance of such process ordered that such process upon issuance be anonymised (whether on a temporary basis or otherwise);

(c)	it may not be updated every day;

(d)	documents may have been removed from it, or may not have been placed on it, where an order has been made to that effect in a particular cause or matter; and

(e)	it may not reveal any orders made ex parte on an urgent basis where the originating process is issued subsequently pursuant to an undertaking given to the Court at the time the order is made.

13.	We express no opinion upon any provisions in the Memorandum and Articles or any document which contains a reference to any law or statute that is not a Cayman Islands law or statute.

14.	We express no opinion upon the effectiveness of any clause of the Documents which provides that the terms of such Document may only be amended in writing.

15.	We render no opinion as to the specific enforcement as against the Company of covenants granted by the Company to do or to omit to do any action or other matter which is reserved by applicable law or the Company’s constitutional documents to the Company’s members or any other person.

16.	Based on the decision in the English case of Houldsworth v City of Glasgow Bank (1880) 5 App Cas 317 HL, in the event of a misrepresentation by a company on which a member relied in agreeing to subscribe for shares in such company, the member may be entitled to rescind the share subscription agreement and thereafter claim damages against such company for any additional loss suffered as a result of the misrepresentation. Such a claim for damages will not arise unless and until the member has successfully rescinded the share subscription agreement. A member may be barred from rescinding on the grounds of delay or affirmation and if such company is wound up (whether voluntarily or compulsorily), such member will lose the right to rescind the share subscription agreement.

17.	Where a document provides for an exclusive or non-exclusive jurisdiction clause submitting (or permitting the submission) to the jurisdiction of the Courts, a Court may decline to accept jurisdiction in any matter where:

(a)	it determines that some other jurisdiction is a more appropriate or convenient forum;

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(b)	another court of competent jurisdiction has made a determination in respect of the same matter; or

(c)	litigation is pending in respect of the same matter in another jurisdiction.

Proceedings may be stayed in the Cayman Islands if concurrent proceedings in respect of the same matter are or have been commenced in another jurisdiction.

18.	Where a document provides for an exclusive jurisdiction clause submitting to a jurisdiction of a court other than the Courts, notwithstanding any provision of the document providing for the exclusive jurisdiction of a court other than the Courts, the Court may, if it is satisfied that it is just and equitable to allow such proceedings to continue in the Cayman Islands:

(a)	decline to stay proceedings issued in contravention of such provision; or

(b)	grant leave to serve Cayman Islands proceedings out of the Cayman Islands.

19.	If the performance of the Documents or the consummation of the transactions contemplated thereby constitutes an arrangement which facilitates the retention or control by or on behalf of another person of terrorist property by concealment, by removal from the jurisdiction or by transfer to nominees or if any party to the Documents:

(a)	pays, disposes of or receives any Relevant Property with the intention that it should be used, or with reasonable cause to suspect that it will or may be used, for the purposes of terrorism;

(b)	knows or has reasonable cause to suspect that Relevant Property has been used directly or indirectly in the commission of an act of terrorism or will or may be used for the purposes of terrorism; or

(c)	acquires Relevant Property as a result of or in connection with acts of terrorism,

then	an offence may be committed under the Terrorism Law.

20.	We express no opinion on and our opinions are subject to the effect, if any, of any provisions of any Document that relies upon financial or numerical computation.

21.	The Company may be required to submit (or to cause to be submitted on its behalf) a notification and report to the Cayman Islands Department for International Tax Cooperation to ensure compliance with any obligations it may have under the laws of the Cayman Islands relating to the automatic exchange of financial account information.

14.	Shares, voting rights in a Cayman Islands’ company or the right to appoint or remove a majority of directors of a Cayman Islands’ company (a “Relevant Interest”) will be affected by a restrictions notice issued by such company pursuant to the Companies Law (a “Restrictions Notice”). If a Restrictions Notice is issued, then in respect of such Relevant Interest: any transfer or agreement to transfer shall be void; no rights shall be exercisable; no additional shares may be issued in respect of the Relevant Interest or pursuant to an offer made to the interest holder; and, except in a liquidation, an agreement to transfer certain rights shall be void.

15.	No Restrictions Notice is permitted to be issued in relation to a Relevant Interest if it is subject to a security interest granted to a third party who is not affiliated with the person who holds such Relevant Interest.

Exhibit F

[See Attached]

Exhibit F

TENCENT MUSIC ENTERTAINMENT GROUP

Certificate

[•], 2017

The undersigned, a duly elected Director of Tencent Music Entertainment Group, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), DOES HEREBY CERTIFY that:

(i)	Attached hereto as Exhibit A-1 is a true, correct and complete copy of the certificate of incorporation and certificate of incorporation on change of name (together, the “TME Certificate of Incorporation”) of the Company issued by the Registrar of Companies of the Cayman Islands as of the date given on the certification. The TME Certificate of Incorporation has not been amended or restated, and no document with respect to an amendment to the TME Certificate of Incorporation has been filed in the office of the Registrar of Companies of the Cayman Islands, since the date shown on the face of the Cayman Islands certification attached hereto. Since such date, no proceeding has been commenced for the merger, consolidation, winding up, dissolution or liquidation of the Company or the sale of all or substantially all of its assets and, to the best of his/her knowledge, no action or proceeding threatening the Company’s existence or which would result in the forfeiture of the TME Certificate of Incorporation has been commenced or threatened.

(ii)	Attached hereto as Exhibit A-2 is a true, correct and complete copy of the Third Amended and Restated Memorandum and Articles of Association of the Company (the “Articles”), which have been in full force and effect at all times, and which have not been amended or restated, since [•], 2017 through and including the date hereof.

(iii)	Attached hereto as Exhibit A-3 is a true, correct and complete copy of a certificate of good standing issued by the Registrar of Companies of the Cayman Islands on the date set forth thereon and certifying to the good standing of the Company in the Cayman Islands as of the date set forth therein.

(iv)	Exhibit A-4 attached hereto sets forth, as of the date hereof, the Fully Diluted share capital of the Company after giving effect to the issuance of the Acquired TME Shares and assuming the consummation of the issuance pursuant to the TME Equity Offering and the Distribution to Other Shareholders (each as defined in the Subscription Agreement, dated as of December 8, 2017 (the “Subscription Agreement”), by and among Tencent Music Entertainment Hong Kong Limited, a company incorporated under the laws of Hong Kong, the Company, Spotify Technology S.A., a public limited company (société anonyme) incorporated under the laws of Luxembourg, having its registered office at 42-44 avenue de la Gare, L-1610 Luxembourg, and registered with the Luxembourg Trade and Companies Register under number B 123 052, and Spotify AB, a corporation incorporated under the laws of Sweden) of an aggregate of 208,120,931 TME Shares.

(v)	Attached hereto as Exhibit A-5 is a true, correct and complete copy of the Second Amended and Restated Shareholders Agreement of the Company (“Shareholders Agreement”), which has been in full force and effect at all times, and which has not been amended or restated, since [•], 2017 through and including the date hereof.

(vi)	Attached hereto as Exhibit A-6 is a true, correct and complete copy of the minutes of a meeting of the Directors held on [•], 2017. Said resolutions authorize the execution, delivery and performance of the Subscription Agreement and the Other Transaction Agreements (as defined in the Subscription Agreement) and the consummation of the transactions contemplated thereby. The aforementioned resolutions have not been amended, rescinded or modified since their adoption and execution, remain in full force and effect as of the date hereof and represent the only resolutions adopted or actions taken by, or on behalf of, the Directors relating to the matters described therein.

(vii)	Attached hereto as Exhibit A-7 is a true, correct and complete copy of the minutes of an extraordinary general meeting of the shareholders of the Company held on [•], 2017 in accordance with the Companies Law (as amended) of the Cayman Islands (the “EGM”). Resolutions duly passed at said EGM authorize the execution, delivery and performance of the Subscription Agreement, the Other Transaction Agreements and the consummation of the transactions contemplated thereby and approves the Articles. The aforementioned resolutions have not been amended, rescinded or modified since their adoption and execution, remains in full force and effect as of the date hereof and represents the only resolutions adopted or actions taken by, or on behalf of, the shareholders of the Company relating to the matters described therein.

(viii)	Each person, who as a Director or officer of the Company, signed the Subscription Agreement, the Other Transaction Agreements or the certificates delivered by, as of or on the date hereof in connection with the closing of the transactions contemplated by the Subscription Agreement, was duly elected and qualified as a Director or officer of the Company and held office or offices indicated thereon on the date of, and was duly authorized to take, such action and each signature of such signing Director or officer is his or her genuine signature.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first above written.

Name:	[•]
Title:	Director

The undersigned, the duly qualified officer of the Company, DOES HEREBY CERTIFY that [•] is the duly elected Director of the Company and that the signature set forth above his/her name is his/her true signature.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first written above.

Name:	[•]
Title:	[•]

Exhibit G

[See Attached]

STRICTLY PRIVATE AND CONFIDENTIAL

Exhibit G

To the Addressee

Luxembourg, [date] 2017

GH/BLG/JHEN– 49797.22412306v8

PROJECT TENCENT

Dear Madam, dear Sir,

We have acted as legal advisors to the Company in the Grand Duchy of Luxembourg in connection with the Contractual Documents. We have taken instructions exclusively from the Company and we are addressing this Opinion to you at the request of the Company; we therefore expressly reserve the right to represent and advise the Company in relation to the Contractual Documents now and in the future. We are not your legal advisors and nothing in this Opinion should be read as implying that we owe you any duty of care in relation to the Contractual Documents.

1.	In arriving at the opinions expressed below, we have examined and relied exclusively on the Documents.

Capitalised terms used herein are defined in appendix A.

A reference to a convention, law or regulation herein is to be construed as a reference to such convention, law and regulation as the same may have been amended or re-enacted.

2.	This Opinion is limited to Luxembourg Law. Accordingly, we express no opinion with regard to any system of law other than Luxembourg Law. We express no opinion (a) on public international law or on the rules promulgated under any treaty or by any treaty organisation or on any accounting, criminal or tax laws or regulations of any jurisdiction (including Luxembourg), except as specifically set out herein and (b) with regard to the effect of any systems of law other than Luxembourg Law even in cases where, under Luxembourg Law, any foreign law or regulation should be applied, and we therefore assume that no provisions of any foreign law or regulation would affect, qualify or have any bearing on this Opinion.

3.	We express no opinion as to whether any representations and warranties set out in the Contractual Documents (other than representations and warranties as to matters of Luxembourg Law on which we express an opinion herein) are and will be true and accurate when made, nor do we express any opinion on the rationale of the transactions considered by, referred to in, provided for or effected by the Documents. We have not investigated or verified the accuracy of the facts (or statements of foreign law) or the reasonableness of any statements of opinion or intention contained in any of the Documents, or verified that no material facts or provisions have been omitted therefrom, save if any such matter is the subject of a specific opinion herein, and we do not have detailed knowledge of the transactions considered by, referred to in, provided for or effected by the Documents nor of any documents other than the Documents even if referred to in the Documents.

4.	For the purpose of this Opinion we have assumed:

4.1.	the genuineness of all signatures, seals and stamps on any of the Documents and the completeness and conformity to originals of the Documents submitted to us as certified, photostatic, faxed, scanned or e-mailed copies;

4.2.	the conformity to the signed originals of the Contractual Documents examined by us in draft or execution form only and that, to the extent made, any completion and/or amendment of such draft or execution forms does not affect, qualify or have any bearing on this Opinion;

4.3.	that the Contractual Documents have been signed and entered into by each of the parties thereto in the form examined by us and substantially in the form approved by the board of directors of the Company in the Resolutions;

4.4.	that, in respect of the Contractual Documents and each of the transactions contemplated by, referred to in, provided for or effected by the Documents, (a) the parties to the Contractual Documents entered into the same in good faith and for the purpose of carrying out their business, on arms’ length commercial terms, without any intention to defraud or deprive of any legal benefit any other persons (such as third parties and, in particular, creditors) or to circumvent any applicable mandatory laws or regulations of any jurisdiction, (b) the entry into the Contractual Documents and the performance of any rights and obligations thereunder are in the best corporate interest (intérêt social) of the Company and (c) the legality, validity, binding effect and enforceability of the Contractual Documents on each party is not affected by any matter or factual circumstance such as fraud, coercion, duress, undue influence or mistake;

4.5.	the absence of any other arrangements between any of the parties to the Contractual Documents which modify or supersede any of the terms of the Contractual Documents;

4.6.	that the Company does not meet the criteria for the opening of any insolvency proceedings such as bankruptcy (faillite), insolvency, winding-up, liquidation, moratorium, controlled management (gestion contrôlée), suspension of payment (sursis de paiement), voluntary arrangement with creditors (concordat préventif de la faillite), fraudulent conveyance, general settlement with creditors, reorganisation or similar order or proceedings affecting the rights of creditors generally;

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4.7.	that the Corporate Documents are true, complete, up-to-date and have not been rescinded, supplemented or amended in any way since the date thereof; that no other corporate documents exist which would have a bearing on this Opinion; and that all statements contained therein are true and correct;

4.8.	that the resolutions of the board directors were properly taken as reflected in the Resolutions, that the meeting of the board of directors of the Company was properly convened for the purpose of adopting the Resolutions, that each director has properly performed his duties and that all provisions relating to the declaration of opposite interests or the power of the interested directors to vote were fully observed;

4.9.	that the individuals purported to have signed the Documents have in fact signed such Documents and that these individuals had legal capacity when they signed;

4.10.	that the head office (administration centrale) and the place of effective management (siège de direction effective) of the Company are located at the place of its registered office (siège statutaire) in Luxembourg; that, for the purposes of the Insolvency Regulation, the centre of main interests (centre des intérêts principaux) of the Company is located at the place of its registered office (siège statutaire) in Luxembourg;

4.11.	that during the search made on [date] on the RESA and in the Mémorial, the information published regarding the Company was complete, up-to-date and accurate at the time of such search and has not been modified since such search;

4.12.	that the Company has complied with all legal requirements of the Domiciliation Law or, if the Company rents office space, that the premises rented by the Company meet the factual criteria set out in the circulars issued by the CSSF in connection with the Domiciliation Law;

4.13.	that the choice of the laws of the State of New York to govern the Contractual Documents and the submission of the Contractual Documents to the arbitration of the International Chamber of Commerce with regard to any disputes under the Contractual Documents is legal, valid, binding and enforceable under the laws of the State of New York and that such choice and submission would be recognised by the courts of any jurisdiction (other than the courts of Luxembourg);

4.14.	that the Contractual Documents are legal, valid, binding and enforceable in accordance with their terms under the laws of the State of New York.

5.	This Opinion is given on the basis that it will be governed by and construed in accordance with Luxembourg Law and will be subject to Luxembourg jurisdiction only.

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On the basis of the assumptions set out above and subject to the qualifications set out below and to any factual matters, documents or events not disclosed to us, we are of the opinion that:

5.1.	The Company is a société anonyme duly incorporated before a Luxembourg notary for an unlimited duration and validly existing under Luxembourg Law.

5.2.	According to, and based solely on, the Non-Registration Certificate, on [date preceding the date of the certificate] none of the following judicial decisions has been recorded with the Luxembourg Trade and Companies’ Register with respect to the Company: (a) judgments or decisions pertaining to the opening of insolvency proceedings (faillite), (b) judgments or court orders approving a voluntary arrangement with creditors (concordat préventif de la faillite), (c) court orders pertaining to a suspension of payments (sursis de paiement), (d) judicial decisions regarding controlled management (gestion contrôlée), (e) judicial decisions pronouncing its dissolution or deciding on its liquidation, (f) judicial decisions regarding the appointment of an interim administrator (administrateur provisoire), or (g) judicial decisions taken by foreign judicial authorities concerning insolvency, voluntary arrangements or any similar proceedings in accordance with the Insolvency Regulation.

5.3.	The Company has the necessary corporate power and authority under the Articles of Association to execute and deliver the Contractual Documents and perform its obligations thereunder.

5.4.	The Company has taken all necessary corporate action to duly and validly authorise and approve the execution and delivery of the Contractual Documents to which it is a party, the performance of its obligations thereunder and the consummation by the Company of the transactions contemplated thereby, and no other corporate or other similar action on the part of the Company is necessary to authorise and approve the execution and delivery of the Contractual Documents to which it is a party, the performance of its obligations thereunder and the consummation by the Company of the transactions contemplated thereby.

5.5.	The Contractual Documents have been duly and validly executed and delivered on behalf of the Company in accordance with Luxembourg Law, the Articles of Association and the Resolutions.

5.6.	The execution of the Contractual Documents by the Company and the performance by the Company of its obligations under the Contractual Documents do not violate or conflict with any provision of its Articles of Association, the Companies Law or Luxembourg international public policy (ordre public international).

5.7.	In any proceedings instituted in Luxembourg for the enforcement of any provisions of the Contractual Documents which are stipulated to be governed by the laws of the State of New York, the choice of the laws of the State of New York law as the governing law thereof will be recognised by the courts of Luxembourg subject to and in accordance with the provisions of the Rome I Regulation.

5.8.	As regards the arbitration clause in the Contractual Documents, the courts of Luxembourg will recognize and declare enforceable any final and conclusive civil or commercial arbitral award duly rendered in relation to the Contractual Documents, subject to Articles 1224 et seq. of the Luxembourg Nouveau Code de Procédure Civile and/or to the New York Convention.

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5.9.	Based on the Corporate Documents, all Shares (including the shares that the Company issued to TME HK) issued and outstanding on [insert date of Closing] are duly authorised, validly issued, fully paid and non-assessable (non susceptible d’appels de versement).

5.10.	It is not necessary under Luxembourg Law that the Contractual Documents be filed, recorded or enrolled with any court or other authority in Luxembourg or that any stamp, registration or similar tax be paid on or in relation to the Contractual Documents.

5.11.	Non-Luxembourg parties to the Contractual Documents will not become resident in Luxembourg, or be deemed to be resident or otherwise subject to tax filings in Luxembourg (except as expressly stated in this Opinion) by reason only of the entry into or the performance of the Contractual Documents.

5.12.	It is not necessary under Luxembourg Law that the non-Luxembourg parties to the Contractual Documents be authorised, licensed, qualified or otherwise entitled to carry on business in Luxembourg or establish a place of business in Luxembourg for the entry into and performance of the Contractual Documents.

6.	The opinions expressed above are subject to the following qualifications:

6.1.	Luxembourg legal concepts are expressed in English terms and not in their original French terms. The concepts in question may not be identical to the concepts described by the same English terms as they exist in the laws and regulations of other jurisdictions. This Opinion may, therefore, only be relied on upon the express condition that any issues of interpretation or liability arising hereunder be governed by Luxembourg Law only and be brought exclusively before a court in Luxembourg;

6.2.	the opinions set out above are subject to all limitations by reason of national or foreign bankruptcy, insolvency, winding-up, liquidation, moratorium, controlled management, suspension of payment, voluntary arrangement with creditors, fraudulent conveyance, general settlement with creditors, reorganisation or similar laws affecting the rights of creditors generally;

6.3.	Luxembourg international public policy (ordre public international) includes the fundamental concepts of Luxembourg Law which Luxembourg courts may deem to be of such significance so as to exclude the application of a foreign law or the recognition of a foreign judgement deemed to be contrary in its results to such fundamental concepts. Luxembourg international public policy is a matter which is constantly evolving on the basis of the position of Luxembourg courts with respect to cases they treat. Accordingly, there are uncertainties as to what is considered as international public policy under Luxembourg law. There is no closed end list of provisions that are considered to be contrary to Luxembourg international public policy and there is only limited published case law on this matter;

6.4.

the Non-Registration Certificate does not determine conclusively whether or not the judicial decisions referred to therein have occurred. In particular, it is not possible to determine whether any petition has been filed with a court or any similar action has been taken against or on behalf of the Company regarding the opening of insolvency proceedings (faillite), suspension of payments (sursis de paiement), controlled management (gestion contrôlée) or voluntary arrangements that the

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Company would have entered into with their creditors (concordat préventif de la faillite), judicial decisions regarding the appointment of an interim administrator (administrateur provisoire), or judicial decisions taken by foreign judicial authorities concerning insolvency, voluntary arrangements or any similar proceedings in accordance with the Insolvency Regulation. The Non-Registration Certificate only mentions such proceedings if a judicial decision was rendered further to such a request, and if such judicial decision was recorded with the Luxembourg Trade and Companies’ Register on the date referred to in the Non-Registration Certificate;

6.5.	judicial decisions taken in any jurisdiction in which the Insolvency Regulation is not applicable are not subject to mandatory registration with the Luxembourg Trade and Companies’ Register;

6.6.	deeds (actes) or extracts of deeds (extraits d’actes) and other indications relating to the Company and which, under Luxembourg Law, must be published on the RESA (and which mainly concern acts relating to the incorporation, the functioning, the appointment of directors/managers and liquidation/insolvency of the Company as well as amendments, if any, to the articles of association of the Company) will only be enforceable against third parties after they have been published on the RESA except where such third parties had previously knowledge thereof. Such third parties may rely on deeds or extracts of deeds prior to their publication. For the fifteen days following the publication, these deeds or extracts of deeds will not be enforceable against third parties who prove that it was impossible for them to have knowledge thereof.

6.7.	there may be a lapse between the filing of a document and its actual publication on the RESA. Furthermore, filings made with the Luxembourg Trade and Companies’ Register prior to the year 2000 will not be available on its website; the results of our search on the website of the Luxembourg Trade and Companies’ Register is therefore limited to documents filed from the year 2000 onwards;

6.8.	the non-compliance by the Company with criminal law or the provisions of the commercial code or the laws governing commercial companies including the requirement to file with the Trade and Companies’ Register its annual accounts may trigger the application of Article 203 of the Companies Law according to which the District Court (Tribunal d’Arrondissement) dealing with commercial matters may, at the request of the Public Prosecutor (Procureur d’Etat), order the dissolution and liquidation of the Company;

6.9.	If the Contractual Documents (i) are voluntarily presented to the registration formalities or (ii) are appended to a document that requires mandatory registration, a registration (“droit d’enregistrement”) duty will be due, the amount of which will depend on the nature of the document to be registered;

6.10.	the rights and obligations of the parties to the Contractual Documents may be affected by criminal investigations or prosecution;

6.11.	the Luxembourg courts would not apply a chosen foreign law if the choice was not pleaded and proved;

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6.12.	notwithstanding arbitration clauses, Luxembourg courts would have in principle jurisdiction for any summary proceedings (référé) in connection with assets located in Luxembourg;

6.13.	Luxembourg has on the basis of reciprocity declared that it will apply the New York Convention only to the recognition and enforcement of awards made in the territory of another contracting State;

6.14.	except as set out in opinions 5.7 and 5.8, we express no opinion with respect to the validity and/or enforceability and/or performance of the obligations under the Contractual Documents, which we have not reviewed in this respect.

7.	This Opinion speaks as of the date hereof. No obligation is assumed to update this Opinion or to inform any person of any changes of law or other matters coming to our knowledge and occurring after the date hereof which may affect this Opinion in any respect.

8.	This Opinion is addressed to you solely for your benefit and solely for the purpose of the Contractual Documents. It is not to be transmitted to any other person, nor to be relied upon by any other person, verified or for any other purpose quoted or referred to in any public document or filed with any governmental agency or other person without our prior written consent. This Opinion is strictly limited to the matters stated herein and does not extend to, and is not to be read as extending by implication to, any agreement or document referred to in the Contractual Documents or otherwise.

9.	We consent to the disclosure of this Opinion by the Addressee to:

•	to its affiliates, auditors and advisors (but solely in connection with this transaction); and

•	any person to whom disclosure is required by (i) law or mandatory rules or regulations of any competent supervisory or regulatory proceedings;

on the basis that (a) such disclosure is made solely to enable any such person to be informed that this Opinion has been given and to be made aware of its terms but not for the purposes of reliance, (b) we do not assume any duty or liability to any person to whom such disclosure is made and (c) (other than in relation to disclosure under point (iii) or unless such person is otherwise bound by requirements of confidentiality) such person agrees not to further disclose this Opinion or its contents to any other person, other than as permitted above, without our prior written consent.

10.	This Opinion is issued by and signed on behalf of Arendt & Medernach SA, admitted to practice in Luxembourg and registered on the list V of lawyers of the Luxembourg bar association.

Yours faithfully,

By and on behalf of Arendt & Medernach SA

Guy Harles

Partner

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APPENDIX A – DEFINITIONS

Addressee means each addressee listed in appendix D.

Articles of Association means the document listed under item 1 in Appendix B.

Company means Spotify Technology S.A., a société anonyme incorporated under the laws of Luxembourg, whose registered office is at 42-44, avenue de la Gare, L-1610 Luxembourg, registered with the Luxembourg Trade and Companies Register under number B 123052.

Companies Law means the law of 10 August 1915 on commercial companies, as amended.

Contractual Documents means the document listed in appendix C.

Corporate Documents means the documents listed in appendix B.

CSSF means Commission de Surveillance du Secteur Financier.

Documents means the Contractual Documents and the Corporate Documents.

Domiciliation Law means the law of 31 May 1999 regarding the domiciliation of companies.

Insolvency Regulation means the regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast).

Luxembourg Law means the laws of the Grand Duchy of Luxembourg as they stand as at the date hereof and as such laws are currently interpreted in published case law (except if published within the last thirty days) of the courts of the Grand Duchy of Luxembourg or, to the extent this Opinion concerns documents signed prior to this date, the date of their signature and the period to date.

Luxembourg Trade and Companies’ Register means Registre de Commerce et des Sociétés de Luxembourg.

Mémorial means the Mémorial C, Journal Officiel du Grand-Duché de Luxembourg, Recueil des Sociétés et Associations.

New York Convention means the United Nations convention on the recognition and enforcement of foreign arbitral awards of 10 June 1958.

Non-Registration Certificate means the certificate listed under item 3 in appendix B.

Opinion means this legal opinion.

RESA means Recueil électronique des sociétés et associations, the central electronic platform of the Grand Duchy of Luxembourg.

Resolutions means the resolutions listed under item 2 in Appendix B.

Rome I Regulation means the regulation (EC) No 593/2008 of the European Parliament and of the Council of 17 June 2008 on the law applicable to contractual obligations (Rome I).

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Shares means the [***] shares issued by the Company, representing the share capital of the Company.

Subscription Agreement means the Subscription Agreement, dated [***], 2017, and signed by and among Tencent Music Entertainment Group, an exempted company with limited liability incorporated under the laws of the Cayman Islands, TME HK, the Company and Spotify AB, a corporation incorporated under the laws of Sweden, in the form provided to us by email of [***], dated [***].

TME HK means Tencent Music Entertainment Hong Kong Limited, a private company limited by shares incorporated under the laws of Hong Kong.

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APPENDIX B – CORPORATE DOCUMENTS

1.	A copy of the consolidated articles of association of the Company dated [***] 2017.

2.	A copy of the signed minutes of the meeting of the board of directors of the Company taken on [***].

3.	A certificate of non-registration of a judicial decision (certificat de non-inscription d’une décision judiciaire) dated [***] 2017 and issued by the Luxembourg Trade and Companies’ Register in relation to the Company.

4.	An excerpt dated [***] 2017 from the Luxembourg Trade and Companies’ Register relating to the Company.

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APPENDIX C – CONTRACTUAL DOCUMENT

1.	An electronic copy of the Subscription Agreement.

2.	An electronic copy of the Investor Agreement, dated [***], 2017, and signed by and among TME HK, Tencent Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands, Tencent Music Entertainment Group, an exempted company with limited liability incorporated under the laws of the Cayman Islands, Image Frame Investment (HK) Limited, a company incorporated under the laws of Hong Kong, the Company and the other parties thereto, in the form provided to us by email of [***], dated [***].

3.	An electronic copy of the Investor Agreement, dated [***], 2017, and signed by and among Tencent Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands, Tencent Music Entertainment Group, an exempted company with limited liability incorporated under the laws of the Cayman Islands, the Company and Spotify AB, a corporation incorporated under the laws of Sweden, in the form provided to us by email of [***], dated [***].

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APPENDIX D – ADRESSEE

1.	TME HK.

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Exhibit H

[See Attached]

Exhibit H

SPOTIFY TECHNOLOGY S.A.

Certificate

[•], 2017

The undersigned, a duly empowered authorized representative of Spotify Technology S.A., a public limited company (société anonyme) incorporated under the laws of Luxembourg, having its registered office at 42-44 avenue de la Gare, L-1610 Luxembourg, and registered with the Luxembourg Trade and Companies’ Register under number B 123 052 (the “Company”), DOES HEREBY CERTIFY that:

(i)	Attached hereto as Exhibit A-1 is a true, correct and complete copy of the Excerpt of the Company issued by the Registre de Commerce et des Sociétés of Luxembourg (the “RCS”) on the date set forth thereon.

(ii)	Attached hereto as Exhibit A-2 is a true, correct and complete copy of the updated Articles of Association of the Company (the “Articles of Association”) issued by the RCS as of the date given on the certification. The Articles of Association have not been amended or restated, and no document with respect to an amendment to the Articles of Association has been filed with the RCS, since the date shown on the face of the certification attached hereto. Since such date, no proceeding has been commenced for the merger, consolidation, dissolution or liquidation of the Company or the sale of all or substantially all of its assets and, to the best of his knowledge, no action or proceeding threatening the existence of the Company or which would result in the forfeiture of the Articles of Incorporation has been commenced or threatened.

(iii)	Attached hereto as Exhibit A-3 is a true, correct and complete copy of the Certificat Négatif of the Company (the “Certificat Négatif”) issued by the RCS on the date set forth thereon and certifying that, as of the date thereof, none of the following judicial decisions has been recorded with the RCS with respect to the Company: (i) judgments or decisions pertaining to the opening of insolvency proceedings (faillite), (ii) judgments or court orders approving a voluntary arrangement with creditors (concordat préventif de la faillite), (iii) court orders pertaining to a suspension of payments (sursis de paiement), (iv) judicial decisions regarding controlled management (gestion contrôlée), (v) judicial decisions pronouncing its dissolution or deciding on its liquidation, (vi) judicial decisions regarding the appointment of an interim administrator (administrateur provisoire), or (vii) judicial decisions taken by foreign judicial authorities concerning insolvency, voluntary arrangements or any similar proceedings in accordance with the regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast).

(iv)

Attached hereto as Exhibit A-4 is a true, correct and complete copy of (i) the minutes of the meeting of the Board of Directors of the Company held on [•], 2017 and (ii) the written resolutions of the delegate of the Board of Directors of the Company, duly adopted on [•], 2017. Said minutes and resolutions authorize the execution, delivery and performance of the Subscription Agreement, dated as of December 8, 2017 (the “Subscription

Agreement”), by and among Tencent Music Entertainment Group, an exempted company incorporated with limited liability under the laws of the Cayman Islands, Tencent Music Entertainment Hong Kong Limited, a company incorporated under the laws of Hong Kong, Spotify AB, a corporation incorporated under the laws of Sweden (“Spotify AB”), and the Company, and the Other Transaction Agreements (as defined in the Subscription Agreement) and the consummation of the transactions contemplated thereby. The aforementioned minutes and resolutions have not been amended, rescinded or modified since their adoption and execution, remain in full force and effect as of the date hereof and represents the only resolutions adopted or actions taken by, or on behalf of, the Board of Directors of the Company relating to the matters described therein.

(v)	Exhibit A-5 attached hereto sets forth, as of the date hereof, the Fully Diluted share capital of the Company after giving effect to the issuance of the Acquired Spotify Shares (as defined in the Subscription Agreement).

(vi)	Each person, who as a director, officer or authorized representative of the Company, signed the Subscription Agreement, the Other Transaction Agreements or certificates delivered by, as of or on the date hereof in connection with the closing of the transactions contemplated by the Subscription Agreement, was duly elected, qualified or empowered, as applicable, as a director, officer or authorized representative of the Company and held office or offices indicated thereon on the date of, and was duly authorized to take, such action and each signature of such signing director, officer or authorized representative is his or her genuine signature.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first above written.

Name: Peter Grandelius
Title: Authorized Signatory and Associate
General Counsel

The undersigned, the duly qualified [•] of the Company, DOES HEREBY CERTIFY that Peter Grandelius is a duly empowered authorized representative of the Company, and that the signature set forth above his name is his true signature.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first written above.

Name: [•]
Title: [•]